As filed with the Securities and Exchange Commission on October 18, 2010

Registration No. 333–

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S–1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACCELLENT INC.

(Exact name of Registrant as specified in its charter)

SEE TABLE OF ADDITIONAL REGISTRANTS

Maryland	3841	84–1507827
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Fordham Road

Wilmington, Massachusetts 01887

(978) 570–6900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ron Honig

Senior Vice President, General Counsel and Secretary

Accellent Inc.

100 Fordham Road

Wilmington, Massachusetts 01887

(978) 570–6900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Joseph H. Kaufman, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455–2000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post–effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
8 3/8% Senior Secured Notes due 2017	$33,136,000	(1)	(1)	$2,362.60(4)
Guarantees of 8 3/8% Senior Secured Notes due 2017 (2)	N/A	N/A	N/A	N/A (3)

(1)	The selling securityholders may resell up to $33,136,000 aggregate principal amount of the notes and related guarantees pursuant to the prospectus in this Registration Statement.
(2)	See inside facing page for table of registrant guarantors.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.
(4)	The Registrants previously paid a registration fee of $28,520 with a Registration Statement on Form S-4, File No. 333-167825, initially filed with the Securities and Exchange Commission on June 28, 2010. Pursuant to Rule 457(p) of the Securities Act of 1933, $2,362.60 of the previously paid registration fee is offset against the registration fee otherwise due for this Registration Statement.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor as Specified in its Charter (or Other Organizational Document) (1)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Industrial Classification Code Number
Accellent LLC	Colorado	91–2054669	3841
American Technical Molding, Inc.	California	99–0266738	3841
Brimfield Acquisition, LLC	Delaware	51–0386457	3841
Brimfield Precision, LLC	Delaware	04–3457459	3841
CE Huntsville, LLC	Delaware	54–2181917	3841
G&D, LLC	Colorado	84–0718817	3841
Kelco Acquisition LLC	Delaware	52–2139676	3841
Machining Technology Group, LLC	Tennessee	62–1755768	3841
MedSource Technologies Holdings, LLC	Delaware	52–2094496	3841
MedSource Technologies, LLC	Delaware	41–1934170	3841
MedSource Technologies, Newton Inc.	Delaware	41–1990432	3841
MedSource Technologies Pittsburgh, Inc.	Delaware	04–3710128	3841
MedSource Trenton LLC	Delaware	32–0000036	3841
Micro–Guide, Inc.	California	95–1866997	3841
National Wire & Stamping, Inc.	Colorado	84–0485552	3841
Noble–Met LLC	Virginia	54–1480585	3841
Portlyn, LLC	Delaware	02–0506852	3841
Spectrum Manufacturing, Inc.	Nevada	36–2997517	3841
Thermat Acquisition, LLC	Delaware	52–2235950	3841
UTI Holdings, LLC	Delaware	23–1721795	3841
UTI Holding Company	Delaware	51–0407158	3841
Venusa, Ltd.	New York	13–3029017	3841

(1)	The address and telephone number of each registrant guarantor’s principal executive offices is 100 Fordham Road, Wilmington, Massachusetts 01887, (978) 570-6900.

The information in this prospectus is not complete and may be changed. The selling securityholders named herein may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling securityholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 18, 2010

PRELIMINARY PROSPECTUS

Accellent Inc.

8 3/8% Senior Secured Notes due 2017

The selling securityholders named herein are selling $33,136,000 of our 8 3/8% Senior Secured Notes due 2017 (the “notes”). We will not receive any of the proceeds from the sale of the notes by the selling securityholders.

We originally issued the notes pursuant to an indenture, dated as of January 29, 2010 (the “Indenture”), among Accellent Inc, the subsidiary guarantors named therein and The Bank of New York Mellon, as trustee. The notes were issued in private placement transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof. We agreed, pursuant to the exchange and registration rights agreement entered into in connection with the Indenture, to file this prospectus to register the notes for resale. We are not selling any notes under this prospectus but we have agreed to pay certain registration expenses relating to such notes. For further information, see “Selling Securityholders” beginning on page 91 of this prospectus and “Plan of Distribution” beginning on page 171 of this prospectus.

The notes bear interest at a rate of 8 3/8% per annum and will mature on February 1, 2017. We may redeem some or all of the notes at any time after February 1, 2013 at the redemption prices set forth in this prospectus. We may also redeem up to 35% of the aggregate principal amount of the notes using the proceeds of certain equity offerings completed before February 1, 2013. We may also redeem up to 10% of the aggregate principal amount of the notes in any twelve month period after the issue date at a price equal to 103% of the aggregate principal amount thereof plus any accrued and unpaid interest thereon. In addition, we may redeem some or all of the notes at any time prior to February 1, 2013 at a price equal to 100% of the principal amount thereof plus a make-whole premium and accrued and unpaid interest. If we sell certain of our assets or experience specific kinds of changes of control, we must offer to purchase the notes.

The notes are our senior secured obligations, rank senior in right of payment to all our existing and future debt that is expressly subordinated in right of payment to the notes, including our existing senior subordinated notes, and rank equally in right of payment with all our existing and future liabilities that are not so subordinated, including our senior secured asset-based revolving credit facility (the “ABL Revolver”) subject to the lien priority described below. The notes are guaranteed by all of our existing and subsequently acquired or organized direct or indirect U.S. restricted subsidiaries. Each of the guarantees ranks senior in right of payment to all of such guarantor’s existing and future debt that is expressly subordinated in right of payment to the notes, including its guarantee of the existing senior subordinated notes, and ranks equally in right of payment with all of such guarantor’s existing and future liabilities that are not so subordinated, including its guarantee of the ABL Revolver subject to the lien priority described below. The notes and the guarantees are structurally subordinated to all of the liabilities and preferred stock of any of our subsidiaries that do not guarantee the notes.

The notes and the guarantees are secured by first-priority liens on all of our and the guarantors’ assets (other than the ABL Collateral (as defined below)), subject to certain exceptions and permitted liens (the “Notes Collateral” and together with the ABL Collateral, the “Collateral”). The notes and the guarantees are also secured by second-priority liens on all of our and the guarantors’ ABL Collateral, subject to certain exceptions and permitted liens. The ABL Revolver is secured on a first-priority basis by the ABL Collateral and on a second-priority basis by the Notes Collateral, subject to certain exceptions and permitted liens, and therefore is effectively subordinated to the notes and guarantees with respect to the Notes Collateral. “ABL Collateral” includes all accounts receivable, inventory, cash (other than cash proceeds of the Notes Collateral), related general intangibles and instruments related to the foregoing and proceeds of the foregoing.

You should consider carefully the risk factors beginning on page 11 of this prospectus before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2010.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by Accellent Inc. or the selling securityholders. Neither the delivery of this prospectus nor any sales made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

INDUSTRY AND MARKET DATA

Certain market and industry data included in this prospectus has been obtained from third party sources that we believe to be reliable. Market estimates are calculated by using independent industry publications, government publications and third-party forecasts in conjunction with our assumptions about our markets. We have not independently verified such third party information and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Forward–Looking Statements” and “Risk Factors” in this prospectus.

i

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in “Risk Factors” and elsewhere in this prospectus.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Accellent,” the “Issuer,” “we,” “us” or “our” refer collectively to Accellent Inc. and its wholly-owned subsidiaries. With respect to the discussion of the terms of the notes on the cover page, in the section entitled “Summary—The Notes,” and in the section entitled “Description of the Notes,” “the Issuer,” “we,” “us,” and “our” refer only to Accellent Inc. and not to any of its subsidiaries. For purpose of this prospectus, all financial information herein is that of Accellent Inc.

Our Company

Overview

We believe that we are a leading provider of outsourced precision manufacturing and engineering services in our target markets of the medical device industry. We focus on what we believe are the largest and fastest growing segments of the medical device market including cardiology, endoscopy and orthopedics. Our customers include leading global medical device companies including Abbott Laboratories, Boston Scientific, Johnson & Johnson, Medtronic, Smith & Nephew, St. Jude, Stryker and Zimmer. We provide our customers with reliable, high-quality, cost-efficient integrated outsourcing solutions that span the complete supply chain spectrum.

For the six months ended June 30, 2010, we generated net sales of $249.8 million and Adjusted EBITDA of $53.6 million. For the year ended December 31, 2009, we generated net sales of $478.8 million and Adjusted EBITDA of $109.8 million. For a definition of Adjusted EBITDA, an explanation of why we present it, see “Selected Financial Data” of this Prospectus.

Our design, development and engineering, precision component manufacturing, device assembly and supply chain capabilities provide multiple strategic benefits to our customers. We help speed our customers’ products to market, lower their manufacturing costs, provide capabilities that they do not possess internally and enable our customers to concentrate their resources where they maximize value, including clinical education, research and sales and marketing.

We have long-term relationships with many of our largest customers and work closely with them as they design, test prototype, validate and produce their products. In many cases, we have worked with our key customers for over ten years. Based on discussions with our customers, we believe we are considered a preferred strategic supplier by a majority of our top ten customers and often are a critical supplier of the manufacturing services that we provide to our customers. Many of the end products we produce for our customers are regulated by the U.S. Food & Drug Administration (the “FDA”), which has stringent quality standards for manufacturers of medical devices. Complying with these requirements involves significant investments of money and time, which results in stronger relationships with our customers through the multiple validations of our manufacturing process required to ensure high quality and reliable production. The joint investment of time and process validation by us and our customers, along with the possibility of supply disruptions and quality fluctuations associated with moving a product line, often create high transfer costs for moving product lines once a product is in production. Typically, once our customers have started production of a certain product with us, they do not move this product to another supplier. Further, validation requirements encourage customers to consolidate business with preferred suppliers such as us, whose processes have been previously validated.

We generate significant revenues from a diverse range of products that generally have long product life cycles. The majority of our revenues are generated by high value, single use products that are either regulated for one-time use, implanted into the body or are considered too critical to be re-used. We currently work with our customers on over 10,000 stock keeping units, providing us with tremendous product diversity across our customer base.

Our opportunities for future growth are expected to come from a combination of factors, including market growth, increasing our market share of the overall outsourcing market and increased outsourcing of existing and new products by our customers. Our revenue base is made up of a diversified product mix with limited technology or product obsolescence risk. We manufacture many products that have been used in medical devices for over ten years, such as biopsy instruments, joint implants, pacemakers and surgical instruments. As our customers’ end market products experience new product innovation, we continue to supply the base products and services across end market product cycles.

Our Industry

We focus on the largest and fastest growing end markets within the medical device industry: cardiology, orthopedics, and endoscopy. These end markets are attractive to us because of their large size, significant volume growth, strong product pipelines, competitive environment and a demonstrated need for our high-quality manufacturing and engineering services. We believe medical device companies that participate in one or more of these markets will generate demand growth and outsourcing opportunities related to the end markets in which they operate.

We believe that demand growth in the target end markets is driven primarily by the following:

Aging Population

The average age of the U.S. population is expected to increase significantly over the next decade. According to U.S. Census data, the total U.S. population is projected to grow approximately 5% over the next five years, while the number of individuals in the United States over the age of 65 is projected to grow approximately 16% in that same time. As the average age of the population increases, the demand for medical products and services, including medical devices, is expected to increase as well.

Active Lifestyles

As people live longer, more active lives, the adoption of medical devices such as orthopedic implants and arthroscopy devices has grown. In addition, in order to maintain this active lifestyle, patients demand more functional, higher technology devices.

Advances in Medical Device Technology

The development of new medical device technology is driving growth in the medical device market. Examples include neurostimulation, minimally invasive spinal repair, vascular stenting and innovative implantable defibrillators, all of which are increasingly being adopted in the medical community because of the significant demonstrated patient benefits.

Increased Global Utilization

The global medical device market is largely concentrated in North America, Western Europe and Japan. As these populations grow and age, medical device volume growth increases. In addition, increased global utilization of medical devices further adds to medical device volume growth. Lastly, emerging countries in Asia, South America and Eastern Europe are also increasing their consumption of medical devices due to enhanced awareness and increasing financial flexibility.

Increase in Minimally Invasive Technologies

The medical device market is witnessing a major shift away from invasive or open surgical procedures to minimally invasive procedures and technologies. Minimally invasive procedures have been developed to reduce the pain, trauma, recovery time and overall costs resulting from open and more invasive procedures. The continued adoption of minimally invasive technologies is expected to continue driving growth in the overall medical device market.

Medical Device Companies in Our Key Target End Markets Are Outsourcing Manufacturing, Design and Engineering

As medical devices have become more technically complex, the demand for precision manufacturing capabilities and related engineering services has increased significantly. Many of the leading medical device companies in our end markets are increasingly utilizing third-party manufacturing and engineering providers as part of their business and manufacturing strategies. Outsourcing allows medical device companies to take advantage of the manufacturing technologies, manufacturing process experience and expertise, economies of scale, and supply chain management of third-party manufacturers. Most importantly, outsourcing enables medical device companies to concentrate their resources to create value including clinical education, research and development and sales and marketing.

We believe our current target market will continue to increase due to both the growth in medical device end markets and an increase in outsourcing by medical device companies. Key factors driving increased penetration in outsourcing include:

Increasing Complexity of Manufacturing Medical Device Products

As medical device companies seek to provide additional functionality in their products, the complexity of the technologies and processes involved in producing medical devices has increased. Medical device outsourcing companies have invested in facilities with comprehensive services and experienced personnel to deliver precision manufacturing services for these increasingly complex products. Medical device companies may also outsource because they do not possess the capabilities to manufacture their new products and/or manufacture them in a cost effective manner.

Desire to Accelerate Time-to-Market with Innovation

The leading medical device companies are focused on clinical education, research and development and sales and marketing in order to maximize the commercial potential for new products. For these new products, the medical device companies are attempting to reduce development time and compete more effectively. Outsourcing enables medical device companies to accelerate time-to-market and clinical adoption.

Reduced Product Development and Manufacturing Costs

We provide comprehensive services, including design and development, raw material sourcing, component manufacturing, final assembly, quality control and sterilization and warehousing and delivery, to our customers, often resulting in lower total product development costs.

Rationalization of Medical Device Companies’ Existing Manufacturing Facilities

Medical device companies are continually looking to reduce costs and improve efficiencies within their organizations. As medical device companies rationalize their manufacturing base as a way to realize cost savings, they are increasingly turning to outsourcing. Through outsourcing, medical device companies can reduce capital requirements and fixed overhead costs, as well as benefit from the economies of scale of the third-party manufacturer.

Increasing Focus on Clinical Education, Research and Development and Sales and Marketing

We believe medical device companies are increasingly focusing resources on clinical education, research and development and sales and marketing. Outsourcing enables medical device companies to focus greater resources on these areas while taking advantage of the manufacturing technologies, economies of scale and supply chain management expertise of third-party manufacturers.

Our Strengths

Our competitive strengths make us a preferred strategic partner for many of the leading medical device companies and position us for profitable growth. Our preferred provider status is evidenced through our long-term customer relationships, sourcing agreements and/or by official designations.

Market Leader

We believe that we are a leading provider of outsourced precision manufacturing services in our target markets. We continue to invest in information technology and quality systems that enable us to meet or exceed the increasingly rigorous standards of our customers and differentiate us from our competitors.

Strong Long-term Strategic Partnerships with Targeted Customers

We believe we are considered a preferred strategic provider of manufacturing services by many of our customers. Our highly focused sales teams are dedicated to serving the leading medical device manufacturers. With our large customers, we generate diversified revenue streams across separate divisions and multiple products. As a result, we are well-positioned to compete for a majority of our customers’ outsourcing needs and benefit as our customers seek to reduce their supplier base.

Breadth of Manufacturing and Engineering Capabilities

We provide a comprehensive range of manufacturing and engineering services, including: design, testing, prototyping, production and device assembly, as well as comprehensive global supply chain management capabilities. We have made significant investments in precision manufacturing equipment, proprietary manufacturing processes, information technology and quality systems. In addition, our internal research and development team has developed innovative automation techniques that create economies of scale that can reduce production costs and enable us to manufacture many products at lower costs than our customers and competitors.

Reputation for Quality

We believe that we have a reputation as a high quality manufacturer. Our manufacturing facilities follow a single uniform quality system and are ISO 13485 certified, a quality standard that is specific to medical devices and the most advanced level attainable. Due to the patient-critical and highly regulated nature of the products our customers provide, strong quality systems are an important factor in our customers’ selection of a strategic manufacturing partner. As a result, our systems and experience provide us with an advantage as large medical device companies partner with successful, proven manufacturers who have the systems necessary to deliver high quality products that meet or exceed their own quality standards.

Strategic Locations

We believe that the proximity of our design, prototyping and engineering centers to our major customers and the advantageous location of our manufacturing centers provide us with a competitive advantage. Our strategic locations allow us to facilitate speed to market, rapid prototyping, low cost assembly and overall customer familiarity. For example, our design, prototyping and engineering centers near Boston, Massachusetts and Minneapolis, Minnesota, and our manufacturing centers in Galway, Ireland, and near Minneapolis, Minnesota are strategically located near our major customers. In addition, our Juarez, Mexico facility provides our customers with low-cost manufacturing and assembly capabilities.

Recurring Free Cash Flow

We believe that as large medical device companies look to partner with suppliers of significant scale and stability, we are favorably positioned by having steadily improved margins and generated considerable liquidity. It is our belief that these factors combined with modest capital expenditures and working capital requirements will continue to generate recurring free cash flow.

History of Driving Cost Savings

Since 2007, we have re-aligned and streamlined our sales, finance, quality, engineering and customer services into a centrally managed organization to better serve our customers. Since that time, we have continued to focus on optimizing and consolidating our operations and re-positioning our service capabilities to more strategically meet our customers’ needs. In the process, we have improved capital and facility utilization and enhanced our cost structure to reduce overall manufacturing costs. For example, we recently implemented “Lean manufacturing” and have deployed a common enterprise resource management platform across our manufacturing facilities.

Experienced and Committed Management Team

We have a highly experienced management team with past experience in the healthcare and contract manufacturing industries.

Our Strategy

Our primary objective is to follow a focused and profitable growth strategy. We intend to strengthen our position as a leading provider of outsourced precision manufacturing and engineering services to our target markets through the following activities:

Grow Our Revenues

We are focused on increasing our share of revenues from the leading companies within our target markets and gaining new customers within these markets. We believe the strength of our customer relationships and our customer-focused sales teams, in combination with our comprehensive engineering and operating capabilities put us in a preferred position to capture an increasing percentage of new business with existing customers and gain new customers.

Increase Manufacturing Efficiencies

We are implementing our “Lean manufacturing” program focused on improving overall process control and cycle time reduction while substantially increasing our labor, equipment and facility efficiencies. The program is aimed at reducing our overall manufacturing costs and improving our capital and facility utilization necessary to support our continued growth. The program consists of standardized training for all Accellent employees in both lean and six sigma fundamentals including standard tools to support the identification and elimination of waste and variation. We are also deploying customized training for specialized job functions to increase our population of Lean Sigma certified employees.

Leverage Design and Prototyping Capabilities and Presence

We intend to grow revenues from design and prototyping services by continuing to invest in selected strategic locations and equipment. We currently have design facilities near Minneapolis, Minnesota and Boston, Massachusetts. We believe being involved in the initial design and prototyping of medical devices positions us favorably to capture the ongoing manufacturing business of these devices as they move to volume production.

Provide an Integrated Solution

We are constantly adding strategic capabilities in order to provide a continuum of service for our customers throughout their product life cycles, thereby allowing them to reduce the number of vendors they deal with and focus their resources on speed to market. These capabilities range from concept validation and design and development, through manufacturing, warehousing and distribution. We are also evaluating other low cost capabilities and partnerships with customers. For example, our established presence in low-cost geographies such as Juarez, Mexico will continue to help us provide our customers with the most cost-effective solutions to meet their needs.

Selectively Pursue Complementary Acquisitions

Our first priority is to strengthen our core competencies and grow the business organically. However, given the fragmented nature of the medical device outsourcing industry and the opportunity this presents, we will selectively pursue complementary acquisitions which would allow us to expand our scope and scale to further enhance our offering to our customers.

Recent Developments

On October 14, 2010, we announced that we have commenced a tender offer for any and all of the $295 million aggregate principal amount of our outstanding 10½% Senior Subordinated Notes due 2013 (the “Subordinated Notes”). We are offering to purchase for cash the Subordinated Notes validly tendered on or prior to the expiration date of the tender offer, for a tender offer consideration of $1,020 per $1,000 principal amount of the Subordinated Notes, plus accrued and unpaid interest. The tender offer expires at 11:59 pm, New York City time, on Wednesday, November 10, 2010, unless extended. We also announced a concurrent solicitation for certain proposed amendments to the indenture governing the Subordinated Notes. For consents validly delivered and not validly revoked prior to 5:00 pm, New York City time, on Wednesday, October 27, 2010 (the “Consent Deadline”), we are offering a consent payment of $10 per $1,000 principal amount of the Subordinated Notes, unless such deadline is extended. The total consideration offered with respect to the Subordinated Notes validly tendered and not validly withdrawn prior to the Consent Deadline is the sum of the tender offer consideration and the consent payment, which is $1,030 per $1,000 principal amount of the Subordinated Notes, plus accrued and unpaid interest.

In connection with the tender offer and solicitation, we intend, subject to market and other conditions, to offer $315 million aggregate principal amount of senior subordinated notes due 2017 in a private offering in reliance on the exemption from registration set forth in Rule 144 A and Regulation S under the Securities Act of 1933, as amended. We expect that the new subordinated notes will be guaranteed, with certain exceptions, by all of our existing and future domestic restricted subsidiaries on a senior subordinated basis. There is no assurance, however, that such tender offer, solicitation and the notes offering would be completed.

Accellent Inc. was incorporated in the State of Maryland in 2000. Our principal executive offices are located at 100 Fordham Road, Wilmington, Massachusetts 01887 and our telephone number there is (978) 570–6900. Our website is located at www.accellent.com. The information on our website is not part of this prospectus and is not being incorporated by reference herein.

The Merger and the Refinancing

On November 22, 2005, we completed our merger with Accellent Acquisition Corp. (“AAC”), an entity controlled by affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR”), pursuant to which Accellent Merger Sub Inc., a wholly-owned subsidiary of AAC, merged with and into Accellent Inc., with Accellent Inc. being the surviving entity (the “Merger”). The merger was valued at approximately $1.27 billion.

In connection with the Merger, entities affiliated with KKR and entities affiliated with Bain Capital (“Bain”) made an equity investment in Accellent Holdings Corp. of approximately $611 million, with approximately $30 million of additional equity rolled over by 58 members of management at the time of the Merger. In addition, in connection with the Merger, we:

•	entered into a senior secured credit facility, consisting of a $400 million senior secured term loan facility and a $75 million senior secured revolving credit facility;

•

issued $305 million aggregate principal amount of 10 1/2 senior subordinated notes due 2013, resulting in net proceeds of approximately $301 million after approximately $4 million original issue discount;

•	repaid approximately $409 million of the indebtedness of our subsidiary, Accellent Corp., including $175 million 10% senior subordinated notes due 2012 pursuant to a tender offer; and

•	paid approximately $73 million of transaction fees and expenses, including tender premiums.

The Merger and related financing transactions are referred to collectively in this prospectus as the “Acquisition.” KKR and Bain are referred to as our “Sponsors.”

In order to repay our secured credit facilities, we entered into the following financing transactions (the “Refinancing”) in January 2010:

•	the issuance by the Issuer of $400,000,000 aggregate principal amount of senior secured notes due 2017;

•	entry into a new $75,000,000 senior secured asset-based revolving credit facility (the “ABL Revolver”); and

•	the repayment and termination of our existing senior secured credit facilities.

The Notes

Issuer	Accellent Inc.

Securities Offered	8 3/8% Senior Secured Notes due 2017.

Maturity	February 1, 2017.

Interest Payment Dates	February 1 and August 1, commencing on August 1, 2010. Interest began to accrue from the issue date of the notes.

Guarantees	All payments on the notes, including principal and interest, will be jointly and severally guaranteed on a senior secured basis by all of the Issuer’s existing and subsequently acquired or organized direct or indirect U.S. restricted subsidiaries.

Collateral	The notes and the guarantees will be secured by a first-priority lien (subject to certain exceptions and permitted liens) on all the tangible and intangible assets of the Issuer and the guarantors (other than ABL Collateral) (as defined below) in each case held by the Issuer and the guarantors including the capital stock of any subsidiary held by the Issuer and any guarantor (but limited to 100% of the non-voting stock (if any) and 65% of the voting stock of any such first-tier subsidiary that is a foreign subsidiary), such assets, the “Notes Collateral.”

The notes and the guarantees will also be secured by a second-priority lien (subject to certain exceptions and permitted liens) on all accounts receivable, inventory, cash (other than cash proceeds of the Notes Collateral), related general intangibles and instruments related to the foregoing and proceeds of the foregoing, in each case held by the Issuer and the guarantors, such assets, the “ABL Collateral.” We refer to the Notes Collateral and the ABL Collateral together as the “Collateral.” See “Description of the Notes—Security for the Notes.”

Ranking	The notes and the guarantees will be our and the guarantors’ senior secured obligations. The indebtedness evidenced by the notes and the guarantees will:

•	rank senior in right of payment to any existing and future subordinated indebtedness, including our existing senior subordinated notes;

•

rank equally in right of payment with all of our and the guarantors’ existing and future senior indebtedness, including amounts outstanding under the ABL Revolver, subject to the lien priorities described below;

•	rank equally to the our and the guarantors’ obligations under any other existing and future pari passu lien obligations to the extent of the value of the Collateral;

•

be effectively subordinated to our indebtedness and the guarantors’ obligations under the ABL Revolver, any other existing and future debt that has a first-priority security interest in the ABL Collateral, any permitted hedging obligations and all cash management obligations incurred with any lender or any of its affiliates under the ABL Revolver, in each case to the extent of the value of the ABL Collateral;

•

be effectively senior to our and the guarantors’ obligations under the ABL Revolver, any other existing and future debt that does not have a first-priority security interest in the Notes Collateral, any permitted hedging obligations and all cash management obligations incurred with any lender or any of its affiliates under the ABL Revolver, to the extent of the value of the Notes Collateral;

•

be effectively senior to all of our and the guarantors’ existing and future unsecured indebtedness to the extent of the value of the Collateral (after giving effect to senior liens on the Collateral); and

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be structurally subordinated to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or one of our guarantor subsidiaries).

The indenture governing the notes will permit additional indebtedness or other obligations to be secured by the Collateral (i) on a lien priority basis pari passu with the notes, subject to certain limitations and (ii) on a junior priority basis relative to the notes, without regard to any such limitations.

As of June 30, 2010, the notes and subsidiary guarantees ranked:

•	senior in right of payment to $295.0 million of senior subordinated notes; and

•	structurally junior to 5.6 million of other liabilities, including trade payables but excluding intercompany obligations, of our non-guarantor subsidiaries.

Optional Redemption	Prior to February 1, 2013, we may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus the make-whole premium described under “Description of the Notes—Optional Redemption.”

Additionally, during any 12-month period commencing on the issue date of the notes, January 29, 2010, we may redeem up to 10% of the aggregate principal amount of the notes at a redemption price equal to 103% of the principal amount thereof plus accrued and unpaid interest, if any.

We may also redeem any of the notes at any time on or after February 1, 2013, in whole or in part, at the redemption prices described under “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

In addition, prior to February 1, 2013, we may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture with the net proceeds of certain equity offerings, provided at least

65% of the aggregate principal amount of the notes remains outstanding immediately after such redemption. See “Description of the Notes—Optional Redemption.”

Change of Control; Asset Sales	Upon a change of control, we will be required to make an offer to purchase each holder’s notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

If we sell assets under certain circumstances, we will be required to make an offer to purchase the notes at their face amount, plus accrued and unpaid interest to the purchase date. See “Description of the Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants	The indenture governing the notes will contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or issue certain preferred shares;

•	create liens on certain assets to secure debt;

•	pay dividends or make other equity distributions;

•	purchase or redeem capital stock;

•	make certain investments;

•	sell assets;

•	agree to any restrictions on the ability of restricted subsidiaries to make payments to us;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	engage in transactions with affiliates.

These limitations are subject to a number of important qualifications and exceptions. See “Description of the Notes—Certain Covenants.”

Use of Proceeds	This prospectus may be delivered in connection with the resale of notes by the selling securityholders in the secondary market. We will not receive any of the proceeds from such resales.

Risk Factors	See “Risk Factors” for a description of some of the risks relating to the offer.

RISK FACTORS

Investing in the notes involves risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus before you decide to invest in the notes. The risks and uncertainties described below are not the only risks facing us. Additional risks and uncertainties that we do not currently know about or that we currently believe are immaterial may also adversely affect our business operations. If any of the following risk actually occurs, our business, financial condition or results of operations would likely suffer. In such a case, the trading price of the notes could fall, and you may lose all or part of your original investment.

Risks Related to Our Business

Quality problems with our processes, products and services could harm our reputation for producing high quality products and erode our competitive advantage.

Quality is extremely important to us and our customers due to the serious and costly consequences of product failure. Many of our customers require us to adopt and comply with specific quality standards, and they periodically audit our performance. Our quality certifications are critical to the marketing success of our products and services. If we fail to meet these standards, our reputation could be damaged, we could lose customers and our sales could decline. Aside from specific customer standards, our success depends generally on our ability to manufacture to exact tolerances precision engineered components, subassemblies and finished devices using multiple materials. If our components fail to meet these standards or fail to adapt to evolving standards, our reputation as a manufacturer of high quality components could be harmed, our competitive advantage could be damaged, and we could lose customers and market share.

Our business could be materially adversely affected as a result of general economic and market conditions, including the current economic crisis.

We are subject to the effects of general global economic and market conditions, including the current recession. In addition, the past crisis in the banking sector and financial markets resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, and extreme volatility in fixed income, credit and equity markets. If these conditions persist, spread or deteriorate further, our business, results of operations or financial condition could be materially adversely affected. Possible consequences from the recession and financial crisis on our business include reduced customer demand, insolvency of key suppliers resulting in product delays, inability of customers to obtain credit to finance purchases of our products and/or customer insolvencies, increased risk that customers may delay payments, fail to pay or default on credit extended to them, and counterparty failures negatively impacting our treasury operations, could have a material adverse effect on our results of operations or financial condition. In addition, as a result of the current economic crisis we may find it more costly or difficult to obtain financing to fund operations or investment opportunities, or to refinance our debt in the future.

If we experience decreasing prices for our products and services and we are unable to reduce our expenses, our results of operations will suffer.

We may experience decreasing prices for the products and services we offer due to pricing pressure experienced by our customers from managed care organizations and other third party payors, increased market power of our customers as the medical device industry consolidates, and increased competition among medical engineering and manufacturing services providers. If the prices for our products and services decrease and we are unable to reduce our expenses, our results of operations may be materially adversely affected.

Because a significant portion of our net sales comes from a few large customers, any decrease in sales to these customers could harm our operating results.

The medical device industry is concentrated, with relatively few companies accounting for a large percentage of sales in the markets that we target. Accordingly, our net sales and profitability are highly dependent on our relationships with a limited number of large medical device companies. During the six months ended June 30, 2010, our 10 largest customers accounted for approximately 65% of our consolidated net sales. Two customers each accounted for 10% or more of our consolidated net sales during the six months ended June 30, 2010. For the year ended December 31, 2009 our ten largest customers accounted for approximately 60% of our net sales. In particular, Johnson & Johnson and Medtronic each accounted for more than 10% of our net sales for the year ended December 31, 2009. We are likely to continue to experience a high degree of customer concentration, particularly if there is further consolidation within the medical device industry. We cannot assure you that net sales to customers that have accounted for significant net sales in the past, either individually or as a group, will reach or exceed historical levels in any future period. The loss or a significant reduction of business from any of our major customers would adversely affect our results of operations.

We may not be able to grow our business if the trend by medical device companies to outsource their manufacturing activities does not continue or if our customers decide to manufacture internally products that we currently provide.

Our design, manufacturing and assembly business has grown partly as a result of the increase over the past several years in medical device companies outsourcing these activities. We view the increasing use of outsourcing by medical device companies as an important component of our future growth strategy. While industry analysts expect the outsourcing trend to increase, our current and prospective customers continue to evaluate our capabilities against the merits of internal production. Protecting intellectual property rights and maximizing control over regulatory compliance are among factors that may influence medical device companies to keep production in-house. Any substantial slowing of growth rates or decreases in outsourcing by medical device companies could cause our sales to decline, and we may be limited in our ability, or unable to continue, to grow our business.

Our operating results may fluctuate, which may make it difficult to forecast our future performance.

Fluctuations in our operating results may cause uncertainty concerning our performance and prospects or may result in our failure to meet expectations. Our operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, which include, but are not limited to:

•	the fixed nature of a substantial percentage of our costs, which results in our operations being particularly sensitive to fluctuations in sales;

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changes in the relative portion of our sales represented by our various products, which could result in reductions in our profits if the relative portion of our sales represented by lower margin products increases;

•	introduction and market acceptance of our customers’ new products and changes in demand for our customers’ existing products;

•	the accuracy of our customers’ forecasts for future production requirements;

•	timing of orders placed by our principal customers that account for a significant portion of our revenues;

•	timing of orders placed by our principal customers that account for a portion of our revenues;

•	future price concessions as a result of pressure to compete;

•	cancellations by customers which may result in recovery of only our costs;

•	the availability of raw materials, including nitinol, elgiloy, tantalum, stainless steel, columbium, zirconium, titanium, gold, silver and platinum;

•	increased costs of raw materials, supplies or skilled labor;

•	our effectiveness in managing our manufacturing processes; and

•	changes in the competitive and economic conditions generally, or in our customers’ markets.

Investors should not rely on results of operations in any past period as an indication of what our results will be for any future period.

Our industry is very competitive. We may face competition from, and we may be unable to compete successfully against, new entrants and established companies with greater resources.

The market for outsourced manufacturing and engineering services to the medical device industry is very competitive and includes thousands of companies. As more medical device companies seek to outsource more of the design, prototyping and manufacturing of their products, we will face increasing competitive pressures to grow our business in order to maintain our competitive position, and we may encounter competition from and lose customers to other companies with design, technological and manufacturing capabilities similar to ours. Some of our potential competitors may have greater name recognition, greater operating revenues, larger customer bases, longer customer relationships and greater financial, technical, personnel and marketing resources than we have. If we are unsuccessful competing with our competitors for our existing and prospective customers’ business, we could lose business and our financial results could suffer.

As we rationalize manufacturing capacity and shift production to more economical facilities, our customers may choose to reallocate their outsource requirements among our competitors or perform such functions internally.

As we rationalize manufacturing capability and shift production to more economical facilities, our customers may evaluate their outsourcing requirements and decide to use the services of our competitors or move design and production work back to their own internal facilities. For some customers, geographic proximity to the outsourced design or manufacturing facility may be an important consideration and changes we may make in manufacturing locations may lead them to no longer use our services for future work. If our customers reallocate work among outsourcing vendors or complete design or production in their own facilities, we would lose business, which could impair our growth and operating results. Further, unanticipated delays or difficulties in facility consolidation and rationalization of our current and future facilities could cause interruptions in our services which could damage our reputation and relationships with our customers and could result in a loss of customers and market share.

If we do not respond to changes in technology, our manufacturing, design and engineering processes may become obsolete and we may experience reduced sales and lose customers.

We use highly engineered, proprietary processes and highly sophisticated machining equipment to meet the critical specifications of our customers. Without the timely incorporation of new processes and enhancements, particularly relating to quality standards and cost-effective production, our manufacturing, design and engineering capabilities will likely become outdated, which could cause us to lose customers and result in reduced sales or profit margins. In addition, new or revised technologies could render our existing technology less competitive or obsolete or could reduce demand for our products and services. It is also possible that finished medical device products introduced by our customers may require fewer of our components or may require components that we lack the capabilities to manufacture or assemble. In addition, we may expend resources on developing new technologies that do not result in commercially viable processes for our business, which could adversely impact our margins and operating results.

Inability to obtain sufficient quantities of raw materials and production feedstock could cause delays in our production.

Our business depends on a continuous supply of raw materials and production feedstock. Raw materials and production feedstock needed for our business are susceptible to fluctuations in price and availability due to transportation costs, government regulations, price controls, changes in economic climates or other unforeseen circumstances. Failure to maintain our supply of raw materials and production feedstock could cause production delays resulting in a loss of customers and a decline in sales. Due to the supply and demand fundamentals of raw material and production feedstock used by us, we have occasionally experienced extended lead times on purchases and deliveries from our suppliers. Consequently, we have had to adjust our delivery schedule to customers. In addition, fluctuations in the cost of raw materials and production feedstock may increase our expenses and affect our operating results. The principal raw materials and production feedstock used in our business include platinum, stainless steel, titanium, copper, tantalum, cobalt chromium, niobium, nitinol, hydrogen, natural gas and electricity. In particular, tantalum and nitinol are in limited supply. For wire fabrication, we purchase most of our stainless steel wire from an independent, third party supplier. Any supply disruptions from this supplier could interrupt production and harm our business.

Our international operations are subject to a variety of risks that could adversely affect those operations and thus our profitability and operating results.

We have international manufacturing operations in Europe and Mexico. We also receive a portion of our net sales from international customers. During the six months ended June 30, 2010, approximately 17% of our net sales were to foreign customers, of which 12% was generated by exports from our facilities in the United States and the remaining 5% was generated from our international facilities. During 2009, approximately 17% of our net sales were to foreign customers, of which 11% was generated by exports from our facilities in the United States and the remaining 6% was generated from our international facilities. Although we take measures to minimize risks inherent to our international operations, the following risks may have a negative effect on our profitability and operating results, impair the performance of our foreign operations or otherwise disrupt our business:

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fluctuations in the value of currencies could cause exchange rates to change which would impact our profitability; changes in labor conditions and difficulties in staffing and managing foreign operations, including labor unions, could lead to delays or disruptions in production or transportation of materials or our finished products;

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greater difficulty in collecting accounts receivable due to longer payment cycles, which can be more common in our international operations, could adversely impact our operating results over a particular fiscal period; and

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changes in foreign regulations, export duties, taxation and limitations on imports or exports could increase our operational costs, impose fines or restrictions on our ability to carry on our business or expand our international operations.

We may expand into new markets or new products and our expansion may not be successful.

We may expand into new markets through the development of new product applications based on our existing specialized manufacturing, design and engineering capabilities and services. These efforts could require us to make substantial investments, including significant research, development, engineering and capital expenditures for new, expanded or improved manufacturing facilities which would divert resources from other aspects of our business. Expansion into new markets and products may be costly without resulting in any benefit to us. Specific risks in connection with expanding into new markets include the inability to transfer our quality standards into new products, the failure of customers in new markets to accept our products and price competition in new markets. If we choose to expand into new markets and are unsuccessful, our financial condition could be adversely affected and our business harmed.

We conduct significant operations at our facility in Juarez, Mexico, which could be materially adversely affected as a result of the increased levels of drug-related violence in that city.

Recently, fighting amongst rival drug cartels has led to unprecedented levels of violent crime in Juarez, Mexico and elsewhere along the U.S.-Mexico border despite increased law-enforcement efforts by the Mexican and U.S. governments. This situation presents several risks to our operations, including, among others, that our employees may be directly affected by the violence, that our employees may elect to relocate out of the Juarez region in order to avoid the risk of violent crime to themselves or their families, and that our customers may become increasingly reluctant to visit our Juarez facility, which could delay product certifications, new business opportunities and other important aspects of our business. If any of these risks materializes, our business may be materially adversely affected.

We are subject to a variety of environmental, health and safety laws that could be costly for us to comply with, and we could incur liability if we fail to comply with such laws or if we are responsible for releases of contaminants to the environment.

Federal, state and local laws impose various environmental, health and safety requirements on our operations, including with respect to the management, handling, generation, emission, release, discharge, manufacturing, transportation, storage, use and disposal of hazardous substances and other materials used or generated in the manufacturing of our products. If we fail to comply with any present or future environmental, health and safety laws, we could be subject to fines, corrective action, other liabilities or the suspension of production. We could also be subject to claims under such laws, including common law, alleging the release of hazardous substances into the environment. We have in the past paid civil penalties for violations of such laws and certain of our permitted air emissions have been in the past (and, although we believe our efforts to lower certain emissions have alleviated this concern, may be in the future) the subject of regulatory scrutiny and community complaints. To date, such matters have not had a material adverse impact on our business or financial condition. However, we cannot assure you that such matters will not have a material impact on us in the future.

In addition, conditions relating to our operations may require expenditures for clean-up of releases of hazardous substances into the environment. For example, we were required and continue to perform remediation as a result of leaks from underground storage tanks at our Collegeville, Pennsylvania facility. In addition, we may have future liability with respect to contamination at our current or former properties or with respect to third party disposal sites. Although we do not anticipate that currently pending matters will have a material adverse effect on our results of operations and financial condition, we cannot assure you that these matters or others that arise in the future will not have such an effect. Changes in environmental, health and safety laws may result in costly compliance requirements or otherwise subject us to future liabilities. For example, in anticipation of proposed changes to air emission regulations (and in response to past regulatory and community scrutiny), we incorporated new air emission control technologies at one of our manufacturing sites which use a regulated substance. We cannot assure you, however, that such control technologies will be sufficient to meet the requirements of any future regulations at current production levels.

In that regard, the United State Environmental Protection Agency (“EPA”) has agreed to consider making our industry subject to air emissions standards from which we are exempt. In the event that we become subject to such regulations, we may face additional compliance costs or curtail production at this site, which could have material adverse effect on our results of operations and financial condition. In addition, to the extent changes in environmental, health and safety laws affect our customers and require changes to their devices, our customers could have a reduced need for our products and services, and, as a result, our sales could decline.

Our inability to protect our intellectual property could result in a loss of our competitive advantage, and infringement claims by third parties could be costly and distracting to management.

We rely on a combination of patent, copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect our intellectual property. The steps we have taken or will take to protect our proprietary rights may not adequately deter unauthorized disclosure or misappropriation of our intellectual property, technical knowledge, practice or procedures. We may be required to spend significant resources to monitor our intellectual property rights, we may be unable to detect infringement of these rights and we may lose our competitive advantage associated with our intellectual property rights before we do so. If it becomes necessary for us to resort to litigation to protect our intellectual property rights, any proceedings could be burdensome and costly and we may not prevail. Although we do not believe that any of our products, services or processes infringe the intellectual property rights of third parties, historically, patent applications in the United States and some foreign countries have not been publicly disclosed until the patent is issued (or as of recently, until publication, which occurs eighteen months after filing), and we may not be aware of currently filed patent applications that relate to our products or processes. If patents later issue on these applications, we may in the future be notified that we are infringing patent or other intellectual property rights of third parties and we may be liable for infringement at that time. In the event of infringement of patent or other intellectual property rights, we may not be able to obtain licenses on commercially reasonable terms, if at all, and we may end up in litigation. The failure to obtain necessary licenses or other rights or the occurrence of litigation arising out of infringement claims could disrupt our business and impair our ability to meet our customers’ needs which, in turn, could have a negative effect on our financial condition and results of operations. Infringement claims, even if not substantiated, could result in significant legal and other costs and may be a distraction to management. We also may be subject to significant damages or injunctions against development and sale of our products.

In addition, any infringement claims, significant charges or injunctions against our customers’ products that incorporate our components may result in our customers not needing or having a reduced need for our capabilities and services.

Our earnings and financial condition could suffer if we or our customers become subject to product liability claims or recalls. We may also be required to spend significant time and money responding to investigations or requests for information related to end-products of our customers.

The manufacture and sale of products that incorporate components manufactured or assembled by us expose us to potential product liability claims and product recalls, including those that may arise from misuse or malfunction of, or design flaws in, our components or use of our components with components or systems not manufactured or sold by us. Product liability claims or product recalls with respect to our components or the end-products of our customers into which our components are incorporated, whether or not such problems related to the products and services we have provided and regardless of their ultimate outcome, could require us to pay significant damages or to spend significant time and money in litigation or responding to investigations or requests for information. We may also lose revenue from the sale of components if the commercialization of a product that incorporates our components or subassemblies is limited or ceases as a result of such claims or recalls. Certain finished medical devices into which our components were incorporated have been subject to product recalls. Expenditures on litigation or damages, to the extent not covered by insurance, and declines in revenue could impair our earnings and our financial condition. Also, if, as a result of claims or recalls our reputation is harmed, we could lose customers, which would also negatively affect our business.

We cannot assure you that we will be able to maintain our existing insurance coverage or to do so at reasonable cost and on reasonable terms. In addition, if our insurance coverage is not sufficient to cover any costs we may incur or damages we may be required to pay if we are subject to product liability claims or product recalls, we will have to use other resources to satisfy our obligations.

We and our customers are subject to various regulations, as well as political, economic and regulatory changes in the healthcare industry or otherwise, that could force us to modify how we develop and price our components, manufacturing capabilities and services and could harm our business.

The healthcare industry is highly regulated and is influenced by changing political, economic and regulatory factors. Regulations affecting the healthcare industry in general, and the medical device industry in particular, are complex, change frequently and have tended to become more stringent over time. Specifically, the FDA and state and foreign governmental agencies regulate many of our customers’ products and approval/clearance is required for those products prior to commercialization in the U.S. and certain foreign jurisdictions. Some of our facilities are subject to inspection by the FDA and other regulatory agencies for compliance with regulations or regulatory requirements. Our failure to comply with these regulations or regulatory requirements may result in civil and criminal enforcement actions or fines and, in some cases, the prevention or delay of our customers’ ability to gain or maintain approval to market their products. Any failure by us to comply with applicable regulations could also result in the cessation of portions or all of our operations and restrictions on our ability to continue or expand our operations.

The recently enacted Affordable Healthcare for America Act includes provisions that may adversely affect our business and results of operations, including an excise tax on the sales of most medical devices.

On March 21, 2010, the House of Representatives passed the Affordable Health Care for America Act, which President Obama signed into law on March 23, 2010. While we are continuing to evaluate this legislation and its potential impact on the Company, it may adversely affect our business and results of operations, possibly materially.

Specifically, one of the new law’s components is a 2.3% excise tax on sales of most medical devices, starting in 2013. This tax may put increased cost pressure on medical device companies, including our customers, and may lead our customers to reduce their orders for products we produce or to request that we reduce the prices we charge for products we produce in order to offset the tax.

Consolidation in the healthcare industry could have an adverse effect on our revenues and results of operations.

Many healthcare industry companies, including medical device companies, are consolidating to create new companies with greater market power. As the healthcare industry consolidates, competition to provide products and services to industry participants will become more intense. These industry participants may try to use their market power to negotiate price concessions or reductions for medical devices that incorporate components produced by us. If we are forced to reduce our prices because of consolidation in the healthcare industry, our revenues would decrease and our business, financial condition and results of operations would suffer.

Our business is indirectly subject to healthcare industry cost containment measures that could result in reduced sales of medical devices containing our components.

Our customers and the healthcare providers to whom our customers supply medical devices rely on third party payors, including government programs and private health insurance plans, to reimburse some or all of the cost of the procedures in which medical devices that incorporate components manufactured or assembled by us are used. The continuing efforts of government, insurance companies and other payors of healthcare costs to contain or reduce those costs could lead to patients being unable to obtain approval for payment from these third party payors. If that were to occur, sales of finished medical devices that include our components may decline significantly, and our customers may reduce or eliminate purchases of our components. The cost containment measures that healthcare providers are instituting, both in the United States and internationally, could harm our ability to operate profitably. For example, managed care organizations have successfully negotiated volume discounts for pharmaceuticals. While this type of discount pricing does not currently exist for medical devices, if managed care or other organizations were able to affect discount pricing for devices, it may result in lower prices to our customers from their customers and, in turn, reduce the amounts we can charge our customers for our design and manufacturing services.

Unanticipated disruptions of our manufacturing operations could adversely affect our ability to manufacture or distribute products and subject us to claims for damages.

Our business could be adversely affected if a significant portion of our facilities, plants, equipment or operations were damaged or interrupted by casualty events, natural disasters, industrial accidents, interruption or loss of power, condemnations, cancellation or non-renewals of leases for our facilities, fire or explosions, acts of terrorism, pandemic, political upheavals, work stoppages or other labor difficulties or other events beyond our control. Such an event or combination of events could impair our ability to manufacture or distribute products and have a material adverse affect on our business, results of operations and financial condition. Furthermore, our business involves complex manufacturing processes and hazardous materials that can be dangerous to our employees. We employ safety procedures in the design and operation of our facilities and may be required to incur additional expenditures for the development of additional safety procedures in the future. There is a risk that an accident or death could occur at our facilities despite such procedures. Any accident could result in significant manufacturing delays, disruption of operations, claims for damages resulting from injuries or additional expenditures on safety procedures, which could result in decreased sales and increased expenses. To date, we have not incurred any such significant delays, disruptions or claims. The potential liability resulting from any accident or death, to the extent not covered by insurance, would require us to use other resources to satisfy our obligations and could cause our business to suffer.

A substantial amount of our assets represents goodwill, and our earnings will be reduced if our goodwill becomes impaired.

As of June 30, 2010 and December 31, 2009, our goodwill represented approximately $629.9 million, or 57.7% and 58.4%, respectively, of our total assets, respectively. Goodwill is generated in acquisitions where the cost of an acquisition exceeds the fair value of the net tangible and identifiable intangible assets we acquire. Goodwill is subject to an impairment analysis at least annually based on a comparison of the fair value of the reporting unit to its carrying value. If an impairment is indicated from this first step, the implied fair value of the goodwill must be determined. During the year ended December 31, 2007 we recorded goodwill impairment charges of $251.3 million. We could be required to recognize additional reductions in our earnings caused by the impairment of goodwill, which if significantly impaired, could materially and adversely affect our results of operations.

Our inability to access additional capital could have a negative impact on our growth strategy.

Our growth strategy will require additional capital for, among other purposes, completing any acquisitions we enter into, managing any acquired companies, acquiring new equipment and maintaining the condition of existing equipment. If cash generated internally is insufficient to fund capital requirements, or if funds are not available under our ABL Revolver, we will require additional debt or equity financing. Adequate financing may not be available or, if available, may not be available on terms satisfactory to us. If we fail to obtain sufficient additional capital in the future, we could be forced to curtail our growth strategy by reducing or delaying capital expenditures and acquisitions, selling assets or restructuring or refinancing our indebtedness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” elsewhere in this prospectus.

Some of our operations are highly cyclical.

We have established customer relationships with companies outside of the medical device market. These customers incorporate our products and services into their products such as high density discharge lamps, fiber optics, motion sensors and power generators. For the six months ended June 30, 2010 and the year ended December 31, 2009, these industrial operations accounted for approximately 5% and 4%, respectively, of our net sales. Historically, net sales from these operations have been highly cyclical. Additionally, a significant portion of our orthopedic sales are for instruments used in implant procedures. Our sales from orthopedic instrumentation related products are directly related to the timing of product launches by our customers. Delays in product releases by our orthopedic customers can result in increased volatility in our net sales. We cannot predict when volume volatility will occur and how severely it will impact our results of operations.

We face risks associated with the implementation of our Enterprise Resource Planning System.

We are in the process of installing a third party enterprise resource planning system, or ERP System, across our facilities, which will enable the sharing of customer, supplier and engineering data across our company. The installation and integration of the ERP System may divert the attention of our information technology professionals and certain members of management from the management of daily operations to the integration of the ERP System. Further, we may experience unanticipated delays in the implementation of the ERP System, difficulties in the integration of the ERP System across our facilities or interruptions in service due to failures of the ERP System. Continuing and uninterrupted performance of our ERP System is critical to the success of our business strategy. Any damage or failure that interrupts or delays operations may dissatisfy customers and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We license the ERP software from a third party. If these licenses are discontinued, or become invalid or unenforceable, there can be no assurance that we will be able to develop substitutes for this software independently or to obtain alternative sources at acceptable prices or in a timely manner. Any delays in obtaining or developing substitutes for licensed software could have a material adverse effect on our operations.

The loss of the services of members of our senior management could adversely affect our business.

Our success depends upon having a strong senior management team. The loss of services of one or more members of our senior management team could have a material adverse effect on our business, financial condition and results of operations. We do not currently maintain key-man life insurance for any of our employees.

Our business could be materially adversely affected as a result of war or acts of terrorism.

Terrorist acts or acts of war may cause damage or disruption to our employees, facilities, customers, partners, suppliers, distributors and resellers, which could have a material adverse effect on our business, results of operations or financial condition. Such conflicts may also cause damage or disruption to transportation and communication systems and to our ability to manage logistics in such an environment, including receipt of components and distribution of products.

Our business may suffer if we are unable to recruit and retain the experienced engineers and management personnel that we need to compete in the medical device industry.

Our future success depends upon our ability to attract, develop and retain highly skilled engineers and management personnel. We may not be successful in attracting new engineers or management personnel or in retaining or motivating our existing personnel, which may lead to increased recruiting, relocation and compensation costs for such personnel. These increased costs may reduce our profit margins. Some of our manufacturing processes are highly technical in nature. Our ability to maintain or expand existing business with our customers and provide additional services to our existing customers depends on our ability to hire and retain engineers with the skills necessary to keep pace with continuing changes in the medical device industry. We compete with other companies in the medical device industry to recruit engineers.

We depend on outside suppliers and subcontractors, and our production and reputation could be harmed if they are unable to meet our quality and volume requirements and alternative sources are not available.

Although our current internal capabilities are comprehensive, they do not include all elements that are required to satisfy all of our customers’ requirements. As we position ourselves to provide our customers with a single source solution, we may rely increasingly on third party suppliers, subcontractors and other outside sources for components or services. Manufacturing problems may occur with these third parties. A supplier may fail to develop and supply products and components to us on a timely basis, or may supply us with products and components that do not meet our quality, quantity or cost requirements. If any of these problems occur, we may be unable to obtain substitute sources of these products and components on a timely basis or on terms acceptable to us, which could harm our ability to manufacture our own products and components profitably or on time. In addition, if the processes that our suppliers use to manufacture products and components are proprietary, we may be unable to obtain comparable components from alternative suppliers.

We may selectively pursue acquisitions in the future, but, because of the uncertainty involved, we may not be able to identify suitable acquisition candidates and may not successfully integrate acquired businesses into our business and operations.

We may selectively pursue complementary acquisitions. However, we may not be able to identify potential acquisition candidates that could complement our business or may not be able to negotiate acceptable terms for acquisition candidates we identify. As a result, we may not be able to realize this element of our growth strategy. In addition, even if we are successful in acquiring any companies, we may experience material negative consequences to our business, financial condition or results of operations if we cannot successfully integrate the operations of acquired businesses with ours. The integration of companies that have previously been operated separately involves a number of risks, including, but not limited to:

•	demands on management related to the significant increase in the size of the business for which they are responsible;

•	diversion of management’s attention from the management of daily operations to the integration of operations;

•	management of employee relations across facilities;

•	difficulties in the assimilation of different corporate cultures and practices, as well as in the assimilation and retention of broad and geographically dispersed personnel and operations;

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difficulties and unanticipated expenses related to the integration of departments, systems (including accounting systems), technologies, books and records, procedures and controls (including internal accounting controls, procedures and policies), as well as in maintaining uniform standards, including environmental management systems;

•	expenses related to any undisclosed or potential liabilities; and

•	ability to maintain strong relationships with our and our acquired companies’ customers after the acquisitions.

Successful integration of acquired operations depends on our ability to effectively manage the combined operations, realize opportunities for revenue growth presented by broader product offerings and expanded geographic coverage and eliminate redundant and excess costs. If our integration efforts are not successful, we may not be able to maintain the levels of revenues, earnings or operating efficiency that we and the acquired companies achieved or might achieve separately.

Our Sponsors control our decisions and may have interests that conflict with ours.

Affiliates of KKR and Bain, which we refer to collectively as our Sponsors, approve significant business decisions and certain policies. Circumstances may occur in which the interests of the Sponsors could be in conflict with our interests. For example, the Sponsors and certain of their affiliates are in the business of making investments in companies and may from time to time in the future acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. Further, if the Sponsors pursue such acquisitions or make further investments in our industry, those acquisition and investment opportunities may not be available to us. So long as the Sponsors continue to indirectly own a significant amount of our equity, even if such amount is less than 50%, they will continue to be able to influence our decisions.

Subsequent to December 31, 2009 our internal controls over financial reporting may not be effective and we may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

Section 404 of the Sarbanes Oxley Act of 2002 and rules and regulations of the SEC thereunder require that companies who are required to file reports under section 13(a) or 15(d) of the Securities Exchange Act 1934 evaluate their internal controls over financial reporting in order to allow management to report on, and their independent registered public accounting firm to attest to, their internal controls over financial reporting. On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) was signed into law. Dodd-Frank provides a permanent exemption from Section 404(b) of the Sarbanes-Oxley Act of 2002 (“Section 404(b)”) for those entities that are neither large accelerated filers nor accelerated filers. As a result, the requirement for us to have our independent registered public accounting firm attest to, and report on, internal control over financial reporting does not apply. Management has conducted an evaluation of the effectiveness of our internal controls over financial reporting as of December 31, 2009 based on the framework and criteria established in Internal Control—Integration Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, we have concluded that our internal controls over financial reporting were effective as of December 31, 2009. If we are not able to certify as to the effectiveness of our internal controls over financial reporting, we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs to improve our internal control system and to hire of additional personnel. Any such action could negatively affect our results of operations.

Risks Related to the Notes

We have a substantial amount of indebtedness which may adversely affect our cash flow and our ability to operate our business and to fulfill our obligations under the notes and our other indebtedness.

In January 2010, we entered into a series of financing transactions (the “Refinancing”), which consisted of the issuance by us of the notes, entry into a new $75.0 million senior secured asset-based revolving credit facility (the “ABL Revolver”), and the repayment and termination of our existing senior secured credit facilities. As of June 30, 2010, our total indebtedness was approximately $690.8 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” elsewhere in this prospectus.

Our substantial indebtedness could have important consequences, including the following:

•	Increased difficulty for us in satisfying our obligations with respect to our existing senior subordinated notes and the notes, including any repurchase obligations that may arise thereunder;

•	Increased vulnerability to economic downturns and adverse developments in our business;

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A requirement that a substantial portion of cash flow from operations be allocated to the payment of principal and interest on the notes, our senior subordinated notes and, to the extent incurred, the ABL Revolver and any other indebtedness, therefore reducing our ability to use our cash flow to fund our operations and capital expenditures and to invest in future business opportunities;

•	Exposure to the risk of increased interest rates as borrowings under our ABL Revolver carry variable rates of interest;

•	Restrictions on our ability to take advantage of strategic opportunities or our ability to make non-strategic divestitures;

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Limitations on our ability to obtain additional financing for working capital, capital expenditures, manufacturing capabilities, debt service requirements, restructuring, acquisitions or general corporate or other purposes, which could be exacerbated by further volatility in the credit markets;

•	Disadvantages compared to our competitors who have proportionately less debt;

•	Limited flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

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Failure to satisfy our obligations under the notes or our other indebtedness or failure to comply with the restrictive covenants contained in the indentures for the senior subordinated notes and the notes, our ABL Revolver or our other indebtedness could result in an event of default, which could result in all of our indebtedness becoming immediately due and payable and could permit the holders of the notes and our other secured lenders to foreclose on our assets securing such indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in our ABL Revolver and the indentures governing our senior subordinated notes and the notes. If new indebtedness is added to our current debt levels, the related risks that we now face could increase.

The terms of our debt covenants could limit our flexibility in operating our business and our ability to raise additional funds.

The agreements that govern the terms of our debt, including the indentures that govern the notes and our senior subordinated notes and the credit agreement that governs our ABL Revolver, contain, and the agreements that govern our future indebtedness may contain, covenants that restrict our ability and the ability of our subsidiaries to:

•	Incur and guarantee additional indebtedness or issue preferred stock;

•	Repay subordinated indebtedness prior to its stated maturity;

•	Pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	Make certain investments;

•	Sell certain assets;

•	Create liens;

•	Consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	Enter into certain transactions with our affiliates.

You should read the discussions under the headings “Description of Other Indebtedness—Senior Secured Asset-Based Revolving Credit Facility” and “Description of the Notes—Certain Covenants” for further information about these covenants.

In addition, under the ABL Revolver, if our borrowing availability falls below 15% of the lesser of (i) the commitment amount and (ii) the borrowing base for 5 consecutive business days, we will be required to satisfy and maintain a fixed charge coverage ratio not less than 1.1 to 1 until the first day thereafter on which excess availability has been greater than 15% of the lesser of (i) the commitment amount and (ii) the borrowing base for 30 consecutive days. Our ability to meet the required fixed charge coverage ratio can be affected by events beyond our control, and we may not be able to meet this ratio. A breach of any of these covenants could result in a default under the ABL Revolver.

Moreover, the ABL Revolver provides the ABL collateral agent considerable discretion to impose reserves or availability blocks, which could materially impair the amount of borrowings that would otherwise be available to us. There can be no assurance that the ABL collateral agent under the ABL Revolver will not impose such actions during the term of the ABL Revolver.

A breach of the covenants or restrictions under the indentures that govern the notes or our senior subordinated notes or the credit agreement that governs the ABL Revolver could result in a default under the applicable indebtedness. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under our ABL Revolver would permit the lenders under our ABL Revolver to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under our ABL Revolver, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders and noteholders accelerate the repayment of our borrowings, we cannot assure that we and our subsidiaries would have sufficient assets to repay such indebtedness.

As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our plans.

We must refinance existing indebtedness prior to the maturity of the notes. Failure to do so could have a material adverse effect upon us.

The maturity of our senior subordinated notes is December 1, 2013, which is before the maturity of the notes being offered hereby, and all outstanding loans under the new ABL Revolver will be due and payable five years after the effective date thereof, which is also before the maturity date of the notes being offered hereby. While we expect to refinance this indebtedness, we may not be able to refinance this indebtedness, or refinancing may not be available on commercially reasonable terms. The financial terms or covenants of any new credit facility and/or other indebtedness may not be the same or as favorable as those under our ABL Revolver and our senior subordinated notes.

Our ability to complete a refinancing of our ABL Revolver and our senior subordinated notes prior to their respective maturities is subject to a number of conditions beyond our control. For example, if a disruption in the financial markets were to occur at the time that we intended to refinance this indebtedness, we might be restricted in our ability to access the financial markets. If we are unable to refinance this indebtedness, our alternatives would consist of negotiating an extension of our ABL Revolver with the lenders and seeking or raising new capital to repay our senior subordinated notes and the ABL Revolver. If we were unsuccessful, the lenders under our ABL Revolver and the holders of our senior subordinated notes could demand repayment of the indebtedness owed to them on the relevant maturity date. As a result, our ability to pay the principal of and interest on the notes would be adversely affected. In addition, we cannot assure you that we and our subsidiaries would have sufficient assets to repay indebtedness under our ABL Revolver and senior subordinated notes on the relevant maturity date. Our failure to repay such indebtedness on the relevant maturity date could permit the lenders under our ABL Revolver to institute foreclosure proceedings against the Collateral (defined below) and could constitute an event of default under our other indebtedness and permit the holders of such other indebtedness to accelerate payment of amounts due under such indebtedness and, if secured, to foreclose on our assets securing such indebtedness.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

During the six months ended June 30, 2010, cash flows from operating, investing and financing activities provided a net increase in cash and cash equivalents of approximately $0.4 million. During 2009, cash flows from operating, investing, and financing activities provided a net increase in cash and cash equivalents of approximately $19.3 million. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service and other obligations. Our ABL Revolver and the indentures governing our senior subordinated notes and the notes restrict our ability to sell assets and use the proceeds from asset sales. We may not be able to consummate those asset sales to raise capital or sell assets at prices we believe are fair, and proceeds that we do receive may not be adequate to meet any debt service obligations then due. See “Description of Other Indebtedness—Senior Secured Asset-Based Revolving Credit Facility” and “Description of the Notes.”

The amount of borrowings permitted under the ABL Revolver may fluctuate significantly, and the maturity of the ABL Revolver may be accelerated under certain circumstances, which may adversely affect our liquidity, financial position and results of operations.

The amount of borrowings permitted at any time under the ABL Revolver is limited to a periodic borrowing base valuation of our inventory and accounts receivable. As a result, our access to credit under the ABL Revolver is potentially subject to significant fluctuations depending on the value of the borrowing base eligible assets as of any measurement date, as well as certain discretionary rights of the agent in respect of the calculation of such borrowing base value. The inability to borrow under or the early termination of the ABL Revolver may adversely affect our liquidity, financial position and results of operations.

Repayment of our debt is dependent on cash flow generated by our subsidiaries.

We are a holding company, and all of our tangible assets are owned by our subsidiaries. Repayment of our indebtedness is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes offered hereby or our senior subordinated notes, our subsidiaries do not have any obligation to pay amounts due on such notes or to make funds available for that purpose. Our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the terms of our ABL Revolver and the indentures governing the notes and our senior subordinated notes limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to important qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on the notes and our other indebtedness.

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks that we and our subsidiaries face.

We and our subsidiaries may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of the indenture governing the notes and the credit agreement governing our ABL Revolver restrict, but do not completely prohibit, us from doing so. In addition, the indenture governing the notes allows us to issue additional notes under certain circumstances which will also be guaranteed by the guarantors and will share in the Collateral that secures the notes and the related guarantees. The indenture governing the notes also allows us to incur certain other additional secured debt and allows our foreign subsidiaries to incur additional debt, which would be structurally senior to the notes. In addition, the indenture governing the notes does not prevent us from incurring other liabilities that do not constitute indebtedness. See “Description of the Notes.” The indenture governing the senior subordinated notes contains similar provisions permitting the incurrence of additional indebtedness. This may have the effect of funds available to make payments on the notes. If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

Other secured indebtedness, including under our ABL Revolver, will be effectively senior to the notes to the extent of the value of the ABL Collateral.

Our ABL Revolver is collateralized by a first-priority lien on the ABL Collateral (defined below). In addition, the indenture governing the notes permits us to incur additional indebtedness secured on a first-priority basis by the ABL Collateral in the future. The first-priority liens on the ABL Collateral and any such future indebtedness are and will be higher in priority as to the ABL Collateral than the security interests securing the notes and the guarantees. The notes and the related guarantees are secured, subject to permitted liens, by a second-priority lien on the ABL Collateral. Holders of the indebtedness under our ABL Revolver and any other indebtedness collateralized by a first-priority lien on the ABL Collateral are entitled to receive proceeds from the realization of value of the ABL Collateral to repay such indebtedness in full before the holders of the notes are entitled to any recovery from the ABL Collateral. Accordingly, holders of the notes are only entitled to receive proceeds from the realization of value of the ABL Collateral after all indebtedness and other obligations under our ABL Revolver and any other obligations secured by first-priority liens on the ABL Collateral are repaid in full. As a result, the notes are effectively junior in right of payment to indebtedness under our ABL Revolver and any other indebtedness collateralized by a higher-priority lien on the ABL Collateral, to the extent of the realizable value of the ABL Collateral.

The lien ranking provisions of the indenture and other agreements relating to the Collateral securing the notes limit the rights of holders of the notes with respect to certain Collateral, even during an event of default.

The rights of the holders of the notes with respect to the ABL Collateral are substantially limited by the terms of the lien ranking agreements set forth in the indenture governing the notes and the ABL intercreditor agreement, even during an event of default. Under the indenture and the ABL intercreditor agreement, at any time that obligations that are secured by first-priority liens on the ABL Collateral are outstanding, any actions that may be taken with respect to (or in respect of) such Collateral, including the ability to cause the commencement of enforcement proceedings against such Collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of such Collateral from the lien of, and waivers of past defaults under, such documents relating to such Collateral, will be at the direction of the holders of the obligations secured by the first-priority liens, and the holders of the notes, which are secured by second-priority liens on the ABL Collateral may be adversely affected. See “Description of the Notes—Security for the Notes” and “Description of the Notes—Amendment, Supplement and Waiver.” Under the terms of the ABL intercreditor agreement, at any time that obligations that have the benefit of the first-priority liens on the ABL Collateral are outstanding, if the holders of such indebtedness release any ABL Collateral for any reason whatsoever (other than any such release granted following the discharge of obligations with respect to the ABL Revolver), including, without limitation, in connection with any sale of assets, the second-priority liens on such ABL Collateral securing the notes will be automatically and simultaneously released without any consent or action by the holders of the notes, subject to certain exceptions. The ABL Collateral so released will no longer secure our and the guarantors’ obligations under the notes and the related guarantees.

In addition, because the holders of the indebtedness secured by first-priority liens on the ABL Collateral control the disposition of the ABL Collateral, such holders could decide not to proceed against the ABL Collateral, regardless of whether there is a default under the documents governing such indebtedness or under the indenture governing the notes. In such event, the only remedy available to the holders of the notes would be to sue for payment on the notes and the related guarantees. The indenture and the ABL intercreditor agreement contain certain provisions benefiting holders of indebtedness under our ABL Revolver, including provisions prohibiting the trustee and the notes collateral agent from objecting following the filing of a bankruptcy petition to a number of important matters regarding the Collateral and the financing to be provided to us. After such filing, the value of this Collateral could materially deteriorate and holders of the notes would be unable to raise an objection. In addition, the right of holders of obligations secured by first priority liens to foreclose upon and sell such Collateral upon the occurrence of an event of default are also subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding. The ABL intercreditor agreement also gives the holders of first-priority liens on the ABL Collateral the right to access and use the Collateral that secures the notes to allow those holders to protect the ABL Collateral and to process, store and dispose of the ABL Collateral.

The ABL Collateral are also subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under our ABL Revolver and other creditors that have the benefit of first-priority liens on such Collateral from time to time, whether on or after the date the notes and the related guarantees are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the Collateral securing the notes as well as the ability of the notes collateral agent to realize or foreclose on such Collateral.

Claims of noteholders are structurally subordinate to claims of creditors of all of our non-U.S. subsidiaries and any U.S. subsidiaries that we designate as unrestricted subsidiaries because they do not guarantee the notes and, in addition, certain of our subsidiaries are not be subject to the restrictive covenants in the indenture governing the notes.

The notes are not guaranteed by any of our non-U.S. subsidiaries or by any U.S. subsidiaries that we designate as unrestricted subsidiaries in accordance with the indenture governing the notes. Accordingly, claims of holders of the notes are structurally subordinate to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes.

In addition, the equity interests of other equity holders in any non-wholly-owned non-guarantor subsidiary in any dividend or other distribution made by these entities would need to be satisfied on a proportionate basis with us. These less than wholly-owned subsidiaries may also be subject to restrictions on their ability to distribute cash to us in their financing or other agreements and, as a result, we may not be able to access their cash flow to service our debt obligations, including in respect of the notes.

Our non-guarantor subsidiaries accounted for $12.0 million and $12.3 million, or 4.8% and 4.9%, of our net sales (excluding non-guarantor subsidiaries’ intercompany sales to the guarantors of $0.2 million and $0.3 million) and generated operating profits of $2.3 million and $2.4 million excluding the impact of intercompany sales to the guarantors, for the six months ended June 30, 2010 and 2009, respectively. Our non-guarantor subsidiaries accounted for $31.2 million and $22.7 million, or 5.9% and 4.8%, of our net sales (excluding non-guarantor subsidiaries’ intercompany sales to the guarantors of $0.6 million and $1.5 million) and generated operating profits of $7.4 million and $3.7 million excluding the impact of intercompany sales to the guarantors, for the year ended December 31, 2008 and the year ended December 31, 2009, respectively. Our non-guarantor subsidiaries accounted for $5.8 million, or 0.5%, of our assets (excluding non-guarantor subsidiaries’ net intercompany investments from the guarantors of $31.8 million) and $5.8 million, or 0.7%, of our liabilities as of June 30, 2010. Our non-guarantor subsidiaries accounted for $6.6 million and $5.6 million, or 0.6% and 0.5%, of our assets (excluding non-guarantor subsidiaries’ net intercompany investments from the guarantors of $27.3 million and $31.7 million) and $6.6 million and $5.6 million, or 0.8% and 0.7%, of our liabilities as of December 31, 2008 and December 31, 2009, respectively. During the six months ended June 30, 2010, on a pro forma as adjusted basis, our non-guarantor subsidiaries accounted for $5.0 million, or 9.2%, of our consolidated Adjusted EBITDA. During the twelve months ended December 31, 2009, on a pro forma as adjusted basis, our non-guarantor subsidiaries accounted for $6.2 million, or 5.7%, of our consolidated Adjusted EBITDA.

The indenture governing the notes permits us to designate certain of our subsidiaries as unrestricted subsidiaries, which subsidiaries would not be subject to the restrictive covenants in the indenture governing the notes. This means that these entities would be able to engage in many of the activities the indenture governing the notes restricts for us and our restricted subsidiaries, such as incurring substantial additional debt (secured or unsecured), securing assets in priority to the claims of the holders of the notes, paying dividends, making investments, selling, encumbering or disposing of substantial assets, entering into transactions with affiliates and entering into mergers or other business combinations. These actions could be detrimental to our ability to make payments of principal and interest when due and to comply with their other obligations under the notes, and could reduce the amount of our assets that would be available to satisfy your claims should we default on the notes. In addition, the initiation of bankruptcy or insolvency proceedings or the entering of a judgment against these entities, or their default under their other credit arrangements, will not result in a cross-default under the notes. None of our subsidiaries are unrestricted subsidiaries at this time.

The value of the Collateral securing the notes may not be sufficient to satisfy our obligations under the notes.

No appraisal of the value of the Collateral has been made in connection with the offering, and the fair market value of the Collateral is subject to fluctuations based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the Collateral may not be sold in a timely or orderly manner and the proceeds from any sale or liquidation of this Collateral may not be sufficient to pay our obligations under the notes.

To the extent that pre-existing liens, liens permitted under the indenture and other rights, including liens on excluded assets, such as those securing purchase money obligations and capital lease obligations granted to other parties (in addition to the holders of obligations secured by first-priority liens), encumber any of the Collateral securing the notes and the related guarantees, those parties have or may exercise rights and remedies with respect to the Collateral that could adversely affect the value of the Collateral and the ability of the notes collateral agent, the trustee under the indenture or the holders of the notes to realize or foreclose on the Collateral.

The security interests in the Collateral are also subject to practical problems generally associated with the realization of security interests in collateral. For example, the consent of a third party may be required to obtain or enforce a security interest in a contract. We cannot assure you that any such consent could be obtained. We also cannot assure you that the consents of any third parties will be given when and if required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may be significantly impaired. In addition, because a portion of the Notes Collateral will consist of pledges of 65% of the capital stock of certain of our foreign subsidiaries, the validity of those pledges under local law, if applicable, and the ability of the holders of the notes to realize upon that Collateral under local law, to the extent applicable, may be limited by such local law, which limitations may or may not affect the liens securing the notes. In addition, our business requires compliance with numerous federal, state and local license and permit requirements. Continued operation of our properties that serve as collateral for the notes will depend on the continued compliance with such license and permit requirements, and our business may be adversely affected if we fail to comply with these requirements, or changes in these requirements. In the event of foreclosure, the transfer of such permits and licenses may be prohibited or may require us to incur significant cost and expense. Further, we cannot assure you that the applicable governmental authorities will consent to the transfer of all such permits. If the regulatory approvals required for such transfers are not obtained or are delayed, the foreclosure may be delayed, a temporary shutdown of operations may result and the value of the collateral may be significantly impaired.

The notes and guarantees are secured by, among other things, liens on real property and improvements located in various states. State laws may limit the ability of the collateral agent to foreclose on the improved real property Collateral located therein. State laws govern the perfection, enforceability and foreclosure of mortgage liens against real property which secure debt obligations such as the notes and guarantees. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing law may also impose security first and one form of action rules, which rules can affect the ability to foreclose or the timing of foreclosure on real and personal property Collateral regardless of the location of the Collateral and may limit the right to recover a deficiency following a foreclosure.

The collateral agent, acting on behalf of the holders of the notes, also may be limited in its ability to enforce a breach of the “no liens” covenant. Some decisions of certain state courts have placed limits on a lender’s ability to accelerate debt as a result of a breach of this type of covenant. Under these decisions, a lender seeking to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the collateral agent and the holders of the notes from declaring a default and accelerating the notes by reason of a breach of this covenant, which could result in the dilution or preemption of the noteholders’ security interest in the Collateral and materially adversely affect the value of the noteholders’ security interest in such Collateral.

In addition, the indenture governing the notes permits us, subject to compliance with certain financial tests, to issue additional secured debt, including debt secured equally and ratably by the same assets pledged for the benefit of the holders of the notes. This would reduce amounts payable to holders of the notes from the proceeds of any sale of the Collateral.

There may not be sufficient Collateral to pay off any additional amounts we may borrow under our ABL Revolver.

Consequently, liquidating the Collateral securing the notes and the guarantees may not result in proceeds in an amount sufficient to pay any amounts due under the notes after also satisfying the obligations to pay any creditors with prior liens. If the proceeds of any sale of Collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured, unsubordinated claim against our and the subsidiary guarantors’ remaining assets.

We will in most cases have control over the Collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and the guarantees.

The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the Collateral securing the notes and the guarantees.

In addition, we are not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939 if we determine, in good faith based on advice of counsel, that, under the terms of that Section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or such portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral. For example, so long as no default or event of default under the indenture would result therefrom and such transaction would not violate the Trust Indenture Act, we may, among other things, without any release or consent by the indenture trustee, conduct ordinary course activities with respect to Collateral, such as selling, factoring, abandoning or otherwise disposing of Collateral and making ordinary course cash payments (including repayments of indebtedness). With respect to such releases, we must deliver to the notes collateral agent, from time to time, an officers’ certificate to the effect that all releases and withdrawals during the preceding six-month period in which no release or consent of the notes collateral agent was obtained in the ordinary course of our business were not prohibited by the indenture. See “Description of the Notes.”

There are circumstances other than repayment or discharge of the notes under which the Collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, all or a portion of the Collateral may be released, including:

•

to enable the sale, transfer or other disposal of such Collateral in a transaction not prohibited under the indenture or the ABL Revolver, including the sale of any entity in its entirety that owns or holds such Collateral;

•	with respect to Collateral held by a guarantor, upon the release of such guarantor from its guarantee; and

•

with respect to any ABL Collateral, upon any release by the lenders under our ABL Revolver of their first-priority security interest in such ABL Collateral (other than any such release granted following the discharge of the obligations with respect to the ABL Revolver).

In addition, the guarantee of a subsidiary guarantor will be released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture.

The indenture also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary, all of the liens on any Collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture but not under the ABL Revolver. Designation of an unrestricted subsidiary will reduce the aggregate value of the Collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of the Notes.”

There are certain other categories of property that are also excluded from the Collateral.

Our ability to incur purchase money indebtedness and capital lease obligations is subject to limitations, as described in “Description of the Notes.” Certain categories of assets are excluded from the Collateral. Excluded assets include any interest in real property if the greater of cost or book value is less than $1.0 million, property and assets, the pledge of which would violate applicable law or require a consent not obtained of a governmental authority under applicable law, the assets of our non-guarantor subsidiaries and equity investees, certain capital stock and other securities of our subsidiaries and equity investees and the proceeds from any of the foregoing. See “Description of the Notes.” If an event of default occurs and the notes are accelerated, the notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

Rights of holders of the notes in the Collateral may be adversely affected by the failure to perfect security interests in Collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the Collateral securing the notes may not be perfected with respect to the claims of the notes if the notes collateral agent does not take the actions necessary to perfect any of these liens. There can be no assurance that the lenders under our ABL Revolver have taken all actions necessary to create properly perfected security interests, which may result in the loss of the priority of the security interest in favor of the holders of the notes to which they would otherwise have been entitled. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate of title and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. We have limited obligations to perfect the security interest of the holders of the notes in specified Collateral. There can be no assurance that the trustee or the notes collateral agent will monitor, or that we will inform such trustee or notes collateral agent of, the future acquisition of property and rights that constitute Collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired Collateral. Neither the trustee nor the notes collateral agent has an obligation to monitor the acquisition of additional property or rights that constitute Collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the Collateral or the priority of the security interest in favor of the notes against third parties.

Any future pledge of Collateral or guarantee might be avoidable in bankruptcy.

The indenture governing the notes provides that any of our subsequently acquired or organized direct or indirect subsidiaries will guarantee the notes and secure their guarantees with liens on their assets. The indenture also requires us and the guarantors to grant liens on certain assets that we or the guarantors acquire after the notes are issued. If the entity granting an additional lien or guarantee were insolvent at the time of the grant and if such grant was made within 90 days before that entity commenced a bankruptcy case (or one year before commencement of a bankruptcy case if the creditor that benefited from the lien or guarantee is an “insider” under the United States Bankruptcy Code), and the granting of the lien or additional guarantee enabled the noteholders to receive more than they would if the debtor were liquidated under chapter 7 of the United States Bankruptcy Code, then the additional lien or guarantee could be avoided (that is, cancelled) as a preferential transfer.

The Collateral is subject to casualty risks and potential environmental liabilities.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged Collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the guarantees.

In the event of a total or partial loss to any of our facilities, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units or inventory could cause significant delays.

Moreover, the notes collateral agent may need to evaluate the impact of potential liabilities before determining to foreclose on Collateral consisting of real property because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened release of hazardous substances at such real property. Consequently, the notes collateral agent may decline to foreclose on such Collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our ABL Revolver that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our ABL Revolver), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our ABL Revolver could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the holders of such indebtedness and the required lenders under our ABL Revolver to avoid being in default. If we breach our covenants under our indebtedness, including our ABL Revolver, and seek a waiver, we may not be able to obtain a waiver from the holders of such indebtedness and the required lenders. If this occurs, we would be in default under indebtedness, including our ABL Revolver, the holders of such indebtedness and lenders under our ABL Revolver could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness—Senior Secured Asset-Based Revolving Credit Facility” and “Description of the Notes.”

We may not be able to satisfy our obligations to holders of the notes upon a change of control.

Upon the occurrence of a “change of control,” as defined in the indenture that governs the notes, each holder of the notes has the right to require us to purchase the notes at a price equal to 101% of the principal amount thereof. Our failure to purchase, or to give notice of purchase of, the notes would be a default under the indenture and any such default could result in a default under certain of our other indebtedness including the ABL Revolver and the outstanding senior subordinated notes. In addition, a change of control may constitute an event of default under our ABL Revolver and would also require us to offer to purchase our senior subordinated notes at 101% of the principal amount thereof, together with accrued and unpaid interest. A default under our ABL Revolver would result in an event of default under the indenture that governs the notes and under the indenture governing our senior subordinated notes if the lenders accelerate the debt under our ABL Revolver. In addition, a failure to purchase any senior subordinated notes as described above would result in an event of default under the indenture that governs the notes.

If a change of control occurs, we may not have enough assets to satisfy all obligations under our ABL Revolver, the indentures that governs the notes and our senior subordinated notes. Upon the occurrence of a change of control, we could seek to refinance the indebtedness under our ABL Revolver, our senior subordinated notes and the notes or obtain a waiver from the lenders under our ABL Revolver, the holders of our senior subordinated notes or you as a holder of the notes. However, we may not be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

In the event of our bankruptcy, the ability of the holders of the notes to realize upon the Collateral will be subject to certain bankruptcy law limitations.

A federal bankruptcy case could be voluntarily commenced by us or the guarantors or an involuntary bankruptcy case could be commenced against us or the guarantors by certain of their unsecured creditors. If a federal bankruptcy case were to be commenced by or against us or a guarantor prior to the repossession and disposition of the note collateral, the right of the trustee to repossess and dispose of the note collateral upon the occurrence of an event of default under the indenture is likely to be significantly impaired.

The “automatic stay” under applicable bankruptcy law prohibits secured creditors, such as the holders of the notes, from foreclosing upon their collateral from a debtor in a bankruptcy case, or from disposing of collateral in their possession, without bankruptcy court approval. Moreover, applicable bankruptcy law and/or the bankruptcy court may permit the debtor to continue to retain and use the collateral, including cash collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection” of its interest in the collateral.

The meaning of the term “adequate protection” is not defined in the United States Bankruptcy Code and may vary according to circumstances, but it is generally intended to protect the value of the secured creditor’s interest in the collateral from diminution as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. “Adequate protection” may include cash payments or the granting of additional security, of such type, at such time and in such amount as the bankruptcy court may determine. A bankruptcy court could conclude that the secured creditor’s interest in its collateral is “adequately protected” against any diminution in value during the bankruptcy case without the need of providing any additional “adequate protection.” The bankruptcy court has broad discretionary powers in all these matters, including the valuation of the collateral and the nature, accessibility or value of any other collateral that may be substituted for it, and there can be no assurance that the bankruptcy court would require us or the guarantor to provide the noteholders with any form of “adequate protection,” or that any protection would, in fact, be adequate. Also, since the enforcement of the trustee’s security interest in the collateral consisting of cash, deposit accounts, and cash equivalents may be limited in a bankruptcy proceeding, noteholders may not have any consent rights with respect to our or the guarantors’ use of those funds during the pendency of a bankruptcy proceeding. In view of the lack of a precise definition of the term “adequate protection,” the broad discretionary powers of a bankruptcy court and the possible complexity of valuation issues, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the note trustee could repossess or dispose of the collateral or whether or to what extent, through the requirement of “adequate protection,” the holders of the notes would be compensated for any delay in payment or loss of value of the collateral.

Federal and state fraudulent transfer laws may permit a court to void the notes and guarantees, and, if that occurs, you may not receive any payments on the notes.

Our creditors and the creditors of the guarantors of the notes could challenge the issuance of the notes or the guarantors’ issuance of their guarantees, and the liens on the assets that secure the notes and guarantees, respectively, as fraudulent conveyances or on other grounds. Under the federal bankruptcy law and similar provisions of state fraudulent transfer laws, the issuance of notes, the delivery of the guarantees, and the granting of liens could be avoided (that is, cancelled) as fraudulent transfers if a court determined that we, at the time it issued the notes or granted the liens, or the guarantor, at the time it issued the guarantee or granted the liens (or, in some jurisdictions, when payment became due under the guarantee):

•	issued the notes or guarantees, as the case may be, or granted the liens with the intent to hinder, delay or defraud our or the guarantor’s existing or future creditors; or

•	received less than reasonably equivalent value or did not receive fair consideration for the delivery of the notes or guarantees, as the case may be, or granting of the liens, and if we or guarantor:

•	was insolvent or rendered insolvent by reason of the incurrence of the obligation or granting of the lien at the time we issued the notes, the guarantor issued the guarantee, or granted the liens;

•	was engaged in a business or transaction for which our or the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we or the guarantor would incur, debts beyond our or the guarantor’s ability to pay such debts generally as they mature.

A court likely would find that we or the guarantor did not receive reasonably equivalent value or fair consideration for the issuance of the notes, its guaranty or pledge of assets unless it benefited directly or indirectly from the notes issuance. If the notes or guarantees were avoided or limited under fraudulent transfer or other laws, any claim you may make against us or the guarantors for amounts payable on the notes or guarantees would be unenforceable to the extent of such avoidance or limitation. Moreover, the court could order you to return any payments previously made by us or the guarantor. If the liens were avoided, you would not have the benefits of being a secured creditor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a party would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the sum of its property, at a fair valuation;

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be sure what standard a court would apply in making these determinations or, regardless of the standard, that a bankruptcy court would not avoid the notes, guarantees or liens.

The waiver in the ABL intercreditor agreement of rights of marshaling may adversely affect the recovery rates of holders of the notes in a bankruptcy or foreclosure scenario.

The notes and the guarantees are secured on a second-priority lien basis by the ABL Collateral. The ABL intercreditor agreement provides that, at any time obligations having the benefit of the first-priority liens on the ABL Collateral are outstanding, the holders of the notes, the trustee under the indenture governing the notes and the notes collateral agent may not assert or enforce any right of marshaling accorded to a junior lienholder, as against the holders of such indebtedness secured by first-priority liens on the ABL Collateral. Without this waiver of the right of marshaling, holders of such indebtedness secured by first- priority liens on the ABL Collateral would likely be required to liquidate Collateral on which the notes did not have a lien, if any, prior to liquidating the ABL Collateral, thereby maximizing the proceeds of the ABL Collateral that would be available to repay our obligations under the notes. As a result of this waiver, the proceeds of sales of the ABL Collateral could be applied to repay any indebtedness secured by first-priority liens on the ABL Collateral before applying proceeds of other Collateral securing indebtedness, and the holders of the notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the notes.

In the event of a bankruptcy of us or any of the guarantors, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the Collateral securing the notes.

In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the Collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. Upon a finding by the bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim in an amount equal to the value of the Collateral and an unsecured claim with respect to the remainder of its claim which would not be entitled to the benefits of security in the Collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at any time prior to such a finding of under-collateralization, those payments would be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes. Regardless of whether the notes were fully secured, the noteholders could be compelled to exchange their notes for other securities that may have less favorable terms than the notes.

The notes may not accrue post-petition interest.

In the event of a bankruptcy, the holders of the notes will only be entitled to post-petition interest under the United States Bankruptcy Code to the extent that the value of their security interest in the Collateral is greater than their pre-bankruptcy claim. Holders of the notes that have a security interest in Collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the United States Bankruptcy Code. No appraisal of the fair market value of the Collateral has been prepared in connection with the offering of the notes and therefore the value of the noteholders’ interest in the Collateral may not equal or exceed the principal amount of the notes.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

We do not intend to apply for a listing of the notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the notes, and we cannot assure you as to the liquidity of markets that may develop for the notes, your ability to sell the notes or the price at which you would be able to sell the notes. If such markets were to exist, the notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. Certain financial institutions have advised us that they intend to make a market with respect to the notes as permitted by applicable laws and regulations. However, those entities are not obligated to do so, and any market making with respect to the notes may be discontinued at any time without notice. Therefore, we cannot assure you that an active market for the notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes.

Changes in our credit rating could adversely affect the market price or liquidity of the notes.

Credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the notes. A negative change in our ratings could have an adverse effect on the price of the notes.

The market price for the notes may be volatile.

Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial fluctuations in the price of the securities. Even if a trading market for the notes develops, it may be subject to disruptions and price volatility. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the notes will automatically be released from the lien on them and no longer constitute Collateral for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the Securities and Exchange Commission for that subsidiary.

The notes and the guarantees are secured by a pledge of the stock of some of our subsidiaries. Under the SEC regulations in effect as of the issue date of the notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the Collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture and the collateral documents provide that any capital stock and other securities of any of our subsidiaries will be excluded from the Collateral for so long as the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

As a result, holders of the notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries during such period. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See “Description of the Notes—Security for the Notes.” At June 30, 2010, one guarantor subsidiary’s book value totaled approximately 18% of the notes. No other guarantor’s book value totaled more than 15% of the notes.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements, including, without limitation, statements concerning the conditions in the medical device industry, our operations, economic performance and financial condition, including in particular statements relating to our business and growth strategy and product development efforts. The words “believe,” “expect,” “plan,” “estimate,” “anticipate,” “predict,” “intend,” “potential,” “continue,” “project,” “may,” “will” or “should,” or in each case, their negative or other variations and other similar expressions are used to identify forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements relate to future financial and operation results. Any forward-looking statements contained in this prospectus represent our management’s current expectations, based on present information and current assumptions, and are thus prospective and subject to risks and uncertainties which could cause actual results to differ materially from those expressed in such forward-looking statements. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to:

•	quality problems with our processes, products and services;

•	the severity and length of the current economic crisis and its effect on the markets in which we operate;

•	decreases in prices for our products and services;

•	reliance on a few large customers for a significant portion of our net sales;

•	uncertain demand for our manufacturing, design and engineering capabilities and related services;

•	our ability to forecast our future performance;

•	competition from other companies in our industry;

•	loss of significant customers or customer relationships due to the customers’ shift to internal production or the relocation of our production facilities;

•	failure to respond to changes in technology which may cause our manufacturing, design and engineering processes to become obsolete;

•	inability to obtain sufficient quantities of raw materials and production feedstock that could cause delays in production;

•	our international operations’ exposure to foreign currency fluctuations, exchange rates, laws and regulations, longer payment cycles and greater difficulty in collecting accounts receivable;

•	the success of new products and our expansion into new markets;

•

our compliance obligations and liabilities under environmental, health and safety laws and regulations (including costs associated with compliance with such regulations or the curtailment of production in response to such regulations);

•	loss of intellectual properties;

•	product liability claims and product recalls;

•	various regulations and political, economic and regulatory changes in the healthcare industry and other regulatory agency reforms;

•	consolidation in the healthcare industry;

•	healthcare industry cost containment measures;

•	accidents at our facilities that result in production delay or claims for damages;

•	unanticipated disruptions to our manufacturing operations (including, among others, natural disasters, casualty events and cancellation or non-renewal of leases for our facilities);

•	impairments of our goodwill;

•	our ability to access additional capital;

•	the highly cyclical nature of some of our operations;

•	our ability to successfully implement our Enterprise Resource Planning System;

•	the loss of services of members of our senior management or other labor related matters;

•	war or acts of terrorism;

•	our ability to recruit and retain experienced engineers and management personnel;

•	the ability of our outside suppliers and contractors to meet our quality and volume requirements;

•	our ability to identify suitable acquisition candidates and successfully integrate acquired businesses into our business and operations;

•	conflicts of interest between us and our sponsors;

•	our ability to certify as to the effectiveness of our internal controls over financial reporting; and

•	other risks and factors identified in this prospectus under the heading “Risk Factors” and from time to time in our reports filed with the SEC.

Except as may be required by law, we undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there can be no assurance that the matters referred to in the forward-looking statements contained in this prospectus will in fact occur.

USE OF PROCEEDS

This prospectus may be delivered in connection with the resale of the notes by the selling securityholders in the secondary market. We will not receive any of the proceeds from such resales.

SELECTED FINANCIAL DATA

As a result of the Acquisition, our selected historical consolidated financial data are presented in two periods, the Predecessor Period, which refers to the period from January 1, 2005 up to the date of the Acquisition on November 22, 2005, and the Successor Period which refers to the period subsequent to the Acquisition and ended December 31, 2005 and the years ended December 31, 2006, 2007, 2008 and 2009 and the six months ended June 30, 2009 and 2010.

The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes thereto, and our unaudited condensed consolidated financial statements and related notes thereto included elsewhere in this prospectus. We have derived the statement of operations data and other financial data for the twelve months ended December 31, 2007, 2008 and 2009 and the balance sheet data as of December 31, 2008 and 2009 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the statement of operations data and other financial data for the period from January 1 to November 22, 2005, the period November 23 to December 31, 2005, and the twelve months ended December 31, 2006, and the balance sheet data as of December 31, 2005, 2006 and 2007 from our audited consolidated financial statements not included in this prospectus. We have derived the statements of operations data and the other financial data for the six months ended June 30, 2009 and 2010 and the balance sheet data as of June 30, 2010 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our unaudited condensed consolidated financial statements for the six months ended June 30, 2009 and 2010 have been prepared on the same basis as the annual financial statements and include all adjustments, which include only normal recurring adjustments, necessary for fair presentation of this data in all material respects. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period, and our results for any interim period are not necessarily indicative of results for a full fiscal year.

	Predecessor	Successor
	Period From January 1 to November 22, 2005	Period From November 23 to December 31, 2005	Twelve Months Ended December 31, 2006	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2009	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
			(in thousands)
Statement of Operations Data (1):
Net sales	$411,734	$49,412	$474,134	$471,681	$525,476	$478,793	$250,258	$249,777
Cost of sales	283,029	44,533	337,043	349,929	386,143	347,783	180,461	180,175

Gross profit	128,705	4,879	137,091	121,752	139,333	131,010	69,797	69,602
Selling, general and administrative expenses	71,520	7,298	58,458	52,454	58,814	47,725	26,296	27,352
Research and development expenses	2,655	352	3,607	2,565	2,924	2,064	1,377	1,356
Restructuring charges	4,154	311	5,008	729	2,499	5,727	2,481	—
Merger related expenses (credits)	47,925	8,000	—	(67)	—	—	—	—
Amortization of intangible assets	5,730	1,839	17,205	15,506	14,939	14,939	7,470	7,470
Loss (gain) on disposal of property and equipment	66	9	186	345	1,074	966	355	(13)
Impairment of goodwill and intangibles (2)	—	—	—	251,253	—	—	—	—

Income (loss) from operations	(3,345)	(12,930)	52,627	(201,033)	59,083	59,589	31,818	33,437
Other income (expense):
Interest expense, net	(43,233)	(9,301)	(65,338)	(67,367)	(65,257)	(56,569)	(29,284)	(36,283)
Loss on debt extinguishment	—	—	—	—	—	—	—	(6,005)
Other (expense) income net	(29,919)	207	(541)	(1,090)	(2,453)	(514)	(1,111)	5,495

Total other expense	(73,152)	(9,094)	(65,879)	(68,457)	(67,710)	(57,083)	(30,395)	(36,793)

(Loss) income before income taxes	(76,497)	(22,024)	(13,252)	(269,490)	(8,627)	2,506	1,423	(3,356)
Income tax expense	5,816	478	5,307	5,391	4,689	3,576	2,046	2,674

Net loss	$(82,313)	$(22,502)	$(18,559)	$(274,881)	$(13,316)	$(1,070)	$(623)	$(6,030)

	Predecessor	Successor
	Period From January 1 to November 22, 2005	Period From November 23 to December 31, 2005	Twelve Months Ended December 31, 2006	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2009	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
			(in thousands)
Other Financial Data (1):
Cash flows provided by (used in):
Operating activities	$34,729	$(81,961)	$26,833	$8,218	$41,996	$55,479	$28,626	$16,313
Investing activities	(74,418)	(802,852)	(30,284)	(23,806)	(15,734)	(14,150)	(6,863)	(10,156)
Financing activities	38,032	879,342	(2,642)	18,280	(17,001)	(22,171)	(21,584)	(5,364)
Capital expenditures	22,896	6,265	30,744	23,952	17,363	16,434	(6,875)	(10,177)
Depreciation and amortization	20,047	3,057	34,173	35,378	35,636	37,128	18,356	18,629
EBITDA (3)	(13,217)	(9,666)	86,259	(166,745)	92,266	96,203	49,063	51,556
Adjusted EBITDA (3)	96,144	9,321	101,661	86,606	103,974	109,818	55,856	53,630
Ratio of earnings to fixed charges (4)	—	—	—	—	—	1.04	1.05	—
Deficiency of earnings to fixed charges	76,497	22,024	13,252	119,740	8,627	—	—	3,356
Balance Sheet Data (at period end) (1):
Cash and cash equivalents		$8,669	$2,746	$5,688	$14,525	$33,785	$14,674	$34,220
Total assets		1,408,448	1,373,594	1,122,365	1,102,731	1,078,975	1,080,289	1,092,343
Total debt, net of unamortized discount		701,092	700,529	721,201	706,536	684,657	684,408	690,848
Total stockholder’s equity		618,800	586,260	311,995	302,173	306,516	305,504	296,659

(1)	In connection with the Transaction, we incurred investment banking and equity sponsor related fees of $28.6 million, management bonuses of $16.7 million, legal and accounting fees of $1.1 million and other costs of $1.5 million during the 2005 Predecessor Period. During the 2005 Successor Period, we recorded an $8.0 million charge for in-process research and development acquired in the Transaction. In 2007 the remaining accrual of $0.1 million was credited to income.
(2)	We recorded impairment charges for the impairment of goodwill and other intangible assets of $217.3 million and $34.0 million, respectively, during the year ended December 31, 2007.
(3)	We define “EBITDA” as net loss before net interest expense, income tax expense (benefit), depreciation and amortization. Since EBITDA may not be calculated in the same manner by all companies, this measure may not be comparable to similarly titled measures by other companies. “Adjusted EBITDA” is defined as EBITDA, adjusted to give effect to unusual items, non-cash items and other adjustments, all of which are required in determining compliance with certain restrictive covenants of the indentures governing the senior subordinated notes and the senior secured notes and the ABL Revolver. The determination of EBITDA and Adjusted EBITDA as required by the indenture governing the senior secured notes and the ABL Revolver are not materially different than what was required under our credit agreement, as amended.

We disclose EBITDA and Adjusted EBITDA to provide additional information to investors related to the indentures governing the senior subordinated notes and the senior secured notes, and our ABL Revolver. We also disclose it as a supplemental measure of our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Other Key Indicators of Financial Condition and Operating Performance” for a reconciliation of net income to EBITDA and a reconciliation of EBITDA to Adjusted EBITDA.

(4)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges include: interest expense, whether expensed or capitalized; amortization of debt issuance costs; and the portion of rental expense representative of the interest factor.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Selected Financial Data,” the consolidated financial statements and related notes thereto, and unaudited condensed consolidated financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including those described in the “Risk Factors” section of this prospectus. Our actual results may differ materially from those contained in any forward-looking statements.

Overview

We believe that we are a leading provider of outsourced precision manufacturing and engineering services in our target markets of the medical device industry. We offer our customers design and engineering, precision component manufacturing, device assembly and supply chain management services. We have extensive resources focused on providing our customers with reliable, high quality, cost-efficient, integrated outsourced solutions. Based on discussions with our customers, we believe we often become the sole supplier of manufacturing services for the products we provide to our customers.

We primarily focus on leading companies in large and growing markets within the medical device industry including cardiology, endoscopy and orthopedics. Our customers include many of the leading medical device companies including Abbott Laboratories, Boston Scientific, Johnson & Johnson, Medtronic, Smith & Nephew, St. Jude Medical, Stryker and Zimmer. While revenues are aggregated by us to the ultimate parent of a customer, we typically generate diversified revenue streams within these large customers across their separate divisions and multiple products.

During the six months ended June 30, 2010 and 2009, our 10 largest customers accounted for approximately 65% and 66% of our consolidated net sales, respectively. Three customers each accounted for 10% or more of consolidated net sales during the six months ended June 30, 2009. Two customers each accounted for 10% or more of consolidated net sales during the six months ended June 30, 2010. During 2009, our 10 largest customers accounted for approximately 60% of net sales with two customers each accounting for greater than 10% of net sales. We expect net sales from our largest customers to continue to constitute a significant portion of our net sales in the future.

We have aligned the Company to reflect the consolidation of our sales, finance, quality, engineering and customer services into a centrally managed organization designed to better serve our customers, many of whom service multiple medical device markets. We have one operating and reportable segment which is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and assess performance. Prior to this re-alignment we had been organized into three reporting units to serve our primary target markets: cardiology, endoscopy and orthopedic. During prior periods, we had determined that the three reporting units met the segment aggregation criteria, and therefore were treated as one reportable segment. Our chief operating decision maker is our chief executive officer.

On March 21, 2010, the House of Representatives passed the Affordable Health Care for America Act, which President Obama signed into law on March 23, 2010. While we are continuing to evaluate this legislation and its potential impact on the Company, it may adversely affect our business and results of operations, possibly materially.

Specifically, one of the new law’s components is a 2.3% excise tax on sales of most medical devices, starting in 2013. This tax may put increased cost pressure on medical device companies, including our customers, and may lead our customers to reduce their orders for products we produce or to request that we reduce the prices we charge for products we produce in order to offset the tax.

Revenue is recorded when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price from the buyer is fixed or determinable, and collectibility is reasonably assured.

Generally, we recognize revenue based on written arrangements or purchase orders with our customers and upon transfer of title of the product or rendering of the service. Amounts billed for shipping and handling fees are classified within net sales in our consolidated statement of operations. Costs incurred for shipping and handling fees are classified as cost of sales. We provide an allowance for estimated future returns in the period revenue is recorded. The estimate of future returns is based on such factors as known pending returns and historical return data. We primarily generate our sales domestically. For the six months ended June 30, 2010 and the year ended December 31, 2009, approximately 83% of our net sales in each period were to customers located in the United States. Since a substantial majority of the leading medical device companies are located in the United States, we expect our net sales to U.S.-based companies to remain a high percentage of our net sales in the future. Our operations are based on purchase orders that typically provide for 30 to 90 days delivery from the time the purchase order is received, but which can provide for delivery within 30 days or up to 180 days, depending on the product and customers’ ability to forecast their requirements.

Cost of sales includes raw materials, labor and other manufacturing costs associated with the products we sell. Some products incorporate precious metals, such as gold, silver and platinum. Changes in prices for those commodities are generally passed through to our customers.

Selling, general and administrative expenses include salaries, sales commissions, professional fees and other selling and administrative costs.

Research and development expenses consist of salaries, materials and other R&D costs.

Merger related expenses (credits) consist of costs and related recovery related to merger transactions.

Restructuring charges include severance expenses associated with employee rationalization and other expenses related to facility closures.

Amortization of intangible assets consists of charges to amortize the Company’s finite-lived intangible assets over their expected useful lives.

Impairment charges consist of charges to write down goodwill and other intangible assets to fair value.

Interest expense relates primarily to the debt incurred to finance the Acquisition and the amortization of deferred financing costs.

Results of Operations

Six Months Ended June 30, 2009 and 2010

The following table sets forth percentages derived from the condensed consolidated statements of operations for the six months ended June 30, 2009 and 2010, presented as a percentage of net sales.

	Six Months Ended
	June 30, 2009	June 30, 2010
STATEMENT OF OPERATIONS DATA:
Net sales	100.0%	100.0%
Cost of sales	72.1	72.1

Gross profit	27.9	27.9
Selling, general and administrative expenses	10.5	11.0
Research and development expenses	0.6	0.5
Restructuring charges	1.0	—
Amortization of intangibles	3.0	3.0
Loss (gain) on disposal of property and equipment	0.1	—

Income from operations	12.7%	13.4%

Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009

Net Sales

Net sales for the six months ended June 30, 2010 were $249.8 million, a decrease of $0.5 million, or 0.2%, compared to net sales of $250.3 million for the six months ended June 30, 2009. The decrease of $0.5 million for the six months ended June 30, 2010 compared to the six months ended June 30, 2009 is attributable to increased sales volume of $0.1 million, an increase of $2.4 million in platinum sales resulting from passing through to our customers, increases in precious metal prices which do not benefit gross profit, offset by net price decreases of $3.0 million.

Cost of Goods Sold and Gross Profit

Cost of goods sold was $180.2 million, or 72.1% of net sales, during the six months ended June 30, 2010, compared to $180.5 million, or 72.1% of net sales, during the six months ended June 30, 2009, a decrease of $0.3 million, or 0.2%. Cost of goods sold reflects our variable manufacturing costs and our fixed overhead costs necessary to produce product for our customers. The decrease in cost of goods sold of $0.3 million is primarily attributable to lower variable manufacturing costs resulting from lower net sales.

Gross profit was $69.6 million, or 27.9% of net sales, during the six months ended June 30, 2010, compared to $69.8 million, or 27.9% of net sales, for the six months ended June 30, 2009. The decrease of $0.2 million of gross profit is attributable to lower net sales during the six months ended June 30, 2010 compared to the six months ended June 30, 2009.

Selling, General and Administrative Expenses

Selling, general and administrative expenses, or SG&A, were $27.4 million for the six months ended June 30, 2010 compared to $26.3 million for the six months ended June 30, 2009, an increase of $1.1 million. The increase of $1.1 million reflects higher costs related to improvements in our sales processes totaling approximately $2.0 million, offset by lower labor and related costs totaling $0.9 million. The decrease in our SG&A labor costs during the six months ended June 30, 2010 compared to the six months ended June 30, 2009 reflect the restructuring actions we completed in 2009 which resulted in lower overall labor costs and the departure of our CEO in November 2009 who was not permanently replaced until May 2010. The increased costs related to our sale process improvement efforts include increased incentive compensation, an increased incurrence of travel costs reflecting our sales group’s activity with our customers and increased professional fees related to sales planning and analysis processes during the six months ended June 30, 2010 compared to the six months ended June 30, 2009.

Research and Development Expenses

Research and development, or R&D, expenses for the six months ended June 30, 2010 and 2009 were $1.4 million each and represent costs related to the development of new, or improved, manufacturing technologies.

Restructuring Charges

No restructuring actions occurred during the six months ended June 30, 2010.

During the six months ended June 30, 2009, the Company eliminated 274 positions in its manufacturing and administrative functions as part of a company wide effort to reduce costs and streamline operations. All affected employees were offered individually determined severance benefits and, in certain instances, retention bonuses if they remained with the Company through their proposed termination date. The Company recorded $2.0 million of costs related to these one-time termination benefits during the six months ended June 30, 2009.

During the six months ended June 30, 2009, the Company announced a plan to close its manufacturing facility in Huntsville, Alabama. The facility was closed in October 2009. In connection with the planned closure, the Company provided both retention bonuses and individually determined severance benefits to employees affected by the facility closing. The total one-time termination benefits were approximately $1.6 million and were recorded over the remaining service period as employees were required to stay through their termination date to receive benefits. During the six months ended June 30, 2009, the Company recorded $0.3 million of costs related to one-time termination benefits. In addition, the Company recorded $0.1 million related to other costs related to the facility closure and the consolidation of its operations with other Company facilities during the six months ended June 30, 2009.

Interest Expense, net

Interest expense, net, increased $7.0 million to $36.3 million for the six months ended June 30, 2010, compared to $29.3 million for the six months ended June 30, 2009. The increase was primarily the result of a higher rate of interest on our senior secured notes compared to our term loan, which was refinanced in January 2010, and higher gross debt outstanding during the six months ended June 30, 2010 compared to the six months ended June 30, 2009 resulting from the refinancing.

Loss on Debt Extinguishment

In January 2010, the Company repaid the entire balance then outstanding of its term loan totaling $381.6 million plus accrued interest with proceeds received from a $400 million sale of Senior Secured Notes (the “Refinancing”). As part of the Refinancing, the Company terminated its revolving credit facility and replaced it with a new senior secured asset-based revolving credit facility (the “ABL Revolver”). In connection with the Refinancing, deferred financing fees in the amount of $11.7 million, net of accumulated amortization of $5.9 million, related to the loans that were paid or terminated were written off as a charge to expense during the six months ended June 30, 2010 resulting in a loss on debt extinguishment of $5.8 million during the six months ended June 30, 2010.

In June 2010, the Company purchased, in the open market, $10.0 million of its senior subordinated notes. As a result of this purchase, we recorded a loss on debt extinguishment of $0.2 million during the three months ended June 30, 2010.

Other (Expense) Income

Included in Other (expense) income are gains and losses on our derivative instruments and foreign currency transaction gains and losses. During the six months ended June 30, 2010, we realized a $2.3 million gain related to the mark to market adjustments on our derivative instrument compared to a $0.6 million loss during the six months ended June 30, 2009. In addition, we recorded a currency exchange transaction gain of approximately $3.1 million during the six months ended June 30, 2010 compared to a loss of $0.6 million during the six months ended June 30, 2009. This difference of $3.7 million is due primarily to an improvement in the dollar foreign exchange rate compared to the foreign exchange rate of the Euro during the six months ended June 30, 2010 compared the six months ended June 30, 2009.

Income Tax Expense

Income tax expense for the six months ended June 30, 2010 was $2.7 million and included $1.5 million of deferred income tax expense for differences in the book and tax treatment of goodwill and $1.2 million in state and foreign income taxes. Income tax expense for the six months ended June 30, 2009 was $2.0 million and included $1.5 million of deferred income tax expense for differences in the book and tax treatment of goodwill and $0.6 million in state and foreign income taxes. The increase of $0.6 million of foreign and state income taxes is primarily due to higher profits in our foreign locations during the six months ended June 30, 2010 compared to the six months ended June 30, 2009.

Years ended December 31, 2007, 2008 and 2009

The following table sets forth our operating data as a percentage of net sales for the years ended December 31, 2007, 2008 and 2009:

	Year Ended December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009
Net sales	100.0%	100.0%	100.0%
Cost of sales	74.2	73.5	72.6

Gross profit	25.8	26.5	27.4
Selling, general and administrative expenses	11.1	11.2	10.0
Research and development expenses	0.5	0.5	0.4
Restructuring charges	0.1	0.5	1.2
Impairment of goodwill and other intangible assets	53.3	—	—
Loss on disposal of property and equipment	—	0.2	0.2
Amortization of intangible assets	3.3	2.8	3.1

(Loss) income from operations	(42.5)%	11.3%	12.5%

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Net sales

Net sales for 2009 were $478.8 million, a decrease of $46.7 million, or 8.9%, compared to net sales of $525.5 million for 2008. The decrease in net sales is attributable to decreased demand for the Company’s products from many of our larger customers totaling approximately $31.7 million due to the weakened economy in 2009, and a net decrease totaling approximately $15.0 million driven by lower sales of precious metals, which are passed through to our customers and do not impact gross profit.

Two customers, Johnson & Johnson and Medtronic, each accounted for greater than 10% of our net sales in 2009. Three customers, Johnson & Johnson, Medtronic and Boston Scientific, each accounted for greater than 10% of our net sales for 2008.

Gross profit

Gross profit for 2009 was $131.0 million, or 27.4% of net sales compared to $139.3 million, or 26.5% of net sales for 2008. Gross profit was negatively impacted in 2009 by approximately $12.8 million due primarily to the lost margin resulting from the decrease in the volume of net sales. This impact was offset by manufacturing cost savings of approximately $4.5 million during the year ended December 31, 2009.

Selling, general and administrative expenses

Selling, general and administrative, or SG&A, expenses were $47.7 million for 2009 compared to $58.8 million for 2008. The net $11.1 million decrease in SG&A expenses was primarily attributable to approximately $3.3 million of lower sales compensation costs, lower professional fees of approximately $2.7 million, lower travel and related expenses of approximately $0.9 million, lower stock compensation charges of $0.5 million, lower salary and related costs of $3.4 million, lower outside service costs of approximately $1.0 million and lower discretionary spending overall. Offset by increases of $0.5 million of bad debt reserves and $0.2 million of training costs.

Research and development expenses

Research and development expenses for 2009 were $2.1 million compared to $2.9 million for 2008. The decrease of $0.8 million in 2009 compared to 2008 is related to $0.6 million of research and development grants received from the government of Ireland related to eligible research and development spending in Ireland and lower discretionary spending.

Restructuring charges

During the year ended December 31, 2009, the Company recorded $5.7 million of restructuring charges consisting of severance costs resulting from both the elimination of 344 positions in manufacturing and administrative functions as part of the ongoing company-wide efforts to reduce costs and the closure of the Company’s manufacturing facility in Huntsville, Alabama. Total costs associated with the Huntsville plant closure approximated $1.9 million.

In May 2009, the Company’s Board of Directors approved a plan of closure with respect to the Company’s manufacturing facility in Huntsville, Alabama. Pursuant to the plan, the facility closed in November 2009 and a majority of the operations were transferred to other Accellent facilities. In connection with the plan, all employees were terminated in November, 2009. All affected employees were offered both retention bonuses as well as individually determined severance benefits to be received upon termination of employment, if they remained with the Company through that date. The total one-time termination benefits approximated $1.2 million and were recorded over the employees’ remaining service period as employees were required to stay through their termination date to receive the benefits. Costs to consolidate facilities totaled approximately $0.7 million and are also reported in restructuring charges.

In connection with the closure of the Company’s Huntsville facility, in addition to termination benefits of approximately $1.2 million, the equipment that was not transferred to other of our factories was sold or written down to its fair value, less costs to sell, during the year ended December 31, 2009. The Company recorded approximately $0.4 million of losses on these assets. At December 31, 2009, approximately $0.9 million related to the closure of the Huntsville facility remained unpaid, all of which is expected to be paid by December 31, 2010.

During the year ended December 31, 2008, the Company recorded $2.5 million of restructuring charges consisting of severance costs resulting from both the elimination of 102 positions in manufacturing and administrative functions as part of a company-wide program to reduce costs in February and the closure in 2008 of the Company’s manufacturing facility in Memphis, Tennessee.

In connection with the closure of the Company’s Memphis facility, in addition to termination benefits of approximately $0.9 million, the building and equipment that was not transferred to other of our factories was sold during the year ended December 31, 2008. The Company recorded approximately $0.7 million of losses on these sales, which are included in loss on disposal of property and equipment in the accompanying consolidated financial statements. At December 31, 2008, approximately $0.4 million related to the closure of the Memphis facility was remained unpaid, all of which was paid by December 31, 2009.

Loss on disposal of property and equipment

During the year ended December 31, 2009, the Company recorded $1.0 million of losses related to the disposal of property and equipment compared to $1.1 million during the year ended December 31, 2008. The decrease during the year ended December 31, 2009 compared to the year ended December 31, 2008 is primarily due to lower asset disposals, including asset impairments, recorded related to the Company’s closure of its facility in Huntsville, Alabama compared to the amount recorded for the year ended December 31, 2008 related to the Company’s closure of its facility in Memphis, Tennessee.

Amortization

Amortization of finite-lived intangible assets was $14.9 million for both 2009 and 2008.

Interest expense, net

Interest expense, net, decreased $8.7 million to $56.6 million for 2009, compared to $65.3 million for 2008. The decrease is primarily the result of lower interest rates on the unhedged portion of our term loan and lower overall borrowings on both our revolving loan and our term loan during the year ended December 31, 2009 compared to the year ended December 31, 2008.

Other expense, net

Other expense, net includes gains and losses on our derivative instruments and foreign currency transaction gains and losses. We maintain an interest rate swap agreement which reduced our exposure to variable interest rates on our outstanding term loan borrowings. During the year ended December 31, 2009, we recorded a $0.4 million gain on our interest rate swap agreement compared to a $4.1 million loss during the year ended December 31, 2008. The fair value of our interest rate swap agreement is largely dependent on movements in short-term interest rates, among other factors. The difference of $4.5 million from the year ended December 31, 2008 compared to the year ended December 31, 2009 reflects the underlying difference due to short term interest rate environment changes. In addition, we recorded a currency exchange loss of approximately $0.9 million during the year ended December 31, 2009 compared to a currency exchange gain of $1.6 million during the year ended December 31, 2008. This difference of $2.5 million is due to more significant changes in foreign currency exchange rates during the year ended December 31, 2009 compared to the year ended December 31, 2008.

Income tax expense

Income tax expense for 2009 was $3.6 million and consisted of $2.6 million of deferred federal income taxes primarily related to the difference between the book and tax treatment of goodwill and indefinite lived intangible assets, $0.8 million of foreign income taxes and state income taxes of $0.2 million. Income tax expense for 2008 was $4.7 million and consisted of $2.6 million of deferred income taxes primarily related to the difference between book and tax treatment of goodwill, $2.5 million of foreign income taxes offset by a state income tax benefit of $0.4 million. At December 31, 2009, we provided a valuation allowance for substantially all of our net deferred tax assets that are temporary as we have determined that it is more likely than not that any future benefit from these net deferred tax assets will not be realized.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Net sales

Net sales for 2008 were $525.5 million, an increase of $53.8 million, or 11.4%, compared to net sales of $471.7 million for 2007. The increase in net sales is attributable to increased demand for the Company’s products from many of our larger customers totaling approximately $43.6 million, and net price increases totaling approximately $10.2 million, primarily driven by passing through to our customers, increases in precious metal prices which do not benefit gross profit.

Three customers, Johnson & Johnson, Medtronic and Boston Scientific, each accounted for greater than 10% of our net sales for 2008. Two customers, Johnson & Johnson and Medtronic, each accounted for greater than 10% of net sales for 2007.

Gross profit

Gross profit for 2008 was $139.3 million, or 26.5% of net sales compared to $121.8 million, or 25.8% of net sales for 2007. The $17.5 million increase in gross profit resulted from the increase in volume of net sales adding approximately $13.0 million to gross profit for the year ended December 31, 2008 compared to the year ended December 31, 2007, approximately $3.1 million in manufacturing cost savings, and a favorable change in product mix that increased gross profit by approximately $1.4 million.

Selling, general and administrative expenses

Selling, general and administrative, or SG&A, expenses were $58.8 million for 2008 compared to $52.5 million for 2007. The net $6.3 million increase in SG&A expenses was primarily attributable to a difference in the amounts recorded for stock compensation. During the year ended December 31, 2008, we recorded approximately $1.0 million in stock compensation expense, of which $0.5 million related to performance based stock awards. During the year ended December 31, 2007, we recorded a reduction of expense, or credit, of $5.4 million related to stock compensation. In addition, during the year ended December 31, 2008, sales commission costs increased approximately $1.0 million driven by the increase in net sales and bonus expense related to the Company’s management incentive plan increased $2.5 million. These increases were offset by lower travel costs of $0.4 million, decreased professional fees of approximately $0.9 million, lower depreciation savings due to lower capital spending in 2008 compared to 2007 of $1.3 million and lower costs related to recruiting and relocation of members of our management group in 2008 compared to 2007.

Research and Development Expenses

Research and development expenses for 2008 were $2.9 million compared to $2.6 million for 2007. The increase of $0.3 million in 2008 compared to 2007 is related to primarily to increased labor and related costs of $0.3 million.

Restructuring charges

During the year ended December 31, 2008, the Company recorded $2.5 million of restructuring and other charges consisting of severance costs resulting from both the elimination of 102 positions in manufacturing and administrative functions as part of a company-wide program to reduce costs in February and the closure in 2008 of the Company’s manufacturing facility in Memphis, Tennessee.

In connection with the closure of the Company’s Memphis facility, in addition to termination benefits of approximately $0.9 million, the building and equipment that was not transferred to other of our factories was sold during the year ended December 31, 2008. The Company recorded approximately $0.7 million of losses on these sales, which are included in loss on disposal of property and equipment in the accompanying consolidated financial statements. At December 31, 2008, approximately $0.4 million related to the closure of the Memphis facility remained unpaid, all of which was paid during 2009.

We recognized $0.7 million of restructuring charges during the year ended December 31, 2007 consisting almost entirely of severance costs to eliminate 18 positions in both manufacturing and administrative areas as part of a company-wide program to reduce costs and centralize certain administrative functions.

Amortization

Amortization of intangible assets was $14.9 million for 2008 compared to $15.5 million for 2007. The reduction in amortization expense was a result of the impairment of certain intangible assets recorded during 2007, which reduced the amount of assets subject to periodic amortization subsequent to the impairment.

Interest expense, net

Interest expense, net, decreased $2.1 million to $65.3 million for 2008, compared to $67.4 million for 2007. The decrease is primarily the result of lower interest rates on the unhedged portion of the term loan of our Credit Facility and lower overall borrowings on both our revolving loan and our term loan during the year ended December 31, 2008 compared to the year ended December 31, 2007.

Other expense, net

Other expense, net for the year ended December 31, 2008 includes a loss on our derivative instruments of $4.1 million, $1.6 million of currency exchange gains, and $0.1 million of other income.

Income tax expense

Income tax expense for 2008 was $4.7 million and consists principally of $2.6 million of deferred income taxes for the difference between book and tax treatment of goodwill and indefinite lived assets, $2.5 million of foreign income taxes offset by a state income tax benefit of $0.4 million. Income tax expense for 2007 was $5.4 million and included $0.9 million of deferred income taxes for the different book and tax treatment for goodwill and indefinite lived assets, $2.4 million of foreign income taxes and $2.1 million of state income taxes. At December 31, 2008, we provided a full valuation allowance for substantially all of our net deferred tax assets and have determined that it is more likely than not that any future benefit from these net deferred tax assets will not be realized.

Liquidity and Capital Resources

Our principal sources of liquidity are our cash flow from operations and borrowings under our ABL Revolver (defined below). On January 29, 2010, in connection with the Refinancing, we issued $400.0 million aggregate principal amount of our 8 3/8% Senior Secured Notes due 2017 (the “Notes”), repaid the outstanding balance of an existing term loan totaling $381.6 million and terminated our revolving credit arrangement. Commensurate with the issuance of the Notes, we entered into a credit agreement with a banking syndicate which provides for up to $75 million of revolving borrowings, subject to borrowing base limitations, under an asset backed line of credit (the “ABL Revolver”), refer to Note 4 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus. We have no scheduled principal payments during 2010 related to these arrangements.

Cash provided by operating activities was $16.3 million during the six months ended June 30, 2010, compared to $28.6 million during the six months ended June 30, 2009. The decrease in cash provided by operating activities of $12.3 million is primarily attributable to working capital investments in accounts receivable and inventory, partially offset by increases in cash generated from accounts payable and accrued liabilities. Cash provided by operations was $55.5 million during 2009, compared to $42.0 million in 2008. The increase in cash provided by operating activities is primarily attributable to $9.1 million of increased cash generated from operating profit and incremental cash generated from working capital that increased cash provided by operating activities by approximately $4.4 million. Cash provided by operations was $42.0 million during 2008, compared to $8.2 million in 2007. The increase in cash provided by operating activities was primarily attributable to improvements in working capital utilization which increased cash provided by operating activities by approximately $11.7 million, $19.5 million of increased cash generated from operating profit and fewer settlements of employee roll-over stock options.

Cash used in investing activities was $10.2 million during the six months ended June 30, 2010 compared to $6.9 million during the six months ended June 30, 2009. The increase in cash used in investing activities is due to higher purchases of property and equipment. Cash used in investing activities was $14.2 million during 2009 compared to $15.7 million during 2008. The decrease in cash used for investing activities is due to lower capital asset acquisitions of $0.8 million and $1.3 million of cash proceeds from the repayment of a note receivable, both of which were offset by lower cash generated from the sale of equipment of $0.6 million. Cash used in investing activities was $15.7 million during 2008 compared to $23.8 million during 2007. The decrease in cash used for investing activities was due to lower capital asset acquisitions of $6.6 million and an increase in cash generated from the sale of equipment of $1.5 million.

During the six months ended June 30, 2010, cash used in financing activities was $5.4 million compared to $21.6 million during the six months ended June 30, 2009. The decrease in cash used in financing activities was primarily to due to net incremental cash received from our Refinancing during the six months ended June 30, 2010 and lower debt principal payments during the six months ended June 30, 2010 compared to the six months ended June 30, 2009. During 2009, cash used in financing activities was $22.2 million compared to cash used in financing activities of $17.0 million during 2008. The increase in cash used in financing activities was primarily due to higher net debt principal payments of $7.3 million, offset partially by an increase in cash generated from the sale of parent company stock of approximately $0.1 million and lower repurchases of parent company stock of $2.0 million. During 2008, cash used in financing activities was $17.0 million compared to cash provided by financing activities of $18.3 million during 2007. The change in cash provided by (used in) financing activities was primarily to lower borrowings on our revolver during 2008.

Capital Expenditures. Our planned capital expenditures for the next 12 months include investments related to new business opportunities, geographical expansion, upgrades of our existing equipment infrastructure and information technology enhancements. We expect that these investments will be financed from operating cash flow.

As of June 30, 2010 and December 31, 2009, we have a liability of $3.3 million for environmental clean up matters. The United States Environmental Protection Agency, or EPA, issued an Administrative Consent Order in July 1988 requiring UTI, our subsidiary, to study and, if necessary, remediate the groundwater and soil beneath and around its plant in Collegeville, Pennsylvania. Since that time, UTI has implemented and is operating successfully a contamination treatment system approved by the EPA. We expect to pay approximately $0.2 million of ongoing operating costs during 2010 relating to this remediation effort. Our environmental accrual at June 30, 2010 and December 31, 2009 includes $3.1 million related to our Collegeville location.

Our ability to make payments on our indebtedness and to fund planned capital expenditures, other expenditures and long-term liabilities, and necessary working capital will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations, we believe our cash flow from operations and available borrowings under our ABL Revolver will be adequate to meet our liquidity requirements for the next 12 months. However, no assurance can be given that this will be the case.

Indebtedness. The following is a description of our material indebtedness at June 30, 2010:

10.5% Senior Subordinated Notes Due 2013

On November 22, 2005, we issued $305.0 million in aggregate principal amount of 10.5% senior subordinated notes due 2013 (the “Senior Subordinated Notes”). The Senior Subordinated Notes were initially purchased by Credit Suisse First Boston LLC, JPMorgan Securities Inc. and Bear, Stearns & Co. Inc. and were resold to various qualified institutional buyers and non-U.S. persons pursuant to Rule 144A and Regulation S, respectively, under the Securities Act. Interest on the Senior Subordinated Notes is payable semi-annually on June 1st and December 1st of each year beginning on June 1, 2006, and the Senior Subordinated Notes mature on December 1, 2013. The Senior Subordinated Notes are guaranteed by all of our existing domestic subsidiaries and by all of our future domestic subsidiaries that are not designated as unrestricted subsidiaries.

We have the option to redeem the Senior Subordinated Notes, in whole or in part, at any time on or after December 1, 2009, at redemption prices declining from 105.25% of their principal amount on December 1, 2009 to 100% of their principal amount on December 1, 2011, plus accrued and unpaid interest. Upon a change of control, as defined in the indenture pursuant to which the Senior Subordinated Notes were issued, we are required to offer to repurchase the Senior Subordinated Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest. In June 2010, we purchased $10.0 million par value of the Senior Subordinated Notes.

We may seek, from time to time, to retire the Senior Subordinated Notes through cash purchases on the open market, in privately negotiated transactions of otherwise. Such repurchases, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

The indenture limits our and our subsidiaries’ ability to, among other things:

•	pay dividends;

•	redeem capital stock and make other restricted payments and investments;

•	incur additional debt or issue preferred stock;

•	enter into agreements that restrict our subsidiaries from paying dividends or other distributions;

•	make loans or otherwise transfer assets to us or to any other subsidiaries;

•	create liens on assets;

•	engage in transactions with affiliates;

•	sell assets, including capital stock of subsidiaries; and

•	merge, consolidate or sell all or substantially all of our assets and the assets of our subsidiaries.

The indenture contains customary events of default including, but are not limited to:

•	failure to pay any principal, interest, fees or other amounts when due;

•	material breach of any representation or warranty;

•	default of restrictive covenants;

•	events of bankruptcy;

•	cross defaults to other material indebtedness;

•	invalidity of any guarantee; and

•	unsatisfied judgments.

Senior Secured Asset- Based Revolving Credit Facility

In January 2010, the Company entered into a new senior secured asset-based revolving credit facility (the “ABL Revolver”) pursuant to a credit agreement among the Company, a syndicate of financial institutions, and certain institutional lenders.

The ABL Revolver provides for revolving credit financing of up to $75.0 million, subject to borrowing base availability, with a maturity of five years. The borrowing base at any time is limited to certain percentages of eligible accounts receivable and inventories. All borrowings under the ABL Revolver are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties. If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings, and undrawn letters of credit under the ABL Revolver exceeds the lesser of (i) the commitment amount and (ii) the borrowing base, the Company will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount.

Borrowings under the ABL Revolver bear interest at a rate per annum equal to, at the Company’s option, either (a) a base rate determined by reference to the highest of (1) the prime rate of the administrative agent, (2) the federal funds effective rate plus 1/2 of 1% and (3) the LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for a three month interest period plus 1% or (b) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin set at 2.25% per annum with respect to base rate borrowings and 3.25% per annum with respect to LIBOR borrowings. In addition to paying interest on outstanding principal under the ABL Revolver, the Company is required to pay a commitment fee of 0.50% per annum in respect of unutilized commitments. The Company must also pay customary administrative agency fees and customary letter of credit fees equal to the applicable margin on LIBOR loans. All outstanding loans under the ABL Revolver are due and payable in full on the fifth anniversary of the closing date.

All obligations under the ABL Revolver are unconditionally guaranteed jointly and severally on a senior secured basis by all the Company’s existing and subsequently acquired or organized direct or indirect U.S. restricted subsidiaries and in any event by all subsidiaries that guarantee the notes. All obligations under the ABL Revolver, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the Company’s assets and the assets of the guarantors, including:

•

a first-priority security interest in personal property consisting of accounts receivable, inventory, certain cash, related general intangibles and instruments related to the foregoing and proceeds of the foregoing (such assets, the “ABL Collateral”); and

•	a second-priority security interest in, and mortgages on, substantially all of the Company’s material real property and equipment and all other assets that secure the notes on a first-priority basis.

The ABL Revolver requires that if excess availability is less than 15% of the lesser of (i) the commitment amount and (ii) the borrowing base for five consecutive business days, the Company must comply with a minimum fixed charge coverage ratio test of not less than 1.1 to 1.0 for a period ending on the first day thereafter on which excess availability has been greater than the amounts set forth above for 30 consecutive days. In addition, the ABL Revolver includes affirmative and negative covenants that, subject to significant exceptions, limit the Company’s ability and the ability of its subsidiaries to, among other things:

•	incur, assume or permit to exist additional indebtedness or guarantees;

•	incur liens;

•	make investments and loans;

•	pay dividends, make payments or redeem or repurchase capital stock;

•	engage in mergers, acquisitions and asset sales;

•	prepay, redeem or purchase certain indebtedness including the notes;

•	amend or otherwise alter terms of certain indebtedness, including the notes;

•	engage in certain transactions with affiliates; and

•	alter the business that the Company conducts.

The ABL Revolver contains certain customary representations and warranties, affirmative covenants and events of default, including among other things payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the ABL Revolver to be in full force and effect, and change of control. If such an event of default occurs, the lenders under the ABL Revolver would be entitled to take various actions, including the acceleration of amounts due under the ABL Revolver and, subject to customary intercreditor arrangements, all actions generally permitted to be taken by a secured creditor.

Please refer to the “Description of the Notes” section for a description of our 8 3/8% senior secured notes due 2017 (the “Senior Secured Notes”).

Other Key Indicators of Financial Condition and Operating Performance

EBITDA and Adjusted EBITDA presented in this prospectus are supplemental measures of our performance that are not required by, or presented in accordance with generally accepted accounting principles in the United States (“GAAP”). EBITDA and Adjusted EBITDA are not measures of our financial performance under GAAP and should not be considered as alternatives to net (loss) income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity.

EBITDA represents net (loss) income before net interest expense, income tax expense (benefit), depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to give effect to unusual items, non-cash items and other adjustments, all of which are described in the credit agreement governing the ABL Revolver and the indentures governing the Senior Subordinated Notes and the Senior Secured Notes. We believe that the inclusion of EBITDA and Adjusted EBITDA in this prospectus is appropriate to provide additional information to investors regarding certain restrictions in the indentures governing the Senior Secured Notes and Senior Subordinated Notes and in the credit agreement governing our ABL Revolver. There are no material differences in the manner in which EBITDA and Adjusted EBITDA were determined in the past under our credit agreement, as amended.

We also present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of high yield issuers. We believe EBITDA facilitates operating performance comparison from period to period and company to company by backing out differences caused by variations in capital structures, tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

In determining Adjusted EBITDA, as permitted by the terms of our indebtedness, we eliminate the impact of a number of items. For the reasons indicated herein, you are encouraged to evaluate each adjustment and whether you consider it appropriate. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	they do not reflect our cash expenditures for capital expenditure or contractual commitments;

•	they do not reflect changes in, or cash requirements for, our working capital requirements;

•	they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements;

•

Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations, as discussed in our presentation of “Adjusted EBITDA” in this prospectus; and

•	other companies, including other companies in our industry, may calculate these measures differently than we do, limiting their usefulness as a comparative measure.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce our indebtedness. For these purposes, we rely on our GAAP results. For more information, see our consolidated financial statements, unaudited condensed consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

The following table sets forth a reconciliation of net (loss) income to EBIDTA for the periods indicated (in thousands):

	Year Ended December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
RECONCILIATION OF NET (LOSS) INCOME TO EBITDA:
Net (loss) income	$(274,881)	$(13,316)	$(1,070)	$(623)	$(6,030)
Interest expense, net	67,367	65,257	56,569	29,284	36,283
Provision for income taxes	5,391	4,689	3,576	2,046	2,674
Depreciation and amortization	35,378	35,636	37,128	18,356	18,629

EBITDA	$(166,745)	$92,266	$96,203	$49,063	$51,556

The following table sets forth a reconciliation of EBITDA to Adjusted EBITDA for the periods indicated (in thousands):

	Year Ended December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
EBITDA	$(166,745)	$92,266	$96,203	$49,063	$51,556
Adjustments:
Goodwill and intangible asset impairment charge	251,253	—	—	—	—
Restructuring charges	729	2,499	5,727	2,481	—
Stock-based compensation—employees (a)	(5,558)	1,851	617	604	244
Stock-based compensation—non-employees (a)	1,951	954	93	48	45
Severance and relocation (b)	2,160	996	1,968	677	515
Chief executive recruiting costs (b)	241	(26)	310	—	—
Loss on sale of property and equipment (c)	345	1,074	966	355	(13)
Management fees to stockholder (d)	1,165	1,259	1,216	579	608
Currency exchange (gain)/loss (e)	786	(1,571)	900	567	(3,149)
Change in fair value of derivative instruments (f)	346	4,111	(425)	593	(2,286)
Other taxes	—	—	—	—	85
Other plant closure costs (g)	—	561	2,243	899	20
Loss on debt extinguishment	—	—	—	—	6,005
Costs related to the Acquisition	(67)	—	—	—	—

Adjusted EBITDA	$86,606	$103,974	$109,818	$55,856	$53,630

The differences between Adjusted EBITDA and cash flows provided by operating activities are summarized as follows (in thousands):

	Year Ended December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
Adjusted EBITDA	$86,606	$103,974	$109,818	$55,856	$53,630
Net changes in operating assets and liabilities	(4,901)	5,236	9,645	5,142	(3,652)
Interest expense, net	(67,367)	(65,257)	(56,569)	(29,284)	(36,283)
Non-cash portion of restructuring and other	(2,456)	(2,231)	(4,599)	591	—
Deferred tax provisions	2,321	1,726	2,456	1,462	1,472
Income tax benefit (expense)	(5,391)	(4,689)	(3,576)	584	1,202
Amortization of debt discount	4,098	4,197	4,229	2,098	1,924
Other items, net	(4,692)	(960)	(5,925)	(7,823)	(1,980)

Net cash provided by operating activities	$8,218	$41,996	$55,479	$28,626	$16,313

Net cash used in investing activities	$(23,806)	$(15,734)	$(14,150)	$(6,863)	$(10,156)

Net cash provided by (used in) financing activities	$18,280	$(17,001)	$(22,171)	$(21,584)	$(5,364)

(a)	We provide for the adjustment of EBITDA for non-cash compensation.
(b)	We provide for the adjustment of EBITDA for certain expenses, including employee severance and relocation expenses and recruitment costs for our Chief Executive Officer.
(c)	We provide for the adjustment of EBITDA for all gains and losses from sales of our property, plant and equipment.
(d)	In connection with the Acquisition, we entered into a management services agreement with KKR that provides for a $1.0 million annual payment, with such amount to increase by 5% per year. See “Certain Relationships and Related Transactions, and Director Independence.”
(e)	We provide for the adjustment of EBITDA to exclude the effects of any non operating currency transaction gains and losses.
(f)	We provide for the adjustment of EBITDA to exclude the effects of any (gains) or losses on derivative instruments used hedge future cash flows. Refer to Note 5 to the consolidated financial statements.
(g)	We provide for the adjustment of EBITDA to exclude the effects of any other costs related to the closure of a facility.

Off-Balance Sheet Arrangements

We do not have any “off-balance sheet arrangements” (as such term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources except for standby letters of credit of $10.9 million and $8.8 million at June 30, 2010 and December 31, 2009, respectively.

Contractual Obligations and Commitments

The following table sets forth our long-term contractual obligations as of June 30, 2010 (in thousands):

	Payments due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Senior Secured Notes (1)	$620,542	$33,500	$67,000	$67,000	$453,042
Senior Subordinated Notes (1)	403,499	30,975	61,950	310,574	—
Capital leases (1)	7	7	—	—	—
Operating leases	18,522	5,455	7,128	2,970	2,969
Purchase obligations (2)	28,040	28,040	—	—	—
Other obligations (3)	35,370	2,955	944	1,136	30,335

Total	$1,105,980	$100,932	$137,022	$381,680	$486,346

(1)	Includes interest and principal payments. Interest is determined using the instrument’s fixed rate of interest.
(2)	Purchase obligations consist of commitments for materials, supplies, machinery and equipment.
(3)	Other obligations include share based payment obligations of $0.6 million payable to employees and $0.8 million payable to non-employees, environmental remediation obligations of $3.3 million, accrued compensation and pension benefits of $2.8 million, accrued swap liability of $2.2 million, deferred income taxes of $24.7 million and other obligations of $1.0 million.

Critical Accounting Policies

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experience, current conditions and various other assumptions that are believed to be reasonable under the circumstances. Estimates and assumptions are reviewed on an ongoing basis and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary. Actual results could differ materially from those estimates under different assumptions or conditions. We believe the following critical accounting policies impact our judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition. The amount of product revenue recognized in a given period is impacted by our judgments made in establishing our reserve for potential future product returns. We provide a reserve for our estimate of future returns against revenue in the period the revenue is recorded. Our estimate of future returns is based on such factors as historical return data, which is the most critical element of our estimate, and current economic conditions impacting our customer base. The amount of revenue we recognize will be directly impacted by our estimates made to establish the reserve for potential future product returns. To date, the amount of estimated returns has not been material to total net revenues. Our reserve for sales returns was 1.4 million and 1.2 million at June 30, 2010 and December 31, 2009, respectively.

Allowance for Doubtful Accounts. We estimate the collectibility of our accounts receivable and the related amount of bad debts that may be incurred in the future. The allowance for doubtful accounts results from an analysis of specific customer accounts, historical experience, credit ratings and current economic trends. Based on this analysis, we provide allowances for specific accounts where collectibility is not reasonably assured. Our allowance for doubtful accounts was $1.0 million and $1.1 million as of June 30, 2010 and December 31, 2009, respectively. Our provision for doubtful accounts was not significant during the six months ended June 30, 2010 or 2009.

Valuation of Goodwill, Trade Names and Trademarks. Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. Goodwill and certain of our other intangible assets, specifically trade names and trademarks, have indefinite lives. Goodwill and other indefinite life intangible assets are subject to an annual impairment test, or more often if impairment indicators arise, using a fair-value-based approach. In assessing the fair value of goodwill and other indefinite life intangible assets, we make projections regarding future cash flow and other estimates. If these projections or other estimates change, we may be required to record an impairment charge. In 2009, the fair value of the reporting unit significantly exceeded its carrying value.

Valuation of Long-lived Assets. Long-lived assets are comprised of property, plant and equipment and intangible assets with finite lives. We assess the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable through projected undiscounted cash flows expected to be generated by the asset. When we determine that the carrying value of intangible assets and fixed assets may not be recoverable, we measure impairment by the amount by which the carrying value of the asset exceeds the related fair value. Estimated fair value is generally based on projections of future cash flows and other estimates.

Self Insurance Reserves. We self-insure benefits under our workers’ compensation and employee health benefits programs. We determine the accrual for workers’ compensation losses based on estimated costs to resolve each claim. We accrue for self-insured health benefits based on historical claims experience. We maintain insurance coverage to prevent financial losses from catastrophic workers’ compensation or employee health benefit claims. Our financial position or results of operations could be materially impacted in a fiscal quarter due to a material increase in claims. Our accruals for self-insured workers’ compensation and employee health benefits at June 30, 2010 and December 31, 2009 were $4.8 million and $4.5 million, respectively.

Environmental Reserves. We accrue for environmental remediation costs when it is probable that a liability has been incurred and a reasonable estimate of the liability can be made. Our remediation cost estimates are based on the facts known at the current time including consultation with a third-party environmental specialist and external legal counsel. Changes in environmental laws, improvements in remediation technology and discovery of additional information concerning known or new environmental matters could affect our operating results.

Pension and Other Employee Benefits. Certain assumptions are used in the calculation of the actuarial valuation of our defined benefit pension plans. These assumptions include the weighted average discount rate, rates of increase in compensation levels and expected long-term rates of return on assets. If actual results are less favorable than those projected by management, additional expense may be required.

Share Based Payments. Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. Determining the fair value of stock-based awards at the grant date requires considerable judgment, including estimating the underlying value of the common stock, the expected term of stock options, expected volatility of the underlying stock, and the number of stock-based awards expected to be forfeited due to future terminations. In addition, for stock-based awards where vesting is dependent upon achieving certain operating performance goals, we estimate the likelihood of achieving the performance goals. Differences between actual results and these estimates could have a material impact on our financial results.

Derivative Accounting. We use derivative instruments to reduce our risk to variable interest rates on our floating rate debt. The fair values of our derivative instruments are based on a discounted cash flow model which contains a number of variables including estimated future interest rates, projected reset dates, and projected notional amounts. A material change in these assumptions could have a material impact on our results of operations.

Income Taxes. We estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as goodwill amortization, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We then assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, we establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we increase or decrease our income tax provision in our consolidated statement of operations. If any of our estimates of our prior period taxable income or loss require change, material differences could impact the amount and timing of income tax benefits or payments for any period.

We evaluate positions taken or expected to be taken in our income tax filings in all jurisdictions where we are required to file, and provide a liability for any positions that do not meet a “more likely than not” threshold of being sustained if examined by tax authorities.

Hedge Accounting. We use derivative instruments, including interest rate swaps and collars to reduce our risk to variable interest rates. When we determine that the instrument is a cash flow hedge using the Hypothetical Derivative Method, changes in the fair value of the swap agreement are recorded in accumulated other comprehensive income and reclassified into earnings as the underlying hedged item affects earnings. In applying the Hypothetical Derivative Method we create a hypothetical derivative with terms that match our underlying hedged instrument. To the extent that changes in the fair value of the hypothetical derivative mirror changes in the fair value of the swap agreement, the hedge will be considered effective and we will apply hedge accounting. The fair values of the swap agreement and hypothetical derivative are based on a discounted cash flow model which contains a number of variables including estimated future interest rates, projected reset dates, and projected notional amounts. A material change in these assumptions could cause our hedge to be considered ineffective. If our swap agreement is not treated as a hedge, which is the case at June 30, 2010, we would record the change in fair value of the swap agreement in earnings, which could have material adverse effect on our results of operations.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to market risk associated with change in interest rates and foreign currency exchange rates. We do not use derivative financial instruments for trading or speculative purposes.

Interest Rate Risk

At December 31, 2009, we were subject to market risk associated with changes in the London Interbank Offered Rate (LIBOR) and the Federal Funds Rate published by the Federal Reserve Bank of New York in connection with our senior secured credit facility for which we had an outstanding balance at December 31, 2009 of $381.6 million with an interest rate of 2.51%. We entered into a swap agreement that limited our exposure to variable interest rates. At December 31, 2009, the notional amount of the swap contract was $150.0 million. The notional amount decreased to $125.0 million on February 27, 2010. The swap contract will mature on November 27, 2010. We will receive variable rate payments (equal to the three month LIBOR rate) during the term of the swap contract and we’re obligated to pay fixed interest rate payments (4.85%) during the term of the contract. A 1% change in interest rates, considering the agreement in place that limits our exposure to variable interest rates, would have resulted in a change in interest expense of approximately $2.3 million per year. Excluding this agreement, a 1% change in interest rates would have resulted in a change in interest expense of approximately $3.8 million per year.

Foreign Currency Risk

Foreign currency risk is the risk that we will incur economic losses due to adverse changes in foreign currency exchange rates. We operate facilities in foreign countries. Our principal currency exposures relate to the Euro, the British pound and the Mexican peso. We consider adverse impacts to our operating results related to foreign currency exposures to be low. Our foreign operations are generally cash flow positive and all transactions, both revenue and expense, are predominantly denominated in the local currency. As a result, any adverse currency changes would impact both revenue and expenses, offsetting each other, with little change to net income or loss and the related cash flows.

Commodity Price Risk

We are exposed to fluctuations in commodity prices through the purchase of raw materials that are processed from commodities, such as platinum, titanium, stainless steel, cobalt-chrome and aluminum. Given the historical volatility of certain commodity prices, this exposure can impact product costs. To manage these fluctuations, we utilize competitive pricing methods such as bulk purchases, blanket orders and long-term contracts with our major suppliers to reduce short term fluctuations, in addition to certain instances where we generally pass through the cost of the raw material, such as with platinum. Additionally, we often do not set prices for our products in advance of our commodity purchases; therefore, we can take into account the cost of the commodity in setting our prices for each order. In instances where we have supply agreements with customers, we partially adjust prices for the impact of raw material price increases. However, to the extent that we are unable to offset the increased commodity costs in our product prices, our results could be adversely affected.

BUSINESS

Overview

We believe that we are a leading provider of outsourced precision manufacturing and engineering services in our target markets of the medical device industry. We focus on what we believe are the largest and fastest growing segments of the medical device market including cardiology, endoscopy and orthopaedics. Our customers include leading global medical device companies including Abbott Laboratories, Boston Scientific, Johnson & Johnson, Medtronic, Smith & Nephew, St. Jude, Stryker and Zimmer. We provide our customers with reliable, high-quality, cost-efficient integrated outsourcing solutions that span the complete supply chain spectrum.

Our design, development and engineering, precision component manufacturing, device assembly and supply chain capabilities provide multiple strategic benefits to our customers. We help speed our customers’ products to market, lower their manufacturing costs, provide capabilities that they do not possess internally and enable our customers to concentrate their resources where they maximize value, including clinical education, research and sales and marketing.

We have long-term relationships with many of our largest customers and work closely with them as they design, test prototype, validate and produce their products. In many cases, we have worked with our key customers for over ten years. Based on discussions with our customers, we believe we are considered a preferred strategic supplier by a majority of our top ten customers and often are a critical supplier of the manufacturing services that we provide to our customers. Many of the end products we produce for our customers are regulated by the FDA, which has stringent quality standards for manufacturers of medical devices. Complying with these requirements involves significant investments of money and time, which results in stronger relationships with our customers through the multiple validations of our manufacturing process required to ensure high quality and reliable production. The joint investment of time and process validation by us and our customers, along with the possibility of supply disruptions and quality fluctuations associated with moving a product line, often create high transfer costs for moving product lines once a product is in production. Typically, once our customers have started production of a certain product with us, they do not move this product to another supplier. Further, validation requirements encourage customers to consolidate business with preferred suppliers such as us, whose processes have been previously validated.

We generate significant revenues from a diverse range of products that generally have long product life cycles. The majority of our revenues are generated by high value, single use products that are either regulated for one-time use, implanted into the body or are considered too critical to be re-used. We currently work with our customers on over 10,000 stock keeping units, providing us with tremendous product diversity across our customer base.

Our opportunities for future growth are expected to come from a combination of factors, including market growth, increasing our market share of the overall outsourcing market and increased outsourcing of existing and new products by our customers. Our revenue base is made up of a diversified product mix with limited technology or product obsolescence risk. We manufacture many products that have been used in medical devices for over ten years, such as biopsy instruments, joint implants, pacemakers and surgical instruments. As our customers’ end market products experience new product innovation, we continue to supply the base products and services across end market product cycles.

Industry Background

We focus on the largest and fastest growing end markets within the medical device industry: cardiology, orthopaedics, and endoscopy. These end markets are attractive to us because of their large size, significant volume growth, strong product pipelines, competitive environment and a demonstrated need for our high-quality manufacturing and engineering services. We believe medical device companies that participate in one or more of these markets will generate demand growth and outsourcing opportunities related to the end markets in which they operate.

We believe that demand growth in the target end markets is driven primarily by the following:

Aging Population

The average age of the U.S. population is expected to increase significantly over the next decade. According to U.S. Census data, the total U.S. population is projected to grow approximately 5% over the next five years, while the number of individuals in the United States over the age of 65 is projected to grow approximately 16% in that same time. As the average age of the population increases, the demand for medical products and services, including medical devices, is expected to increase as well.

Active Lifestyles

As people live longer, more active lives, the adoption of medical devices such as orthopedic implants and arthroscopy devices has grown. In addition, in order to maintain this active lifestyle, patients demand more functional, higher technology devices.

Advances in Medical Device Technology

The development of new medical device technology is driving growth in the medical device market. Examples include neurostimulation, minimally invasive spinal repair, vascular stenting and innovative implantable defibrillators, all of which are increasingly being adopted in the medical community because of the significant demonstrated patient benefits.

Increased Global Utilization

The global medical device market is largely concentrated in North America, Western Europe and Japan. As these populations grow and age, medical device volume growth increases. In addition, increased global utilization of medical devices further adds to medical device volume growth. Lastly, emerging countries in Asia, South America and Eastern Europe are also increasing their consumption of medical devices due to enhanced awareness and increasing financial flexibility.

Increase in Minimally Invasive Technologies

The medical device market is witnessing a major shift away from invasive or open surgical procedures to minimally invasive procedures and technologies. Minimally invasive procedures have been developed to reduce the pain, trauma, recovery time and overall costs resulting from open and more invasive procedures. The continued adoption of minimally invasive technologies is expected to continue driving growth in the overall medical device market.

Medical Device Companies in Our Key Target End Markets Are Outsourcing Manufacturing, Design and Engineering

As medical devices have become more technically complex, the demand for precision manufacturing capabilities and related engineering services has increased significantly. Many of the leading medical device companies in our end markets are increasingly utilizing third-party manufacturing and engineering providers as part of their business and manufacturing strategies. Outsourcing allows medical device companies to take advantage of the manufacturing technologies, manufacturing process experience and expertise, economies of scale, and supply chain management of third-party manufacturers. Most importantly, outsourcing enables medical device companies to concentrate their resources to create value including clinical education, research and development and sales and marketing.

We believe our current target market will continue to increase due to both the growth in medical device end markets and an increase in outsourcing by medical device companies. Key factors driving increased penetration in outsourcing include:

Increasing Complexity of Manufacturing Medical Device Products

As medical device companies seek to provide additional functionality in their products, the complexity of the technologies and processes involved in producing medical devices has increased. Medical device outsourcing companies have invested in facilities with comprehensive services and experienced personnel to deliver precision manufacturing services for these increasingly complex products. Medical device companies may also outsource because they do not possess the capabilities to manufacture their new products and/or manufacture them in a cost effective manner.

Desire to Accelerate Time-to-Market with Innovation

The leading medical device companies are focused on clinical education, research and development and sales and marketing in order to maximize the commercial potential for new products. For these new products, the medical device companies are attempting to reduce development time and compete more effectively. Outsourcing enables medical device companies to accelerate time-to-market and clinical adoption.

Reduced Product Development and Manufacturing Costs

We provide comprehensive services, including design and development, raw material sourcing, component manufacturing, final assembly, quality control and sterilization and warehousing and delivery, to our customers, often resulting in lower total product development costs.

Rationalization of Medical Device Companies’ Existing Manufacturing Facilities

Medical device companies are continually looking to reduce costs and improve efficiencies within their organizations. As medical device companies rationalize their manufacturing base as a way to realize cost savings, they are increasingly turning to outsourcing. Through outsourcing, medical device companies can reduce capital requirements and fixed overhead costs, as well as benefit from the economies of scale of the third-party manufacturer.

Increasing Focus on Clinical Education, Research and Development and Sales and Marketing

We believe medical device companies are increasingly focusing resources on clinical education, research and development and sales and marketing. Outsourcing enables medical device companies to focus greater resources on these areas while taking advantage of the manufacturing technologies, economies of scale and supply chain management expertise of third-party manufacturers.

Our Strengths

Our competitive strengths make us a preferred strategic partner for many of the leading medical device companies and position us for profitable growth. Our preferred provider status is evidenced through our long-term customer relationships, sourcing agreements and/or by official designations.

Market Leader

We believe that we are a leading provider of outsourced precision manufacturing services in our target markets. We continue to invest in information technology and quality systems that enable us to meet or exceed the increasingly rigorous standards of our customers and differentiate us from our competitors.

Strong Long-term Strategic Partnerships with Targeted Customers

We believe we are considered a preferred strategic provider of manufacturing services by many of our customers. Our highly focused sales teams are dedicated to serving the leading medical device manufacturers. With our large customers, we generate diversified revenue streams across separate divisions and multiple products. As a result, we are well-positioned to compete for a majority of our customers’ outsourcing needs and benefit as our customers seek to reduce their supplier base.

Breadth of Manufacturing and Engineering Capabilities

We provide a comprehensive range of manufacturing and engineering services, including: design, testing, prototyping, production and device assembly, as well as comprehensive global supply chain management capabilities. We have made significant investments in precision manufacturing equipment, proprietary manufacturing processes, information technology and quality systems. In addition, our internal research and development team has developed innovative automation techniques that create economies of scale that can reduce production costs and enable us to manufacture many products at lower costs than our customers and competitors.

Reputation for Quality

We believe that we have a reputation as a high quality manufacturer. Our manufacturing facilities follow a single uniform quality system and are ISO 13485 certified, a quality standard that is specific to medical devices and the most advanced level attainable. Due to the patient-critical and highly regulated nature of the products our customers provide, strong quality systems are an important factor in our customers’ selection of a strategic manufacturing partner. As a result, our systems and experience provide us with an advantage as large medical device companies partner with successful, proven manufacturers who have the systems necessary to deliver high quality products that meet or exceed their own quality standards.

Strategic Locations

We believe that the proximity of our design, prototyping and engineering centers to our major customers and the advantageous location of our manufacturing centers provide us with a competitive advantage. Our strategic locations allow us to facilitate speed to market, rapid prototyping, low cost assembly and overall customer familiarity. For example, our design, prototyping and engineering centers near Boston, Massachusetts and Minneapolis, Minnesota, and our manufacturing centers in Galway, Ireland, and near Minneapolis, Minnesota are strategically located near our major customers. In addition, our Juarez, Mexico facility provides our customers with low-cost manufacturing and assembly capabilities.

Recurring Free Cash Flow

We believe that as large medical device companies look to partner with suppliers of significant scale and stability, we are favorably positioned by having steadily improved margins and generated considerable liquidity. It is our belief that these factors combined with modest capital expenditures and working capital requirements will continue to generate recurring free cash flow.

History of Driving Cost Savings

Since 2007, we have re-aligned and streamlined our sales, finance, quality, engineering and customer services into a centrally managed organization to better serve our customers. Since that time, we have continued to focus on optimizing and consolidating our operations and re-positioning our service capabilities to more strategically meet our customers’ needs. In the process, we have improved capital and facility utilization and enhanced our cost structure to reduce overall manufacturing costs. For example, we recently implemented “Lean manufacturing” and have deployed a common enterprise resource management platform across our manufacturing facilities.

Experienced and Committed Management Team

We have a highly experienced management team with past experience in the healthcare and contract manufacturing industries.

Our Strategy

Our primary objective is to follow a focused and profitable growth strategy. We intend to strengthen our position as a leading provider of outsourced precision manufacturing and engineering services to our target markets through the following activities:

Grow Our Revenues

We are focused on increasing our share of revenues from the leading companies within our target markets and gaining new customers within these markets. We believe the strength of our customer relationships and our customer-focused sales teams, in combination with our comprehensive engineering and operating capabilities put us in a preferred position to capture an increasing percentage of new business with existing customers and gain new customers.

Increase Manufacturing Efficiencies

We are implementing our “Lean manufacturing” program focused on improving overall process control and cycle time reduction while substantially increasing our labor, equipment and facility efficiencies. The program is aimed at reducing our overall manufacturing costs and improving our capital and facility utilization necessary to support our continued growth. The program consists of standardized training for all Accellent employees in both lean and six sigma fundamentals including standard tools to support the identification and elimination of waste and variation. We are also deploying customized training for specialized job functions to increase our population of Lean Sigma certified employees.

Leverage Design and Prototyping Capabilities and Presence

We intend to grow revenues from design and prototyping services by continuing to invest in selected strategic locations and equipment. We currently have design facilities near Minneapolis, Minnesota and Boston, Massachusetts. We believe being involved in the initial design and prototyping of medical devices positions us favorably to capture the ongoing manufacturing business of these devices as they move to volume production.

Provide an Integrated Solution

We are constantly adding strategic capabilities in order to provide a continuum of service for our customers throughout their product life cycles, thereby allowing them to reduce the number of vendors they deal with and focus their resources on speed to market. These capabilities range from concept validation and design and development, through manufacturing, warehousing and distribution. We are also evaluating other low cost capabilities and partnerships with customers. For example, our established presence in low-cost geographies such as Juarez, Mexico will continue to help us provide our customers with the most cost-effective solutions to meet their needs.

Selectively Pursue Complementary Acquisitions

Our first priority is to strengthen our core competencies and grow the business organically. However, given the fragmented nature of the medical device outsourcing industry and the opportunity this presents, we will selectively pursue complementary acquisitions which would allow us to expand our scope and scale to further enhance our offering to our customers.

Capabilities

As outsourcing by medical device companies continues to grow, we believe that our customers’ reliance upon the breadth of our capabilities increases. Our capabilities include Design and Engineering, Precision Component Manufacturing, Device Assembly and Supply Chain Management.

Design and Engineering We offer design and engineering services that include product design engineering, design for manufacturability, analytical engineering, rapid prototyping and pilot production. We focus on providing design solutions to meet our customers’ functional and cost needs by incorporating reliable manufacturing and assembly methods. Through our engineering design capabilities, we engage our customers early in the product development cycle to reduce their manufacturing costs and accelerate their time to market.

Capability	Description & Customer Application
Product Design Engineering	Computer Aided Design (CAD) tool used to model design concepts which supports the design portion of the project, freeing customers’ staff for additional research

Design for Manufacturability	Experience in manufacturing and process variation analysis ensures reliability and ongoing quality are designed in from the onset which eliminates customers’ need for duplicate quality assurance measures, provides for continuous improvement and assures long-term cost control objectives are met

Analytical Engineering	Finite Element Analysis (FEA) and Failure Mode and Effect Analysis (FMEA) tools verify function and reliability of a device prior to producing clinical builds, shortening the design cycle and allowing products to reach the market faster and more cost effectively

Physical Models	Computer Aided Manufacturing (CAM), Stereolithography and “Soft Tooling” concepts which permit rapid prototyping to provide customers with assurance that they have fulfilled the needs of their clinical customers and confirm a transition from design to production

Pilot Production	Short run manufacturing in a controlled environment utilizing significant engineering support to optimize process prior to production transfer, which provides opportunity to validate manufacturing process before placement in a full scale manufacturing environment

Precision Component Manufacturing We utilize a broad array of manufacturing processes to produce metal and plastic based medical device components. These include metal forming, machining and molding and polymer molding, machining and extrusion processes.

Capability	Description & Customer Application
Tube Drawing	Process to manufacture miniature finished tubes or tubular parts used in stents, cardio catheters, endoscopic instruments and orthopedic implants

Wire Drawing	Process to manufacture specialized clad wires utilized in a variety of cardiology and neurological applications

Wire Grinding & Coiling	Secondary processing of custom wires to create varying thicknesses or shapes (springs) used in guidewires and catheters for angioplasty and as components in neurological applications

Micro-Laser Cutting	Process uses a laser to remove material in tubular components resulting in tight tolerances and the ability to create the “net like” shapes used in both cardiology and peripheral stents

CNC Swiss Machining	Machining process using a predetermined computer controlled path to remove metal or plastic material thereby producing a three dimensional shape. Used in orthopaedic implants such as highly specialized bone screws and miniature components used in cardiac rhythm management

High Speed CNC multi-axis Profile Machining	Machining process using a predetermined computer controlled path to remove metal or plastic material thereby producing a three dimensional shape. Used to produce orthopedic implants where precise mating surfaces are required

Electrical Discharge Machining (EDM)	Machining process using thermal energy from an electrical discharge to create very accurate, thin delicate shapes and to manufacture complete components used in arthroscopy, laparoscopy and other surgical procedures

Plastic Injection Molding	Melted plastic flows into a mold which has been machined in the mirror image of the desired shape; process is used throughout the medical industry to create components of assemblies and commonly combined with metal components

Metal Injection Molding	Metal powders bound by a polymer are injected into a mold to produce a metal part of the desired shape; used in higher volume metal applications to reduce manufacturing costs in orthopaedics, endoscopy, arthroscopy and other procedures

Plastic Extrusion	Process that forces liquid polymer material between a shaped die and mandrel to produce a continuous length of plastic tubing; used in cardiology catheter applications

Alloy Development	Product differentiation in the medical device industry is commonly driven by the use of alternative materials; we work with our customers to develop application-specific materials that offer marketable features and demonstrable benefits

Forging	Process using heat and impact to “hammer” metal shapes and forms. Secondary processing needed to bring to finished form. Most often to fabricate surgical instruments within the medical industry

Device Assembly Device assembly is being driven by medical device companies’ focus on more products being released in shorter timeframes. To fulfill this growing need, we provide contract manufacturing services for complete/finished medical devices at our U.S., Mexico and Ireland facilities. We provide the full range of assembly capabilities defined by our customers’ needs, including packaging, labeling, kitting and sterilization.

Capability	Description & Customer Application
Mechanical Assembly	Uses a variety of sophisticated attachment methods such as laser, plasma, ultrasonic welding or adhesives to join components into complete medical device assemblies

Electro-Mechanical Assembly	Uses a combination of electrical devices such as printed circuit boards, motors and graphical displays with mechanical sub-assemblies to produce a finished medical device

Marking/Labeling & Sterile Packaging	Use of laser or ink jet marking or pad printing methods for product identification, branding and regulatory compliance; applying packaging methods such as form-fill-seal or pouch-fill-seal to package individual medical products for sterilization and distribution

Supply Chain Management Our supply chain management services encompass the complete order fulfillment process from raw material to finished devices for entire product lines. This category of capabilities is an umbrella for the capabilities listed above, including design and engineering, component manufacturing device assembly raw materials sourcing, quality control/sterilization and warehousing and delivery, described below.

Capability	Description & Customer Application
Raw Materials Sourcing	Procurement and consulting on the choice of raw materials, assure design and materials suitability

Quality Control/Sterilization	The ability to design and validate quality control systems that meet or exceed customer requirements. In addition, we provide validated sterilization services

Warehousing and Delivery	The ability to provide customer storage and distribution services, including end user distribution

Business Segments

We have aligned the Company to reflect the consolidation of our sales, finance, quality, engineering and customer services into a centrally managed organization designed to better serve our customers, many of whom service multiple medical device markets. We have one operating and reportable segment which is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and assess performance. Prior to this re-alignment we had been organized into three reporting units to serve our primary target markets: cardiology, endoscopy and orthopedic. During prior periods, we had determined that the three reporting units met the segment aggregation criteria, and therefore were treated as one reportable segment. Our chief operating decision maker is our chief executive officer.

Customers

Our customers include leading worldwide medical device manufacturers that concentrate primarily in the cardiology, endoscopy and orthopedic markets. We maintain strong relationships with our customers by delivering highly customized and engineered finished goods, assemblies, and components for their markets. For the six months ended June 30, 2010 and the year ended December 31, 2009, approximately 95% of our net sales were derived from medical device companies.

Our strategy is to focus on leading medical device companies, which we believe represent a substantial portion of the overall market opportunity, and emerging medical device companies. We provide numerous products and services to our customers across their varied business units. For the six months ended June 30,

2010, our 10 largest customers accounted for approximately 65% of our consolidated net sales. Two customers each accounted for 10% or more of consolidated net sales during the six months ended June 30, 2010. For the year ended December 31, 2009, our 10 largest medical device customers accounted for approximately 60% of our net sales. In particular, Johnson & Johnson and Medtronic each accounted for more than 10% of our net sales for the year ended December 31, 2009, 2008 and 2007. In addition, Boston Scientific accounted for more than 10% of our net sales for the year ended December 31, 2008.

We also have established customer relationships with companies outside of the medical device market which accounted for approximately 5% of our net sales for the six months ended June 30, 2010 and the year ended December 31, 2009. Our industrial customers serve the electronics, computer, industrial equipment and consumer markets. We provide them with high quality, complex components for use in such products as high density discharge lamps, fiber optics, motion sensors and power generation.

We believe that our customers are attractive to us because of their large size, significant potential for volume growth, and strong product pipelines. Our customers continuously seek ways to maximize shareholder return, reduce costs, and speed innovation and time to market by outsourcing manufacturing and engineering services. Additionally, they have been increasingly willing to outsource their needs with us based on our proven quality, preferred supplier status, and strong relational partnerships.

Our firm order backlog at June 30, 2010 and December 31, 2009 totaled approximately $198 million and $215.0 million, respectively. Substantially all of these orders are expected to be shipped within one year.

International Operations

For the six months ended June 30, 2010 and the year ended December 31, 2009, approximately 17% of our sales in each period were to customers outside of the United States. International sales include additional risks such as currency fluctuations, duties and taxation, foreign legal and regulatory requirements, changing labor conditions and longer payment cycles. Refer to Note 14 to our consolidated financial statements for information regarding sales and long-lived assets by country.

Information Technology

We are in the process of installing, and expanding the use of the Oracle 11i enterprise resource planning, or ERP, system across our primary manufacturing facilities. This project entails upgrading and deploying a common implementation of ERP functionality at these facilities. We believe our ERP platform and related information technology systems will enable us to better serve our customers by aiding us in predicting customer demand, utilizing the latest production planning methodologies, taking advantage of economies of scale in purchasing, providing greater flexibility to move product from design to manufacturing at various sites and improving the accuracy of capturing and estimating our manufacturing and engineering costs. In addition, we utilize computer aided design, CAD, and computer aided manufacturing, CAM, software at our facilities which allows us to improve our product quality and enhance the interactions between our engineers and our customers. We deploy our systems to provide direct business benefits to us, our customers and our suppliers.

Quality

Due to the patient-critical and highly regulated nature of the products our customers provide, strong quality systems are an important factor in our customers’ selection of a strategic manufacturing partner. In order for our customers to outsource manufacturing to us, our quality program must meet or exceed customer requirements.

Our Quality Management System is based on the standards developed by the International Organization for Standardization (ISO) and the FDA’s Quality System Regulation. These standards specify the requirements necessary for a quality management system to consistently provide product that meet or exceed customer requirements. Also included are requirements for processes to ensure continual improvement and continued effectiveness of the system. Compliance to ISO Standards is assessed by independent audits from an accredited third party (a Registrar) and through internal and customer audits of the quality system at each facility.

We have registered our facilities under a single Quality Management System which conforms to ISO 13485:2003, “Medical Devices—Quality management systems—Requirements for regulatory purposes.”

Supply Arrangements

We have established relationships with many of our materials providers. However, most of the raw materials that are used in our products are subject to fluctuations in market price. In particular, the prices of stainless steel, titanium and platinum have historically fluctuated, and the prices that we pay for these materials, and, in some cases, their availability, are dependent upon general market conditions. In most cases we have pass-through pricing arrangements with our customers that purchase precious metal components or we have established firm-pricing agreements with our suppliers designed to minimize our exposure to market fluctuations.

When manufacturing and assembling medical devices, we may subcontract manufacturing services that we cannot perform in-house. As we provide our customers with a fully integrated supply chain solution, we will continue to rely on third-party suppliers, subcontractors and outside sources for components or services that we cannot provide through our internal resources.

To date, we have not experienced any significant difficulty obtaining necessary raw materials or subcontractor services.

Intellectual Property

The products that we manufacture are made to order based on the customers’ specifications and may be designed using our design and engineering services. Generally, our customers retain ownership of and the rights to their products’ design while we retain the rights to any of our proprietary manufacturing processes.

We continue to develop intellectual property primarily in the areas of process engineering and materials development for the purpose of internal proprietary utilization. Our intellectual property enhances our production capabilities and improves margins in our manufacturing processes while providing competitive differentiation. Examples of technologies developed include improvements in micro profile grinding, polymer micro tube manufacturing, metal injection molding and surface enhancement methods for surgical implants.

We also continue to develop intellectual property for the purpose of licensing certain technologies to our medical device customers. The use of these technologies by our medical device customers in their finished design, component or material solution results in additional royalty revenues. Examples of licensed technologies include improvements to catheter based applications, gastrointestinal surgical devices and vascular stents.

In addition, we are a party to several license agreements with third parties pursuant to which we have obtained, on varying terms, non-exclusive rights to utilize patents held by third parties in connection with precision metal injection manufacturing technology.

Competition

The medical device outsourced manufacturing industry has traditionally been highly fragmented with several thousand companies, many of which we believe have limited manufacturing capabilities and limited sales and marketing expertise. We believe that very few companies offer the scope of manufacturing capabilities and services that we provide to medical device companies, however, we may compete in the future against companies that provide broad manufacturing capabilities and related services. We compete with different companies depending on the type of product or service offered or the geographic area served. We are not aware of a single competitor that operates in all of our target markets or offers the same range of products and services that we offer.

Our existing or potential competitors include suppliers with different subsets of our manufacturing capabilities, suppliers that concentrate in niche markets, and suppliers that have, are developing, or may in the future develop, broad manufacturing capabilities and related services. We compete for new business at all phases of the product lifecycle, which includes development of new products, the redesign of existing products and transfer of mature product lines to outsourced manufacturers. Competition is generally based on reputation, quality, delivery, responsiveness, breadth of capabilities, including design and engineering support, price, customer relationships and increasingly the ability to provide complete supply chain management rather than individual components.

Many of our customers also have the capability to manufacture similar products in house, if they so choose.

Government Regulation

Our business is subject to governmental requirements, including those federal, state and local environmental laws and regulations governing the emission, discharge, use, storage and disposal of hazardous materials and the remediation of contamination associated with the release of these materials at or from our facilities or off-site disposal locations. Many of our manufacturing processes involve the use and subsequent regulated disposal of hazardous materials. We monitor our compliance with all federal and state environmental regulations and have in the past paid civil penalties and taken corrective measures for violations of environmental laws. In anticipation of proposed changes to air emission regulations, we have incorporated advanced air emission control technologies at one of our manufacturing sites which uses a regulated substance. To date, such matters have not had a material adverse impact on our business or financial condition. However, we cannot assure you that such matters will not have a material impact on us in the future.

In prior years, we have entered into several settlements arising from alleged liability as potentially responsible parties for the off-site disposal or treatment of hazardous substances. None of those settlements have had a material adverse impact on our business or financial condition.

Environmental laws have been interpreted to impose strict, joint and several liability on owners and operators of contaminated facilities and parties that arrange for the off-site disposal or treatment of hazardous materials. In 2001, the United States Environmental Protection Agency, or EPA, approved a Final Design Submission submitted by UTI Corporation (“UTI”), our wholly owned subsidiary, to the EPA in respect of a July 1988 Administrative Consent Order issued by the EPA. The Administrative Consent Order alleged that hazardous substances had been released into the environment from UTI’s Collegeville, Pennsylvania plant and required UTI to study and, if necessary, remediate the groundwater and soil beneath and around the plant. Since that time, UTI has implemented, and is operating successfully, a contamination treatment system approved by the EPA. Other of our subsidiaries also operate or formerly operated facilities located on properties where environmental contamination may have occurred or be present.

At June 30, 2010 and December 31, 2009, we have a long-term liability of $3.3 million related primarily to the Collegeville remediation. We have prepared estimates of our potential liability for these properties, if any, based on available information. Changes in EPA standards, improvement in cleanup technology and discovery of additional information, however, could affect the estimated costs associated with these matters in the future.

We are a medical device and component manufacturing and engineering services provider. Some of the products that we manufacture are finished medical devices or components that go into finished medical devices. The manufacturing processes used in the production of these products must comply with FDA regulations, including its Quality System Regulation, or QSR. The QSR requires manufacturers of medical devices to follow elaborate design, testing, control, documentation and other quality assurance procedures during the manufacturing process. The QSR governs manufacturing activities broadly defined to include activities such as product design, manufacture, testing, packaging, labeling, distribution and installation. Our FDA registered facilities are subject to FDA inspection at any time for compliance with the QSR and other FDA regulatory requirements. Failure to comply with these regulatory requirements may result in civil and criminal enforcement actions, including financial penalties, seizures, injunctions and other measures. In some cases, failure to comply with the QSR could prevent or delay our customers from gaining approval to market their products. Our products must also comply with state and foreign regulatory requirements.

In addition, the FDA and state and foreign governmental agencies regulate many of our customers’ products as medical devices. FDA approval/clearance is required for those products prior to commercialization in the U.S., and approval of regulatory authorities in other countries may also be required prior to commercialization in those jurisdictions. Moreover, in the event that we build or acquire additional facilities outside the U.S., we will be subject to the medical device manufacturing regulations of those countries. Our Mexico facility must comply with U.S. FDA regulations, which we believe are more stringent than the local regulatory requirements that our Mexico facility must also comply with. Some other countries may rely upon compliance with U.S. regulations or upon ISO certification as sufficient to satisfy certain of their own regulatory requirements for a product or the manufacturing process for a product.

In order to comply with regulatory requirements, our customers may wish to audit our operations to evaluate our quality systems. Accordingly, we routinely permit audits by our customers.

Employees

As of June 30, 2010, we had 3,143 employees. We also employ a number of temporary employees to assist with various projects. Other than certain employees at our facility in Aura, Germany, our employees are not represented by any union. We have never experienced a work stoppage or strike and believe that we have good relationships with our employees.

Properties

We lease 17 facilities and own 5 facilities. Our principal executive office is located at 100 Fordham Road, Building C, Wilmington, Massachusetts 01887. Certain of the properties in Trenton, Georgia and all of the owned properties are subject to mortgages to support our obligations under the ABL revolver and the senior secured notes. We believe that our current facilities are adequate for our operations. Certain information about our facilities is set forth below:

Location	Approximate Square Footage	Own/Lease
Arvada, Colorado	45,000	Lease
Brimfield, Massachusetts	30,000	Own
Brooklyn Park, Minnesota	133,000	Lease
Collegeville, Pennsylvania	179,000	Own
El Paso, Texas	20,000	Lease
Englewood, Colorado	40,000	Lease
Huntsville, Alabama	44,000	Own
Laconia, New Hampshire	41,000	Lease
Orchard Park, New York	64,000	Lease
Pittsburgh, Pennsylvania	68,000	Own
Salem, Virginia	66,000	Lease
Sturbridge, Massachusetts	18,000	Lease
Trenton, Georgia	42,000	Lease
Upland, California	50,000	Lease
Watertown, Connecticut	46,000	Lease
Wheeling, Illinois	48,000	Own
Wheeling, Illinois	51,000	Lease
Wilmington, Massachusetts	22,000	Lease
Aura, Germany	17,000	Lease
Galway, Ireland	16,000	Lease
Juarez, Mexico	101,000	Lease
Manchester, England	11,000	Lease

Total	1,152,000

Legal Proceedings

The Pennsylvania Department of Environmental Protection (“DEP”) has filed a petition for review with the U.S. Court of Appeals for the District of Columbia Circuit challenging recent amendments to the U.S. Environmental Protection Agency (“EPA”) National Air Emissions Standards for hazardous air pollutants from halogenated solvent cleaning operations. These revised standards exempt three industry sectors (aerospace, narrow tube manufacturers and facilities that use continuous web-cleaning and halogenated solvent cleaning machines) from facility emission limits for TCE and other degreaser emissions. The EPA has agreed to reconsider the exemption. Our Collegeville facility meets current EPA control standards for TCE emissions and is exempt from the new lower TCE emission limit since we manufacture narrow tubes. Nevertheless, we have begun to implement a process that will reduce our TCE emissions generated by our facility in Collegeville, PA. However, this process will not reduce our TCE emissions to the levels required should a new standard become law. If the narrow tube exemption were no longer available to us, we may not be able to reduce our Collegeville facility TCE emissions to the levels expected to be required by the new EPA standard, resulting in a reduction in our ability to manufacture narrow tubes, which could have a material adverse impact on our financial position and results of operations.

We are subject to various other legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. While the outcome of these other claims cannot be predicted with certainty, management does not believe that the outcome of any of these legal matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

MANAGEMENT

Our executive officers and the directors, and their respective ages as of the date of this prospectus, are as follows:

Name	Age	Position
Donald J. Spence	57	President, Chief Executive Officer and Director
Jeremy A. Friedman	57	Chief Financial Officer, Executive Vice President, Treasurer and Secretary
Jeffrey M. Farina	54	Executive Vice President of Technology and Chief Technology Officer
Dean D. Schauer	44	Executive Vice President, Operations and Engineering
Kenneth W. Freeman	60	Chairman and Director
James C. Momtazee	38	Director
Chris Gordon	37	Director

Director Qualifications

The Board of Directors (the “Board”) seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In identifying candidates for membership on the Board, our Board takes into account (1) minimum individual qualifications, such as high ethical standards, integrity, mature, careful judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board and (2) all other factors it considers appropriate, including our contractual obligations with investment funds affiliated with Kohlberg Kravis Roberts & Co., L.P. (“KKR”) and Bain Capital, LLC (collectively, the “Sponsor Group”).

Kenneth W. Freeman, James C. Momtazee and Chris Gordon were appointed to the Board as a consequence of their respective relationships with investment funds affiliated with the Sponsor Group. They are collectively referred to as the “Sponsor Directors.” In April 2010, Donald J. Spence was elected to the Company’s Board, and began to serve as a director upon the commencement of his employment with Accellent Inc. on May 24, 2010.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ or nominees’ biographical information set forth below.

Each of the Sponsor Directors was elected to the Board pursuant to a Stockholders’ Agreement, dated as of November 16, 2005, among Accellent Holdings Corp., our parent company, an affiliate of Kohlberg Kravis Roberts & Co. L.P. and certain affiliates of Bain Capital. Pursuant to such agreement, Kenneth W. Freeman and James C. Momtazee were appointed to the Board as a consequence of their respective relationships with KKR, and Chris Gordon was appointed to the Board as a consequence of his relationship with Bain Capital.

As a group, the directors possess experience in owning and managing enterprises like the Company and are familiar with corporate finance, strategic business planning activities and issues involving stakeholders more generally.

Donald J. Spence joined Accellent as the President, Chief Executive Officer and director as of May 24, 2010. Prior to joining Accellent, Mr. Spence served as Chief Executive Officer of Philips Home Healthcare Solutions. Mr. Spence was President of the Sleep and Home Respiratory Group for Respironics, Inc. from 2005 until the firm was acquired by Royal Philips Electronics in 2008. Mr. Spence began his career as a financial analyst at Ford Motor Company, and has served in various roles in the medical device and automotive industries, including strategic planning, operations, global marketing, sales and senior management for BOC Group plc and GKN plc. Mr. Spence received a bachelor’s degree in economics from Michigan State University in 1975 and a master’s degree in economics from Central Michigan University in 1979.

Kenneth W. Freeman served as our Executive Chairman from January 2006 to May 2010, and as our Chairman since May 2010. Mr. Freeman also served as our Acting Chief Executive Officer from November 2009 to May 2010. Mr. Freeman joined KKR as a managing director in 2005. He was named a member of KKR in 2007. Prior to joining KKR, Mr. Freeman was the founding Chairman and CEO of Quest Diagnostics Incorporated. He is also Chairman of Masonite Corporation, and a director of HCA, Inc. He has been a director since November 2005.

Jeremy A. Friedman has served as our Chief Financial Officer, Executive Vice President, Treasurer and Secretary since September 4, 2007. Prior to joining us, Mr. Friedman held several executive positions at Flextronics International Ltd., including Senior Vice President—Business Development from December 2006 to August 2007, Senior Vice President of Finance and Global Supply Chain—Components from January 2006 to December 2006, Chief Operating Officer—Flextronics Network Services from January 2004 to January 2006 and Vice President—Global Internal Audit from September 2002 to January 2004. Mr. Friedman holds a Bachelor of Arts Degree in Religion from Haverford College and an M.B.A. from Harvard Business School.

Jeffrey M. Farina has served as our Executive Vice President of Technology and Chief Technology Officer since June 2004, and from June 2000 to June 2004 our Vice President of Engineering. Mr. Farina has B.S. and M.S. degrees in mechanical engineering from Drexel University.

Dean D. Schauer has served on the Executive Staff of Accellent since 2004. In his current role as our Executive Vice President, Operations and Engineering, Dean is responsible for all manufacturing, manufacturing engineering, and design and development engineering. He has been affiliated with Accellent and its predecessor companies since 2000 in roles including Engineering Manager, Director of Program Management, Vice President of Engineering and Quality, Senior Vice President of Engineering and Customer Operations as well as direct Operations Leadership. Prior to working at Accellent, Dean worked for 10 years in various positions including Application Engineering, Technology Development, Technical Management, and Global Engineering and Sales Management. Dean has a Bachelor of Science degree in Metallurgical Engineering from South Dakota School of Mines and Technology and is certified in Six Sigma methodology.

James C. Momtazee has been an executive of KKR since 1996 and was named a member in 2008. From 1994 to 1996, Mr. Momtazee was with Donaldson, Lufkin & Jenrette in its investment banking department. Mr. Momtazee is also a director of Jazz Pharmaceuticals, Inc. and HCA Inc.

Chris Gordon has been a Managing Director at Bain Capital since 2008 and has been with the firm since 1997. Prior to joining Bain Capital, Mr. Gordon was a consultant at Bain & Company. Mr. Gordon holds an MBA from Harvard Business School and an AB in Economics from Harvard College. Mr. Gordon also serves as a member of the Board of Directors of HCA, Inc., CRC Health Group, Inc. and Quintiles Transnational, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

None of our directors, executive officers or any beneficial owner of more than 10% of our equity securities is required to file reports pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to their relationship with us because we do not have any equity securities registered pursuant to Section 12 of the Exchange Act.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics applicable to directors, officers and employees to establish standards and procedures related to the compliance with laws, rules and regulations, treatment of confidential information, conflicts of interest, competition and fair dealing and reporting of violations of the code; and includes a requirement that we make prompt disclosure of any waiver of the code for executive officers or directors made by our Board of Directors. A copy of the code of business conduct and ethics is available in print without charge to any person who sends a request to the office of the Secretary of the Company at 100 Fordham Road, Wilmington, Massachusetts 01887.

Audit Committee Matters

Our Board of Directors has an Audit Committee that is responsible for, among other things, overseeing our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is comprised of Messrs. Momtazee and Gordon.

Our audit committee does not include a “financial expert” as that term is defined in applicable regulations. The members of our audit committee have substantial experience in assessing the performance of companies and in understanding financial statements, accounting issues, financial reporting and audit committee functions. However, no member has comprehensive professional experience with generally accepted accounting principles and financial statement preparation and analysis and, accordingly, the Board of Directors does not consider either of them to be a “financial expert” as that term is defined in applicable regulations. Nevertheless, the Board of Directors believes that the members of our audit committee have the necessary expertise and experience to perform the functions required of the audit committee and, given their respective backgrounds, it would not be in the best interests of the Company to replace any of them with another person to qualify a member of the audit committee as a “financial expert.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Philosophy and Objectives

Our compensation philosophy and programs are designed to attract and retain talented executives that will drive shareholder value. We achieve this goal by offering a competitive comprehensive compensation strategy that links executive pay to the achievement of measurable corporate and individual performance objectives that we believe enhance and motivate our executives to excel. Examples of such objectives involve growth in revenue and EBITDA and the accomplishment of personal objectives that typically focus on more tactical areas like market penetration, new business, increased productivity, decreased costs, reductions in cycle time, fill rate and customer lot acceptance. We manage this process through our performance management and incentive design strategies.

Broadly stated, our compensation programs intend to reward the creation of shareholder value, financial and operational performance and individual expertise and experience.

Accellent also provides special compensation in certain situations. When attracting talent to our organization, annual compensation packages for new executives are determined by the competitive market for the role, experience of the candidate and to some extent, geographical location. As part of our executive recruiting process, we occasionally offer signing bonuses to offset compensation forfeited by the candidate when terminating employment with his or her prior employer.

Compensation Process

The Board of Directors of Accellent Holdings Corp. establishes compensation and benefit practices for the executives of Accellent. The compensation levels for executive officers recruited in 2007 were based on internal benchmarking by our largest stockholder, KKR Millennium GP LLC, prior compensation levels of those executives, the pay levels of the person in the role previously at Accellent and input from our search firm. For executive officers who were not newly recruited, current compensation levels are a result of merit increases from prior levels.

Elements of Compensation for Named Executive Officers

We achieve the objectives of our compensation program through the use of several compensation elements. We use a combination of direct compensation, such as salary, bonus, equity awards, limited perquisites and indirect compensation in the form of retirement benefits. We also provide executives with change in control and severance protection.

•	Salary

Our base salary payments are used to compensate executives for their role at Accellent and for their individual expertise and experience and to provide executives with a stable and predictable source of income. Annual merit increases are based on a combination of accomplishments versus objectives (50%), completion of the normal duties of the role as defined in the job description (20%) and abiding by Accellent’s values (30%).

•	Bonus

Accellent’s short-term incentive program consists of our annual bonus plan. We use our annual bonus plan, in combination with salary, to provide the executive with a total compensation package that exceeds the market when all annual goals are met. Eligibility for the annual bonus plan is dependent on role within the organization as well as competitive market data. All of our executive officers participate in the annual bonus plan. Rewards are determined based upon the accomplishment of annual goals and objectives. An annual target bonus of a percentage of the base salary is established at date of hire, and reviewed annually, and also determined, near time of payment, utilizing a combination of financial target elements, such as growth of Adjusted EBITDA (as defined in the “Selected Financial Data” section above), and personal objectives. We believe that both the financial targets and personal objectives are achievable. Executives may also be eligible for bonuses in excess of the annual target bonus for substantially exceeding the financial targets or for extraordinary performance.

•	Equity awards

Accellent’s long-term incentive award program utilizes equity instruments to offer our executives a vehicle for wealth accumulation and provides Accellent with a strong retention instrument. Equity-based awards are intended to align the financial interest of our executives with long-term shareholder value creation. Equity-based awards are typically provided to executives upon hire or with an increase in responsibility. Equity grants historically have not been provided on an annual basis.

We have adopted the 2005 Equity Plan for Key Employees of Accellent Holdings Corp. and its Subsidiaries and Affiliates, which provides for the grant of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), options that are not incentive stock options and various other stock-based grants, including the shares of common stock of Accellent Holdings Corp. and options granted to executive officers and other key employees. As of the date of this report, we have granted under the Equity Plan certain options as non-incentive stock options. The options are generally granted as follows: 50% vest and become exercisable over the passage of time, which we refer to as “time options,” assuming the option holder continues to be employed by us, and 50% vest and become exercisable upon the achievement of certain performance targets, which we refer to as “performance options.”

Exercise Price. The exercise price of the options is the fair market value of the shares underlying the options on the date of the grant of the option.

Vesting of Time Options. Time options generally become exercisable by the holder of the option in installments equal to 20% on each of the first five anniversaries of the grant date.

Vesting of Performance Options. Performance options generally are eligible to become exercisable over the first five fiscal years occurring after the grant date upon the achievement of certain performance targets for fully diluted share value growth over the five year window, using a defined calculation and pre-determined performance targets. In the event that performance targets are not achieved in any given fiscal year but are achieved in a subsequent year, the performance option will become exercisable as to the previously unexercisable percentage of the performance options from the missed years, as well as with respect to the percentage of the performance options in respect of the fiscal year in which the performance targets are achieved.

Effect of Change in Control of Accellent Holdings Corp. In addition, immediately prior to a change in control of Accellent Holdings Corp., as defined in the Equity Plan, (1) the exercisability of the time options will automatically accelerate with respect to 100% of the shares of common stock of Accellent Holdings Corp. subject to the time options and (2) a percentage of the unvested performance options will automatically vest if, as a result of the change in control, a specified rate of return is achieved by Accellent Holding Corp.

Effect of Disposition of Shares of Common Stock of Accellent Holdings Corp. In addition, based upon Accellent Holdings LLC’s disposition of its shares of common stock of Accellent Holdings Corp., the exercisability of the time and performance options will automatically accelerate with respect to a percentage of the shares of common stock of Accellent Holdings Corp. that would otherwise be subject to time and performance vesting conditions.

Miscellaneous. The options will only be transferable by will or pursuant to applicable laws of descent and distribution upon the death of the option holder. The Equity Plan may be amended or terminated by Accellent Holdings Corp.’s Board of Directors at any time.

•	Limited perquisites

Accellent has limited perquisite benefits. We provide our executives with access to a Company paid comprehensive annual physical. In addition, we provide certain executives with a car allowance, the amount of which is dependent on their role within the organization.

•	Retirement benefits

Accellent provides retirement benefits to executives through a Company-wide 401(k) plan. The plan has a 5 year vesting schedule and matches employee contributions at a rate of 50% of the first 6% of employee contributions. This retirement benefit is designed to allow the executive to use the tax deferred feature of a 401(k) plan to build a retirement fund. Mr. Farina is also a participant in the Supplemental Executive Retirement Pension Program (SERP) because he was affiliated with us before we discontinued any new participation in the SERP.

•	Change-in-Control and Severance Arrangements

Accellent believes executive officers should be protected and motivated in the event of a change in control of Accellent. The major component of the change in control protections for executives is reflected in our equity agreements and is in the form of an accelerated vesting schedule. In addition, we also offer salary continuation protection commensurate with role in the organization and experience.

Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2009, 2008 and 2007 concerning all compensation awarded to, earned by or paid to the individuals who served as our chief executive officer and chief financial officer during the fiscal year ended December 31, 2009 and our other two Executive Vice Presidents who served in their roles during our most recently completed fiscal year. We refer to these individuals as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(5)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Robert E. Kirby (1)	2009	477,671	—	—	—	—				45,406	(13)	523,077
President and Chief Executive Officer	2008	550,000	—	—	—	686,070	(7)	—		12,703	(9)	1,248,773
	2007	97,308	—	350,000	2,300,000	17,355	(6)	—		2,143	(8)	2,766,806

Jeremy Friedman (2)	2009	360,000	—	—	—	—				7,530	(10)	367,530
Chief Financial Officer, Executive Vice President, Treasurer and Secretary	2008	360,000	—	—	—	299,376	(7)	—		117,970	(10)	777,346
	2007	117,462	—	—	920,000	14,083	(6)	—		2,840	(10)	1,054,385

Dean D. Schauer (3)	2009	248,482	—	—	234,611	—		—		14,672	(12)	497,765
Executive Vice President Engineering and Sales	2008	222,422	—	—	54,782	158,908		—		14,233	(12)	450,345
	2007	216,125	—	—	—	30,000		—		14,281	(12)	260,406

Jeffrey M. Farina (4)	2009	232,101	—	—	—	—		217,295	(8)	15,046	(11)	464,442
Executive Vice President of Technology and Chief Technology Officer	2008	228,381	—	—	146,084	160,846		123,421	(8)	14,811	(11)	673,543
	2007	221,916	—	—	—	22,317		103,200	(8)	15,178	(11)	362,611

Kenneth W. Freeman	2009	—	—	—	—	—		—		31,000	(14)	31,000
Executive Chairman, acting Chief Executive Officer	2008	—	—	—	—	—		—		30,000	(14)	30,000
	2007	—	—	—	—	—		—		30,000	(14)	30,000

(1)	Mr. Kirby joined the Company as President and Chief Executive Officer effective October 2007. Mr. Kirby’s employment agreement specified that he was to receive equity awards as determined by the Board of Directors. Mr. Kirby resigned from his position as President and Chief Executive Officer effective November 2009.

(2)	Mr. Friedman joined the Company as Chief Financial Officer and Executive Vice President in September 2007.
(3)	Mr. Schauer was named Executive Vice President, Engineering and Sales in June 2009.
(4)	Mr. Farina serves as our Executive Vice President of Technology and Chief Technology Officer.
(5)	Stock and option awards reflect the grant date fair value of the award. For assumptions used to determine grant date fair value, see the “Stock-Based Compensation” section in Note 1 to the Consolidated Financial Statements.
(6)	For 2007, Mr. Kirby and Mr. Friedman received their bonuses in the form of fully vested shares of common stock of Accellent Holdings Corp. in lieu of their investment in Accellent Holdings Corp.
(7)	For 2008, Mr. Kirby and Mr. Friedman received a portion of their bonuses in the form of fully vested shares of common stock of Accellent Holdings Corp. in lieu of their investment in Accellent Holdings Corp. These amounted to $495,000 for Mr. Kirby and $135,917 for Mr. Friedman.
(8)	This amount represents a change in pension value.
(9)	This amount represents auto allowances and life insurance premiums. Auto allowances amounted to $12,000.
(10)	This amount represents employer contributions to a 401(k), life insurance premiums and relocation costs. Relocation costs amounted to $111,070 in 2008.
(11)	This amount includes employer contributions to a 401(k), life insurance premiums and auto allowances. Auto allowances amounted to $10,200.
(12)	This amount represents employer contributions to a 401(k) and auto allowances.
(13)	This amount represents auto allowances, employer contributions to a 401(k), life insurance premiums and payment of unused vacation upon Mr. Kirby’s resignation in November 2009 which totaled $31,731.
(14)	Mr. Freeman served as our Executive Chairman from January 2006 to May 2010, and as our Chairman since May 2010. Mr. Freeman also served as our acting Chief Executive Officer from November 14, 2009 to May 2010. Mr. Freeman served as our acting Chief Executive Officer from January 1, 2007 until October 29, 2007. Between October 30, 2007 and November 13, 2009, he did not serve as our acting Chief Executive Officer. Mr. Freeman has not received any compensation other than in his capacity as a director. The amounts reported in All Other Compensation column reflect fees he was paid in his capacity as a director. Mr. Freeman elected to defer the entire amount of his fees for 2009 under the Directors’ Deferred Compensation Plan to a phantom stock account.

Grants of Plan-Based Awards in 2009

The following table provides summary information for each of our named executive officers with respect to grants of plan-based awards in 2009.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dean D. Schauer	7/14/09	—	—	—		150,000			150,000	$3.00	$234,611

The time options generally become exercisable by the holder of the option in installments of 20% on each of the first five anniversaries of the option’s grant date. Performance options generally become exercisable over the first five fiscal years occurring after the grant date upon the achievement of certain performance targets. In the event that performance targets are not achieved in any given fiscal year but are achieved in a subsequent year, the performance option will become exercisable as to the previously unexercisable percentage of the performance options from the missed years, as well as with respect to the percentage of the performance options in respect of the fiscal year in which the performance targets are achieved. For further details on performance options, see the “—Compensation Discussion & Analysis” section.

Employment Agreements

We have entered into employment agreements with certain named executive officers, which provide for their employment as executive officers of us and our subsidiaries. The terms of these employment agreements are set forth below.

In October 2007, we entered into an employment agreement with Robert E. Kirby to serve as our President and Chief Executive Officer. The agreement was amended on March 31, 2008. Under the amended agreement,

Mr. Kirby was entitled to an annual salary of $550,000, subject to subsequent annual adjustment. Mr. Kirby was eligible for an annual target bonus of 90% of his base salary (the “Annual Target Bonus”), based upon his reaching individual and Company-related performance milestones. Mr. Kirby was also eligible for bonuses in excess of the Annual Target Bonus of up to one and one-half times the Annual Target Bonus for substantially exceeding the specified milestones, as well as for other extraordinary performance. For fiscal years 2007 and 2008, Mr. Kirby’s bonuses were paid in the form of fully vested shares of common stock of Accellent Holdings Corp. to the extent that Mr. Kirby had not made an investment in Accellent Holdings Corp. of an amount equal to $650,000 at the time the bonuses were paid. Mr. Kirby resigned from his position as President and Chief Executive Officer in November 2009.

In April 2010, we entered into an employment agreement with Donald J. Spence to serve as our President and Chief Executive Officer. Under the terms of the agreement, Mr. Spence is entitled to an annual salary of $550,000, subject to subsequent annual adjustment. In addition, we granted Mr. Spence options to purchase 2,500,000 shares of Accellent Holdings Corp. common stock. The options vest over a five-year term, and 1,250,000 of the options granted vest only if the Company achieves certain financial performance targets. Mr. Spence is also eligible to receive an annual bonus, targeted at 90% of his annual base salary (the “Annual Target Bonus”), prorated from the date of hire and based upon Mr. Spence reaching individual and Company related performance milestones. Mr. Spence may also be eligible for bonuses in excess of the Annual Target Bonus for substantially exceeding these milestones, as well as for other extraordinary performance. Mr. Spence is eligible to participate in all employee benefit programs. The employment agreement also provides for reimbursement of reasonable and necessary relocation expenses.

In September 2007, we entered into an employment agreement with Jeremy Friedman to serve as our Executive Vice President and Chief Financial Officer. The agreement was amended on March 31, 2008. Under the amended agreement, Mr. Friedman is entitled to an annual salary of $360,000, subject to subsequent annual adjustment. Mr. Friedman is eligible for an annual target bonus of 60% of his base salary (the “Annual Target Bonus”), based upon Mr. Friedman reaching individual and Company-related performance milestones. Mr. Friedman may also be eligible for bonuses in excess of the Annual Target Bonus of up to one and one-half times the Annual Target Bonus for substantially exceeding the specified milestones, as well as for other extraordinary performance. For fiscal years 2007 and 2008, Mr. Friedman’s bonuses were paid in the form of fully vested shares of common stock of Accellent Holdings Corp. to the extent that Mr. Friedman has not made an investment in Accellent Holdings Corp. of an amount equal to $150,000 at the time the bonuses were to be paid.

In December 2005, we entered into an employment agreement with Jeffrey M. Farina to serve as our Executive Vice President of Technology and Chief Technology Officer. Under the agreement, Mr. Farina is entitled to an annual salary of $215,000, subject to subsequent annual adjustment. In addition, Mr. Farina is eligible for an annual target bonus of 50% of his base salary (the “Annual Target Bonus”), based upon Mr. Farina reaching individual and Company-related performance milestones. Mr. Farina may also be eligible for bonuses in excess of the Annual Target Bonus for substantially exceeding the specified milestones, as well as for other extraordinary performance.

Subsequent to his being named Executive Vice President, Engineering and Sales in July 2009, we entered into an employment agreement with Dean D. Schauer to serve as our Executive Vice President of Engineering and Sales. Under the agreement, Mr. Schauer is entitled to an annual salary of $275,000, subject to subsequent annual adjustment. In addition, Mr. Schauer is eligible for an annual target bonus of 50% of his base salary (the “Annual Target Bonus”), based upon Mr. Schauer reaching individual and Company-related performance milestones. Mr. Schauer may also be eligible for bonuses in excess of the Annual Target Bonus for substantially exceeding the specified milestones, as well as for other extraordinary performance.

Outstanding Equity Awards at December 31, 2009 Fiscal Year-End

The following table provides summary information for each of our named executive officers with respect to outstanding equity awards held as of December 31, 2009. All stock options in the table below were granted by Accellent Holdings Corp. Our named executive officers did not hold any other form of equity-based compensation as of December 31, 2009.

	Outstanding Equity Awards at December 31, 2009
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date
Robert Kirby	750,000	750,000	1,000,000	$3.00	02/13/10

Jeremy Friedman	366,650	300,000	333,350	$3.00	09/04/17

Jeffrey M. Farina	168,164	—	—	$1.25	06/01/10
	20,182	—	—	$1.25	7/19/14
	65,921	16,480	82,401	$5.00	11/22/15
	53,330	80,000	66,670	$3.00	4/29/2018

Dean D. Schauer	40,363	—	—	$1.25	7/1/2014
	20,182	—	—	$1.25	7/19/2014
	16,650	4,162	20,812	$5.00	11/22/2015
	15,000	10,000	25,000	$5.00	12/19/2016
	19,999	30,000	25,001	$3.00	4/29/2018
	—	150,000	150,000	$3.00	7/14/2019

Certain options with the exercise price of $1.25 are roll-over options and were fully vested upon grant. For the remaining options, 50% are time options and 50% are performance options. The grant dates for time and performance options are 10 years prior to the expiration dates. For more details about the vesting schedule of our equity awards, see the “—Compensation Discussion & Analysis” section. Robert Kirby, our former CEO, resigned in November 2009. All unexercisable and unearned options held by Mr. Kirby were cancelled subsequent to December 31, 2009. All exercisable options were forfeited subsequent to December 31, 2009.

Option Exercises and Stock Vested in 2009

The following table provides summary information for each of our named executive officers with respect to option exercises and stock vested in 2009. No named executive officer exercised his options in 2009. All stock awards vested as noted in the table below were in the stock of Accellent Holdings Corp.

Option Exercises and Stock Vested in 2009
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert E. Kirby	—	—	23,333	70,000
Jeremy Friedman	—	—	—	—
Dean D. Schauer	—	—	—	—
Jeffrey M. Farina	—	—	—	—

Pension Benefits for 2009

We maintain a Supplemental Executive Retirement Pension Program (“SERP”) for one of our named executives. Mr. Farina is the only named executive officer who participates in the SERP because he is the only named executive officer who was affiliated with us before we discontinued new participation in the SERP. Benefits under the SERP are shown in the table below.

	Pension Benefits for 2009
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jeffrey Farina	SERP	20	$377,799	$—

The present value of the accumulated benefit was determined based on discounted cash flows at a rate of 5.5%. Annual salary increases were projected at the rate of 2%. Benefits are payable if the participant has at least 10 years of service and retires no earlier than age 55. Termination prior to age 55 will result in forfeiture of the SERP benefit.

Nonqualified Deferred Compensation for 2009

Not applicable.

Change-In-Control and Severance Arrangements

Severance Arrangements

We have entered into severance and change-in-control agreements with certain of our named executive officers. The terms of these agreements are set forth below.

If Mr. Friedman is terminated without cause or decides to leave his employment for good reason, then, in consideration for the execution by Mr. Friedman of a release, we will continue to pay Mr. Friedman his base salary then in effect and we will continue to provide health, dental and vision insurance for eighteen months from the date of termination of employment. We estimate the total severance cost to be $573,651 based on the compensation level as of December 31, 2009. If Mr. Friedman is terminated due to death or disability, then the Company will pay to the estate of Mr. Friedman or Mr. Friedman as the case may be, the compensation that would otherwise be payable to Mr. Friedman up to the end of the month in which the termination of his employment because of death or disability occurs, including pro-rata bonus. If Mr. Friedman is terminated for cause or decides to leave his employment without good reason, his rights to base salary, benefits and bonuses shall immediately terminate. The agreement also incorporates non-competition provisions. Mr. Friedman’s employment agreement has a two year initial term with one year extensions after the initial term and is subject to termination upon 90 days written notice.

If Mr. Schauer is terminated without cause or decides to leave his employment for good reason, then, in consideration for the execution by Mr. Schauer of a release, we will continue to pay Mr. Schauer his base salary then in effect for twelve months from the date of termination of employment. We estimate the total severance cost to be $275,000 based on the compensation level as of December 31, 2009. If Mr. Schauer is terminated due to death or disability, then the Company will pay to the estate of Mr. Schauer or Mr. Schauer as the case may be, the compensation that would otherwise be payable to Mr. Schauer up to the end of the month in which the termination of his employment because of death or disability occurs, including pro-rata bonus. If Mr. Schauer is terminated for cause or decides to leave his employment without good reason, his rights to base salary, benefits and bonuses shall immediately terminate. The agreement also incorporates non-competition provisions. Mr. Schauer’s employment agreement has a two year initial term with one year extensions after the initial term and is subject to termination upon 90 days written notice.

If Mr. Spence is terminated without cause or decides to leave his employment for good reason, then, in consideration for the execution by Mr. Spence of a release, we will continue to pay Mr. Spence his base salary then in effect and we will continue to provide health, dental and vision insurance for twenty-four months from the date of termination of employment. We estimate the total severance cost to be approximately $1.3 million based on Mr. Spence’s compensation level as of May 31, 2010. If Mr. Spence is terminated due to death or disability, then we will pay to the estate of Mr. Spence or Mr. Spence, as the case may be, the compensation that would otherwise be payable to Mr. Spence up to the end of the month in which the termination of his employment because of death or disability occurs, including pro-rata bonus. If Mr. Spence is terminated for cause or decides to leave his employment without good reason, his rights to base salary, benefits and bonuses shall immediately terminate. The agreement also incorporates non-competition provisions. Mr. Spence’s employment agreement has a two year initial term with one year extensions after the initial term and is subject to termination upon 90 days written notice.

Change in Control Arrangements

In addition, immediately prior to a change in control of Accellent Holdings Corp., as defined in the Equity Plan, (1) the exercisability of the time options will automatically accelerate with respect to 100% of the shares of common stock of Accellent Holdings Corp. subject to the time options and (2) a percentage of the unvested performance options will automatically vest if, as a result of the change in control, a specified rate of return is achieved by Accellent Holdings Corp. All named executives have entered into this change in control arrangement. Assuming that as of December 31, 2009 a change in control has occurred and the options accelerated, no value would have been realized based on the fair market value of December 31, 2009.

Following the completion of the Acquisition, Accellent Holdings Corp. entered into agreements with certain members of management providing such individuals with excise tax protection from excise taxes imposed on such member of management under Section 4999 of the Internal Revenue Code of 1986, as amended, in the event of a change in control (as defined in the agreement) following a public offering (as defined in the agreement) and if certain conditions are met, prior to a public offering. In 2009, because there would have been no value to the acceleration of options no excise tax would have been incurred.

Employee Benefit Plans

Generally, our employees, including certain of our directors and named executive officers, participate in our various employee benefit plans, including a stock option and incentive plan which provides for grants of incentive stock options, nonqualified stock options, restricted stock and restricted stock units. We maintain pension plans which provide benefits at a fixed rate for each month of service and a 401(k) plan which are available to employees at several of our locations as described above under “—Compensation Discussion and Analysis.” We have a Supplemental Executive Retirement Pension Program (SERP), a non-qualified, unfunded deferred compensation plan that covers one executive.

Compensation Committee Interlocks and Insider Participation

Kenneth W. Freeman, our acting Chief Executive Officer at December 31, 2009 has reviewed and discussed the Compensation Discussion and Analysis with management as a member of the Board of Directors of Accellent Holdings Corp.

Director Compensation

Prior to the Acquisition, we reimbursed our directors for out-of-pocket expenses related to attending board of directors meetings. Following the Acquisition, the non-employee directors of Accellent Holdings Corp. are paid an annual retainer of $30,000 in cash or phantom stock, as described below, for their service as members of the board of directors. In addition, all directors are reimbursed for any out-of-pocket expenses incurred by them in connection with services provided in such capacity.

Accellent Holdings Corp. has established a Directors’ Deferred Compensation Plan (the “Plan”) for all non-employee directors of Accellent Holdings Corp. The Plan allows each non-employee director to elect to defer receipt of all or a portion of his or her annual directors’ fees to a future date or dates. Any amounts deferred under the Plan are credited to a phantom stock account. The number of phantom shares of common stock of Accellent Holdings Corp. credited to the director’s phantom stock account will be determined based on the amount of the compensation deferred during any given year, divided by the then “fair market value per share” (as such term is defined in the Plan) of Accellent Holdings Corp.’s common stock. If there has been no public offering of Accellent Holdings Corp.’s common stock, the “fair market value per share” of the common stock will be determined in the good faith discretion of the Accellent Holdings Corp. Board of Directors. Upon a separation from service with the Accellent Holdings Corp. Board of Directors or the occurrence of a “change in control” of Accellent Holdings Corp. (as such term is defined in the Plan), each non-employee director will receive (or commence receiving, depending upon whether the director has elected to receive distributions from his or her phantom stock account in a lump sum or in installments over time) a distribution of his or her phantom stock account, in either cash or common stock of Accellent Holdings Corp. (subject to the prior election of each such director). The Plan may be amended or terminated at any time by the Accellent Holdings Corp. Board of Directors and in form and operation is intended to be compliant with Section 409A of the Internal Revenue Code of 1986, as amended.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James C. Momtazee	31,000	—	—	—	—	—	31,000
Chris Gordon	31,000	—	—	—	—	—	31,000

(1)	Each Director elected to defer the entire amount of his fees for 2009 under the Plan to a phantom stock account.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Accellent Acquisition Corp. owns 100% of the capital stock of Accellent Inc., and Accellent Holdings Corp. owns 100% of the capital stock of Accellent Acquisition Corp. Accellent Inc. does not maintain any equity compensation plans under which our equity securities are authorized for issuance.

The following table and accompanying footnotes show information regarding the beneficial ownership of Accellent Holdings Corp. common stock as of June 30, 2010 by (i) each person known by us to beneficially own more than 5% of the outstanding shares of Accellent Holdings Corp. common stock, (ii) each of our directors, (iii) each named executive officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each person named in the table below is c/o Accellent Inc., 100 Fordham Road, Building C, Wilmington, Massachusetts 01887.

Name and Address of Beneficial Owner	Beneficial Ownership of Accellent Holdings Corp. Common Stock (1)	Percentage of Accellent Holdings Corp. Common Stock
KKR Millennium GP LLC (2)	91,650,000	71.8%
Bain Capital (3)	30,550,000	23.9%
Donald J. Spence (4)	200,000	*
Jeremy A. Friedman (5)	416,650	*
Jeffrey M. Farina (6)	345,837	*
Dean D. Schauer (7)	149,693	*
Kenneth W. Freeman (2)	—	71.8
James C. Momtazee (2)	—	71.8
Chris Gordon (3)	30,550,000	23.9%
Directors and named executive officers as a group (7 persons) (8)	123,312,180	96.6%

*	Less than one percent
(1)	The amounts and percentages of Accellent Holdings Corp. common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.
(2)

Reflects shares of common stock owned of record by Accellent Holdings LLC, which is the investment vehicle of KKR Millennium Fund L.P., KKR Partners III, L.P. and KKR KFN Co-Invest Holdings, L.P. As the sole general partner of KKR Millennium Fund L.P., KKR Associates Millennium L.P. may be deemed to be the beneficial owner of such securities held by KKR Millennium Fund L.P. As the sole general partner of KKR Associates Millennium L.P., KKR Millennium GP LLC also may be deemed to be the beneficial owner of such securities held by KKR Millennium Fund L.P. Each of KKR Fund Holdings L.P. (as the designated member of KKR Millennium GP LLC); KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings L.P. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited); KKR Group Limited (as the sole general partner of KKR Group Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited) and KKR Management LLC (as the sole general partner of KKR & Co. L.P.) may also be deemed to be the beneficial owner of the securities held by KKR Millennium Fund L.P. As the designated members of KKR Management LLC, Henry R. Kravis and George R. Roberts may also be deemed to beneficially own the securities held by KKR Millennium Fund L.P. Messrs. Kravis and Roberts have also been designated as managers of KKR Millennium GP LLC by KKR Fund Holdings L.P. Each person, other than the record holder, disclaims beneficial ownership of the securities held by Accellent Holdings LLC. Each of Mr. Kenneth W. Freeman and Mr. James C. Momtazee are directors of Accellent Holdings Corp. and Accellent Inc. and each is an executive of KKR and/or its affiliates. They disclaim beneficial ownership of any Accellent Holdings Corp. shares beneficially owned by affiliates of KKR. The address of the above holders is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019, except the address for George R. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(3)	Shares shown as beneficially owned by Bain Capital and Mr. Chris Gordon reflect the aggregate number of shares of common stock held, or beneficially held, by Bain Capital Integral Investors, LLC (“Bain”) and BCIP TCV, LLC (“BCIP”). Mr. Gordon is a Managing Director of Bain Capital Investors, LLC (“BCI”), which is the administrative member of each of Bain and BCIP. Accordingly, Mr. Gordon and BCI may each be deemed to beneficially own shares owned by Bain and BCIP. Mr Gordon is a director of Accellent Holdings Corp. and Accellent Inc. Mr. Gordon and BCI disclaim beneficial ownership of any such shares in which they do not have a pecuniary interest. The address of Bain, BCIP, BCI and Mr. Gordon is c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.
(4)	Consists of 200,000 shares of common stock owned by Mr. Spence which are subject to re-sale limitations.
(5)	Consists of 366,650 shares of common stock underlying outstanding stock options that are exercisable within 60 days and 50,000 shares of common stock owned by Mr. Friedman which are subject to re-sale limitations.
(6)	Consists of 177,673 shares of common stock underlying outstanding stock options that are exercisable within 60 days and 168,164 shares of common stock owned by Mr. Farina.
(7)	Consists of 149,693 shares of common stock underlying outstanding stock options that are exercisable within 60 days.
(8)	Includes 694,106 shares of common stock underlying outstanding stock options that are exercisable with 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related Person Transaction Policy

We have established a related person transaction policy which provides procedures for the review of transactions in excess of $120,000 in any year between us and any covered person having a direct or indirect material interest, with certain exceptions. Covered persons include any director, executive officer, director nominee, 5% stockholder or any immediate family members of the foregoing. Any such related person transactions will require advance approval by our Board of Directors with covered persons involved in the transaction not participating.

Management Services Agreement with KKR

In connection with the Acquisition, we entered into a management services agreement with KKR pursuant to which KKR will provide certain structuring, consulting and management advisory services to us. Pursuant to this agreement, KKR received an aggregate transaction fee of $13.0 million paid upon the closing of the Acquisition and will receive an advisory fee of $1.0 million payable annually, such amount to increase by 5% per year beginning October 1, 2006. We indemnify KKR and its affiliates, directors, officers and representatives (collectively, the “Indemnified Parties”) for losses relating to the services contemplated by the management services agreement and the engagement of KKR pursuant to, and the performance by KKR of the services contemplated by, the management services agreement. We also reimburse any Indemnified Party for all expenses (including counsel fees and disbursements) upon request as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising from any of the foregoing, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by us; provided, however, that we will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from an Indemnified Party’s willful misconduct or gross negligence. During the six months ended June 30, 2010 and 2009, the Company incurred management fees and related expenses pursuant to this agreement of $0.6 million in each six month period. During the year ended December 31, 2009, the Company incurred KKR management fees and related expenses of $1.2 million. As of June 30, 2010 and December 31, 2009, the Company owed KKR $0.6 million and $0.3 million, respectively, for unpaid management fees which are included in current accrued expenses in the accompanying consolidated balance sheets. In addition, Capstone Consulting LLC and certain of its affiliates (“KKR-Capstone”), provide integration consulting services to the Company. Although neither KKR nor any entity affiliated with KKR owns any equity interest in KKR-Capstone, KKR has provided financing to KKR-Capstone. During the six months ended June 30, 2010, the Company incurred consulting fees and related expenses of $0.4 million. There were no such fees incurred during the six months ended June 30, 2009. For the year ended December 31, 2008, approximately $0.7 million was to be paid in common stock of AHC. At June 30, 2010 and December 31, 2009 the Company owed KKR-Capstone $0.6 million and $0.3 million, respectively.

The Company sells medical device equipment to Biomet, Inc., which in September 2007 became privately owned by a consortium of private equity sponsors, including KKR. Net sales resulting from product shipments to Biomet, Inc. during the six months ended June 30, 2010 and 2009 totaled $0.3 million and $0.8 million, respectively. Sales to Biomet, Inc. during the fiscal year ended December 31, 2009 totaled $1.2 million. Accounts receivable from Biomet at June 30, 2010 were not material. At December 31, 2009, $0.2 million was due from Biomet, Inc.

In October 2009, the Company began utilizing the services of SunGard Data Systems, Inc (“SunGard”), a provider of software and information processing solutions. SunGard is privately owned by a consortium of private equity sponsors, including KKR and Bain Capital. The Company entered into an agreement with SunGard to provide information systems hosting services for the Company. The Company incurred approximately $0.2 million in fees in connection with this agreement for the six months ended June 30, 2010. There were no such fees incurred during the six months ended June 30, 2009. The Company incurred approximately $0.1 million in fees in connection with this agreement for the year ended December 31, 2009.

Registration Rights Agreement

In connection with the Acquisition, we entered into a registration rights agreement with entities affiliated with KKR and entities affiliated with Bain Capital (each a “Sponsor Entity” and together the “Sponsor Entities”) pursuant to which the Sponsor Entities are entitled to certain demand rights with respect to the registration and sale of their shares.

Management Stockholder’s Agreement

In connection with retaining the Rollover Options, the grant of options under the new option plan and, in certain cases, the purchase of shares of common stock of Accellent Holdings Corp., certain of our members of management entered into a management stockholder’s agreement with us. The management stockholder’s agreement generally restricts the ability of the management stockholders to transfer shares held by them for five years after the closing of the Acquisition.

If a management stockholder’s employment is terminated prior to the fifth anniversary of the closing of the Acquisition, we have the right to purchase the shares and options held by such person on terms specified in the management stockholder’s agreement. If, prior to a public offering of Accellent Holdings Corp’s common stock, a management stockholder’s employment is terminated as a result of death or disability, such stockholder or, in the event of such stockholder’s death, the estate of such stockholder has the right to force us to purchase his shares and options, on terms specified in the management stockholder’s agreement. In addition, if, prior to a public offering of Accellent Holdings Corp’s common stock, a management stockholder’s employment is terminated by us without cause (as defined in the management stockholder’s agreement) or by the management stockholder for good reason (as defined in the management stockholder’s agreement), such stockholder has the right to force us to exercise his or her Rollover Options and then purchase all or a portion of the shares underlying such Rollover Options, but only the number of shares equal to the remaining tax liability (above the minimum required withholding tax liability) incurred upon exercise of such options. If, prior to a public offering of Accellent Holdings Corp’s common stock, a management stockholder’s employment is terminated by the management stockholder without good reason, such stockholder has the right to force us to exercise his or her Rollover Options and then purchase all or a portion of the shares underlying such Rollover Options, but only if the amount of applicable withholding taxes which we are required to withhold in respect of income recognized as a consequence of the exercise of such options (the “Statutory Withholding”) is less than the actual tax liability that would have been incurred on the original value of the Rollover Options (the “Original Liability Amount”) and then we are only required to purchase that number of shares equal to the difference between the Original Liability Amount and the Statutory Withholding. If, prior to a public offering of Accellent Holdings Corp.’s common stock, a management stockholder receives a notice from the Internal Revenue Service that taxes are due and payable in connection with his or her Rollover Options (other than in connection with the exercise or lapse of restrictions thereof) (the “Rollover Tax Liability”), such stockholder has the right to force us to exercise his or her Rollover Options and then purchase all or a portion of the shares underlying such Rollover Options, but only the number of shares equal to the Rollover Tax Liability.

The management stockholder’s agreement also permits these members of management under certain circumstances to participate in registrations by us of our equity securities. Such registration rights would be subject to customary limitations.

Sale Participation Agreement

Each management stockholder entered into a sale participation agreement, which grants to the management stockholder the right to participate in any sale of shares of common stock by the Sponsor Entities occurring prior to the fifth anniversary of our initial public offering on the same terms as the Sponsor Entities. In order to participate in any such sale, the management stockholder may be required, among other things, to become a party to any agreement under which the common stock is to be sold, and to grant certain powers with respect to the proposed sale of common stock to custodians and attorneys-in-fact.

Director Independence

Accellent Inc. has no independent directors. The Company is a privately held corporation. Our directors are not independent because of their affiliations with funds which hold more than 5% equity interests in Accellent Holdings Corp.

SELLING SECURITYHOLDERS

The notes being offered for sale under this prospectus were originally issued by us pursuant to the note purchase agreement, dated January 20, 2010, among us, the subsidiary guarantors named therein and the initial purchasers named therein including an affiliate of the selling securityholders.

Pursuant to the note purchase agreement, we agreed to issue to certain holders of our outstanding 8 3/8% Senior Secured Notes due 2017 (the “old notes”), $33,136,000 in aggregate principal amount of the notes in exchange for a like principal amount of old notes. The notes were issued in private placement transactions exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) thereof. We agreed, pursuant to the exchange and registration rights agreement entered into in connection with the note purchase agreement, to file this prospectus to register the notes for resale.

The following table sets forth certain information on or around the date hereof concerning the notes that may be offered from time to time by each selling securityholder pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders. Other than the transactions described above and except as set forth in the table below, none of the selling securityholders nor any of their respective affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with us (or our predecessors or affiliates) during the past three years.

Name	Principal Amount of Notes Beneficially Owned Prior to This Offering and That May be Offered Hereby	Percentage of Outstanding Notes Beneficially Owned Prior to Offering	Principal Amount of Notes Beneficially Owned After Sale of All Notes That May be Offered Hereby	Percentage of Outstanding Notes Beneficially Owned After Sale of All Notes That May be Offered Hereby
KKR Debt Investors II (2006) (Ireland) L.P. (1)	$949,000	0.24%	—	—
KKR FI Partners I L.P. (1)	$640,000	0.16%	—	—
KKR Financial CLO 2006-1, Ltd. (1)	$13,312,000	3.33%	—	—
KKR Financial CLO 2007-1, Ltd. (1)	$14,094,000	3.52%	—	—
KKR Financial Holdings III, LLC (1)	$4,141,000	1.04%	—	—
Total	$33,136,000

(1)	Affiliate of KKR Millennium GP LLC which beneficially owns 71.8% of Common Stock of Accellent Holdings Corp. Accellent Holdings Corp. owns 100% of the capital stock of Accellent Acquisition Corp. which in turn owns 100% of the capital stock of Accellent Inc. See “Security Ownership of Certain Beneficial Owners.” Another affiliate, KKR Capital Markets LLC, is a registered broker-dealer and was one of the initial purchasers in the private placement in January 2010.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Asset-Based Revolving Credit Facility

As part of the Refinancing, we entered into a new senior secured asset-based revolving credit facility (the “ABL Revolver”) pursuant to a credit agreement among the Company, Wells Fargo Capital Finance, LLC, as administrative agent and as collateral agent, a syndicate of financial institutions, and certain institutional lenders.

The ABL Revolver provides for revolving credit financing of up to $75.0 million, subject to borrowing base availability, with a maturity of five years. The borrowing base at any time is equal to the sum (subject to certain reserves and other adjustments) of:

•	85% of the net amount of eligible accounts receivable; plus

•	the lesser of (i) 85% of the net orderly liquidation value percentage of eligible finished goods inventory and (ii) 65% of the net amount of eligible finished goods inventory; plus

•	the lesser of (i) 85% of the net orderly liquidation value percentage of eligible precious metals inventory and (ii) 65% of the net amount of eligible precious metals inventory; plus

•	the lesser of (i) 85% of the net orderly liquidation value percentage of eligible non-precious metals inventory and (ii) 50% of the net amount of eligible non-precious metals inventory; plus

•	the lesser of (i) 85% of the net orderly liquidation value percentage of eligible work-in-process inventory and (ii) 50% of the net amount of eligible work-in-process inventory; less

•	customary reserves established by the collateral agent in its permitted discretion, including account, inventory and bank product reserves.

The ABL Revolver includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans. All borrowings under the ABL Revolver are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

Interest Rate and Fees. Borrowings under the ABL Revolver bear interest at a rate per annum equal to, at our option, either (a) a base rate determined by reference to the highest of (1) the prime rate of the administrative agent, (2) the federal funds effective rate plus 1/2 of 1% and (3) the LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for a three month interest period plus 1% or (b) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin set at 2.25% per annum with respect to base rate borrowings and 3.25% per annum with respect to LIBOR borrowings. In addition to paying interest on outstanding principal under the ABL Revolver, we are required to pay a commitment fee of 0.50% per annum in respect of unutilized commitments. We must also pay customary administrative agency fees and customary letter of credit fees equal to the applicable margin on LIBOR loans.

Mandatory Repayments. If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL Revolver exceeds the lesser of (i) the commitment amount and (ii) the borrowing base, we will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the amount available under the ABL Revolver is less than an amount to be determined or certain events of default have occurred, we will be required to deposit cash from our material deposit accounts daily into a collection account maintained with the administrative agent under the ABL Revolver, which will be used to repay outstanding loans and cash collateralize letters of credit.

Voluntary Repayment. We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary “breakage” costs with respect to LIBOR loans.

Amortization and Final Maturity. There is no scheduled amortization under the ABL Revolver. All outstanding loans under the facility are due and payable in full on the fifth anniversary of the closing date.

Guarantees and Security. All obligations under the ABL Revolver are unconditionally guaranteed jointly and severally on a senior secured basis by all our existing and subsequently acquired or organized direct or indirect U.S. restricted subsidiaries and in any event by all subsidiaries that guarantee the senior secured notes. All obligations under the ABL Revolver, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of our assets and the assets of the guarantors, including:

•

a first-priority security interest in personal property consisting of accounts receivable, inventory, certain cash, related general intangibles and instruments related to the foregoing and proceeds of the foregoing (such assets, the “ABL Collateral”); and

•

a second-priority security interest in, and mortgages on, substantially all of our material real property and equipment and all other assets that secure the senior secured notes on a first-priority basis.

Restrictive Covenants and Other Matters. The ABL Revolver requires that if excess availability is less than 15% of the lesser of (i) the commitment amount and (ii) the borrowing base for five consecutive business days, we must comply with a minimum fixed charge coverage ratio test of not less 1.1 to 1.0 for a period ending on the first day thereafter on which excess availability has been greater than the amounts set forth above for 30 consecutive days. In addition, the ABL Revolver includes affirmative and negative covenants that, subject to significant exceptions, limit our ability and the ability of our subsidiaries to, among other things:

•	incur, assume or permit to exist additional indebtedness or guarantees;

•	incur liens;

•	make investments and loans;

•	pay dividends, make payments or redeem or repurchase capital stock;

•	engage in mergers, acquisitions and asset sales;

•	prepay, redeem or purchase certain indebtedness including the senior secured notes;

•	amend or otherwise alter terms of certain indebtedness, including the senior secured notes;

•	engage in certain transactions with affiliates; and

•	alter the business that we conduct.

The ABL Revolver contains certain customary representations and warranties, affirmative covenants and events of default, including among other things payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the ABL Revolver to be in full force and effect, and change of control. If such an event of default occurs, the lenders under the ABL Revolver would be entitled to take various actions, including the acceleration of amounts due under the ABL Revolver and, subject to customary intercreditor arrangements, all actions permitted to be taken by a secured creditor.

10.5% Senior Subordinated Notes Due 2013

The outstanding senior subordinated notes are publicly traded, registered securities and consist of a $305.0 million aggregate principal amount maturing on December 1, 2013, bearing interest at 10.50% per annum payable semiannually in arrears on June 1 and December 1, commencing on June 1, 2006. The senior subordinated notes rank junior to all of our existing and future senior indebtedness and secured indebtedness, including any borrowings under the existing senior secured credit facilities. The senior subordinated notes are guaranteed by all of our wholly-owned domestic subsidiaries and by all of our future wholly-owned domestic subsidiaries that are not designated as unrestricted subsidiaries.

The senior subordinated notes are governed by an indenture under which we are required to offer to repurchase the notes at a purchase price equal to 101% of the outstanding principal amount, plus accrued and unpaid interest, in the event of a change in control as defined in the indenture. After December 1, 2009, the senior subordinated notes are subject to redemption at 30 to 60 days’ notice at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, if redeemed during the twelve month period beginning on December 1 of each of the years indicated below:

Year	Percentage of Principal Amount
2009	105.250%
2010	102.625%
2011 and thereafter	100.000%

We may also from time to time seek to retire outstanding senior subordinated notes on the open market, in private negotiated transactions or otherwise.

The indenture governing the senior subordinated notes limits our and our subsidiaries’ ability to, among other things:

•	pay dividends;

•	redeem capital stock and make other restricted payments and investments;

•	incur additional debt or issue preferred stock;

•	enter into agreements that restrict our subsidiaries from paying dividends or other distributions;

•	make loans or otherwise transfer assets to us or to any other subsidiaries;

•	create liens on assets;

•	engage in transactions with affiliates;

•	sell assets, including capital stock of subsidiaries; and

•	merge, consolidate or sell all or substantially all of our assets and the assets of our subsidiaries.

The indenture contains customary events of default including, but are not limited to:

•	failure to pay any principal, interest, fees or other amounts when due;

•	material breach of any representation or warranty;

•	default of restrictive covenants;

•	events of bankruptcy;

•	cross defaults to other material indebtedness;

•	invalidity of any guarantee; and

•	unsatisfied judgments.

DESCRIPTION OF THE NOTES

General

Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this description, (i) the terms “we ,” “our” and “us” each refer to Accellent Inc. (“Accellent”) and its consolidated Subsidiaries and (ii) the term “Issuer” refers only to Accellent Inc. and not any of its Subsidiaries.

Our 8 3/8% Senior Secured Notes due 2017 (the “Notes”) will be issued under an indenture dated as of January 29, 2010 (the “Indenture”) among the Issuer, the Guarantors and The Bank of New York Mellon, as trustee (the “Trustee”). Except as set forth herein, the terms of the Notes are substantially identical and include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is only a summary of the material provisions of the Indenture, the Security Documents (as defined below) and the Intercreditor Agreement (as defined below) and does not purport to be complete and is qualified in its entirety by reference to the provisions of those agreements, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, not this description, defines your rights as Holders of the Notes. You may request copies of the Indenture at our address set forth under the heading “Summary.”

Brief Description of the Notes and the Guarantees

The Notes are:

•	general senior obligations of the Issuer;

•	pari passu in right of payment with any existing and future Senior Indebtedness of the Issuer;

•	secured on a first-priority lien basis by the Notes Collateral and on a second-priority lien basis by the ABL Collateral, in each case subject to certain liens permitted under the Indenture;

•	senior in right of payment to any existing or future Subordinated Indebtedness of the Issuer, including the Senior Subordinated Notes;

•	effectively senior to the Senior Credit Facilities Debt to the extent of the value of the Notes Collateral;

•	effectively senior to all of the Issuer’s existing and future unsecured Indebtedness to the extent of the value of the Collateral (after giving effect to any senior Liens on the Collateral);

•	structurally subordinated to all liabilities and preferred stock of Subsidiaries of the Issuer that are not Guarantors;

•	effectively subordinated to the Issuer’s obligations under the Senior Credit Facilities Debt to the extent of the value of the ABL Collateral;

•	guaranteed on a senior secured basis (with the Lien priorities described below) by each Guarantor; and

•	are subject to registration with the SEC pursuant to a Exchange and Registration Rights Agreement.

The Guarantees:

The Notes are guaranteed by all Subsidiaries of the Issuer (other than Unrestricted Subsidiaries and Foreign Subsidiaries).

Each Guarantee is:

•	a senior obligation of the Guarantor;

•	pari passu in right of payment with any existing and future Senior Indebtedness of the Guarantor;

•

secured on a first-priority basis by the Notes Collateral owned by such Guarantor and on a second-priority basis by the ABL Collateral owned by such Guarantor, in each case subject to certain liens permitted under the Indenture;

•	senior in right of payment to any existing or future Subordinated Indebtedness of such Guarantor, including the Senior Subordinated Notes;

•	effectively senior to the guarantee of the Senior Credit Facilities Debt by such Guarantor to the extent of the value of the Notes Collateral owned by such Guarantor;

•	effectively senior to all of the Guarantors’ existing and future unsecured Indebtedness to the extent of the value of the Collateral (after giving effect to any senior Liens on the Collateral);

•	structurally subordinated to all liabilities and preferred stock of any Subsidiaries of such Guarantor that are not Guarantors; and

•	effectively subordinated to the guarantee of such Guarantor under the Senior Credit Facilities Debt to the extent of the value of the ABL Collateral owned by such Guarantor.

As of the date of the Indenture, all of the Issuer’s Subsidiaries were “Restricted Subsidiaries.” In addition, under the circumstances described below under the subheading “—Certain Covenants—Limitation on Restricted Payments,” the Issuer are permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” The Issuer’s Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indenture. The Issuer’s Unrestricted Subsidiaries do not guarantee the Notes and neither does any Foreign Subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. Only our Restricted Subsidiaries that are Domestic Subsidiaries and that guarantee other Indebtedness of the Issuer and its Restricted Subsidiaries are required to guarantee the Notes. For the year ended December 31, 2009, on a pro forma as adjusted basis, the non-guarantor Subsidiaries generated 4.8% of our net sales. In addition, as of December 31, 2009, on a pro forma as adjusted basis, the non-guarantor Subsidiaries held 0.5% of our assets (excluding non-guarantor subsidiaries’ net intercompany investments from the guarantors of $31.7 million).

The obligations of each Guarantor under its Guarantees are limited as necessary to prevent the Guarantees from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee is entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—Federal and state fraudulent transfer laws may permit a court to void the notes and guarantees, and, if that occurs, you may not receive any payments on the notes.”

A Guarantee by a Guarantor provides by its terms that it shall be automatically and unconditionally released and discharged upon:

(1)(a) any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or all or substantially all the assets of such Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of such Guarantor from its guarantee of Indebtedness under the Senior Credit Facilities or the guarantee that resulted in the obligation of such Guarantor to guarantee the Notes, if such Guarantor would not then otherwise be required to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries” (treating any guarantees of such Guarantor that remain outstanding as incurred at least 30 days prior to such release or discharge);

(c) the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

(d) the Issuer exercising its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

(2) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Paying Agent and Registrar for the Notes

The Issuer maintains one or more paying agents for the Notes in the Borough of Manhattan, City of New York. The initial paying agent for the Notes is the Trustee.

The Issuer also maintains a registrar with offices in the Borough of Manhattan, City of New York. The initial registrar is the Trustee. The registrar maintains a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of the Issuer.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Principal, Maturity and Interest

The Issuer issued $400,000,000 aggregate principal amount of Notes in a private transaction that was not subject to the registration requirements of the Securities Act. The Notes will mature on February 1, 2017. Subject to compliance with the covenants described below under the captions “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens” the Issuer may issue additional Notes from time to time after this offering under the Indenture (“Additional Notes”). The Notes offered by the Issuer and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of the Notes” include any Additional Notes that are actually issued.

Interest on the Notes accrues at the rate of 8 3/8% per annum and is payable semi-annually in arrears on August 1 and February 1, commencing on August 1, 2010 to the Holders of Notes of record on the immediately preceding July 15 and January 15. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes were issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Security for the Notes

The Notes and the Guarantees have the benefit of the Collateral, which consists of (i) the Notes Collateral as to which the Holders of the Notes and holders of any future Other Pari Passu Lien Obligations have a first-priority security interest, the Senior Credit Facilities Lenders and other holders of Senior Credit Facilities Debt have a second-priority security interest and the holders of any future Third Lien Indebtedness may have a third-priority security interest (in each case subject to Permitted Liens) and (ii) the ABL Collateral as to which the Senior Credit Facilities Lenders and certain other holders of Senior Credit Facilities Debt have a first-priority security interest, the Holders of the Notes have a second-priority security interest, holders of any future Other Pari Passu Lien Obligations may have a second-priority security interest and the holders of any future Third Lien Indebtedness may have a third-priority security interest (in each case subject to Permitted Liens).

The Issuer and the Guarantors are and will be able to incur additional Indebtedness in the future which could share in all or part of the Collateral. The amount of all such additional Indebtedness is and will be limited by the covenants disclosed under “—Certain Covenants—Liens” and “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Under certain circumstances the amount of such additional secured Indebtedness could be significant.

Notes Collateral

The Notes Collateral was pledged as collateral to the Notes Collateral Agent for the benefit of the Trustee, the Notes Collateral Agent and the Holders of the Notes. The Notes and Guarantees are secured by first-priority security interests in the Notes Collateral, subject to certain Permitted Liens. The Notes Collateral generally consists of the following assets of the Issuer and the Guarantors:

•

all of the other Equity Interests held by the Issuer or any Guarantor (which, in the case of any equity interest in any Foreign Subsidiary, is limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such Foreign Subsidiary) except, in each case, to the extent that the pledge of these Equity Interests would result in any Subsidiary of the Issuer being required to file separate financial statements with the SEC;

•	owned real properties owned by the Issuer and the Guarantors with a cost or book value (whichever is greater) in excess of $1.0 million and one leasehold real property;

•	equipment;

•	patents, trademarks and copyrights;

•	general intangibles, instruments, books and records and supporting obligations related to the foregoing and proceeds of the foregoing (other than ABL Collateral); and

•	substantially all of the other tangible and intangible assets of the Issuer and the Guarantors, other than (i) the ABL Collateral and (ii) Excluded Assets.

Initially, subject to Permitted Liens, only the Notes and Guarantees have the benefit of the first-priority security interest in the Notes Collateral. Subject to Permitted Liens, no other Indebtedness incurred by the Issuer may share in the first-priority security interest in the Notes Collateral other than any Additional Notes and certain future Indebtedness constituting Other Pari Passu Lien Obligations.

In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Issuer due to the fact that such Subsidiary’s Equity Interests secure the Notes, then the Equity Interests of such Subsidiary shall automatically be deemed not to be part of the Collateral but only to the extent necessary to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any holder of Notes, to the extent necessary to release the security interests in favor of the Notes Collateral Agent on the shares of Equity Interests that are so deemed to no longer constitute part of the Collateral. In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or are replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Equity Interests to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Equity Interests of such Subsidiary shall automatically be deemed to be a part of the Collateral but only to the extent necessary to not be subject to any such financial statement requirement.

ABL Collateral

The Notes and Guarantees are also secured by a second-priority Lien on and security interest in the ABL Collateral, subject to Permitted Liens. The “ABL Collateral” generally consists of all of the following assets of the Issuer and the Guarantors:

•	all accounts;

•	all inventory and documents for any inventory;

•

all investment property, but specifically excluding any securities representing any capital stock of Issuer or any of its Subsidiaries or instruments which arise from the sale, license, assignment or other disposition of Notes Collateral;

•	all deposit accounts and securities accounts (and all assets and amounts contained therein but excluding identifiable proceeds of the Notes Collateral;

•

all contracts, contract rights and other general intangibles (including any and all contracts, contract rights and other general intangibles providing for or relating to the sale or other disposition of inventory), instruments, books and records and supporting obligations related to the foregoing and proceeds of the foregoing, in each case held by the Issuer and the Guarantors;

•	letter of credit rights arising out of, or related to, or derivative of any of the property or interests in property described in this definition;

•

letters of credit transferred to the Senior Credit Facilities Collateral Agent or any lender under the Senior Credit Facilities, or with respect to which the proceeds thereof have been assigned to the Senior Credit Facilities Collateral Agent or any lender under the Senior Credit Facilities, or on which the Senior Credit Facilities Collateral Agent or any lender under the Senior Credit Facilities is named as beneficiary, in each case arising out of, related to, or derivative of the property or interests described in this definition;

•	commercial tort claims, in each case, to the extent arising out of, or related to, or derivative of the property or interests in property described in this definition;

•	to the extent not otherwise described in this definition, all Receivables; and

•	all proceeds of any of the foregoing.

For purposes of clarification, any of the items set forth above that are or become branded, or otherwise produced through the use or other application of, any trademarks, patents or other intellectual property shall fully constitute ABL Collateral, and no proceeds arising from any disposition of any such ABL Collateral shall be, or be deemed to be, attributable to Notes Collateral.

The Notes’ second-priority Lien on and security interest in the ABL Collateral will be terminated and automatically released if the Lien on such ABL Collateral in favor of the ABL Secured Parties is released in connection with any sale or other disposition of such ABL Collateral in connection with an enforcement action by the Senior Credit Facilities Collateral Agent. Except as provided in the Intercreditor Agreement, holders of Liens on the ABL Collateral that are junior relative to the holders of Senior Credit Facilities Debt, including Holders, will not be able to take any enforcement action with respect to the ABL Collateral so long as any Senior Credit Facilities Debt is outstanding.

Tracing of Proceeds of ABL Collateral and Notes Collateral

Notwithstanding the fact that the ABL Collateral and the Notes Collateral each includes “proceeds” of specific assets included in each category of Collateral, the Intercreditor Agreement provides that, during any period prior to either (x) the commencement of an enforcement action against Collateral by the Senior Credit Facilities Collateral Agent or the Notes Collateral Agent or (y) an insolvency or liquidation proceeding against the Issuer or any Guarantor, notwithstanding that an asset may constitute “proceeds” of ABL Collateral or Notes Collateral, such status as “proceeds” shall be disregarded in determining whether such asset is ABL Collateral or Notes Collateral.

After-acquired Property

Promptly, but in no event later than 90 days, following the acquisition by the Issuer or any Guarantor of any After-Acquired Property (but subject to the limitations, if applicable, described under “—Security for the Notes—Notes Collateral” and “—Security for the Notes—ABL Collateral”), the Issuer or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Notes Collateral Agent a perfected security interest in such After-Acquired Property and to have such After-Acquired Property added to the Notes Collateral or the ABL Collateral, as applicable, and thereupon all provisions of the Indenture relating to the Notes Collateral or the ABL Collateral, as applicable, shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

Information Regarding Collateral

The Issuer will furnish to the Notes Collateral Agent, with respect to the Issuer or any Guarantor, prompt written notice of any change in such Person’s (i) legal name, (ii) jurisdiction of organization or formation, (iii) identity or corporate structure or (iv) Organizational Identification Number. The Issuer and the Guarantors agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Notes Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Issuer also agrees to promptly notify the Notes Collateral Agent if any material portion of the Collateral is damaged, destroyed or condemned.

Each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year, the Issuer shall deliver to the Trustee a certificate of a financial officer setting forth the information required pursuant to the schedules required by the Security Documents or confirming that there has been no change in such information since the date of the prior annual financial statements.

Sufficiency of Collateral

The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of our industry, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and other factors. The amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, but not limited, to the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. In addition, in the event of a bankruptcy, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

Further Assurances

The Issuer and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Notes Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral. In addition, from time to time, the Issuer will reasonably promptly secure the obligations under the Indenture, Security Documents and Intercreditor Agreement by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Trustee.

Security Documents and Certain Related Intercreditor Provisions

The Issuer, the Guarantors, the Notes Collateral Agent and the Trustee entered into Security Documents creating and establishing the terms of the security interests and Liens that secure the Notes and the Guarantees. These security interests and Liens secure the payment and performance when due of all of the Obligations of the Issuer and the Guarantors under the Notes, the Indenture, the Guarantees, the Intercreditor Agreement and the Security Documents, as provided in the Security Documents. The Senior Credit Facilities Collateral Agent and holders of Senior Credit Facilities Debt secured by ABL Collateral are referred to collectively as “ABL Secured Parties.” The Trustee, Notes Collateral Agent, each Holder, each other holder of, or obligee in respect of, any Obligations in respect of the Notes outstanding at such time are referred to collectively as the “Noteholder Secured Parties.”

Intercreditor Agreement

On January 29, 2010, the Issuer, the Guarantors, the Notes Collateral Agent and the Senior Credit Facilities Collateral Agent entered into the Intercreditor Agreement. Although the Holders of the Notes and the holders of Senior Credit Facilities Debt are not party to the Intercreditor Agreement, by their acceptance of the Notes and Senior Credit Facilities Debt, respectively, they each agree to be bound thereby. The Indenture provides that the Intercreditor Agreement may be amended from time to time without the consent of the Holders or the holders of Senior Credit Facilities Debt to add other parties holding Other Pari Passu Lien Obligations or Third Lien Indebtedness in each case to the extent permitted to be incurred under the Indenture and other applicable agreements. See “—Amendment, Supplement and Waiver.”

The aggregate amount of the obligations secured by the ABL Collateral may, subject to the limitations set forth in the Indenture, be increased. A portion of the obligations secured by the ABL Collateral consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed and such obligations may, subject to the limitations set forth in the Indenture, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the subordination of the Liens in favor of the Noteholder Secured Parties (relative to those of the ABL Secured Parties) or the provisions of the Intercreditor Agreement defining the relative rights of the parties thereto. The Lien priorities provided for in the Intercreditor Agreement shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, replacement, renewal, restatement or refinancing of either the obligations secured by the ABL Collateral or the obligations secured by the Notes Collateral, by the release of any Collateral or of any guarantees securing any secured obligations or by any action that any representative or secured party may take or fail to take in respect of any Collateral.

Control of Enforcement With Respect to the ABL Collateral and Application of Proceeds of ABL Collateral

Pursuant to the terms of the Intercreditor Agreement, prior to the Discharge of Senior Credit Facilities Debt, the Senior Credit Facilities Collateral Agent has the exclusive right to control the time and method by which the security interests in the ABL Collateral are enforced, including, without limitation, following the occurrence of an Event of Default under the Indenture. Prior to the Discharge of Senior Credit Facilities Debt, the Noteholder Secured Parties are not permitted to enforce their security interests in the ABL Collateral even if any Event of Default under the Indenture has occurred and the Notes have been accelerated except (a) in any insolvency or liquidation proceeding, solely as necessary to file a proof of claim or statement of interest with respect to the Obligations under the Notes and Guarantees or (b) certain protective actions in order to prove, preserve, perfect or protect (but not enforce) its security interest and rights in, and the perfection and priority of its Lien on, the ABL Collateral.

Any proceeds from any ABL Collateral received in any insolvency or liquidation proceeding or pursuant to any enforcement of remedies against the ABL Collateral will be applied to repay the Senior Credit Facilities Debt in full (including any post-petition interest thereon) until the Discharge of Senior Credit Facilities Debt has occurred prior to being applied to the repayment of any Obligations owing to the Noteholder Secured Parties.

After the Discharge of Senior Credit Facilities Debt, the Notes Collateral Agent will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration, including any amounts owed to the Trustee in its capacity as Trustee or Notes Collateral Agent) of the ABL Collateral received by it under the Security Documents for the ratable benefit of the Noteholder Secured Parties.

The proceeds from the sale of any ABL Collateral remaining after the satisfaction of all Obligations under Senior Credit Facilities Debt may not be sufficient to satisfy the Obligations under the Indenture and notes. The Intercreditor Agreement has similar provisions regarding the Notes Collateral Agent’s rights relative to those of the Senior Credit Facilities Collateral Agent with respect to the Notes Collateral.

The Intercreditor Agreement provides that if prior to the Discharge of Senior Credit Facilities Debt, proceeds of the Collateral are received in connection with a loss, condemnation or disposition (whether voluntary or involuntary) of Collateral that involves both ABL Collateral and Notes Collateral, for the purposes of the Intercreditor Agreement with respect to such loss, condemnation or disposition, the ABL Collateral consisting of accounts shall be deemed to have a valuation equal to the face amount of each such account and all ABL Collateral consisting of inventory shall be deemed to have a value equal to the net book value of such inventory. In addition, the Intercreditor Agreement provides that if proceeds of the Collateral are received in connection with a disposition of all or substantially all of the capital stock issued by any grantor under the documents related to the Senior Credit Facilities and the Notes, and the Liens of the Senior Credit Facilities Collateral Agent, on behalf of the ABL Secured Parties on any ABL Collateral in which such grantor has an interest are released, then such ABL Collateral shall also be deemed to be disposed of in connection with such disposition for the purposes of the Intercreditor Agreement.

No Duties of Senior Credit Facilities Collateral Agent

The Intercreditor Agreement provides that the Senior Credit Facilities Collateral Agent generally has no duties or other obligations to any Noteholder Secured Party with respect to the ABL Collateral, other than serving as agent for perfection with respect to certain ABL Collateral. In addition, the Intercreditor Agreement further provides that, until the Discharge of Senior Credit Facilities Debt, the Senior Credit Facilities Collateral

Agent is entitled, for the benefit of the ABL Secured Parties, to sell, transfer or otherwise dispose of or deal with such ABL Collateral without regard to any security interest that are junior relative to those of the ABL Secured Parties therein or any rights to which any Noteholder Secured Party would otherwise be entitled as a result of such junior-priority security interest. Without limiting the foregoing, the Notes Collateral Agent agrees in the Intercreditor Agreement, on behalf of the Noteholder Secured Parties, that no ABL Secured Party will have any duty or obligation first to marshal or realize upon the ABL Collateral, or to sell, dispose of or otherwise liquidate all or any portion of the ABL Collateral, in any manner that would maximize the return to the Noteholder Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Noteholder Secured Parties from such realization, sale, disposition or liquidation. The Intercreditor Agreement has similar provisions regarding the duties owed to the ABL Secured Parties by the Noteholder Secured Parties with respect to the Notes Collateral.

The Notes Collateral Agent agrees in the Intercreditor Agreement, on behalf of the Noteholder Secured Parties, that the Noteholder Secured Parties waive any claim that may be had against any ABL Secured Party arising out of (i) any actions which any ABL Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any ABL Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the ABL Collateral and actions with respect to the collection of any claim for all or any part of the Senior Credit Facilities Debt from any account debtor, guarantor or any other party) or the valuation, use, protection or release of any security for such Senior Credit Facilities Debt, (ii) any election by any ABL Secured Party, in any proceeding instituted under Title 11 of the United States Code (the “Bankruptcy Code”) of the application of Section 1111(b)(2) of the Bankruptcy Code or (iii) any borrowing of, or grant of a security interest or administrative expense priority under Sections 363 and 364 of the Bankruptcy Code to, Accellent Acquisition Corp., Accellent Holding Corp., the Issuer or any of its Subsidiaries as debtor-in-possession. The ABL Secured Parties agree to waive similar claims with respect to the actions of any of the Noteholder Secured Parties pursuant to the Intercreditor Agreement.

No Interference; Payment Over; Reinstatement; Similar Liens and Agreements

The Notes Collateral Agent agrees in the Intercreditor Agreement, on behalf of the Noteholder Secured Parties, among other things, that prior to the Discharge of Senior Credit Facilities Debt:

•

it will not challenge or question in any proceeding the validity or enforceability of any first-priority security interest in the ABL Collateral, the validity, attachment, perfection or priority of any Lien held by any ABL Secured Party, or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Intercreditor Agreement;

•

it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the ABL Collateral by any ABL Secured Party;

•

it will have no right to (A) direct any ABL Secured Party to exercise any right, remedy or power with respect to such ABL Collateral or (B) consent to the exercise by any ABL Secured Party of any right, remedy or power with respect to such ABL Collateral;

•

it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against any ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and no ABL Secured Party will be liable for, any action taken or omitted to be taken by any ABL Secured Party with respect to such ABL Collateral;

•

to the maximum extent permitted by law, the Noteholder Secured Parties shall be deemed to have irrevocably, absolutely, and unconditionally waived any right to object (and seek or be awarded any relief of any nature whatsoever based on any such objection), at any time prior or subsequent to any disposition of any of the ABL Collateral, on the ground(s) that any such disposition of ABL Collateral (x) would not be or was not “commercially reasonable” within the meaning of any applicable Uniform

Commercial Code and/or (y) would not or did not comply with any other requirement under any applicable Uniform Commercial Code or under any other applicable law governing the manner in which a secured creditor (including one with a Lien on real property) is to realize on its collateral;

•

it will not object to any waiver or forbearance by the Senior Credit Facilities Collateral Agent from or in respect of bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the ABL Collateral;

•	it will not seek, and waives any right, to have any ABL Collateral or any part thereof marshaled upon any foreclosure or other disposition of such ABL Collateral; and

•	it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of the Intercreditor Agreement.

If any ABL Secured Party is required in any insolvency or liquidation proceeding or otherwise to turn over or otherwise pay to the estate of the Issuer or any Guarantor (or any trustee, receiver or similar person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount, a “Recovery,” whether received as proceeds of security, enforcement of any right of setoff or otherwise, then as among the parties to the Intercreditor Agreement, the Senior Credit Facilities Debt shall be deemed to be reinstated to the extent of such Recovery and to be outstanding as if such payment had not occurred and such holder of Senior Credit Facilities Debt shall be entitled to a reinstatement of Senior Credit Facilities Debt with respect to all such recovered amounts and shall have all rights under the Intercreditor Agreement. If the Intercreditor Agreement was terminated (in whole or in part) prior to such Recovery, the Intercreditor Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties thereto. Any ABL Collateral received by a Noteholder Secured Party prior to the time of such Recovery shall be deemed to have been received prior to the Discharge of Senior Credit Facilities Debt and subject to the provisions of the immediately preceding paragraph. The ABL Secured Parties agree to similar limitations with respect to their rights in the Notes Collateral and their ability to bring a suit against the Notes Collateral Agent or the Holders of the Notes pursuant to the Intercreditor Agreement.

The Notes Collateral Agent agrees in the Intercreditor Agreement, on behalf of the Noteholder Secured Parties, that if any Noteholder Secured Party obtains possession of the ABL Collateral or realizes any proceeds or payment in respect of the ABL Collateral, pursuant to any Security Document or by the exercise of any rights available to it under applicable law or in any bankruptcy, insolvency or similar proceeding or through any other exercise of remedies, at any time prior to the Discharge of Senior Credit Facilities Debt, then it will hold such ABL Collateral, proceeds or payment in trust for the ABL Secured Parties and transfer such ABL Collateral, proceeds or payment, as the case may be, to the Senior Credit Facilities Collateral Agent. The Notes Collateral Agent further agrees in the Intercreditor Agreement, on behalf of the Noteholder Secured Parties, that if, at any time, all or part of any payment with respect to any Senior Credit Facilities Debt secured by any ABL Collateral previously made shall be rescinded for any reason whatsoever, it will promptly pay over to the Senior Credit Facilities Collateral Agent any payment received by it in respect of any such ABL Collateral and shall promptly turn any such ABL Collateral then held by it over to the Senior Credit Facilities Collateral Agent, and the provisions set forth in the Intercreditor Agreement will be reinstated as if such payment had not been made, until the payment and satisfaction in full of such Senior Credit Facilities Debt. The ABL Secured Parties are subject to similar limitations with respect to the Notes Collateral and any proceeds or payments in respect of any Notes Collateral pursuant to the Intercreditor Agreement.

In addition, the Intercreditor Agreement provides that the Issuer and the Guarantors shall not grant or permit any additional Liens on any assets of the Issuer or any Guarantor (that does not otherwise constitute Collateral) securing any Obligations under the Notes or Guarantees unless it takes all reasonable action that is within its control to grant a Lien on such assets to the Senior Credit Facilities Collateral Agent for the benefit of the holders of Senior Credit Facilities Debt on or before the time of the grant of a Lien thereon to secure any Obligations under the Notes or Guarantees. If the Notes Collateral Agent shall acquire or hold any Lien on any assets of the

Issuer or a Guarantor in contravention of the foregoing sentence, any amounts received by or distributed to it pursuant to or as a result of such Lien shall be subject to the pay over provisions of the Intercreditor Agreement. The Senior Credit Facilities Collateral Agent are subject to similar limitations and requirements in favor of the Notes Collateral Agent with respect to the Notes Collateral pursuant to the Intercreditor Agreement.

In addition, the Intercreditor Agreement provides that it is the intention of the parties thereto that the collateral securing the Obligations under the Notes and Guarantees and the Senior Credit Facilities Debt be identical except as otherwise expressly provided therein. In furtherance of the foregoing, the Intercreditor Agreement provides that, subject to the other provisions thereof, upon request by the Notes Collateral Agent or the Senior Credit Facilities Collateral Agent, the parties thereof will cooperate in good faith (and direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the collateral securing the Obligations under the Notes and Guarantees and the Senior Credit Facilities Debt and the steps taken to perfect the respective Liens thereon and the identity of the respective parties obligated under the documentation related thereto.

Entry Upon Premises by Senior Credit Facilities Collateral Agent and Holders of Senior Credit Facilities Debt

The Intercreditor Agreement provides that if the Senior Credit Facilities Collateral Agent takes any enforcement action with respect to the ABL Collateral, the Noteholder Secured Parties (i) will cooperate with the Senior Credit Facilities Collateral Agent in its efforts to enforce its security interest in the ABL Collateral and to finish any work-in-process and assemble the ABL Collateral, (ii) will not hinder or restrict in any respect the Senior Credit Facilities Collateral Agent from enforcing its security interest in the ABL Collateral or from finishing any work-in-process or assembling the ABL Collateral, and (iii) will permit the Senior Credit Facilities Collateral Agent, its employees, agents, advisers and representatives, at the sole cost and expense of the ABL Secured Parties, to enter upon and use the Notes Collateral (including (x) equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and (y) trademarks, patents and other intellectual property, which includes a royalty-free license with respect to intellectual property incorporated into the ABL Collateral), for a period not to exceed 270 days after the taking of such enforcement action, for purposes of (A) assembling and storing the ABL Collateral and completing the manufacture, packaging, processing of and turning into finished goods of any ABL Collateral consisting of work-in-process or raw materials, (B) selling any or all of the ABL Collateral located on such Notes Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise, (C) removing any or all of the ABL Collateral located on such Notes Collateral, or (D) taking reasonable actions to protect, secure, and otherwise enforce the rights of the ABL Secured Parties in and to the ABL Collateral; provided, however, that nothing contained in the Intercreditor Agreement restricts the rights of the Notes Collateral Agent from selling, assigning or otherwise transferring any Notes Collateral prior to the expiration of such 270-day period if the purchaser, assignee or transferee thereof agrees to be bound by the provisions of the Intercreditor Agreement. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Collateral has been entered by a court of competent jurisdiction, such 270-day period shall be tolled during the pendency of any such stay or other order. If the Senior Credit Facilities Collateral Agent conducts a public auction or private sale of the ABL Collateral at any of the real property included within the Notes Collateral, the Senior Credit Facilities Collateral Agent shall provide the Notes Collateral Agent with reasonable notice and use reasonable efforts to hold such auction or sale in a manner which would not unduly disrupt the Notes Collateral Agent’s use of such real property.

During the period of actual occupation, use or control by the Senior Credit Facilities Collateral Agent or the holders of Senior Credit Facilities Debt or their agents or representatives of any Notes Collateral, the ABL Secured Parties are obligated to repair at their expense any physical damage to such Notes Collateral or other assets or property resulting from such occupancy, use or control, ordinary wear and tear excepted.

Agreements With Respect to Bankruptcy or Insolvency Proceedings

If the Senior Credit Facilities Collateral Agent consents to financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code which is to be secured by any ABL Collateral or the use of cash collateral representing proceeds of ABL Collateral under Section 363 of the Bankruptcy Code, the Notes Collateral Agent agrees in the Intercreditor Agreement, on behalf of the Noteholder Secured Parties, that it will raise no objection to any such financing or to the Liens on the ABL Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes ABL Collateral so long as:

(i) either (x) all DIP Financing Liens are senior to, or rank pari passu with, the Liens of the Senior Credit Facilities Debt in such ABL Collateral (in which case, the Notes Collateral Agent agrees for the Noteholder Secured Parties, to subordinate the Liens of the Noteholder Secured Parties in such ABL Collateral to the Liens of the Senior Credit Facilities Debt in such ABL Collateral and the DIP Financing Liens) or (y) the Liens of the Notes Collateral Agent are not subordinated to such DIP Financing Liens;

(ii) the Noteholder Secured Parties retain liens on all the ABL Collateral, including proceeds thereof arising after the commencement of such proceeding, with the same priority as existed prior to the commencement of the case under the Bankruptcy Code, subject to any super-priority ranking of liens in favor of the DIP Lenders as provided above and any “carve out” for administrative expenses agreed to by the Senior Credit Facilities Collateral Agent; and

(iii) no Noteholder Secured Party is required (without its consent) to lend or incur any monetary obligation in connection with such DIP Financing.

The ABL Secured Parties agree to similar provisions with respect to any DIP Financing and DIP Financing Liens related to the Notes Collateral.

The Notes Collateral Agent agrees in the Intercreditor Agreement, on behalf of the Noteholder Secured Parties, that it will:

(i) not object to or oppose a sale or other disposition of any ABL Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the ABL Secured Parties shall have consented to such sale or disposition of such ABL Collateral and the proceeds of such sale or disposition are applied in accordance with the Intercreditor Agreement. Notwithstanding the foregoing, the Intercreditor Agreement shall not be construed to prohibit the Noteholder Secured Parties from exercising a credit bid in a sale or other disposition of ABL Collateral under Section 363 of the Bankruptcy Code; provided that in connection with and immediately after giving effect to any such sale pursuant to such credit bid there occurs a Discharge of Senior Credit Facilities Debt;

(ii) not object to or otherwise contest (or support any other Person contesting), any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the ABL Collateral made by the ABL Secured Parties;

(iii) until the Discharge of Senior Credit Facilities Debt, not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the ABL Collateral, without the prior written consent of the Senior Credit Facilities Collateral Agent;

(iv) not object to, or otherwise contest (or support any Person contesting), (a) any request by the ABL Secured Parties for adequate protection on account of the ABL Collateral or (b) any objection by the ABL Secured Parties to any motion, relief, action or proceeding based on the Senior Credit Facilities Collateral Agent’s or such holder of Senior Credit Facilities Debt’s claiming a lack of adequate protection with respect to the ABL Collateral;

(v) until the Discharge of Senior Credit Facilities Debt, not assert or enforce (or support any Person asserting or enforcing) any claim under Section 506(c) of the Bankruptcy Code pani passu with the Liens on the ABL Collateral securing the Senior Credit Facilities Debt for costs or expenses of preserving or disposing any ABL Collateral; and

(vi) not oppose or otherwise contest (or support any other Person contesting) any lawful exercise by the ABL Secured Parties of the right to credit bid at any sale of ABL Collateral.

In addition, no Noteholder Secured Party will file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their respective security interests in the ABL Collateral, except that:

(i) any of them may freely seek and obtain relief granting a junior Lien co-extensive in all respects with, but subordinated to, all Liens granted in the insolvency or liquidation proceeding to, or for the benefit of, the holders of Senior Credit Facilities Debt (and the Intercreditor Agreement provides that the ABL Secured Parties will not object to the granting of such junior Lien); and

(ii) any of them may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Senior Credit Facilities Debt.

Without limiting the generality of any provisions of the Intercreditor Agreement, any vote to accept, and any other act to support the confirmation or approval of any Non-Conforming Plan of Reorganization shall be inconsistent with and, accordingly, a violation of the terms of the Intercreditor Agreement, and the Senior Credit Facilities Collateral Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization dismissed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

The Notes Collateral Agent agrees in the Intercreditor Agreement, on behalf of the Noteholder Secured Parties, that (a) the Noteholder Secured Parties’ claims against the Issuer and the Guarantors in respect of the ABL Collateral constitutes junior claims separate and apart (and of a different class) from the senior claims of the holders of Senior Credit Facilities Debt against the Issuer and the Guarantors in respect of the ABL Collateral, (b) the Senior Credit Facilities Debt includes all interest that accrues after the commencement of any insolvency or liquidation proceeding of the Issuer or any Guarantor at the rate provided for in the Senior Credit Facilities, regardless of whether a claim for post-petition interest is allowed or allowable in any such insolvency or liquidation proceeding and (c) the Intercreditor Agreement constitutes a “subordination agreement” under Section 510 of the Bankruptcy Code.

The ABL Secured Parties are subject to similar limitations in favor of the Noteholder Secured Parties pursuant to the Intercreditor Agreement.

Insurance

Until written notice by the Senior Credit Facilities Collateral Agent to the Trustee that the Discharge of Senior Credit Facilities Debt has occurred, as between the Senior Credit Facilities Collateral Agent, on the one hand, and the Noteholder Secured Parties, on the other hand, only the Senior Credit Facilities Collateral Agent has the right (subject to the rights of the Grantors under the documents related to the Senior Credit Facilities) to adjust or settle any insurance policy or claim covering or constituting ABL Collateral in the event of any covered loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the ABL Collateral. Unless and until written notice by the Trustee to the Senior Credit Facilities Collateral Agent that the obligations under the Indenture and the Notes have been paid in full, as between the Senior Credit Facilities Collateral Agent, on the one hand, and the Trustee and the Notes Collateral Agent, on the other hand, only the Notes Collateral Agent has the right (subject to the rights of the relevant grantors under the documents related to the Senior Credit Facilities and the Notes) to adjust or settle any insurance policy or claim covering or constituting Notes Collateral in the event of any covered loss thereunder and to approve any award granted in any condemnation or similar proceeding solely affecting the Notes Collateral. To the extent that an insured loss covers or constitutes both ABL Collateral and Notes Collateral, then the Senior Credit Facilities Collateral Agent and the Notes Collateral Agent will work jointly and in good faith to collect, adjust or settle (subject to the rights of the relevant grantors under the documents related to the Senior Credit Facilities and the Notes) under the relevant insurance policy.

Refinancings of the Senior Credit Facilities and the Notes

The obligations under the Senior Credit Facilities and the obligations under the Indenture and the Notes may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under the Senior Credit Facilities or any security document related thereto or the Indenture or the Security Documents) of the ABL Secured Parties or any Noteholder Secured Party, all without affecting the Lien priorities provided for in the Intercreditor Agreement; provided, however, that the holders of any such refinancing or replacement Indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of the Intercreditor Agreement pursuant to such documents or agreements (including amendments or supplements to the Intercreditor Agreement) as the Senior Credit Facilities Collateral Agent or Notes Collateral Agent, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the Senior Credit Facilities Collateral Agent or Notes Collateral Agent, as the case may be.

In addition, if at any time in connection with or after the Discharge of Senior Credit Facilities Debt, the Issuer enters into any refinancing of the Senior Credit Facilities secured by the ABL Collateral on a first-priority basis, then such Discharge of Senior Credit Facilities Debt shall automatically be deemed not to have occurred for all purposes of the Intercreditor Agreement, the Senior Credit Facilities and the Indenture and the obligations under such refinancing shall automatically be treated as Lender Debt for all purposes of the Intercreditor Agreement, including for purposes of the Lien priorities and rights in respect of ABL Collateral set forth therein.

In connection with any refinancing or replacement contemplated by the foregoing paragraph, the Intercreditor Agreement may be amended at the request and sole expense of the Issuer, and without the consent of any Holder of Notes, (a) to add parties (or any authorized agent or trustee therefor) providing any such refinancing or replacement Indebtedness in compliance with the Senior Credit Facilities and the Indenture, (b) to establish that Liens on any Notes Collateral securing such refinancing or replacement Indebtedness shall have the same priority (or junior priority) as the Liens on any Notes Collateral securing the Indebtedness being refinanced or replaced and (c) to establish that the Liens on any ABL Collateral securing such refinancing or replacement indebtedness shall have the same priority (or junior priority) as the Liens on any ABL Collateral securing the Indebtedness being refinanced or replaced, all on the terms provided for herein immediately prior to such refinancing or replacement.

Subject to the terms of the Security Documents, the Issuer and the Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the Notes, to freely operate the Collateral and to collect, invest and dispose of any income therefrom. See “Risk Factors—Risks Related to the Notes—In the event of our bankruptcy, the ability of the holders of the notes to realize upon the Collateral will be subject to certain bankruptcy law limitations.”

Rights and Obligations of Notes Collateral Agent after Discharge of Senior Credit Facilities Debt

The Intercreditor Agreement provides that after the Discharge of Senior Credit Facilities Debt, the Notes Collateral Agent shall accede to the rights and obligations of the Senior Credit Facilities Collateral Agent thereunder.

Release of Collateral

The Issuer and the Guarantors will be entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

•	to enable the disposition of such property or assets to the extent not prohibited under the covenant described under “—Repurchase at the Option of Holders—Asset Sales”;

•	the release of Excess Proceeds that remain unexpended after the conclusion of an Asset Sale Offer conducted in accordance with the Indenture;

•	in the case of a Guarantor that is released from its Guarantee, the release of the property and assets of such Guarantor;

•

with the consent of Holders of 75% in aggregate principal amount of the Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes) and otherwise; or

•	as described under “—Amendment, Supplement and Waiver” below.

The second-priority lien on the ABL Collateral securing the Notes will terminate and be released automatically if the first-priority liens on the ABL Collateral are released by the Senior Credit Facilities Collateral Agent in connection with a sale, transfer or disposition of ABL Collateral that occurs in connection with the foreclosure of, or other exercise of remedies with respect to, such ABL Collateral by the Senior Credit Facilities Collateral Agent (except with respect to any proceeds of such sale, transfer or disposition that remain after the Discharge of Senior Credit Facilities Debt).

The security interests in all Collateral securing the Notes and Guarantees also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under the Indenture, the Guarantees under the Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Legal Defeasance and Covenant Defeasance” or a discharge of the Indenture as described under “—Satisfaction and Discharge.”

To the extent necessary and for so long as required for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act to file separate financial statements with the SEC (or any other governmental agency), the Equity Interests of any Subsidiary of the Issuer shall not be included in the Collateral with respect to the Notes and shall not be subject to the Liens securing the Notes and the Guarantees. In addition, in the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Issuer due to the fact that such Subsidiary’s Equity Interests secures the Notes affected thereby, then the Equity Interests of such Subsidiary will automatically be deemed not to be part of the Collateral securing the relevant Notes affected thereby but only to the extent necessary to not be subject to such requirement and only for so long as required to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any holder of such Notes, to the extent necessary to release the security interests in favor of the Notes Collateral Agent on the Equity Interests that are so deemed to no longer constitute part of the Collateral for the relevant Notes. In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Equity Interests to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Equity Interests of such Subsidiary will automatically be deemed to be a part of the Collateral for the relevant Notes.

Compliance with Trust Indenture Act

The Indenture provides that the Issuer will comply with the provisions of TIA § 314 to the extent applicable. To the extent applicable, the Issuer will cause TIA § 313(b), relating to reports, and TIA § 3 14(d), relating to the release of property or securities subject to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA § 314(d) be made by an officer or legal counsel, as applicable, of the Issuer except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Issuer will not be required to comply with all or any portion of TIA § 314(d) if it reasonably determines that under the terms of TIA § 314(d) or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to any release or series of releases of Collateral.

Without limiting the generality of the foregoing, certain no action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. The Issuer and the Guarantors may, subject to the provisions of the Indenture, among other things, without any release or consent by the Noteholder Secured Parties, conduct ordinary course activities with respect to the Collateral, including, without limitation:

•

selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents that has become worn out, defective, obsolete or not used or useful in the business;

•	abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Security Documents;

•	surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents that it may own or under which it may be operating;

•	altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances;

•	granting a license of any intellectual property;

•	selling, transferring or otherwise disposing of inventory in the ordinary course of business;

•	collecting accounts receivable in the ordinary course of business as permitted by the covenant described under “—Repurchase at the Option of Holders—Asset Sales”;

•

making cash payments (including for the repayment of Indebtedness or interest) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture and the Security Documents; and

•	abandoning any intellectual property that is no longer used or useful in the Issuer’s business.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “—Repurchase at the Option of Holders.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

Except as set forth below, the Issuer will not be entitled to redeem the Notes at its option prior to February 1, 2013.

At any time prior to February 1, 2013 the Issuer may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to the registered address of each Holder, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

On and after February 1, 2013 the Issuer may redeem the Notes, in whole or in part, upon notice as described under the heading “—Repurchase at the Option of Holders—Selection and Notice” at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on February 1 of each of the years indicated below:

Year	Percentage
2013	106.281%
2014	104.188%
2015	102.094%
2016 and thereafter	100.000%

In addition, until February 1, 2013, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of Notes issued by it at a redemption price equal to 108.375% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Public Equity Offerings; provided that at least 65% of the sum of the aggregate principal amount of Notes originally issued under the Indenture and any Additional Notes that are Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Public Equity Offering.

Additionally, during any 12-month period commencing on the Issue Date, the Issuer is entitled at its option to redeem up to 10% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 103.000% of the aggregate principal amount thereof, plus accrued interest thereon, if any, to the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Notice of any such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 or more than 60 days prior to the redemption date.

Notice of any redemption upon any Public Equity Offering may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Public Equity Offering.

The Trustee shall select the Notes to be purchased in the manner described under “—Repurchase at the Option of Holders—Selection and Notice.”

Repurchase at the Option of Holders

Change of Control

The Notes provide that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under “—Optional Redemption,” the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the

“Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register with a copy to the Trustee, with the following information:

(1)	that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2)	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)	that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)	that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)	that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)	that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the paying agent receives, not later than the close of business on the 30th day following the date of the Change of Control notice, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)	that if the Issuer is redeeming less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess of $2,000; and

(8)	the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1)	accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)	deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3)	deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities limits, and future credit agreements or other agreements to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any Notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to permit the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders of Notes under certain circumstances. The Senior Credit Facilities provides that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless:

(1)	the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of;

(2)	except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents;

(3)	to the extent that any consideration received by the Issuer or a Restricted Subsidiary in such Asset Sale constitute securities or other assets that constitute Collateral, such securities or other assets, including the assets of any Person that becomes a Guarantor as a result of such transaction, are concurrently with their acquisition added to the Collateral securing the Notes;

(4)	the Net Proceeds from any such Asset Sale of Notes Collateral is paid directly by the purchaser thereof to the Notes Collateral Agent to be held in trust in an Asset Sale Proceeds Account for application in accordance with this covenant; and provided that the amount of:

(a)	any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b)	any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c)	any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Notwithstanding the foregoing provisions of the above paragraph, the Issuer and the Restricted Subsidiaries will not be required to cause any Net Proceeds to be held in an Asset Sale Proceeds Account in accordance with clause (4) of the above paragraph except to the extent the aggregate Net Proceeds from all Asset Sales of Notes Collateral which are not held in an Asset Sale Proceeds Account, or have not been previously applied in accordance with the provisions of the following paragraphs relating to the application of Net Proceeds from Asset Sales of Notes Collateral, exceeds $5.0 million.

Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1)	to permanently reduce:

(a)	in the case of an Asset Sale of ABL Collateral, (x) Obligations under the Senior Credit Facilities or any Indebtedness of the Issuer or a Guarantor that, in each case, is secured by a Lien on the

ABL Collateral that is prior to the Lien on the ABL Collateral in favor of Holders of Notes, or (y) any Indebtedness of a Restricted Subsidiary that is not a Guarantor and, in the case of (x) and revolving obligations under (y), to correspondingly reduce commitments with respect thereto;

(b)	in the case of an Asset Sale of assets that do not constitute ABL Collateral, Obligations under the Notes and, at the option of the Issuer, Other Pari Passu Lien Obligations (and to correspondingly reduce commitments with respect thereto, if any); provided that if the Issuer or such Restricted Subsidiary reduces any Other Pari Passu Lien Obligations, the Issuer shall equally and ratably reduce Obligations under the Notes as provided under “—Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid, or

(c)	in the case of an Asset Sale of assets that do not constitute Collateral, Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary,

(2)	to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business; provided that any such Investment, capital expenditure or other acquisition made with the Net Proceeds of Notes Collateral is concurrently added to the Notes Collateral, and any such Investment, capital expenditure or other acquisition made with any other Net Proceeds is concurrently added to the Collateral, or

(3)	to make an investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that any such investment made with the Net Proceeds of Notes Collateral is concurrently added to the Notes Collateral, and any such investment made with any other Net Proceeds is concurrently added to the Collateral;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of entering into the first such Acceptable Commitment; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any Other Pari Passu Lien Obligations, to the holders of such Other Pari Passu Lien Obligations (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Other Pari Passu Lien Obligations that is, in the case of the Notes, $2,000 or an integral multiple of $1,000 in excess of $2,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $20.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

To the extent that the aggregate amount of Notes and such Other Pari Passu Lien Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes or the Other Pari Passu Lien Obligations surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such Other Pari Passu Lien Obligations to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Other Pari Passu Lien Obligations tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

For the purposes of this covenant, any sale of the Capital Stock of the Issuer or a Restricted Subsidiary that owns assets constituting Notes Collateral or ABL Collateral shall be deemed to be sale of such Notes Collateral or ABL Collateral (or, in the event of a Restricted Subsidiary that owns assets that include any combination of Notes Collateral and ABL Collateral a separate sale of each of such Notes Collateral and ABL Collateral). In the event of any such sale (or a sale of assets that includes any combination of Notes Collateral and ABL Collateral), the proceeds received by the Issuer and the Restricted Subsidiaries in respect of such sale shall be allocated to the Notes Collateral and ABL Collateral in accordance with their respective fair market values, which shall be determined in good faith by the Issuer.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Selection and Notice

If the Issuer is redeeming less than all of the Notes issued by it at any time, the Trustee will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or (b) on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Notes at such Holder’s registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I)	declare or pay any dividend or make any payment or distribution on account of the Issuer’s, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a)	dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(b)	dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II)	purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

(III)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a)	Indebtedness permitted under clauses (7) and (8) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)	the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV)	make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)	immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (4), (6)(c), (9) and (14) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a)	50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date, to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b)

100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by the Issuer since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i)	(A) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent company of the Issuer and the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock

and (B) to the extent such net cash proceeds are actually contributed to the Issuer, Equity Interests of the Issuer’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii)	debt securities of the Issuer that have been converted into or exchanged for such Equity Interests of the Issuer;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, as the case may be, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c)	100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) (other than by a Restricted Subsidiary and other than by any Excluded Contributions); plus

(d)	100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by means of:

(i)	the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii)	the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(e)

in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Issuer in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value may exceed $15.0 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)	(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3)	the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a)	the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b)	such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c)	such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

(d)	such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4)

a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $10.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less

(c)	the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Issuer from members of management of the Issuer, any of the Issuer’s direct or indirect parent companies or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture; provided, however, in the case of this clause (4), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such Restricted Payment, the Issuer and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00; and provided further that the aggregate amount of Restricted Payments made pursuant to this clause (4) shall not exceed $50.0 million;

(5)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6)	(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date;

(b)	the declaration and payment of dividends to a direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(c)	the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7)	Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (x) $20.0 million and (y) 1.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that no Unrestricted Subsidiary shall, directly or indirectly, redeem, repurchase or otherwise acquire or retire any of the Senior Subordinated Notes with the proceeds of Investments pursuant to this clause (7);

(8)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9)	the declaration and payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public offering of the Issuer’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution; provided, however, in the case of this clause (9), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of the declaration of such dividend, after giving effect to such dividend on a pro forma basis, the Issuer and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(10)	Restricted Payments that are made with Excluded Contributions;

(11)	other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed $25.0 million; provided, however, that no Restricted Payments of the types described in clause (I) and clause (II) of the first paragraph above shall be made pursuant to this clause (11) unless, immediately prior to and after giving pro forma effect to such Restricted Payment, the Issuer’s Senior Secured Leverage Ratio is less than 3.0 to 1.0;

(12)	distributions or payments of Receivables Fees;

(13)	any Restricted Payment used to fund the Transaction and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(14)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15)	the declaration and payment of dividends by the Issuer to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a)	franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b)	federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(c)	customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(d)	general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and

(e)	fees and expenses other than to Affiliates of the Issuer related to any unsuccessful equity or debt offering of such parent entity;

(16)	the distribution, dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(17)	Restricted Payments in the form of the redemption, repurchase or other acquisition or retirement of the Senior Subordinated Notes; provided that the aggregate amount of Restricted Payments pursuant to this clause (17) shall not exceed $25.0 million; and

(18)	the redemption, repurchase or other acquisition or retirement of the Senior Subordinated Notes; provided that immediately prior to and after giving pro forma effect to such redemption, repurchase or other acquisition or retirement, the Issuer’s Senior Secured Leverage Ratio is less than 3.0 to 1.0.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11), (16), (17) and (18), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries are Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10), (11) or (16) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries are not subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its

Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period, provided, however, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $25.0 million of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors is outstanding pursuant to this paragraph at such time.

The foregoing limitations will not apply to:

(1)	the incurrence of Indebtedness under Senior Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance or creation of letters of credit and bankers’ acceptances thereunder or in connection therewith (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), in an aggregate principal amount of up to the greater of (x) $85.0 million and (y) the Borrowing Base as of the date of such incurrence of Indebtedness;

(2)	the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes (including any Guarantee) (other than any Additional Notes);

(3)	Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date, including the Senior Subordinated Notes (other than Indebtedness described in clauses (1) and (2));

(4)	Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets up to an aggregate amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (4) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (4), does not exceed the greater of (x) $50.0 million and (y) 5% of Total Assets;

(5)	Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6)	Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

(a)	such Indebtedness is not reflected on the balance sheet of the Issuer, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)(a)); and

(b)	the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

(7)	Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(8)	Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(9)	shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(10)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” exchange rate risk or commodity pricing risk and Bank Product Obligations;

(11)	obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(12)	(a) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary equal to 100.0% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $75.0 million (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b)); provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred by Restricted Subsidiaries that are not Guarantors pursuant to this clause (12) shall not exceed $25.0 million outstanding at any one time;

(13)	the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2), (3) and (12)(a) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Notes, in the case of Refinancing Indebtedness refunding or refinancing the Senior Subordinated Notes or in all other cases, of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(b)	to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c)	shall not include:

(i)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii)	Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(14)	Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, either:

(a)	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant, or

(b)	the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries is greater than immediately prior to such acquisition or merger;

(15)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(16)	Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Senior Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17)	(a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(18)	Indebtedness of Foreign Subsidiaries of the Issuer incurred not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (18) 5.0% of the Total Assets of the Foreign Subsidiaries (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (18));

(19)	Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in a principal amount not to exceed $20.0 million in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (19) (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (19) shall cease to be deemed incurred or outstanding for purposes of this clause (19) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (19)); and

(20)	Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business.

For purposes of determining compliance with this covenant:

(1)	in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (21) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph; and

(2)	at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness (the “Initial Lien”), on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except:

(1)	in the case of Initial Liens on any Collateral, any Initial Lien securing Indebtedness, if such Initial Lien expressly has Junior Lien Priority on the Collateral relative to the Notes and related Guarantees; or

(2)	in the case of any other asset or property, any Initial Lien if the Notes or the Guarantees are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the Obligations secured by such Initial Lien.

Any Lien created for the benefit of the Holders of the Notes pursuant to clause (2) of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien which release and discharge in the case of any sale of any such asset or property shall not affect any Lien that the Notes Collateral Agent may have on the proceeds from such sale.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)	the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2)	the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes and the Security Documents pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after such transaction, no Default exists;

(4)	immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a)	the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “ —Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(b)	the Fixed Charge Coverage Ratio for the Successor Company, the Issuer and its Restricted Subsidiaries would be greater than such Ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5)	each Guarantor, unless it is the other party to the transactions described above, in which case clause (b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Notes and the Exchange and Registration Rights Agreement;

(6)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture;

(7)	any Collateral owned by or transferred to the Successor Company shall (a) continue to constitute Collateral under the Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (c) not be subject to any Lien other than Permitted Liens and other Liens permitted under the covenant described above under “—Liens”; and

(8)	to the extent any assets of the Person which is merged or consolidated with or into the Successor Company are assets of the type which would constitute Collateral under the Security Documents, the Successor Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Indenture or any of the Security Documents.

The Successor Company will succeed to, and be substituted for the Issuer, as the case may be, under the Indenture, the Guarantees and the Notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1)	any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and

(2)	the Issuer may merge with an Affiliate of the Issuer, as the case may be, solely for the purpose of reincorporating the Issuer in a State of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a guarantor, no Guarantor will, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)	(a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture, the Security Documents and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default exists;

(d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture;

(e) any Collateral owned by or transferred to the Successor Person shall (i) continue to constitute Collateral under the Indenture and the Security Documents, (ii) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (iii) not be subject to any Lien other than Permitted Liens and other Liens permitted under the covenant described above under “—Liens”; and

(f) to the extent any assets of the Person which is merged or consolidated with or into the Successor Company are assets of the type which would constitute Collateral under the Security Documents, the Successor Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; or

(2)	the transaction is made in compliance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1)	such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2)	the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Issuer or any of its Restricted Subsidiaries;

(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3)	the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors;

(4)	the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5)

transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6)	any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7)	the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders when taken as a whole;

(8)	the Transaction and the payment of all fees and expenses related to the Transaction, in each case as disclosed in this prospectus;

(9)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10)	the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any director, officer, employee or consultant;

(11)	sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(12)	payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith;

(13)	payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Issuer in good faith; and

(14)	investments by the Investors in securities of the Issuer or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)	(a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation and the Senior Subordinated Notes and the related documentation;

(b)	the Indenture and the Notes;

(c)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d)	applicable law or any applicable rule, regulation or order;

(e)	any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f)	contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g)	Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i)	other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j)	customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k)	customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l)	any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(m)	restrictions created in connection with any Receivables Facility that, in the good faith determination of the Issuer are necessary or advisable to effect such Receivables Facility.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Issuer will not permit any of its Restricted Subsidiaries that is a Domestic Subsidiary, other than a Guarantor or a special-purpose Restricted Subsidiary formed in connection with Receivables Subsidiaries, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(1)	such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes;

(2)	such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

(3)	such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

(a)	such Guarantee has been duly executed and authorized; and

(b)	such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Reports and Other Information

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Issuer to file with the SEC (and make available to the Trustee and Holders of the Notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date,

(1)	within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2)	within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3)	promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4)	any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of the Notes, in each case within 15 days after the time the Issuer would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, the Issuer agrees that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any direct or indirect parent company of the Issuer is or becomes a guarantor of the Notes, the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the effectiveness of the shelf registration statement by the filing with the SEC of the shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

(1)	default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2)	default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Notes;

(3)	failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the Notes then outstanding to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Notes;

(4)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a)	such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b)	the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $20.0 million or more at any one time outstanding;

(5)	failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $20.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)	certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary;

(7)	the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture; or

(8)	with respect to any Collateral having a fair market value in excess of $25.0 million, individually or in the aggregate, (a) the security interest under the Security Documents, at any time, ceases to be in full force and effect with the priority contemplated thereby for any reason other than in accordance with the terms of the Indenture, the Security Documents and the Intercreditor Agreement for a period of 30 days after notice, (b) any security interest created thereunder or under the Indenture is declared invalid or unenforceable by a court of competent jurisdiction or (c) the Issuer or any Guarantor asserts, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable other than in accordance with the terms of the Indenture, the Security Documents and the Intercreditor Agreement; except to the extent that any such loss of perfection or priority results from the failure of the Trustee to make filings, renewals and continuations (or other equivalent filings) or take other appropriate action or the failure of the Trustee to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents;.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1)	the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2)	holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)	the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 30% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3)	Holders of the Notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture, the Security Documents and the Intercreditor Agreement will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes, the Security Documents and the Intercreditor Agreement and have the Issuer and each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1)	the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2)	the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”)

and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1)	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a)	the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b)	since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(6)	the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7)	the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1)	all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)	(a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(c) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next four succeeding paragraphs, the Indenture, any Guarantee, the Intercreditor Agreement, any Security Document and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or compliance with any provision of the Indenture, the Notes issued thereunder, the Intercreditor Agreement, or the Security Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1)	reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)	waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5)	make any Note payable in money other than that stated therein;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7)	make any change in these amendment and waiver provisions;

(8)	impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9)	make any change to or modify the ranking of the Notes that would adversely affect the Holders;

(10)	except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Notes; or

(11)	make any change in any Security Document, any Intercreditor Agreement or the provisions in the Indenture dealing with the Collateral or the Security Documents that would release all or substantially all of the Collateral from the Liens of the Security Documents (except as permitted by the terms of the Indenture, the Security Documents and the Intercreditor Agreement) or change or alter the priority of the security interests in the Collateral.

Without the consent of Holders of 75% in aggregate principal amount of the Notes, an amendment, supplement or waiver may not (a) make any change in any Security Document, any Intercreditor Agreement or the provisions in the Indenture dealing with the Collateral or the Security Documents or the application of trust proceeds of the Collateral that would adversely affect the Holders in any material respect or change or alter the priority of the security interests in the Collateral or (b) modify the Intercreditor Agreement in any manner adverse to the Holders in any material respect other than in accordance with the terms of the Indenture, Security Documents and the Intercreditor Agreement.

In addition, the Intercreditor Agreement provides that, subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents securing the obligations under the Senior Credit Facilities, to the extent applicable to the ABL Collateral, also applies automatically to the comparable Security Documents with respect to the Holders’ interest in the ABL Collateral. The Intercreditor Agreement has a similar provision regarding the effect of any amendment, waiver or consent to any of the Security Documents, to the extent applicable to the Notes Collateral, on the corresponding collateral documents with respect to any obligations under the Senior Credit Facilities.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, any Security Document and any Guarantee or Notes or the Intercreditor Agreement without the consent of any Holder;

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to comply with the covenant relating to mergers, consolidations and sales of assets;

(4)	to provide the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5)	to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6)	to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8)	to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9)	to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10)	to add a Guarantor under the Indenture;

(11)	to conform the text of the Indenture, Guarantees or the Notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes;

(12)	making any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(13)	to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee for the benefit of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise;

(14)	to release Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents or the Indenture or the Intercreditor Agreement; or

(15)	in the case of the Intercreditor Agreement, in order to subject the security interests in the Collateral in respect of any Other Pari Passu Lien Obligations and Senior Credit Facilities Debt to the terms of the Intercreditor Agreement, in each case to the extent the Incurrence of such Indebtedness, and the grant of all Liens on the Collateral held for the benefit of such Indebtedness were permitted hereunder.

In addition, the Intercreditor Agreement and Security Documents may be amended from time to time at the sole request and expense of the Issuer, and without the consent of the Senior Credit Facilities Collateral Agent and the Notes Collateral Agent:

(1)	(a) to add other parties (or any authorized agent thereof or trustee therefor) holding Other Pari Passu Lien Obligations that are incurred in compliance with the Senior Credit Facilities, the Indenture and the Security Documents, (b) to establish that the Liens on any Notes Collateral securing such Other Pari Passu Lien Obligations shall be pari passu under the Intercreditor Agreement with the Liens on such Notes Collateral securing the Obligations under the Indenture, the Notes and the Guarantees and senior to the Liens on such Notes Collateral securing any Senior Credit Facilities Debt, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment and (c) to establish that the Liens on any ABL Collateral securing such Other Pari Passu Lien Obligations to the extent required by the terms of such Other Pari Passu Lien Obligations, shall be pari passu under the Intercreditor Agreement with the Liens on such ABL Collateral securing the Obligations under the Indenture, the Notes and the Guarantees, and junior and subordinated to the Liens on such ABL Collateral securing any Senior Credit Facilities Debt, all on the terms provided for in the Intercreditor Agreement as in effect immediately prior to such amendment; and

(2)	(a) to add other parties (or any authorized agent thereof or trustee therefor) holding Third Lien Indebtedness that is incurred in compliance with the Credit Agreement and the Indenture and the Security Documents, (b) to establish that the Liens on any ABL Collateral securing such Indebtedness shall be junior to the Liens on such ABL Collateral securing any obligations under the Indenture, the Notes, the Guarantees and the Senior Credit Facilities Debt, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment and (c) to establish that the Liens on any Notes Collateral securing such Indebtedness shall be junior and subordinated to the Liens on such Notes Collateral securing any obligations under the Indenture and the Notes and the Guarantee and the Senior Credit Facilities Debt, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment. Any such additional party and the Senior Credit Facilities Collateral Agent, Trustee and Notes Collateral Agent shall be entitled to rely upon a certificate delivered by an Officer certifying that such Other Pari Passu Lien Obligations or Third Lien Indebtedness, as the case may be, were issued or borrowed in compliance with the Credit Agreement and the Indenture and the Security Documents. Any amendment of the Intercreditor Agreement or Security Documents that is proposed to be effected without the consent of the Senior Credit Facilities Collateral Agent or the Notes Collateral Agent, as applicable, will be submitted to such Person for its review at least 5 business days prior to the proposed effectiveness of such amendment.

The Security Documents and the Intercreditor Agreement provide that, as between collateral agents in whose favor equal priority Liens have been granted on the applicable Collateral for the benefit of holders of different series of Indebtedness (e.g. the Notes Collateral Agent and the collateral agent for any Other Pari Passu Lien Obligations as to their respective first priority Liens on the Notes Collateral), the applicable authorized representative will have the right to direct foreclosures and take other actions with respect to the applicable Collateral and the other collateral agent shall have no right to take actions with respect to such Collateral. The applicable authorized representative shall be the collateral agent representing the series of Indebtedness with the greatest outstanding aggregate principal amount.

The consent of the Holders is not necessary under the Indenture, and Security Document or the Intercreditor Agreement to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

See also “—Security for the Notes,” “—Intercreditor Agreement” and “—Refinancings of the Senior Credit Facilities and the Notes.”

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first- class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“ABL Collateral” means the portion of the Collateral as to which the Notes and Guarantees have a second-priority security interest, subject to Permitted Liens, as described under “—Security for the Notes—ABL Collateral.”

“Acquired Indebtedness” means, with respect to any specified Person,

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Exchange and Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“After-Acquired Property” means any property of the Issuer or any Guarantor acquired after the Issue Date that is intended to secure the Obligations under the Indenture and the Notes pursuant to the Indenture and the Security Documents.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)	the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at February 1, 2013 (each such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Note through February 1, 2013 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2)	the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions;

in each case, other than:

(a)	any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c)	the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $10.0 million;

(e)	any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer;

(f)	to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)	the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h)	any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	foreclosures on assets;

(j)	sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(k)	any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture.

“Asset Sale Proceeds Account” means one or more deposit accounts or securities accounts holding the proceeds of any sale or disposition of Notes Collateral.

“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Bank Product Obligations” means, with respect to any Person, the obligations of such Person under (a) credit card programs, (b) credit card processing services, (c) debit card programs, (d) stored value card programs, (e) purchase card programs (including so-called “procurement cards” or “P-cards”), or (f) cash management or related services.

“Borrowing Base” means, as of any date, an amount equal to the sum of (x) 85% of the book value of the accounts receivable and (y) 65% of the book value of the inventory, in each case of the Issuer and the Guarantors on a consolidated basis as of the end of the most recently completed fiscal quarter preceding such date for which internal financial statements are available.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	(a) euro, or any national currency of any participating member state of the EMU; or

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3)	securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)	repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7)	marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8)	investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9)	readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10)	Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition and;

(11)	Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2)	the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Issuer.

“Collateral” means all the assets and properties subject to the Liens created by the Security Documents.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (w) any Additional Interest, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1)	any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction), severance, relocation costs, executive recruiting costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3)	any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4)	any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

(5)	the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6)	solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7)	any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded,

(8)	effects of adjustments in any line item in such Person’s consolidated financial statements required or permitted by the Financial Accounting Standards Board Statement Nos. 141 and 142 resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded,

(9)	any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded, and

(10)	any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds

(a)	for the purchase or payment of any such primary obligation, or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity therefore (provided that such increase in borrowings is permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” herein) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “—Certain Covenants—Limitation on Restricted Payments” covenant.

“Discharge of Senior Credit Facilities Debt” means the date on which the Senior Credit Facilities Debt has paid in full, in cash, all commitments to extend credit thereunder shall have been terminated and the Senior Credit Facilities Debt is no longer secured by such ABL Collateral; provided that the Discharge of Senior Credit Facilities Debt shall not be deemed to have occurred in connection with a refinancing of such Senior Credit Facilities Debt with Indebtedness secured by such ABL Collateral on a first-priority basis under an agreement that has been designated in writing by the agent under the Senior Credit Facilities so refinancing such Senior Credit Facilities Debt in accordance with the terms of the Intercreditor Agreement.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1)	increased (without duplication) by:

(a)	provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania capital tax) and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b)	Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)	any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Senior Credit Facilities and (ii) any amendment or other modification of the Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)	the amount of any restructuring charge or reserve or other plant closure cost deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

(f)	any other non-cash charges, including any write offs or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)	the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h)	the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors to the extent otherwise permitted under “—Certain Covenants—Transactions with Affiliates”; plus

(i)	the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(j)	any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments”;

(2)	decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, and

(3)	increased or decreased by (without duplication):

(a)	any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; plus or minus, as applicable, and

(b)	any net gain or loss resulting in such period from currency translation gains or losses related to non-operating currency transactions (including any net loss or gain resulting from hedge agreements for currency exchange risk), plus or minus, as applicable.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1)	public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2)	issuances to any Subsidiary of the Issuer; and

(3)	any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means the collective reference to (i) any interest in real property if the greater of the cost and the book value of such interest is less than $1.0 million; (ii) any property or asset only to the extent and for so long as the grant of a security interest in such property or asset is prohibited by any applicable law or requires a consent not obtained of any governmental authority pursuant to applicable law; (iii) any right, title or interest in any permit, license or contract held by the Issuer or any Guarantor or to which the Issuer or any Guarantor is a party or any of its right, title or interest thereunder, in each case only to the extent and for so long as the terms of such permit, license or contract validly prohibits the creation by the Issuer or a Guarantor, as applicable, of a security interest in such permit, license or contract in favor of the Notes Collateral Agent (after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provisions) of any relevant jurisdiction or any other applicable law (including Title 11 of the United States Code) or principles of equity); (iv) Capital Stock of a Person that constitutes a Subsidiary (other than a Wholly-Owned Subsidiary) the pledge of which would violate a contractual obligation to the owners of the other Capital Stock of such Person that is binding on or relating to such Capital Stock; (v) any equipment or real property (and proceeds thereof) of the Issuer or any Guarantor that is subject to a purchase money Lien or Capital Lease Obligation permitted under the Indenture to the extent the documents relating to such purchase money Lien or Capital Lease Obligation would not permit such equipment or real property (and proceeds thereof) to be subject to the Liens created under the Security Documents; provided, that immediately upon the ineffectiveness, lapse or termination of any such restriction, such equipment or real property shall cease to be an “Excluded Asset”; (vi) assets of the Issuer or any Guarantor located outside of the United States to the extent a Lien on such assets cannot be created and perfected under United States federal or state law; (vii) any Equity Interests and other securities of a Subsidiary to the extent that the pledge of such Equity Interests and other securities results in the Issuer being required to file separate financial statements of such Subsidiary with the SEC pursuant to Rule 3-16 of Regulation S-X under the Securities Act, but only to the extent necessary to not be subject to such requirement, and (viii) After-Acquired Property subject to Permitted Liens described in clause (8) or (9) of the definition of Permitted Liens so long as the documents governing such Permitted Liens do not permit any other Liens on such After-Acquired Property; provided, however, that Excluded Assets will not include (a) any proceeds, substitutions or replacements of any Excluded Assets referred to above (unless such proceeds, substitutions or replacements would constitute Excluded Assets) or (b) any asset which secures Senior Credit Facilities Debt.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments.”

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving Credit Facilities unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by the chief financial officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under revolving Credit Facilities computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)	Consolidated Interest Expense of such Person for such period;

(2)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture.

“Guarantor” means each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1)	any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)	representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade or similar creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d)	representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)	to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC, UBS Securities LLC and KKR Capital Markets LLC.

“Intercreditor Agreement” means the intercreditor agreement dated as of the Issue Date among the Issuer, the Guarantors, the Notes Collateral Agent and the Senior Credit Facilities Collateral Agent, as it may be amended from time to time in accordance with the Indenture.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)

“Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)	the Issuer “Investment” in such Subsidiary at the time of such redesignation; less

(b)	the portion (proportionate to the Issuer equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer.

“Investors” means Kohlberg Kravis Roberts & Co. L.P. and Bain Capital and their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means January 29, 2010.

“Issuer” has the meaning set forth in the first paragraph under “General”.

“Junior Lien Priority” means, relative to specified Indebtedness, having junior Lien priority on specified Collateral and either subject to the Intercreditor Agreement on a substantially identical basis (relative to such specified Collateral) as the holders of other Indebtedness having junior Lien priority on such specified Collateral or subject to intercreditor agreements providing holders of the Indebtedness intended to have Junior Lien Priority with substantially the same rights and obligations and Lien priority (in each case, relative to such specified Collateral) that the holders of other Indebtedness having Junior Lien Priority on such specified Collateral have pursuant to the Intercreditor Agreement.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness secured by a Lien permitted under the Indenture on assets that do not constitute Collateral required (other than required by clause (1) of the second paragraph of “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Conforming Plan of Reorganization” means any plan of reorganization that grants any Noteholder Secured Party any right or benefit, directly or indirectly, which right or benefit is prohibited at such time by the provisions of the Intercreditor Agreement.

“Notes Collateral” means the portion of the Collateral as to which the Notes and Guarantees have a first-priority security interest subject to certain Permitted Liens as described under “Security for the Notes—Notes Collateral”.

“Notes Collateral Agent” means The Bank of New York Mellon, in its capacity as “—Collateral Agent” under the Indenture and under the Security Documents, and any successor thereto in such capacity.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer or of any other Person, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, or on behalf of any other Person, as the case may be, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer or such other Person, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Other Pari Passu Lien Obligations” means any Additional Notes and any other Indebtedness having Pari Passu Lien Priority relative to the Notes with respect to the Notes Collateral, either Pari Passu Lien Priority, Junior Lien Priority or no Lien with respect to the ABL Collateral and substantially identical terms as the Notes (other than issue price, interest rate, yield and redemption terms) and any Indebtedness that refinances or refunds (or successive refinancings and refundings) any Notes or Additional Notes and all obligations with respect to such Indebtedness; provided, that such Indebtedness may (a) contain terms and covenants that are, in the reasonable opinion of the Issuer, less restrictive to the Issuer and the Restricted Subsidiaries than the terms and covenants under the Notes; provided that such Indebtedness has Pari Passu Lien Priority relative to the Notes; and (b) contain terms and covenants that are more restrictive to the Issuer and its Restricted Subsidiaries than the terms and covenants under the Notes so long as prior to or substantially simultaneously with the issuance of any such Indebtedness, the Notes and the Indenture are amended to contain any such more restrictive terms and covenants; provided further, that such Indebtedness shall have a stated maturity date that is the same as or later than that of the Notes.

“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral and either subject to the Intercreditor Agreement on a substantially identical basis as the holders of such specified Indebtedness or subject to intercreditor agreements providing holders of the Indebtedness intended to have Pari Passu Lien Priority with substantially the same rights and obligations and Lien priority that the holders of such specified Indebtedness have pursuant to the Intercreditor Agreement as to the specified Collateral.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the “—Repurchase at the Option of Holders—Asset Sales” covenant.

“Permitted Holders” means each of the Investors and members of management of the Issuer (or its direct parent) who are holders of Equity Interests of the Issuer (or any of its direct or indirect parent companies) on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.

“Permitted Investments” means:

(1)	any Investment in the Issuer or any of its Restricted Subsidiaries;

(2)	any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4)	any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on the Issue Date;

(6)	any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a)	in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b)	as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7)	Hedging Obligations permitted under clause (10) of the covenant described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”

(8)	any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of (x) $40.0 million and (y) 4% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9)	Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “—Certain Covenants—Limitations on Restricted Payments”;

(10)	guarantees of Indebtedness permitted under the covenant described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(12)	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(13)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $20.0 million and (y) 1.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14)	Investments relating to a Receivables Subsidiary that, in the good faith determination of the Issuer are necessary or advisable to effect any Receivables Facility;

(15)	advances to, or guarantees of Indebtedness of, employees not in excess of $10.0 million outstanding at any one time, in the aggregate; and

(16)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)	Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Indebtedness permitted to be incurred pursuant to clause (4), (18) or (19) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that Liens securing Indebtedness permitted to be incurred pursuant to clause (18) extend only to the assets of Foreign Subsidiaries;

(7)	Liens existing on the Issue Date (other than Liens securing the Senior Credit Facilities Debt);

(8)	Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(9)	Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	Liens securing Hedging Obligations so long as related Indebtedness (if any) is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations and Liens securing Bank Product Obligations;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Issuer or any Guarantor;

(16)	Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

(17)	Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(20)	other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $30.0 million at any one time outstanding;

(21)	Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “—Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(27)	Liens securing Senior Indebtedness permitted to be incurred pursuant to the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that any such Indebtedness has Pari Passu Lien Priority relative to the Notes; and provided further that at the time of incurrence and after giving pro forma effect thereto, the Senior Secured Leverage Ratio would be no greater than 3.0 to 1.0;

(28)	Liens securing Indebtedness incurred pursuant to clause (1) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that (1) any such Liens on Notes Collateral shall rank junior in priority to the Liens on the Notes Collateral securing the Notes and related Guarantees and (2) the holder of such Lien either (x) is subject to an intercreditor agreement consistent with the Intercreditor Agreement on the same basis as the ABL Secured Parties or (y) is or agrees to become bound by the terms of the Intercreditor Agreement on the same basis as the ABL Secured Parties;

(29)	Liens securing the Notes and the Guarantees outstanding on the Issue Date, Refinancing Indebtedness with respect to such Notes, and the Guarantees relating thereto and any Obligations with respect to such Notes, Refinancing Indebtedness, and Guarantees;

(30)	Liens on the Notes Collateral in favor of any collateral agent relating to such collateral agent’s administrative expenses with respect to the Notes Collateral; and

(31)	Liens securing Indebtedness permitted to be incurred pursuant to clause 12(b) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” in an amount of up to $35 million at any one time outstanding.

For purposes of determining compliance with this definition, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described above, the Issuer shall, in its sole discretion, classify (but not reclassify) such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Permitted Liens in one of the above clauses and such Lien will be treated as having been incurred pursuant to only one of such clauses.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Public Equity Offering” means any public sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1)	public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2)	issuances to any Subsidiary of the Issuer; and

(3)	any such public sale that constitutes an Excluded Contribution.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Issuer in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables” means all of the following now owned or hereafter arising or acquired property of Issuer or any Guarantor: (a) all accounts; (b) all amounts at any time payable to Issuer or any Guarantor in respect of the sale or other disposition by any Issuer or any Guarantor of any account; (c) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any account; (d) all payment intangibles of Issuer or any Guarantor and other contact rights, chattel paper, instruments, notes, and other forms of obligations owing to Issuer or any Guarantor, in each case arising from the sale and lease of inventory, licensing of inventory or the rendition of services or otherwise directly related to any accounts or inventory of Issuer or any Guarantor (including, without limitation, chooses in action, causes of action, or other rights and claims against carriers and shippers, rights to indemnification, and identifiable proceeds thereof, casualty or any similar types of insurance, in each case relating to ABL Collateral and identifiable proceeds thereof).

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Exchange and Registration Rights Agreement” means the Exchange and Registration Rights Agreement with respect to the Notes dated as of the Issue Date, among the Company, the Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Representative” means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Issuer.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, mortgages, deeds of trust, deeds to secure debt, collateral assignments, control agreements and related agreements (including, without limitation, financing statements under the Uniform Commercial Code of the relevant jurisdictions), as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the Indenture.

“Senior Credit Facilities” means the credit facility under the Credit Agreement to be entered into as of the Issue Date by and among the Issuer, the lenders party thereto in their capacities as lenders thereunder, and Wells Fargo Capital Finance, LLC, as Administrative Agent and as Collateral Agent, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Senior Credit Facilities Collateral Agent” means Wells Fargo Capital Finance, LLC, in its capacity as Collateral Agent under the Senior Credit Facilities, and any successor or other agent under the Senior Credit Facilities from time to time.

“Senior Credit Facilities Debt” means any (i) Indebtedness outstanding from time to time under the Senior Credit Facilities, (ii) any Indebtedness which has a first-priority security interest in the ABL Collateral (subject to Permitted Liens), and (iii) all cash management Obligations and all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture.

“Senior Credit Facilities Lenders” means the lenders or holders of Indebtedness incurred under the Senior Credit Facilities.

“Senior Indebtedness” means:

(1)	all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)	all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3)	any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4)	all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a)	any obligation of such Person to the Issuer or any of its Subsidiaries;

(b)	any liability for federal, state, local or other taxes owed or owing by such Person;

(c)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e)	that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Senior Secured Leverage Ratio” as of any date of determination (the “Determination Date”), the ratio of (a) the sum, without duplication, of (1) the aggregate amount of Senior Credit Facilities Debt on the Determination Date, plus (2) the aggregate amount of Indebtedness on the Determination Date secured by Liens on Collateral incurred pursuant to clauses (6), (8) and (9) of the definition of “Permitted Liens” (other than Liens securing Indebtedness incurred pursuant to clause (18) of the covenant described above under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) that are pari passu or senior in priority to the Liens securing the Notes and the Guarantees, plus (3) the aggregate amount outstanding under any Receivables Facilities on the Determination Date, plus (4) the aggregate principal amount of the Notes on the Determination Date, plus (5) the aggregate principal amount (or accreted value) of any Other Pari Passu Lien Obligations on the Determination Date to (b) EBITDA of the Issuer and its Restricted Subsidiaries on a consolidated basis for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the Determination Date.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Determination Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by the chief financial officer of the Issuer.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Senior Subordinated Notes” means the Issuer’s 10.50% senior subordinated notes due 2013 outstanding on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Subordinated Indebtedness” means, with respect to the Notes,

(1)	any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2)	any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1)

any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of

Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2)	any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Third Lien Indebtedness” means any Indebtedness that is secured by the Collateral with Junior Lien Priority relative to the Notes and the Guarantees and any Senior Credit Facilities Debt or is secured by some of the Collateral with Junior Lien Priority relative to the Notes and the Guarantees and any Senior Credit Facilities Debt and is not secured by the balance of the Collateral and with respect to which the holders of such Indebtedness (or a trustee or agent on behalf of such holders) shall have executed a supplement to the Intercreditor Agreement agreeing to be bound thereby on the terms applicable to Indebtedness with Junior Lien Priority.

“Third Lien Indebtedness Secured Parties” means each holder of Third Lien Indebtedness and each other holder of, or obligee in respect of, any obligations in respect of Third Lien Indebtedness outstanding at such time.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Issuer or such other Person as may be expressly stated.

“Transaction” means the issuance of the Notes and borrowings under the Senior Credit Facilities as in effect on the Issue Date.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to February 1, 2013; provided, however, that if the period from the Redemption Date to February 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C §§ 77aaa-777bbbb).

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1)	any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2)	such designation complies with the covenants described under “—Certain Covenants—Limitation on Restricted Payments”; and

(3)	each of:

(a)	the Subsidiary to be so designated; and

(b)	its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1)	the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(2)	the Fixed Charge Coverage Ratio for the Issuer its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation,

in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2)	the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The global notes

The notes are represented by global notes in definitive, fully registered form, without interest coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000 (collectively, the “global notes”).

The global notes have been deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note is limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the selling securityholders are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the applicable indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the applicable indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the applicable indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the applicable indenture should occur.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE

TAX CONSEQUENCES

The following is a summary of certain United States federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership and disposition of the notes as of the date of this prospectus. Unless otherwise stated, this summary deals only with notes held as capital assets.

As used herein, a “U.S. holder” means a beneficial owner of the notes that is for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Except as modified for estate tax purposes, the term “non-U.S. holder” means a beneficial owner of the notes that is an individual, corporation, estate or trust and is not a U.S. holder.

This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are a person subject to special tax treatment under the United States federal income tax laws, including, without limitation:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such entities);

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly on a retroactive basis, so as to result in United States federal income and estate tax consequences different from those summarized below. We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below.

If a partnership (including any entity classified as a partnership for United States federal income tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding notes, you should consult your own tax advisors.

This summary does not represent a detailed description of the United States federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of notes. If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income, estate and gift tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Certain Tax Consequences to U.S. Holders

The following is a summary of certain United States federal income tax consequences that will apply to U.S. holders of the notes.

Stated Interest. Stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued, depending on the holder’s method of accounting for United States federal income tax purposes.

Market Discount. If you purchase a note for an amount that is less than its stated principal amount, the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the note at the time of the payment or disposition.

In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note. You may elect, on a note-by-note basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

Amortizable Bond Premium. If you purchase a note for an amount in excess of its stated principal amount, you will be considered to have purchased the note at a “premium.” You generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note.

Sale, Exchange, Retirement, Redemption or Other Disposition of Notes. Upon the sale, exchange, retirement, redemption, or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, redemption or other disposition (less an amount equal to any accrued and unpaid stated interest, which amount will be taxable as interest income as discussed above) and the adjusted tax basis of the note. Your adjusted tax basis in a note will, in general, be your cost for that note, increased by any market discount previously included in income, and reduced by any amortized premium. Subject to the market discount rules discussed above, any gain or loss generally will be capital gain or loss. Capital gains of non-corporate holders derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Certain Tax Consequences to Non-U.S. Holders

The following is a summary of certain United States federal income and estate tax consequences that will apply to non-U.S. holders of the notes.

United States Federal Withholding Tax. The 30% United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) certifying an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) certifying that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement, redemption or other disposition of a note.

United States Federal Income Tax. If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis in generally the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments. If interest received with respect to the notes is effectively connected income (whether or not a treaty applies), the 30% withholding tax described above will not apply, provided the certification requirements discussed above in “—United States Federal Withholding Tax” are satisfied.

Subject to the discussion of backup withholding below, any gain realized on the sale, exchange, retirement, redemption or other taxable disposition of a note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), in which case you will be taxed in the same manner as discussed above with respect to effectively connected interest; or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case you will be subject to a flat 30% United States federal income tax on any gain recognized (except as otherwise provided by an applicable income tax treaty), which may be offset by certain United States source losses.

United States Federal Estate Tax. An individual who at death is not a citizen or resident of the United States (as specifically defined for estate tax purposes) will not be subject to United States federal estate tax on notes beneficially owned by such individual at the time of death, provided that any payment on the notes to such individual immediately prior to death would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “—United States Federal Withholding Tax” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

U.S. Holders. In general, information reporting requirements will apply to certain payments of interest paid on the notes and to the proceeds of the sale or other disposition (including a retirement or redemption) of a note paid to you (unless, in each case, you are an exempt recipient). Backup withholding (currently at a rate of 28% and scheduled to increase to 31% for 2011 and thereafter) may apply to such payments if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding or if you are subject to backup withholding because you failed to report in full dividend and interest income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders. Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the required certification that you are a non-U.S. holder described above in the fifth bullet point under “—Certain Tax Consequences to Non-U.S. Holders—United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a retirement or redemption) of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the payer under penalties of perjury that you are a non-U.S. holder (and the payer does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA) of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the notes by an ERISA Plan with respect to which the Issuer or any of the initial purchasers of the notes are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”), that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemption will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of an exchange note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes (and holding or disposing the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding and disposition of the notes.

PLAN OF DISTRIBUTION

The selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the notes directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders or the purchasers of the notes. These discounts, commissions or concessions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The notes may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These prices will be determined by the selling securityholders or by agreement between such selling securityholders and underwriters, broker-dealers or agents. The aggregate proceeds to the selling securityholders from the sale of the notes offered by them will be the purchase price of the notes less discounts, commissions and concessions, if any. Each of the selling securityholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of the notes to be made directly or through agents. We will not receive any of the proceeds from this offering.

The sales described above may be effected in transactions:

•	in the over-the-counter market;

•	otherwise than in the over-the-counter market; or

•	any combination of such methods of sale.

These transactions may include crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sale of any notes, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes in the course of hedging the positions they assume. The selling securityholders may also sell notes short and deliver such notes to close out their short positions, or loan or pledge such notes to broker-dealers that in turn may sell such securities.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the notes may be deemed to be underwriting discounts or commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, liability under Sections 11 and 12 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholders have acknowledged that they understand their obligation to comply, and they have agreed to comply, with the prospectus delivery and other provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, particularly Regulation M. The selling securityholders have agreed that neither they nor any person acting on their behalf will engage in any transaction in violation of such provisions.

The selling securityholders named herein may sell the notes in an underwritten offering. In any such underwritten offering, the underwriter that will administer the offering will be selected by a majority of the selling securityholders included in such offering and must be reasonably acceptable to us.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the notes. Selling securityholders may ultimately not sell all, and conceivably may not sell any, of the notes offered by them under this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the notes by other means not described in this prospectus supplement. Furthermore, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

To the extent required, the specific notes to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an amendment to the registration statement of which this prospectus forms a part.

We have agreed, among other things, to pay certain expenses of the registration statement to which this prospectus relates. We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling securityholders may be required to make because of any of those liabilities.

LEGAL MATTERS

The validity of the notes and the related guarantees offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. An investment vehicle comprised of several partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others own interests representing less than 1% of the capital commitments of the KKR Millennium Fund.

EXPERTS

The consolidated financial statements as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, and the related financial statement schedule included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We file certain reports with the Securities Exchange Commission (“the SEC”), including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov. Other information about us is also available on our web site at http://www.accellent.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. However, the information on the SEC’s web site and the information on our web site do not constitute a part of this prospectus.

ACCELLENT INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of Accellent Inc.

Wilmington, Massachusetts

We have audited the accompanying consolidated balance sheets of Accellent Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholder’s equity, and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedule listed in the Index. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Accellent Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 31, 2010

ACCELLENT INC.

Consolidated Balance Sheets

December 31, 2008 and 2009

(In thousands)

	2008	2009
Assets
Current assets:
Cash and cash equivalents	$14,525	$33,785
Accounts receivable, net of allowances of $1,154 and $2,338 at December 31, 2008 and 2009, respectively	50,724	44,815
Inventory	64,204	55,571
Prepaid expenses and other current assets	3,954	4,008

Total current assets	133,407	138,179
Property, plant and equipment, net	127,460	117,976
Goodwill	629,854	629,854
Other intangible assets, net	194,505	179,566
Deferred financing costs and other assets, net	17,505	13,400

Total assets	$1,102,731	$1,078,975

Liabilities and Stockholder’s equity
Current liabilities:
Current portion of long-term debt	$4,007	$7
Accounts payable	23,285	23,910
Accrued payroll and benefits	11,575	6,701
Accrued interest	5,065	4,336
Accrued expenses	17,497	16,201
Liability for derivative instrument	—	4,511

Total current liabilities	61,429	55,666
Long-term debt	702,529	684,650
Other liabilities	36,600	32,143

Total liabilities	800,558	772,459

Commitments and contingencies (Note 15)
Stockholder’s equity:
Common stock, par value $0.01 per share, 50,000,000 shares authorized; 1,000 shares issued and outstanding at December 31, 2008 and 2009	—	—
Additional paid-in capital	633,914	635,368
Accumulated other comprehensive (loss) income	(1,974)	1,985
Accumulated deficit	(329,767)	(330,837)

Total stockholder’s equity	302,173	306,516

Total liabilities and stockholder’s equity	$1,102,731	$1,078,975

The accompanying notes are an integral part of these consolidated financial statements.

ACCELLENT INC.

Consolidated Statements of Operations

(In thousands)

	Year Ended December 31,
	2007	2008	2009
Net sales	$471,681	$525,476	$478,793
Cost of sales (exclusive of amortization)	349,929	386,143	347,783

Gross profit	121,752	139,333	131,010

Operating expenses:
Selling, general and administrative expenses	52,454	58,814	47,725
Research and development expenses	2,565	2,924	2,064
Restructuring charges	729	2,499	5,727
Merger related costs	(67)	—	—
Amortization of intangible assets	15,506	14,939	14,939
Loss on disposal of property and equipment	345	1,074	966
Impairment of goodwill and other intangible assets	251,253	—	—

Total operating expenses	322,785	80,250	71,421

(Loss) income from operations	(201,033)	59,083	59,589

Other expense, net:
Interest expense, net	(67,367)	(65,257)	(56,569)
Other expense, net	(1,090)	(2,453)	(514)

Total other expense, net	(68,457)	(67,710)	(57,083)

(Loss) income before income taxes	(269,490)	(8,627)	2,506
Provision for income taxes	5,391	4,689	3,576

Net loss	$(274,881)	$(13,316)	$(1,070)

The accompanying notes are an integral part of these consolidated financial statements.

ACCELLENT INC.

Consolidated Statements of Stockholder’s Equity

Years ended December 31, 2007, 2008 and 2009

(In thousands, except share data)

	Common Stock		Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated (deficit)	Total Stockholders’ Equity
	Shares	Amount
Balance, January 1, 2007	1,000	$—	$624,058	$3,263	$(41,061)	$586,260
Change in accounting for uncertain tax positions	—	—	—	—	(509)	(509)
Change in accounting for defined benefit plan liabilities	—	—	—	513	—	513
Comprehensive loss:
Net loss	—	—	—	—	(274,881)	$(274,881)
Cumulative translation adjustment	—	—	—	1,953	—	1,953
Net loss on hedging instruments	—	—	—	(5,651)	—	(5,651)

Total comprehensive loss						$(278,579)
Stock issuance	—	—	1,350	—	—	1,350
Vesting of restricted stock	—	—	48	—	—	48
Exercise of employee stock options	—	—	3,056	—	—	3,056
Stock-based compensation	—	—	(144)	—	—	(144)

Balance, December 31, 2007	1,000	—	628,368	78	(316,451)	311,995
Comprehensive loss:
Net loss	—	—	—	—	(13,316)	$(13,316)
Cumulative translation adjustment	—	—	—	(2,795)	—	(2,795)
Net gain on hedging instruments	—	—	—	1,039	—	1,039
Amortization of pension actuarial loss	—	—	—	(296)	—	(296)

Total comprehensive loss						$(15,368)
Stock issuance (Note 6)	—	—	1,108	—	—	1,108
Vesting of restricted stock	—	—	312	—	—	312
Exercise of employee stock options	—	—	3,158	—	—	3,158
Stock-based compensation	—	—	824	—	—	824
Forfeiture of employee stock options	—	—	144	—	—	144

Balance, December 31, 2008	1,000	—	633,914	(1,974)	(329,767)	302,173
Comprehensive income:
Net loss	—	—	—	—	(1,070)	(1,070)
Cumulative translation adjustment	—	—	—	965	—	965
Reclassification to earnings out of accumulated other comprehensive income (loss) of accumulated losses on derivative instruments	—	—	—	3,038	—	3,038
Amortization of pension actuarial loss	—	—	—	(44)	—	(44)

Total comprehensive income						$2,889
Stock issuance (Note 6)	—	—	812	—	—	812
Vesting of restricted stock	—	—	164	—	—	164
Stock-based compensation	—	—	454	—	—	454
Forfeiture of rollover options	—	—	24	—	—	24

Balance, December 31, 2009	1,000	$—	$635,368	$1,985	$(330,837)	$306,516

The accompanying notes are an integral part of these consolidated financial statements.

ACCELLENT INC.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2007	2008	2009
Cash flows from operating activities:
Net loss	$(274,881)	$(13,316)	$(1,070)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Depreciation and amortization	35,378	35,636	37,128
Amortization of debt discounts and non-cash interest accrued	4,098	4,197	4,229
Bad debt expense (benefit)	(64)	259	712
Provisions for restructuring and other charges, net of payments	(1,727)	268	1,128
Impairment charges	251,253	—	—
Write down of inventories to net realizable value	2,037	—	—
Loss (gain) on derivative instruments	346	4,111	(425)
Loss on disposal of property and equipment	345	1,074	966
Deferred income tax expense	2,321	1,726	2,456
Non-cash compensation expense (benefit)	(4,160)	2,805	710
Changes in operating assets and liabilities
Accounts receivable	(543)	(501)	5,300
Inventory	(11,021)	2,811	8,744
Prepaid expenses and other current assets	(565)	992	(299)
Accounts payable, accrued expenses and other liabilities	7,228	1,934	(4,100)
Settlement of stock-based liability award	(1,827)	—	—

Net cash provided by operating activities	8,218	41,996	55,479

Cash flows from investing activities:
Capital expenditures	(23,952)	(17,363)	(16,434)
Proceeds from the sale of equipment	146	1,629	1,016
Proceeds from payment of note receivable	—	—	1,268

Net cash used in investing activities	(23,806)	(15,734)	(14,150)

Cash flows from financing activities:
Proceeds from long-term debt	74,000	39,000	—
Principal payments on long-term debt	(54,063)	(54,155)	(22,384)
Proceeds from sale of stock	—	138	239
Repurchase of parent company common stock	—	(1,984)	(16)
Deferred financing fees	(1,657)	—	(10)

Net cash provided by (used in) financing activities	18,280	(17,001)	(22,171)

Effect of exchange rate changes	250	(424)	102

Net increase in cash and cash equivalents	2,942	8,837	19,260
Cash and cash equivalents, beginning of year	2,746	5,688	14,525

Cash and cash equivalents, end of year	$5,688	$14,525	$33,785

Supplemental disclosure of cash flow information:
Cash paid for interest	$63,120	$61,774	$53,074
Cash paid for income taxes	5,726	3,062	2,354
Deposits on purchases of property, plant and equipment included in capital expenditures	$—	$—	$603
Property, plant and equipment purchases included in accounts payable	$151	$2,196	$1,406

The accompanying notes are an integral part of these consolidated financial statements.

ACCELLENT INC.

Notes to Consolidated Financial Statements

1. Summary of significant accounting policies

Basis of presentation

The consolidated financial statements include the accounts of Accellent Inc. and its wholly owned subsidiaries (collectively, the “Company”). All intercompany transactions have been eliminated.

The Company was acquired on November 22, 2005 through a merger transaction with Accellent Merger Sub Inc., a corporation formed by investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and Bain Capital (“Bain”). The acquisition was accomplished through the merger of Accellent Merger Sub Inc. into Accellent Inc. with Accellent Inc. being the surviving company (the “Merger”). The Merger and the consideration raised through debt and equity transactions are collectively referred to as the “Acquisition.” The Company is a wholly owned subsidiary of Accellent Acquisition Corp., which is owned by Accellent Holdings Corp. Both of these companies were formed to facilitate the Acquisition. The Company’s accounting for the Acquisition recognized the requirement that purchase accounting treatment of the Acquisition be “pushed down” to the Company, resulting in the adjustment of all net assets to their respective fair values as of the Acquisition date.

The Acquisition was financed by a combination of borrowings under the Company’s then new senior secured credit facility, the issuance of senior subordinated notes and equity contributions from affiliates of KKR and Bain as well as equity contributions from management. The Company remains highly leveraged and has significant outstanding repayment obligations in the future which require the Company to re-pay the underlying debt. Refer to Note 4 for a discussion of the Company’s indebtedness.

Reclassifications

Certain amounts in prior period consolidated statements of operations have been reclassified to conform to the current year presentation. Specifically, net gains and losses on the disposal of property and equipment totaling $345,000 and $1,047,000 in 2007 and 2008, respectively, were previously reported as either “other expense, net” within non-operating expenses or “restructuring and other charges” but are now properly reported as losses on disposal of property and equipment within operating expenses in the accompanying consolidated statements of operations. The amounts were immaterial for all periods presented.

Nature of operations and organization

The Company is engaged in the provision of custom component manufacturing and finished device assembly services primarily for customers in the medical device industry. Sales are focused primarily in domestic and Western European markets.

The Company is aligned to streamline sales, quality, engineering and customer service activities into one centrally managed organization to better serve customers, many of whom service multiple medical device markets. As a result, we have one operating and reportable segment which is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and assess performance. Our chief operating decision maker is our chief executive officer.

Major customers and concentration of credit

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily accounts receivable, cash equivalents, and derivative instruments. A significant portion of the Company’s customer base is comprised of companies within the medical device industry. The Company does not require

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

collateral from its customers. For the years ended December 31, 2009, 2008 and 2007, the Company’s ten largest customers in the aggregate accounted for 60%, 62% and 57% of consolidated net sales, respectively. Two customers each accounted for greater than 10% of net sales for the years ended December 31, 2009 and 2007, and three customers each accounted for greater than 10% of net sales for the year ended December 31, 2008. Actual percentages of net sales from all greater than 10% customers are as follows:

	Year Ended December 31,
	2007	2008	2009
Customer A	18%	17%	18%
Customer B	12%	15%	15%
Customer C	* %	10%	* %

*	Less than 10%

Foreign currency translation

The Company has manufacturing subsidiaries in Europe and Mexico. The functional currency of each of these subsidiaries is the respective local currency. Assets and liabilities of the Company’s foreign subsidiaries are translated into U.S. dollars using the current rate of exchange existing at period-end, while revenues and expenses are translated at average monthly exchange rates. Translation gains and losses are recorded as a component of accumulated other comprehensive income (loss) within stockholder’s equity. Transaction gains and losses are included in other expense, net. Currency transaction (losses) gain included in other expense in each of the years ended December 31, 2009, 2008, and 2007 were ($0.9) million, $1.6 million, and ($0.8) million, respectively.

Cash and cash equivalents

Cash and cash equivalents consist of highly liquid investments with an original or remaining maturity of 90 days or less when acquired. Cash equivalents consist principally of bank deposits and overnight repurchase agreements and are carried at fair value.

Inventories

Inventories are stated at the lower of cost (on first-in, first-out basis) or market and include the cost of materials, labor and manufacturing overhead. Costs related to abnormal amounts of idle facility expense, freight, handling costs, and wasted material are recognized as current period expenses.

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

Property, plant and equipment

Property, plant and equipment consisted of the following (in thousands):

	December 31,
	2008	2009
Land	$3,285	$3,285
Buildings	13,783	13,896
Machinery and equipment	125,925	132,775
Leasehold improvements	12,765	14,060
Computer equipment and software	19,541	25,504
Acquired assets to be placed in service	10,325	7,126

	185,624	196,646
Less—Accumulated depreciation	(58,164)	(78,670)

Property, plant and equipment, net	$127,460	$117,976

Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures which significantly increase the value of, or extend the useful lives of property, plant and equipment, are capitalized, while replaced assets are retired when removed from service. Acquired assets to be placed in service are those assets where either (i) we have yet to begin using the asset in operations or (ii) additional costs are necessary to complete the asset for the use in operation. Depreciation expense is recorded on assets when they are placed in service. Depreciation is calculated using the straight-line method over the estimated useful lives of depreciable assets. Amortization of leasehold improvements is calculated using the straight-line method over the shorter of the lease’s term including renewal options expected to be exercised, or estimated useful lives of the leased asset. Useful lives of depreciable assets, by class, are as follows:

Buildings	20 years
Machinery and equipment	3 to 10 years
Leasehold improvements	2 to 10 years
Computer equipment and software	2 to 7 years

The Company evaluates the useful lives and potential impairment of property, plant and equipment whenever events or changes in circumstances indicate that either the useful life or carrying value may be impaired. Events and circumstances which may indicate impairment include a change in the use or condition of the asset, regulatory changes impacting the future use of the asset, historical or projected operating or cash flow losses, or an expectation that an asset could be disposed of prior to the end of its useful life. If the carrying value of the asset is not recoverable based on an analysis of cash flow, a charge for impairment is recorded equal to the amount by which the carrying value of the asset exceeds its fair value, net of selling costs. In these instances, fair value is estimated utilizing either a market approach considering quoted market prices for identical or similar assets, or the income approach determined using discounted projected cash flows. Additionally, we analyze the remaining useful lives of potential impaired assets and adjust these lives when appropriate.

Cost and accumulated depreciation for property retired or disposed of are removed from the accounts, and any gain or loss on disposal is recorded in earnings. Capitalized interest in connection with constructing property and equipment was not significant. Depreciation expense was $22.2 million, $20.7 million and $19.9 million for each of the years ended December 31, 2009, 2008 and 2007, respectively.

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

Goodwill

Goodwill represents the amount of cost over the fair value of the net assets of acquired businesses. Goodwill is subject to an annual impairment test (or more often if impairment indicators arise), using a fair value-based approach. Fair value is determined using a combined weighted average of a market based (utilizing fair value multiples of comparable publicly traded companies) and an income based approach (utilizing discounted projected after tax cash flows). In applying the income based approach, we make assumptions about the amount and timing of future expected cash flows, growth rates and appropriate discount rates. The amount and timing of future cash flows are based on our most recent long-term financial projections. Our discount rate is determined using estimates of market participant risk-adjusted weighted-average costs of capital and reflects the risks associated with achieving future cash flows. If the fair value of the reporting unit is less than its carrying value, the amount of impairment, if any, is based on the implied fair value of goodwill. The Company has elected October 31st as the annual impairment assessment date and performs additional impairment tests if triggering events occur.

The Company recorded an impairment charge related to goodwill and other intangible assets during the year ended December 31, 2007 (see Note 3). Subsequent to December 31, 2007, the Company’s annual tests have not indicated any additional impairments.

Other intangible assets

Other intangible assets include the value ascribed to trade names and trademarks, developed technology and know how, as well as customer contracts and relationships obtained in connection with our acquisitions. The values ascribed to finite lived intangible assets are amortized to expense over the estimated useful life of the assets. The amortization periods are as follows:

Amortization Period
Developed technology and know how	8.5 years
Customer contracts and relationships	15 years

The Company evaluates the indefinite lived intangible assets for potential impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable through projected undiscounted cash flows expected to be generated by the asset, or at least annually. If the carrying value of intangible assets is not recoverable, a charge for impairment is recorded equal to the amount by which the carrying value of the asset exceeds the related fair value. The estimated fair value is generally based on projections of future cash flows using the relief from royalty method and appropriate discount rates. Our discount rate is determined using estimates of market participant risk-adjusted weighted-average costs of capital and reflects the risks associated with achieving future cash flows.

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

The Company reports all amortization expense related to finite lived intangible assets separately within its statement of operations. For the years ended December 31, 2007, 2008 and 2009, the Company recorded amortization expense related to intangible assets as follows (in thousands):

	Year Ended
	December 31, 2007	December 31, 2008	December 31, 2009
Cost of sales related amortization	$1,997	$1,988	$1,988
Selling, general and administrative related amortization	13,509	12,951	12,951

Total amortization reported	$15,506	$14,939	$14,939

Deferred financing costs and other assets

Deferred financing costs and other assets consisted of the following (in thousands):

	December 31,
	2008	2009
Deferred financing costs, net of accumulated amortization of $11,232 and $14,990 at December 31, 2008 and 2009, respectively	$15,999	$12,251
Note receivable	1,268	—
Other	238	1,149

Total	$17,505	$13,400

The Note receivable at December 31, 2008 was owed to the Company by the former owners of an entity acquired by us in 2002 and was paid in full during the year ended December 31, 2009.

Other liabilities

Other liabilities consisted of the following (in thousands):

	December 31,
	2008	2009
Deferred tax liabilities	$20,055	$23,213
Liabilities for derivative instruments	7,974	—
Environmental liabilities	3,431	3,314
Pension liabilities	2,902	3,061
Stock compensation liabilities—employees	1,100	1,024
Stock compensation liabilities—non-employees	693	786
Other long-term liabilities	445	745

Total	$36,600	$32,143

Research and development costs

Research and development costs are expensed as incurred. During the year ended December 31, 2009, the Company received an approximate $0.6 million research and development grant from the government of Ireland. This has been recorded as an offset to research and development expense for the year ended December 31, 2009.

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

Fair value measurements

On a recurring basis, we measure certain financial assets and liabilities at fair value based upon quoted market prices when available, or from discounted future cash flows. The carrying value of the Company’s financial instruments, including cash equivalents, accounts receivable, and accounts payable, approximate their fair values due to their short maturities. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The three levels are as follows:

Measurement Type	Description
Level 1	Utilizes quoted market prices for identical assets or liabilities, principally in active brokered markets.

Level 2	Utilizes other observable inputs, including quoted market prices for similar assets or liabilities and market-corroborated inputs.

Level 3	Utilizes unobservable inputs determined using management’s best estimate of inputs that a market participant would use in pricing the asset or liability at the measurement date, including assumptions about risk.

Derivative instruments and hedging activities

The Company recognizes all derivatives on the balance sheet at fair value. The Company does not use derivative instruments for trading or speculative purposes. Changes in the fair value of derivative instruments for which the Company does not apply hedge accounting, as well as the ineffective portion of designated hedges, are recorded in earnings within other expense, net. Net realized gain (losses) related to derivative instruments in each of the years ended December 31, 2009, 2008, and 2007 were $0.4 million, ($4.1) million, ($0.3) million, respectively. Refer to Note 5.

The Company has in the past designated a derivative instrument as a cash flow hedge when the derivative hedged a forecasted transaction of the variability of cash flows to be received or paid related to a recognized asset or liability. Changes in the fair value of a derivative that is designated as, and meets all the required criteria for, a cash flow hedge are recorded in accumulated other comprehensive income and reclassified into earnings as the underlying hedged item affects earnings. The Company documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes correlating all derivatives that are designated as cash flow hedges to forecasted transactions.

The aggregate gain (loss) on hedging activities reported in accumulated other comprehensive (loss) income at December 31, 2009, 2008 and 2007 was $0, $(3.0) million, and $(4.1) million, respectively. No tax effect has been recorded for the gain (loss) on hedging activities due to the operating losses incurred by the Company and the full valuation allowance recorded by the Company on its deferred tax assets.

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

Income taxes

Deferred tax assets and liabilities are determined based on the differences between the financial statement and the tax basis of assets and liabilities using enacted tax rates. Valuation allowances are provided when we do not believe it to be more likely than not that the benefit of identified deferred tax assets will be realized. The Company records a liability to recognize the exposure related to uncertain income tax positions taken on returns that have been filed or that are expected to be taken in a tax return. The Company evaluates its uncertain tax positions based on a determination of whether, and how much of a, tax benefit taken by the Company in its tax filings or positions is more likely than not to be realized. Potential interest and penalties associated with any uncertain tax positions are recorded as a component of income tax expense. Refer to Note 10.

Stock-based compensation

The Company accounts for employee stock option awards and restricted stock awards using the grant date fair value of the award. The Company recognizes costs over the requisite service period for all stock option awards that vest over time, and when attainment of the associated performance criteria becomes probable for stock option awards that vest upon attainment of certain performance targets.

Revenue recognition

The Company recognizes revenue when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price from the buyer is fixed or determinable, and collectibility is reasonably assured. The Company generally records revenue when executed written arrangements or purchase orders exist with the customer that detail the price to be paid and transfer of product title and risk of loss has occurred.

Amounts billed for shipping and handling fees are classified within net sales in the consolidated statement of operations. Costs incurred for shipping and handling are classified as cost of sales. Shipping and handling fees and cost amounts were not significant for the years ended December 31, 2009, 2008, and 2007.

The Company recognizes an allowance for estimated future sales returns in the period revenue is recorded. The estimate of future returns is based on pending returns and historical return data, among other factors.

Environmental costs

Environmental expenditures that relate to an existing condition caused by past operations and that do not provide future benefits are expensed as incurred. Liabilities are recorded when environmental assessments are made, the requirement for remedial efforts is probable and the amount of the liability can be reasonably estimated. Liabilities are recorded generally no later than the completion of feasibility studies. The Company has an ongoing monitoring and identification process to assess how the activities, with respect to known exposures, are progressing against the recorded liabilities, as well as to identify other potential remediation sites that are presently unknown. As of December 31, 2009 and 2008 the Company had accrued environmental remediation liabilities of $3.3 million and $3.4 million, respectively.

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

Defined benefit pension plans

The Company recognizes the funded status of each of its defined benefit pension and postretirement plans as an asset or liability in the balance sheet. Changes in the funded status are recognized in the year in which changes occur through comprehensive income (loss). The funded status of each of our plans is measured as of the reporting date. As a result of adopting new accounting guidance in 2007, we have included in accumulated other comprehensive (loss) income previously unrecognized actuarial losses under these plans that existed at December 31, 2007. Refer to Note 9.

2. Inventories

Inventories consisted of the following (in thousands):

	December 31,
	2008	2009
Raw materials	$18,070	$16,249
Work-in-process	27,105	21,240
Finished goods	19,029	18,082

	$64,204	$55,571

3. Goodwill and other intangible assets

The Company experienced a decline in net orthopedic sales during the fourth quarter of 2006. Management initially expected this decline to recover during the first half of 2007. During the first quarter of 2007, weakness in new product launches by our customers within the orthopedic market resulted in lower than planned orthopaedics sales, and an operating loss for this legacy reporting unit. In addition, the Company’s quarterly internal financial forecast process, which was completed during April 2007, indicated that the recovery in orthopaedics sales and operating profitability would take longer than originally anticipated. The Company determined that an evaluation of potential impairment of goodwill and other intangible assets for the orthopedic reporting unit was required as of March 31, 2007.

The Company also tested the long-lived assets of our Orthopedic reporting unit for recoverability as of March 31, 2007 and determined that the Customer Base and Developed Technology intangible assets were not recoverable since the expected future undiscounted cash flows attributable to each asset were below their respective carrying values. We then determined the fair value of these intangible assets and recorded impairment charges. The fair value of the Customer Base intangible asset was determined to be $7.6 million using an excess earnings approach. The carrying value of the Customer Base intangible asset was $37.7 million, resulting in an impairment charge of $30.1 million. The fair value of the Developed Technology intangible asset was determined to be $0.4 million using the relief from royalty method. The carrying value of the Developed Technology intangible asset was $0.6 million, resulting in an impairment charge of $0.2 million.

As a result of the triggering event within the legacy Orthopedic reporting unit, we also tested for impairment the goodwill and other indefinite-lived intangible assets related to our Orthopedic reporting unit as of March 31, 2007. The fair value of the reporting unit was based on both an income approach and market approach, and was determined to be below its carrying value. We then determined the implied fair value of goodwill by determining the fair value of all the assets and liabilities of the Orthopedic reporting unit. As a result of this process, we determined that the implied fair value of goodwill for the Orthopedic reporting unit was $50.0 million. The carrying value of Orthopedic goodwill was $98.4 million, resulting in an impairment charge of $48.4 million.

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

In addition, our Trademark intangible asset, which has an indefinite life, was subjected to impairment testing using a relief from royalty method. The fair value of the Trademark was determined to be $29.4 million. The carrying value of the Trademark was $33.0 million, resulting in an impairment charge of $3.6 million.

In the fourth quarter of 2007, we realigned our business into one segment and one reporting unit. In connection with our annual goodwill impairment test, we evaluated goodwill and other indefinite-lived intangible assets of the Company as of October 31, 2007. The fair value of the Company was based on both an income approach and market approach, and was determined to be below the carrying value of our stockholder’s equity. We then determined the implied fair value of goodwill by determining the fair value of all the assets and liabilities of the Company. As a result of this process, we determined that the fair value of goodwill for the Company was $629.9 million. The carrying value of goodwill was $798.8 million, resulting in an impairment charge of $168.9 million, which was recorded during the fourth quarter of 2007.

There was no goodwill impairment charges recorded in the years ending December 31, 2008 or 2009.

The following table summarizes the changes in goodwill (in thousands):

Balance, January 1, 2007	$847,213
Purchase price adjustments in 2007	(60)
Impairment charge in 2007	(217,299)

Balances, December 31, 2007, 2008 and 2009	$629,854

The tax basis of goodwill amortizable for federal income tax purposes is approximately $81.9 million at December 31, 2009 and 2008, respectively. The cumulative impairment charge since inception of the Company amounts to $217.3 million as of December 31, 2009.

Intangible assets consisted of the following at December 31, 2009 (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology and know how	$16,991	$(8,210)	$8,781
Customer contracts and relationships	197,575	(56,190)	141,385
Trade names and trademarks	29,400	—	29,400

Total intangible assets	$243,966	$(64,400)	$179,566

Intangible assets consisted of the following at December 31, 2008 (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology and know how	$16,991	$(6,221)	$10,770
Customer contracts and relationships	197,575	(43,240)	154,335
Trade names and trademarks	29,400	—	29,400

Total intangible assets	$243,966	$(49,461)	$194,505

Intangible asset amortization expense was $14.9 million for the years ended December 31, 2009 and 2008, and $15.5 million for the year ended December 31, 2007. Estimated intangible asset amortization expense in each of the years from 2010 through 2013, inclusive, approximates $14.9 million and $13.8 million in 2014.

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

4. Long-term debt

Long-term debt consisted of the following at December 31, 2008 and 2009 (in thousands):

	December 31,
	2008	2009
Credit Facility:
Term loan, interest at 4.70% and 2.51% at December 31, 2008 and 2009	$388,000	$381,624
Revolving loan, interest at 2.71% and 2.51% at December 31, 2008 and 2009	16,000	—
Senior subordinated notes maturing on December 1, 2013, interest at 10.5%	305,000	305,000
Capital lease obligations	18	10

Total debt	709,018	686,634
Less—unamortized discount on senior subordinated notes	(2,482)	(1,977)
Less—current portion	(4,007)	(7)

Long term debt, excluding current portion	$702,529	$684,650

Term Loan and Revolving Credit Facility

As of December 31, 2009, the principal balance outstanding under our $400 million term loan was $381.6 million, and the maximum available borrowings under our revolving credit facility were $75.0 million. There were no amounts outstanding under the revolving credit facility as of December 31, 2009. The term loan contained interest only payments, with principal due and payable in full on November 22, 2012. At December 31, 2009 the Company had $8.8 million of letters of credit outstanding under the revolver and $58.2 million available for borrowings.

Outstanding borrowings under the term loan and revolving credit facility bore interest at variable rates. The Company had an option to select borrowing rates at the Alternative Bank Rate (“ABR”), defined in the applicable loan agreement as the greater of the Prime Rate or the Federal Funds rate plus 0.5%, or LIBOR. For the revolving credit facility (i) should the Leverage Ratio (as defined in the loan agreement) exceed 8.00 to 1.00, the “Applicable Rate”, as defined in the loan agreement, would be equal to 1.75% for ABR Loans and Swingline Loans and 2.75% for Eurodollar Loans (each as defined in the loan agreement), with a commitment fee of 0.50% for the unutilized portion of the revolving credit facility, (ii) should the Leverage Ratio exceed 7.00 to 1.00 but be equal to or less than 8.00 to 1.00, the Applicable Rate would be equal to 1.50% for ABR Loans and Swingline Loans and 2.50% for Eurodollar Loans, with a commitment fee of 0.50% for the unutilized portion of the revolving credit facility, or (iii) in all other cases the Applicable Rate and commitment fees will be as defined in the loan agreement. For the term loan, (i) for so long as the Leverage Ratio exceeded 8.00 to 1.00, the Applicable Rate was equal to 1.75% for ABR Loans and 2.75% for Eurodollar Loans, (ii) for so long as the Leverage Ratio exceeded 6.00 to 1.00 but was equal to or less than 8.00 to 1.00 the Applicable Rate was equal to 1.50% for ABR Loans and 2.50% for Eurodollar Loans and (iii) for so long as the Leverage Ratio was equal to or less than 6.00 to 1.00 the Applicable Rate would be equal to 1.25% for ABR Loans and 2.25% for Eurodollar Loans. Under both the term loan and revolving credit facility, the Company had an option to elect interest periods of one, three, six, nine or twelve months.

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

The Company was obligated for the payments of a commitment fee equal to 0.50% per annum on the average daily unused portion of the available commitments under the revolving credit portion of the facility. The commitment fee was payable quarterly in arrears and upon termination of the commitments, the fee was subject to reduction based upon the attainment of a specified leverage ratio. In addition, the Company was obligated for the payments of letter of credit fees on the average daily stated amount of all outstanding letters of credit equal to the then-applicable spread for LIBOR loans under the revolving credit facility, and of letter of credit fronting fees on the average daily stated amount of all outstanding letters of credit at 0.125% per annum, in each case payable quarterly in arrears and upon termination of the commitments under the revolving facility. Total amount of commitment and letter of credit fees paid to the lender during 2009, 2008, and 2007 amounted to $0.5 million, $0.4 million, and $0.4 million, respectively.

The term loan and the revolving credit facility and certain related hedging obligations to the lenders or their affiliates were guaranteed by Accellent Acquisition Corp. and by all of our existing and future direct and indirect wholly-owned domestic subsidiaries. The loans, the guarantees and such hedging arrangements were secured by a first priority perfected lien, subject to certain exceptions, on substantially all of our and the guarantors’ existing and future properties and tangible and intangible assets, including a pledge of all of the capital stock held by such persons (other than certain capital stock of foreign subsidiaries).

The weighted average interest rates on the borrowings under our revolver were approximately 2.48%, 9.0%, and 5.5% for each of the years ending December 31, 2009, 2008 and 2007, respectively.

Refinancing of debt

In January 2010, the Company repaid the entire term loan balance of $381.6 million plus accrued interest unpaid thereon through the closing date (January 29, 2010) with proceeds of $400 million generated from the issuance of Senior Secured Notes (the “Senior Secured Notes”). The full amount of the Senior Secured Notes of $400 million was borrowed on the closing date. As a part of the refinancing, the Company terminated its revolving credit facility, which had available borrowings of up to $75 million, and replaced it with a new senior secured asset-based revolving credit facility (the “ABL Revolver”). There were no amounts outstanding under the liquidated revolving credit facility at the time of the refinancing. The Company did not draw on the ABL Revolver immediately upon closing.

The Company paid approximately $15.1 million of financing fees to unrelated third parties in connection with the refinancing. These costs were recorded as deferred financing fees. Deferred financing fees in the amount of $11.7 million and accumulated amortization of $5.9 million as of January 29, 2010 on the previously outstanding loan were charged to expense upon repayment. Accordingly, the loss on debt extinguishment was $5.8 million.

Pursuant to the closing of the sale of the Senior Secured Notes, the Company entered into an indenture agreement governing their issuance. The Senior Secured Notes were offered and sold pursuant to a Rule 144A offering. The Senior Secured Notes bear interest at 8 3/8% per annum and mature in 2017. Interest will be paid on a semi-annual basis on August 1 and February 1, commencing on August 1, 2010. Prior to February 1, 2013, the Company may redeem the Senior Secured Notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus the make-whole premium. Additionally, during any 12-month period commencing on the issue date, the Company may redeem up to 10% of the aggregate principal amount of the notes at a redemption price equal to 103.00% of the principal amount thereof plus accrued and unpaid interest, if any. The Company may also redeem any of the Senior Secured Notes at any time on or after February 1, 2013, in whole or in part, at the redemption prices plus accrued and unpaid interest, if any, to the date of redemption. In addition, prior to

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

February 1, 2013, the Company may redeem up to 35% of the aggregate principal amount of the Senior Secured Notes issued under the indenture with the net proceeds of certain equity offerings, provided at least 65% of the aggregate principal amount of the Senior Secured Notes remains outstanding immediately after such redemption. Upon a change of control, the Company will be required to make an offer to purchase each holder’s Senior Secured Notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. The Senior Secured Notes are subject to certain restrictions. The Senior Secured Notes and related guarantees are the Company’s and guarantors’ senior secured obligations and 1) rank senior in right of payment to any existing and future subordinated and unsecured indebtedness, including the Company’s existing senior subordinated notes; 2) rank equally in right of payment with all of the Company’s and guarantors’ existing and future senior indebtedness, including amounts outstanding under the ABL Revolver and the Senior Secured Notes. The Company’s obligations under the Senior Secured Notes are jointly and severally guaranteed on a senior secured basis by the Company and all of the Company’s domestic subsidiaries. All obligations under the Senior Secured Notes, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the Company’s assets and the assets of the guarantors.

Coincident with the issuance of the Senior Secured Notes in January 2010, the Company entered into a new senior secured asset-based revolving credit facility (the “ABL Revolver”) pursuant to a credit agreement among the Company, a syndicate of financial institutions, and certain institutional lenders. The ABL Revolver provides for revolving credit financing of up to $75.0 million, subject to borrowing base availability, with a maturity of five years. The borrowing base at any time is limited to certain percentages of eligible accounts receivable and inventories. Borrowings under the ABL Revolver will bear interest at a rate per annum equal to, at the Company’s option, either (a) a base rate determined by reference to the highest of (1) the prime rate of the administrative agent, (2) the federal funds effective rate plus 1/2 of 1% and (3) the LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for a three month interest period plus 1% or (b) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin set at 2.25% per annum with respect to base rate borrowings and 3.25% per annum with respect to LIBOR borrowings. In addition to paying interest on outstanding principal under the ABL Revolver, the Company is required to pay a commitment fee of 0.50% per annum in respect of unutilized commitments. The Company must also pay customary administrative agency fees and customary letter of credit fees equal to the applicable margin on LIBOR loans. All outstanding loans under the ABL Revolver are due and payable in full on the fifth anniversary of the closing date. All obligations under the ABL Revolver are unconditionally guaranteed jointly and severally on a senior secured basis by all the Company’s existing and subsequently acquired or organized direct or indirect U.S. restricted subsidiaries and in any event by all subsidiaries that guarantee the Senior Secured Notes. All obligations under the ABL Revolver, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the Company’s assets and the assets of the guarantors.

The indenture that governs our Senior Secured Notes and the credit agreement that governs our ABL Revolver, contain restrictions on our ability, and the ability of our subsidiaries to (i) incur additional indebtedness or issue preferred stock, (ii) repay subordinated indebtedness prior to its stated maturity, (iii) pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments, (iv) make certain investments, (v) sell certain assets, (vi) create liens, (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and (viii) enter into certain transactions with our affiliates.

In addition, under the ABL Revolver, if our borrowing availability falls below 15% of the lesser of (i) the commitment amount and (ii) the borrowing base for 5 consecutive business days, we will be required to satisfy and maintain a fixed charge coverage ratio not less than 1.1 to 1 until the first day thereafter on which excess availability has been greater than 15% of the lesser of (i) the commitment amount and (ii) the borrowing base for 30 consecutive days.

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

A breach of any of these restrictions or failure to satisfy the fixed charge coverage ratio requirement, should we be in such a scenario, could result in an event of default under the indenture that governs our Senior Secured Notes, the credit agreement that governs our ABL Revolver, or both, inn which case all amounts outstanding could become immediately due and payable.

Senior Subordinated Notes

On November 22, 2005, the Company issued $305.0 million of 10.5% Senior Subordinated Notes (the “Notes”) due on December 1, 2013. Interest on the Notes is payable on June 1st and December 1st of each year.

We have the option to redeem the notes, in whole or in part, at any time on or after December 1, 2009, at redemption prices declining from 105.25% of their principal amount on December 1, 2009 to 100% of their principal amount on December 1, 2011, plus accrued and unpaid interest. We may also redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 110.5% of their principal amount, plus accrued and unpaid interest, within 90 days of the closing of an underwritten public equity offering. The Company has not exercised any of its redemption rights.

The Notes contain an embedded derivative in the form of a change of control put option. The put option allows the note holder to put back the note to the Company in the event of a change of control for cash equal to the value of 101% of the principal amount of the note, plus accrued and unpaid interest. The change of control put option is clearly and closely related to the Notes and is therefore not accounted for separately from the Notes.

The Notes, the existing Credit Facility and the Senior Secured Notes and the ABL Revolver contain limits on our and our subsidiaries’ ability to, among other things, pay dividends, redeem capital stock and make other restricted payments and investments, incur additional debt or issue preferred stock, enter into agreements that restrict our subsidiaries from paying dividends or other assets, engage in transactions with affiliates, sell assets, including capital stock of subsidiaries, and merge, consolidate or sell substantially all of our assets and the assets of our subsidiaries, among others. In addition, customary events of default including, but not limited to, failure to pay any principal, interest, fees or other amounts when due, material breach of any representation or warranty, covenant defaults, events of bankruptcy, cross defaults to other material indebtedness, invalidity of any guarantee, and unsatisfied judgments are contained in the collective agreements.

After giving effect to the refinancing transaction described above, annual minimum principal payments on our long-term debt are as follows (in thousands):

Year ending December 31:	Amount
2010	$7
2011	3
2012	—
2013	305,000
2014-2016	—
2017	400,000

Total	$705,010

Interest expense, net, as reported in the statement of operations for the years ended December 31, 2009, 2008 and 2007 has been offset by interest income of $39,547, $142,200 and $228,300, respectively.

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

5. Derivative instruments

The Company maintained an interest rate swap and an interest rate collar agreements to mitigate exposures to changes in cash flows from movements in variable interest rates on its long term debt.

The interest rate swap agreement was designated as a cash flow hedge effective November 30, 2006. Upon designation as a cash flow hedge, changes in the fair value of the interest rate swap which relate to the effective portion of the hedge were recorded in accumulated other comprehensive (loss) income and reclassified into earnings as the underlying hedged cash flows affect earnings. Changes in the fair value of the interest rate swap which related to the ineffective portion of the interest rate swap were recorded in other expense, net. At December 31, 2009, the notional amount of our swap contract was $150.0 million, and decreased to $125.0 million on February 27, 2010. The swap contract will expire on November 27, 2010. We receive variable rate payments (equal to the three-month LIBOR rate) during the term of the swap contract and are obligated to pay fixed interest rate payments at 4.85% during the term of the contract. Through September 30, 2009, every three months, coincident with the reset of the variable rate on the Company’s long-term debt, an amount was reclassified from accumulated other comprehensive (loss) income to earnings as a result of realized gains or losses from the quarterly contractual settlements on the cash flow hedging instrument. In addition, when we determined the cash flow hedge did not meet our requirements for measuring effectiveness, we reclassified the then current effective portion of the cash flow hedge into earnings over the remaining life of the cash flow hedge. The Company’s policy requires the use of the Hypothetical Derivative Method.

In 2008 the interest rate swap agreement did not meet the Company’s method for assessing hedge effectiveness at September 30, 2008, as defined by management at the time the instrument was designated as a cash flow hedge on November 30, 2006. As a result of this hedge ineffectiveness, the Company recognized in earnings the full change in fair value of the derivative instrument from the date the hedge was determined to be ineffective, July 1, 2008, through December 31, 2008. As a result of the ineffectiveness of the hedge in 2008, the Company began amortizing to earnings over the remaining contractual term of the swap, the unrealized losses accumulated during the period of historical effectiveness through June 30, 2008. These accumulated losses amounted to $4.1 million and had been recorded in accumulated other comprehensive (loss) income.

Beginning January 1, 2009, the Company resumed application of hedge accounting as the interest rate swap was expected to be effective in future quarterly assessments. At September 30, 2009, the Company determined that hedge accounting was no longer appropriate, as the hedged forecasted cash flow transactions were no longer probable of occurring due to the potential refinancing of the underlying debt which occurred in January 2010. Accordingly, net losses of $2.0 million accumulated during the periods of historical effectiveness through September 30, 2009 and the derivative mark-to-market gain of $2.1 million for the year ended December 31, 2009, have been recorded in earnings during the year ended December 31, 2009. This totaled an approximate $0.1 million gain and is included in other expense, net, in the accompanying consolidated statements of operations. At December 31, 2009 and December 31, 2008, the fair value of the interest rate swap was $4.5 million and $7.7 million, respectively.

Through February 2009, in addition to the swap arrangement detailed above, the Company maintained an interest rate collar agreement to mitigate exposures to changes in cash flows from movements in variable interest rates on its long-term debt. The Company’s interest rate collar arrangement expired during the three months ended March 31, 2009, at which time the realized gain of $0.3 million was recorded to other expense, net in the accompanying consolidated statement of operations.

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

The following table summarizes the balance sheet presentation of our derivative instruments:

	Fair Value of Derivative Instruments
	December 31, 2009		December 31, 2008
	Balance Sheet Location	Fair Value (in thousands)	Balance Sheet Location	Fair Value (in thousands)
Interest rate contract designated as a hedging instrument	N/A	N/A	Other long- term liabilities	$7,689

Interest rate contract not designated as a hedging instrument	Current liabilities	$4,511	Other long- term liabilities	$285

The following reflects the changes to our derivative instruments (in thousands):

	2008	2009
Liability balance at January 1	$4,903	$7,974
Cash paid to settle derivative liability	(1,602)	(4,932)
Unrealized loss included in other expense, net	4,673	1,469

Liability balance at December 31	$7,974	$4,511

Cash paid to settle the derivative liability has been reported as a component of interest expense, net in the statement of operations for each of the years ended December 31, 2008 and 2009.

The following table summarizes the activity related to our derivative instrument designated as a cash flow hedge:

	Amount of gain/(loss) recognized in OCI (Effective portion) Year ended December 31		Amount of gain/(loss) reclassified from AOCI (Prior effective portion) Year ended December 31		Amount of gain/(loss) reclassified from AOCI (Current effective portion) Year ended December 31		Amount of gain/(loss) reclassified from AOCI (Ineffective portion) Year ended December 31
	2009	2008	2009	2008	2009	2008	2009	2008
Interest rate contract	$1,039	$(59)	$(3,038)	$(543)	$1,039	$(839)	$(30)	$—

The following table summarizes the activity related to our derivative instrument not designated as a hedge:

	Amount of gain/(loss) recognized in income Year ended December 31
	2009	2008
Interest rate contract gain recognized in other income (expense)	$285	$31

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

6. Capital stock

The Company’s Board of Directors has authorized an aggregate number of common shares for issuance equal to 1,000 shares, $0.01 par value per share. Accellent Acquisition Corp. owns 100% of the capital stock of the Company, and Accellent Holdings Corp. owns 100% of the capital stock of Accellent Acquisition Corp.

In connection with the Acquisition, Accellent Holdings Corp. entered into a registration rights agreement with entities affiliated with KKR and entities affiliated with Bain (each a “Sponsor Entity” and together the “Sponsor Entities”) pursuant to which the Sponsor Entities are entitled to certain demand rights with respect to the registration and sale of their shares of Accellent Holdings Corp.

In connection with their employment, certain executives of the Company were required to make an investment in Accellent Holdings Corp. During the years ended December 31, 2009, 2008 and 2007 these investments totaled $0.8 million, $1.1 million and $0, respectively.

7. Restructuring charges

The following table summarizes the amounts recorded related to restructuring activities, which is included in “Accrued expenses” in the Company’s consolidated balances sheets and “Restructuring charges” in our statement of operations (in thousands):

	Employee Costs	Other Exit Costs	Total
Balance, January 1, 2007	$1,737	$191	$1,928
Restructuring and integration charges incurred	706	23	729
Less: cash payments	(2,311)	(145)	(2,456)

Balance, December 31, 2007	132	69	201
Restructuring and integration charges incurred	2,499	—	2,499
Less: cash payments	(2,231)	—	(2,231)

Balance, December 31, 2008	400	69	469
Restructuring and integration charges incurred	5,080	647	5,727
Less: cash payments	(3,955)	(644)	(4,599)

Balance, December 31, 2009	$1,525	$72	$1,597

The accrued restructuring charges at December 31, 2009 are expected to be paid during fiscal year 2010 and are therefore classified as current liabilities in our consolidated balance sheet as of December 31, 2009. At December 31, 2009 there are no uncompleted plans at December 31, 2009 which will result in additional restructuring charges in 2010.

Q3 2009 Reduction in Force

During the three months ended September 30, 2009, the Company eliminated 70 positions across both manufacturing and administrative functions as part of a company wide effort to reduce costs and streamline operations. All affected employees were offered individually determined severance arrangements which included one- time termination benefits. As a result of this action, the Company recorded $1.0 million in restructuring charges during the year ended December 31, 2009.

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

Q2 2009 Reductions in Force and Facility Closure

During the three months ended June 30, 2009, the Company eliminated 38 positions in its administrative functions as part of a company wide effort to reduce costs and streamline operations. All affected employees were offered one time termination benefits, which included severance arrangements and, in certain instances, retention bonuses, if they remained with the Company through their proposed termination date. The total one-time termination benefits approximated $1.2 million and were recorded over the employees’ remaining service period as the employees were required to stay through their termination date to receive benefits. During the year ended December 31, 2009, the Company recorded $1.2 million of costs related to these one-time termination benefits.

During the three months ended June 30, 2009, the Company eliminated 29 positions across its manufacturing function as part of a company wide effort to reduce costs. All affected employees were offered individually determined severance arrangements which included one time termination benefits. As a result of this action, the Company recorded $0.3 million in restructuring charges during the year ended December 31, 2009.

In May 2009, the Company’s Board of Directors approved a plan of closure with respect to the Company’s manufacturing facility in Huntsville, Alabama. The facility closed in November 2009. In connection with the plan, all of the 60 employees were terminated in November 2009. All affected employees were offered both retention bonuses as well as individually determined severance benefits to be received upon termination of employment as planned, should they remain with the Company through the planned termination date. The total one-time termination benefits approximated $1.2 million and were recorded over the employees’ remaining service period as employees were required to stay through their termination date to receive the benefits. During the year ended December 31, 2009, the Company recorded $1.2 million of costs related to these one-time termination benefits. In addition, during the year ended December 31, 2009 the Company recorded $0.7 million related to other costs related to the closing of the facility and the consolidation of its operations with other Company facilities.

In connection with the closure of the Company’s manufacturing facility in Huntsville, Alabama, the Company assessed the potential impairment of the property and equipment at the facility. As a result, the carrying value of certain assets has been written down to their respective fair value, less selling costs, of $0.7 million at December 31, 2009. The resulting impairment charges, combined with losses on those assets that were sold prior to December 31, 2009, totaled $0.4 million for the year ended December 31, 2009 and are included in loss on disposal of property and equipment in the accompanying consolidated statements of operations. The fair value estimate was determined using a quoted price in a brokered market and is considered a level 2 estimate within the Company’s fair value hierarchy as discussed in Note 1 above.

Q1 2009 Reduction in Force

During the three months ended March 31, 2009, the Company eliminated 207 positions across both manufacturing and administrative functions as part of a company wide effort to reduce costs and streamline operations. All affected employees were offered individually determined severance arrangements which included one- time termination benefits. As a result of this action, the Company recorded $1.3 million in restructuring charges during the year ended December 31, 2009.

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

Q2 2008 Facility Closure

In June 2008, the Company’s Board of Directors approved a plan of closure with respect to the Company’s manufacturing facility in Memphis, Tennessee. The facility was closed and the property was sold on October 9, 2008. In connection with the plan, a majority of the employees were terminated on or about September 30, 2008. All affected employees were offered both retention bonuses as well as individually determined severance benefits to be received upon termination of employment, if they remained with the Company through their proposed termination date. The total one-time termination benefits amounted to approximately $0.9 million and were amortized over the employees’ remaining service period as employees were required to stay through their termination date to receive benefits. The total one-time termination benefits were recorded during the year ended December 31, 2008.

In connection with the closure, the building and equipment that was not transferred to other of our factories was sold during the year ended December 31, 2008. The Company recorded approximately $0.7 million of disposal losses on these sales.

Q1 2008 Reduction in Force

During the three months ended March 31, 2008, the Company eliminated 102 positions across both manufacturing and administrative functions as part of an effort to reduce costs. All affected employees were offered individually determined severance arrangements. As a result of this action, the Company recorded $1.6 million in restructuring charges during the twelve months ended December 31, 2008.

2007 Reduction in Force

The Company recognized $0.7 million of restructuring charges during 2007. All restructuring charges consisted primarily of severance costs for the various cost reduction initiatives implemented during 2007.

8. Stock award plans

The Company maintains a 2005 Equity Plan for Key Employees of Accellent Holdings Corp. (the “2005 Equity Plan”), which provides for grants of incentive stock options, nonqualified stock options, restricted stock units and stock appreciation rights. The 2005 Equity Plan requires exercise of stock options within 10 years of grant. Vesting is determined in the applicable stock option agreement and occurs either in equal installments over five years from the date of grant (“Time-Based”), or upon achievement of certain performance targets, over a five-year period (“Performance-Based”). Targets underlying the vesting of Performance Based shares are achieved upon the attainment of a specified level of targeted adjusted earnings performance “Adjusted EBITDA”, measured each calendar year. The vesting requirements for Performance Based shares permit a catch-up of vesting should the target not be achieved in the specified calendar year but is achieved in a subsequent calendar year within the five year vesting period. At December 31, 2009 and 2008, the total number of shares authorized under the plan is 14,374,633. At December 31, 2009, 4,817,659 shares are available to grant under the 2005 Equity Plan. Awards are issued by Accellent Holdings Corp. and upon exercise are satisfied from shares authorized for issuance and not from treasury shares.

The Black-Scholes option pricing model used to value the Roll-Over options (as detailed below), Time-Based and Performance-Based options includes an estimate of the fair value of Accellent Holdings Corp. common stock. The fair value of Accellent Holdings Corp. common stock has been determined by the Board of Directors of Accellent Holdings Corp. at December 31 of each fiscal year, and each stock option measurement date based on a variety of factors, including the Company’s financial position, historical financial performance,

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

projected financial performance, valuations of publicly traded peer companies, the illiquid nature of the common stock, and arm’s length sales of Accellent Holdings Corp. common stock. The fair value of Accellent Holdings Corp. common stock was $3.00 a share at December 31, 2009, 2008 and 2007, respectively.

Roll-Over options

In connection with the Acquisition, certain employees of the Company exchanged fully vested stock options to acquire common shares of the Company for 4,901,107 fully vested stock options, or “Roll-Over” options, of Accellent Holdings Corp. The options have an exercise price of $1.25 per share. The Company may, at its option, elect to repurchase the Roll-Over options at fair market value from terminating employees within 60 days of termination and provide employees with settlement options to satisfy tax obligations in excess of minimum withholding rates. As a result of these features, Roll-Over options are recorded as a liability until such options are exercised, forfeited, expired or settled. During 2007 the Company modified the Roll-Over options for certain employees leaving the Company. The modification extended the exercise period into 2008 and set the Company’s settlement obligation for these awards at $4.00 per share. The options were exercised during the first quarter of 2008.

The table below summarizes the activity relating to the Roll-Over options during the years ended December 31, 2007, 2008, and 2009:

	2007		2008		2009
	Liability (in thousands)	Roll-Over Options Outstanding	Liability (in thousands)	Roll-Over Options Outstanding	Liability (in thousands)	Roll-Over Options Outstanding
Balance at January 1	$16,814	4,305,358	$6,506	2,624,673	$1,100	619,466
Shares repurchased	(1,827)	(945,901)	(1,984)	(1,119,249)	(16)	(8,970)
Options exercised	(3,056)	(734,784)	(3,158)	(803,738)	(35)	(20,364)
Options forfeited	—	—	(144)	(82,220)	(24)	(13,742)
Change in fair value	(5,425)	—	(120)	—	(1)	—

Balance at December 31	$6,506	2,624,673	$1,100	619,466	$1,024	576,390

The Roll-Over options permit net settlement by the holder of the option and therefore no cash is required to be received by the Company upon exercise.

As of December 31, 2007, 2008 and December 31, 2009, the Roll-Over options have a weighted average fair value of $2.48, $1.78 and $1.78, respectively, based on the Black-Scholes option-pricing model using the following weighted average assumptions:

	As of December 31, 2007	As of December 31, 2008	As of December 31, 2009
Expected term to exercise	2.86 years	2.25 years	1.56 years
Expected volatility	23.90%	24.79%	36.68%
Risk-free rate	3.18%	0.88%	0.91%
Dividend yield	0.0%	0.0%	0.0%

As of December 31, 2009, the weighted average remaining contractual life of the Roll-Over options was 2.4 years. The aggregate intrinsic value of the Roll-Over options was $0.3 million as of December 31, 2009.

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

Restricted Stock

During the year ended December 31, 2009 the Company did not grant any shares of restricted stock. During the year ended December 31, 2008 the Company granted 225,000 shares of restricted stock. Total non-cash compensation expense related to restricted stock awards during the years ended December 31, 2009, 2008 and 2007 was approximately $0.2 million, $0.3 million, and $49,000 respectively. All restricted stock awards had a fair value of $3.00 per share on the grant date. The expense associated with restricted stock grants is amortized over the holder’s requisite service period, generally from one to five years. Activity of unvested restricted stock for the year ended December 31, 2009 was as follows:

Shares of Restricted Stock
Balance, January 1, 2009	250,667
Restricted stock granted	—
Restricted stock vested	(60,667)
Restricted stock forfeited	(70,000)

Balance, December 31, 2009	120,000

At December 31, 2009, shares of restricted stock vested and expected to vest total 285,000. Vested restricted shares had no intrinsic value as of December 31, 2009. At December 31, 2009, the Company had $360,000 of unearned stock based compensation expense related to restricted stock that will be recognized over approximately 3.7 years.

Time based and performance based stock options

Stock option activity for the 2005 Equity Plan during the year ended December 31, 2009 is as follows:

	Number of shares	Weighted average exercise price
Outstanding at January 1, 2009	6,808,045	$3.37
Granted	817,000	3.00
Exercised/ Repurchased	—	—
Forfeited	(2,255,126)	3.27

Outstanding at December 31, 2009	5,369,919	4.72

Vested or expected to vest at December 31, 2009	4,735,604	3.37

Exercisable at December 31, 2009	1,915,701	$3.35

Time-based and performance-based options granted during the years ended December 31, 2009, 2008 and 2007 have a weighted average grant date fair value per option of $0.80, $0.87 and $2.06, respectively, based on the Black-Scholes option-pricing model using the following weighted average assumptions:

	Year Ended December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009
Expected term to exercise	6.1 years	6.1 years	6.5 years
Expected volatility	30.19%	29.9%	36.7%
Risk-free rate	4.82%	4.13%	0.91%
Dividend yield	0.0%	0.0%	0.0%

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

Expected term to exercise is based on estimates made by management utilizing historical data and employment tenure. The Company and its parent company have no historical volatility since their shares have never been publicly traded. Accordingly, the volatility used has been estimated by management using volatility information from a peer group of publicly traded companies. The risk free rate is based on US Treasury rate for notes with terms best matching of the option’s expected term. The dividend yield assumption of 0.0% is based on the Company’s history and its expectation of not paying dividends on common shares. The requisite service period is five years from date of grant.

The Company records stock-based compensation expense using the graded attribution method, which results in higher compensation expense in the earlier periods than recognition on a straight-line method. For Performance-Based options, compensation expense is recorded when the achievement of performance targets is considered probable. During 2008, the Company amended certain employees’ incentive stock option agreements to modify the performance targets necessary to achieve vesting for performance based shares. The amendment was accounted for as a modification as an “improbable to probable” modification. Accordingly, compensation expense was determined using the fair value of the modified award at the date of the modification. As a result of the modification, certain performance based shares vested. If in the event that performance targets which were not modified become probable of being achieved in future periods, the Company will record stock-based compensation expense for the associated vested Performance-Based options.

As of December 31, 2009, the weighted average remaining contractual life of options granted under the 2005 Equity Plan was 7.68 years. Options outstanding under the 2005 Equity Plan had no intrinsic value as of December 31, 2009.

As of December 31, 2009, the Company had approximately $0.8 million of unearned stock-based compensation expense that will be recognized over approximately 3.1 years based on the remaining weighted average vesting period of all Time Based awards and $2.2 million of unearned stock-based compensation expense that will be recognized over approximately 3.1 years based on the weighted average vesting period of all Performance Based awards.

Stock based compensation expense

Including each of the plans noted above, the Company’s stock based compensation expense (benefit) for the years ended December 31, 2007, 2008 and 2009 was as follows:

	(in thousands)
	2007	2008	2009
Roll-over option award mark to market adjustment	$(5,425)	$(120)	$(1)
Restricted stock awards	48	312	164
Performance based option awards	—	595	239
Time based option awards	(133)	228	215

	$(5,510)	$1,015	$617

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

Stock based compensation expense (benefit) was recorded in the consolidated statements of operations as follows:

	(in thousands)
	2007	2008	2009
Cost of sales	$(203)	$(7)	$103
Selling, general and administrative	(5,307)	1,022	514

	$(5,510)	$1,015	$617

Director’s Deferred Compensation Plan

Accellent Holdings Corp. maintains a Directors’ Deferred Compensation Plan (the “Directors’ Plan”) for all non-employee directors of Accellent Holdings Corp. The Plan allows each non-employee director to elect to defer receipt of all or a portion of his or her annual directors’ fees to a future date or dates. Any amounts deferred under the Directors’ Plan are credited to a phantom stock account. The number of phantom shares of common stock of Accellent Holdings Corp. credited to each director’s phantom stock account is determined based on the amount of the compensation deferred during any given year, divided by the then fair market value per share of Accellent Holdings Corp.’s common stock. If there has been no public offering of Accellent Holdings Corp.’s common stock, the fair market value per share of the common stock will be determined in the good faith discretion of the Accellent Holdings Corp. Board of Directors, or $3.00 at December 31, 2009. During the years ended December 31, 2009, 2008 and 2007, the Company recorded compensation expense related the Directors’ Plan of $93,000, $120,000 and $120,000, respectively.

9. Employee benefit plans

Defined Benefit Pension Plans

The Company has pension plans covering employees at two facilities, one in the United States (the “Domestic Plan”) and one in Germany (the “Foreign Plan”). Benefits for the Domestic Plan are provided at a fixed rate for each month of service. The Company’s funding policy is consistent with the minimum funding requirements of laws and regulations. For the Domestic Plan, plan assets consist of equity and fixed income investment funds. The Domestic Plan was frozen as to new participants in November 2006. The Foreign Plan is an unfunded frozen pension plan and is limited to covering employees hired before 1993.

Beginning on December 31, 2007, the Company recognized the funded status (i.e., the difference between the fair value of plan assets and the projected benefit obligations) of its benefit plans in the December 31, 2007 Consolidated Balance Sheet, with a corresponding adjustment to accumulated other comprehensive (loss) income. The measurement date used in determining the projected benefit obligation was December 31, 2007, consistent with the plan sponsor’s fiscal year end. This recognition also resulted in the recognition of $513,219 of unrecognized net actuarial gain which was recorded as a component of accumulated other comprehensive (loss) income. As of December 31, 2009 and 2008 the Accumulated Benefit Obligation of the Company’s defined benefit pension plans totaled $3.1 million and $2.8 million, respectively.

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

The change in the projected benefit obligation is as follows (in thousands):

	Year ended December 31, 2007	Year ended December 31, 2008	Year ended December 31, 2009
Benefit obligation at beginning of period	$3,383	$3,365	$3,164
Service cost	66	55	43
Interest cost	162	180	184
Actuarial gain	(385)	(233)	74
Currency translation adjustment	230	(87)	35
Benefits paid	(91)	(116)	(106)

Benefit obligation at end of period	$3,365	$3,164	$3,394

The change in Domestic Plan assets were as follows (in thousands):

	Year ended December 31, 2007	Year ended December 31, 2008	Year ended December 31, 2009
Fair value of plan assets at beginning of year	$1,026	$1,052	$691
Actual return (loss) on plan assets	61	(310)	196
Employer contributions	17	17	75
Benefits paid	(52)	(68)	(60)

Fair value of plan assets at end of period	$1,052	$691	$902

A reconciliation of the accrued benefit cost for both the Domestic and Foreign Plans recognized in the financial statements is as follows (in thousands):

	December 31,
	2008	2009
Funded status	$(2,473)	$(2,492)
Unrecognized net actuarial gain	(217)	(173)

Accrued benefit obligation	(2,690)	(2,665)

Presented as other long-term liabilities	(2,473)	(2,492)
Accumulated other comprehensive income	(217)	(173)

Total	$(2,690)	$(2,665)

As of December 31, 2009, there was $173,000 of accumulated unrecognized net actuarial gain that has yet to be recognized as a component of net periodic benefit cost. Of this amount we expect to recognize approximately $22,000 in earnings as a component of net periodic benefit cost during the fiscal year ended December 31, 2010. We do not expect to be required to make any contributions to our funded plans in 2010.

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

Components of net periodic benefit cost for both the Domestic and Foreign Plan is as follows (in thousands):

	Year ended December 31, 2007	Year ended December 31, 2008	Year ended December 31, 2009
Service cost	$66	$55	$43
Interest cost	162	180	184
Expected return of plan assets	(70)	(72)	(48)
Recognized net actuarial gain	—	(26)	(18)

	$158	$137	$161

Assumptions for benefit obligations at December 31 were as follows:

	2008	2009
Discount rate	5.82%	5.8%
Rate of compensation increase	3.0%	1.83%

Assumptions for net periodic benefit costs were as follows:

	Year ended December 31, 2007	Year ended December 31, 2008	Year ended December 31, 2009
Discount rate	5.45%	5.92%	5.82%
Expected long term return on plan assets	7.00%	7.00%	7.00%
Rate of compensation increase	3.0%	3.0%	1.83%

To develop the expected long-term rate of return on plan assets, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio and the payment of plan expenses from the pension trust. This resulted in the selection of the 7.0% expected long-term rate of return on plan assets assumption.

Estimated annual future benefit payments for both the Domestic and Foreign Plans for the next five fiscal years and the following five fiscal years are as follows:

Fiscal year	Amount (in thousands)
2010	$126
2011	131
2012	136
2013	138
2014	143
Five fiscal years thereafter	839

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

The fair values of the Company’s Domestic Plan’s assets at December 31, 2009 by asset category, classified according to the fair value hierarchy described in Note 1, are as follows:

		Fair value Measurements at December 31, 2009 Using:
	Total Carrying Value at December 31, 2009	Quoted Market Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Investment Funds- Equity	$591	$591	$—	$—
Investment Funds- Fixed Income	311	311	—	—

	$902	$902	$—	$—

As of December 31, 2009, the Domestic Plan’s target asset allocation was as follows:

Asset Class	Target Allocation %
Domestic equity	60.0%
Fixed income	40.0%

The asset allocation policy was developed in consideration of the long-term investment objective of ensuring that there is an adequate level of assets to support benefit obligations to plan participants. A secondary objective is minimizing the impact of market fluctuations on the value of the plans’ assets.

In addition to the broad asset allocation described above, the following policies apply to the individual asset classes:

i) Fixed income investments shall be oriented toward investment grade securities rated “BBB” or higher. They are diversified among individual securities and sectors.

ii) Equity investments are diversified among individual securities, industries and economic sectors. Most securities held are issued by companies with medium to large market capitalizations.

401(k) and Other Plans

The Company has a 401(k) plan available for most employees. An employee may contribute up to 50% of gross salary to the 401(k) plan, subject to certain maximum compensation and contribution limits as adjusted from time to time by the Internal Revenue Service. The Company’s Board of Directors determines annually what contribution, if any, the Company shall make to the 401(k) plan. The employees’ contributions vest immediately, while the Company’s contributions vest over a five-year period. The Company matches 50% of the employee’s contributions up to a maximum of 6% of the employee’s gross salary. The Company’s matching contributions totaled approximately $2.2 million, $2.5 million and $2.7 million for the years ended December 31, 2009, 2008 and 2007, respectively.

The Company also maintains a Supplemental Executive Retirement Pension Program (“SERP”) that covers one of its employees. The SERP is a non-qualified, unfunded deferred compensation plan. Expenses incurred by the Company related to the SERP, which are actuarially determined, were $59,264, $31,059 and $106,505 for the years ended December 31, 2009, 2008 and 2007 respectively. The liability for the plan was $0.6 million, and $0.4 million as of December 31, 2009 and 2008, respectively, and was included in other long-term liabilities on the Company’s consolidated balance sheets.

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

10. Income taxes

The provision for income taxes includes federal, state and foreign taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities. The components of the provision for income taxes for the years ended December 31, 2007, 2008 and 2009 were as follows (in thousands):

	Year ended December 31,
	2007	2008	2009
Current
Federal	$—	$—	$39
State	650	292	261
Foreign	2,420	2,671	820
Deferred
Federal	923	2,559	2,590
State	1,398	(703)	(113)
Foreign	—	(130)	(21)

Total provision	$5,391	$4,689	$3,576

Income before income taxes included income from foreign operations of $4.4 million, $11.1 million, and $9.7 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Major differences between income taxes at the federal statutory rate and the amount recorded in the accompanying consolidated statements of operations for the years ended December 31 2007, 2008 and 2009 were as follows (in thousands):

	Year ended December 31,
	2007	2008	2009
Expected tax expense (benefit) at statutory rate	$(94,321)	$(3,019)	$849
Change in valuation allowance on deferred tax assets	17,735	1,487	2,806
State taxes, net of federal benefit	(1,969)	292	170
Foreign rate differential	(965)	(1,197)	(669)
Repatriation of earnings	—	1,693	1,575
Goodwill impairment	86,679	—	—
Changes in reserves for uncertain tax positions	—	—	(682)
Stock options	(1,899)	166	83
Return to provision and other adjustments	131	5,267	(556)

Tax provision	$5,391	$4,689	$3,576

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

The following is a summary of the significant components of the Company’s deferred tax assets and liabilities as of December 31, 2008 and 2009 (in thousands):

	December 31,
	2008	2009
Deferred tax assets
Operating loss carryforwards	$107,323	$108,189
Environmental liabilities	1,310	1,285
Accrued compensation	4,915	3,111
Inventory and accounts receivable reserves	3,763	4,188
Restructuring costs	178	633
Other	7,330	7,906

Total deferred tax asset	124,819	125,312

Deferred tax liabilities:
Depreciation	(13,543)	(12,600)
Intangibles	(69,843)	(71,610)

Total deferred tax liabilities	(83,386)	(84,210)
Valuation allowance	(61,294)	(64,100)

Total net deferred tax liability	$(19,861)	$(22,998)

The Company’s deferred income tax expense results primarily from the different book and tax treatment for a portion of the Company’s goodwill and the Company’s trade name intangible asset, “the amortizing tax intangibles”. For tax purposes, the amortizing tax intangibles acquired in taxable asset transactions are subject to annual amortization, which reduces their tax basis. Such assets are not amortized for financial reporting purposes, which gives rise to a different book and tax basis. The lower taxable basis of the amortizing tax intangibles would result in higher taxable income upon any future disposition of the underlying business. Deferred taxes are recorded to reflect the future incremental taxes from the basis differences that would be incurred upon a future sale. This amount is included as a deferred tax liability in the table above within “Intangibles” and totals $20.1 and $23.2 million at December 31, 2008 and December 31, 2009, respectively.

At December 31, 2009, the Company has federal net operating loss (“NOL”) carryforwards of approximately $280.0 million expiring at various dates through 2029. Approximately $216.6 million of these carryforwards were acquired in the Acquisition. If not utilized, these carryforwards will begin to expire in 2018. Such losses are also subject to limitations of Internal Revenue Code, Section 382, which in general provides that utilization of NOL’s is subject to an annual limitation if an ownership change results from transactions increasing the ownership of certain shareholders or public groups in the stock of a corporation by more than 50 percentage points over a three-year period. Such an ownership change occurred upon the consummation of the Acquisition. Certain acquired losses are subject to preexisting Section 382 limitations, which predate the Acquisition. Subsequent ownership changes, as defined in Section 382, could further limit the amount of net operating loss carryforwards, as well as research and development credits that can be utilized to offset future taxable income.

The Company’s federal NOL carryforward for tax return purposes is $21.0 million greater than its federal NOL for financial reporting purposes due to $12.7 million of unrecognized tax benefits as well as $8.3 million of unrealized excess tax benefits generated during 2007, 2008, and 2009 for share-based compensation awards. The tax benefit of the share-based compensation awards would be recognized for financial statement purposes through additional paid-in capital, in the period in which the tax benefit reduces income taxes payable.

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

The Company assessed the positive and negative evidence bearing upon the realizability of its deferred tax assets at December 31, 2009 and 2008. Based on an assessment of this evidence, the Company determined, at the end of each of these periods that it is more likely than not that the Company will not recognize the benefits of its federal and state deferred tax assets. As a result, the Company provided for valuation allowances on substantially all of the its net deferred tax assets, after considering that deferred tax liabilities for indefinite lived intangibles and goodwill will not provide for reversing for reversing temporary items that are a source of income.

The increases in the valuation allowance from $31.3 million at December 31, 2006 to $59.8 million at December 31, 2007, to $61.3 million at December 31, 2008, and from $61.3 million at December 31, 2008 to $64.1 million at December 31, 2009 relate to the increases in the net deferred tax assets for which the Company has provided a substantially full valuation allowance.

As of December 31, 2009, the Company has not accrued deferred income taxes on $7.4 million of unremitted earnings from foreign subsidiaries as such earnings are expected to be permanently reinvested outside of the U.S.

The Company adopted new accounting guidance for uncertain tax positions on January 1, 2007. The adoption of this guidance increased our estimated tax liabilities by $0.5 million and was recorded to the beginning balance of accumulated deficit as of January 1, 2007.

The change in unrecognized tax benefits for the years ended December 31, 2007, 2008 and 2009 is as follows (in thousands):

	2007	2008	2009
Balance at January 1	$3,450	$9,360	$8,680
Gross increases for tax positions taken in prior periods	5,614	184	277
Gross decreases for tax positions taken in prior periods	—	(471)	—
Gross increases for tax positions taken in current period	676	179	120
Lapse of statute of limitations	(380)	(572)	(944)

Balance at December 31	$9,360	$8,680	$8,133

Substantially all of the $8.1 million of the reserve for uncertain tax positions at December 31, 2009 would impact the effective tax rate if recognized in a future period.

The Company recognizes interest and penalties related to unrecognized tax benefits as a component of its provision for income tax expense. During the years ended December 31, 2009, 2008 and 2007, the Company recorded income tax (benefit) expense of approximately ($95,000) and $57,000, $136,000 and $12,000, and $139,000 and $20,000 for interest and penalties, respectively. The Company maintains balances for accrued interest and accrued penalties of $365,000 and $120,000, and $465,000 and $58,000, relating to unrecognized tax benefits as of December 31, 2009 and 2008, respectively.

The Company is subject to income taxes in the U.S. Federal jurisdiction, and various state and foreign jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax law and regulations and require significant judgment to apply. With exception to one state jurisdiction, the Company is not currently under any examination by U.S. Federal, state and local, or non-U.S. tax authorities. The tax years ended December 31, 2005 through 2009, inclusive, remain subject to examination by major tax jurisdictions. However, since the Company has net operating loss carryforwards which may be utilized in future

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

years to offset taxable income, those years may also be subject to review by relevant taxing authorities if such net operating loss carryforwards are utilized, notwithstanding that the statute for assessment may have closed.

11. Related-party transactions

The Company maintains a management services agreement with its principal equity owner, Kohlberg, Kravis, Roberts & Co., (“KKR”) pursuant to which KKR will provide certain structuring, consulting and management advisory services. During the years ended December 31, 2009 and 2008, the Company incurred management fees and expenses with KKR of $1.2 million each year. During the year ended December 31, 2007, the Company incurred management fees and expenses with KKR of $1.1 million. As of December 31, 2009 and 2008, the Company owed KKR $0.3 million and $0.6 million for unpaid management fees which are included in accrued expenses in the accompanying consolidated balance sheet. The Company has also historically utilized the services of Capstone Consulting LLC (“Capstone”), an entity affiliated with KKR. For the years ended December 31, 2008 and 2007, the Company incurred $1.1 million and $1.8 million, respectively, of integration consulting fees for the services of KKR-Capstone. There were no such fees incurred during 2009. For the year ended December 31, 2008, approximately $0.7 million was paid in common stock of AHC to Capstone in settlement of a portion of their fees. At December 31, 2009 and 2008, the Company owed Capstone $0.3 million, which is payable in common stock of AHC.

The Company sells products to Biomet, Inc., which in September 2007 became privately owned by a consortium of private equity sponsors, including KKR. Net revenues from sales to Biomet, Inc. during the years ended December 31, 2009, 2008 and 2007 totaled $1.2 million, $3.5 million, and $4.1 million, respectively. At December 31, 2009 and 2008, accounts receivable due from Biomet aggregated $0.2 and $0.4 million, respectively.

In October 2009, the Company began utilizing the services of SunGard Data Systems, Inc (“SunGard”), a provider of software and information processing solutions, which is privately owned by a consortium of private equity sponsors, including KKR and Bain Capital. The Company entered into an agreement with SunGard to provide information systems hosting services for the Company. The Company incurred approximately $0.1 million in fees in connection with this agreement for the year ended December 31, 2009.

12. Environmental matters

The Pennsylvania Department of Environmental Protection (“DEP”) has filed a petition for review with the U.S. Court of Appeals for the District of Columbia Circuit challenging recent amendments to the U.S. Environmental Protection Agency (“EPA”) National Air Emissions Standards for hazardous air pollutants from halogenated solvent cleaning operations. These revised standards exempt three industry sectors (aerospace, narrow tube manufacturers and facilities that use continuous web-cleaning and halogenated solvent cleaning machines) from facility emission limits for TCE and other degreaser emissions. The EPA has agreed to reconsider the exemption. Our Collegeville facility meets current EPA control standards for TCE emissions and is exempt from the new lower TCE emission limit since we manufacture narrow tubes. As part of efforts to lower TCE emissions, we have begun to implement a process that will reduce our TCE emissions generated by our Collegeville facility. However, this process will not reduce our TCE emissions to the levels required should a new standard become law.

At December 31, 2009 and 2008, the Company had a long-term liability of $3.3 million and $3.4 million, respectively, primarily related to the Collegeville site. The Company has prepared estimates of its potential liability, if any, based on available information. Changes in EPA standards, improvement in cleanup technology and discovery of additional information, however, could affect the estimated costs associated with these matters in the future.

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

13. Fair value measurements

Financial Instruments

As detailed in Note 8, the Company uses the Black-Scholes option pricing model to determine the fair value of its liability for roll-over option awards. A roll-forward of the change in fair value for this financial instrument, as determined using level 3 inputs, and the significant assumptions used in estimating the roll-over options’ fair value, are also contained in Note 8.

As discussed in Note 5, the Company maintains derivative contracts, primarily interest rate swap and collar contracts. These contracts are valued using a discounted cash flow model that takes into account the present value of future cash flows under the terms of the contracts using current market information as of the reporting date, such as prevailing interest rates.

The following tables provide a summary of the financial assets and liabilities recorded at fair value at December 31, 2009 and 2008:

		Fair Value Measurements at December 31, 2009 determined using
	Total Carrying Value at December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash equivalents	$33,785	$33,785	$—	$—
Liability for Roll-Over options	1,024	—	—	1,024
Liability for derivative instruments	$4,511	$—	$—	$4,511

		Fair Value Measurements at December 31, 2008 determined using
	Total Carrying Value at December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash equivalents	$14,525	$14,525	$—	$—
Liability for Roll-Over options	1,100	—	—	1,100
Liability for derivative instruments	$7,974	$—	$—	$7,974

For other instruments, the estimated fair value has been determined by the Company using available market information; however, considerable judgment is required in interpreting market data to develop these estimates. The methods and assumptions used to estimate the fair value of each class of financial instruments is as set forth below:

•	Accounts receivable and accounts payable: The carrying amounts of these items are a reasonable estimate of their fair values based on the short-term nature of these items.

•

Borrowings under the Amended Credit Agreement: Borrowings under the Amended Credit Agreement have variable rates that reflect currently available terms and conditions for similar debt. The carrying amount of this debt is a reasonable estimate of its fair value.

•

Borrowings under the Senior Subordinated Notes—2013—Borrowings under the Senior Subordinated Notes—2013 have a fixed rate. The Company intends to carry the Notes until their maturity. At December 31, 2009, the fair value of the Senior Subordinated Notes—2013, based on a quoted market for them, was 98% or $299 million compared to the carrying value of $305 million.

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

14. Business segment

For the year ended December 31, 2007, 2008, and 2009, approximately 95%, 95% and 94%, respectively, of our sales were derived from medical device customers with the balances being derived from other customers.

The following table presents net sales by country or geographic region based on the location of the customer and in order of significance for the years ended December 31, 2007, 2008 and 2009 (in thousands):

	Year Ended December 31,
	2007	2008	2009
Net sales:
United States	$396,407	$437,217	$399,324
Ireland	26,000	26,415	29,701
Germany	20,601	23,831	17,014
United Kingdom	5,322	10,429	6,382
Sweden	1,519	5,799	6,118
France	3,968	2,532	4,204
Netherlands	3,078	2,948	1,430
Other Western Europe	2,244	3,061	5,101
Asia Pacific	2,694	3,120	4,049
Central and South America	5,513	4,345	3,529
Eastern Europe	3,740	4,793	641
Other	595	986	1,300

Total	$471,681	$525,476	$478,793

Property, plant and equipment, based on the location of the assets, were as follows (in thousands):

	December 31,
	2008	2009
Property, plant and equipment:
United States	$116,812	$107,561
United Kingdom	389	357
Germany	4,018	4,449
Ireland	5,603	4,903
Mexico	638	706

Total	$127,460	$117,976

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

15. Commitments and contingencies

The Company is obligated on various lease agreements for office space, automobiles and equipment, expiring through 2018, which are accounted for as operating leases.

Aggregate rental expense for the years ended December 31, 2009, 2008 and 2007 was $7.7, $7.5 and $7.2 million respectively. Future minimum rental commitments under all operating leases is as follows (in thousands):

Year	Amount
2010	$6,026
2011	4,773
2012	3,112
2013	2,469
2014	1,542
Thereafter	5,091

Total	$23,013

The Company is involved in various legal proceedings in the ordinary course of business, including the environmental matters described in Note 12. In the opinion of management, the outcome of such proceedings will not have a materially adverse effect on the Company’s financial position or results of operations or cash flows.

The Company has various purchase commitments for materials, supplies, machinery and equipment incident to the ordinary conduct of business. Such purchase commitments are generally for a period of less than one year, often cancelable and able to be rescheduled and not at prices in excess of current market prices.

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

16. Supplemental guarantor condensed consolidating financial statements

On November 22, 2005, the Company issued $305,000,000 in principal amount of 10.5% Senior Subordinated Notes due 2013. In connection with the issuance, all of its 100% owned domestic subsidiaries (the “Subsidiary Guarantors”) have guaranteed on a joint and several, full and unconditional basis, the repayment of the indebtedness. Certain foreign subsidiaries (the “Non-Guarantor Subsidiaries”) have not guaranteed such debt.

The following tables present the condensed consolidating balance sheets of the Company (“Parent”), the Subsidiary Guarantors and the Non Guarantor Subsidiaries as of December 31, 2009 and December 31, 2008 and the condensed consolidating statements of operations and cash flows for the years ended December 31, 2009, 2008 and 2007.

Condensed Consolidating Balance Sheets

December 31, 2009 (in 000s)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$31,739	$2,046	$—	$33,785
Receivables, net	—	42,571	2,514	(270)	44,815
Inventories	—	53,096	2,475	—	55,571
Prepaid expenses and other	111	3,717	180	—	4,008

Total current assets	111	131,123	7,215	(270)	138,179
Property, plant and equipment, net	—	107,918	10,058	—	117,976
Intercompany receivable, net	—	148,914	19,734	(168,648)	—

Investment in subsidiaries	348,883	31,665	—	(380,548)	—
Goodwill	629,854	—	—	—	629,854
Intangibles, net	179,566	—	—	—	179,566
Deferred financing costs and other assets	12,251	896	253	—	13,400

Total assets	$1,170,665	$420,516	$37,260	$(549,466)	$1,078,975

Current portion of long-term debt	$—	$7	$—	$—	$7
Accounts payable	10	22,992	961	(53)	23,910
Accrued liabilities	8,836	20,375	2,559	(21)	31,749

Total current liabilities	8,846	43,374	3,520	(74)	55,666
Note payable and long-term debt	853,494	—	—	(168,844)	684,650
Other long-term liabilities	1,809	28,259	2,075	—	32,143

Total liabilities	864,149	71,633	5,595	(168,918)	772,459
Equity	306,516	348,883	31,665	(380,548)	306,516

Total liabilities and equity	$1,170,665	$420,516	$37,260	$(549,466)	$1,078,975

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

Condensed Consolidating Balance Sheets

December 31, 2008 (in 000s)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$12,379	$2,146	$—	$14,525
Receivables, net	—	48,313	2,621	(210)	50,724
Inventories	—	61,086	3,118	—	64,204
Prepaid expenses and other	117	3,499	338	—	3,954

Total current assets	117	125,277	8,223	(210)	133,407
Property, plant and equipment, net	—	117,201	10,259	—	127,460
Intercompany receivable, net	—	89,476	15,278	(104,754)	—
Investment in subsidiaries	285,138	27,322	—	(312,460)	—
Goodwill	629,854	—	—	—	629,854
Intangibles, net	194,505	—	—	—	194,505
Deferred financing costs and other assets	16,225	1,159	121	—	17,505

Total assets	$1,125,839	$360,435	$33,881	$(417,424)	$1,102,731

Current portion of long-term debt	$4,000	$7	$—	$—	$4,007
Accounts payable	—	21,869	1,603	(187)	23,285
Accrued liabilities	5,063	26,066	3,008	—	34,137

Total current liabilities	9,063	47,942	4,611	(187)	61,429
Note payable and long-term debt	807,295	11	—	(104,777)	702,529
Other long-term liabilities	7,308	27,344	1,948	—	36,600

Total liabilities	823,666	75,297	6,559	(104,964)	800,558
Equity	302,173	285,138	27,322	(312,460)	302,173

Total liabilities and equity	$1,125,839	$360,435	$33,881	$(417,424)	$1,102,731

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

Condensed Consolidating Statements of Operations

Year ended December 31, 2009 (in 000s)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$455,354	$24,198	$(759)	$478,793
Cost of sales	—	331,865	16,677	(759)	347,783
Selling, general and administrative expenses	94	44,958	2,673	—	47,725
Research and development expenses	—	1,912	152	—	2,064
Restructuring charges	—	5,705	22	—	5,727
Amortization of intangibles assets	14,939	—	—	—	14,939
Loss on disposal of property and equipment	—	860	106	—	966

(Loss) income from operations	(15,033)	70,054	4,568	—	59,589
Interest expense, net	(56,644)	72	3	—	(56,569)
Other expense, net	425	(806)	(133)	—	(514)
Equity in earnings of affiliates	70,182	3,815	—	(73,997)	—
Provision for income taxes	—	(2,953)	(623)	—	(3,576)

Net (loss) income	$(1,070)	$70,182	$3,815	$(73,997)	$(1,070)

Condensed Consolidating Statements of Operations

Year ended December 31, 2008 (in 000s)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$494,665	$31,869	$(1,058)	$525,476
Cost of sales	—	366,999	20,202	(1,058)	386,143
Selling, general and administrative expenses	120	55,550	3,144	—	58,814
Research and development expenses	—	2,063	861	—	2,924
Restructuring charges	—	2,499	—	—	2,499
Amortization of intangibles assets	14,939	—	—	—	14,939
Loss on disposal of property and equipment	—	814	260	—	1,074

(Loss) income from operations	(15,059)	66,740	7,402	—	59,083
Interest expense, net	(65,172)	(100)	15	—	(65,257)
Other expense, net	(4,111)	532	1,126	—	(2,453)
Equity in earnings of affiliates	71,026	6,181	—	(77,207)	—
Provision for income taxes	—	(2,327)	(2,362)	—	(4,689)

Net (loss) income	$(13,316)	$71,026	$6,181	$(77,207)	$(13,316)

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

Condensed Consolidating Statements of Operations

Year ended December 31, 2007 (in 000s)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$443,495	$28,918	$(732)	$471,681
Cost of sales	—	332,641	18,020	(732)	349,929
Selling, general and administrative expenses	120	49,639	2,695	—	52,454
Research and development expenses	—	2,058	507	—	2,565
Merger related costs	—	(67)	—	—	(67)
Restructuring charges	—	729	—	—	729
Amortization of intangibles assets	15,506	—	—	—	15,506
Loss on disposal of property and equipment	—	83	262		345
Impairment of goodwill and other intangible assets	251,253	—	—	—	251,253

(Loss) income from operations	(266,879)	58,412	7,434	—	(201,033)
Interest expense, net	(67,343)	(36)	12	—	(67,367)
Other expense, net	(347)	(926)	183	—	(1,090)
Equity in earnings of affiliates	59,688	5,881	—	(65,569)	—
Provision for income taxes	—	(3,643)	(1,748)	—	(5,391)

Net (loss) income	$(274,881)	$59,688	$5,881	$(65,569)	$(274,881)

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

Condensed Consolidating Statements of Cash Flows

Year ended December 31, 2009 (in 000s)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(51,774)	$101,406	$5,847	$—	$55,479

Cash flows from investing activities:
Capital expenditures	—	(15,000)	(1,434)	—	(16,434)
Proceeds from sale of equipment	—	1,016	—	—	1,016
Proceeds from payment of note receivable	—	1,268	—	—	1,268

Net cash used in investing activities	—	(12,716)	(1,434)	—	(14,150)

Cash flows from financing activities:
Borrowings		—	—	—	—
Repayments	(22,376)	(8)	—	—	(22,384)
Repurchase of parent company stock	(16)	—	—	—	(16)
Deferred financing fees	(10)	—	—	—	(10)
Proceeds from sale of stock	239	—	—	—	239
Intercompany receipts (advances)	73,937	(69,481)	(4,456)	—	—

Cash flows provided by (used for) financing activities	51,774	(69,489)	(4,456)	—	(22,171)

Effect of exchange rate changes in cash	—	159	(57)	—	102
Net increase (decrease) in cash and cash equivalents	—	19,360	(100)	—	19,260
Cash and cash equivalents, beginning of year	—	12,379	2,146	—	14,525

Cash and cash equivalents, end of year	$—	$31,739	$2,046	$—	$33,785

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

Condensed Consolidating Statements of Cash Flows

Year ended December 31, 2008 (in 000s)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(59,753)	$91,737	$10,012	$—	$41,996

Cash flows from investing activities:
Capital expenditures	—	(15,610)	(1,753)	—	(17,363)
Proceeds from sale of equipment	—	1,623	6	—	1,629

Net cash used in investing activities	—	(13,987)	(1,747)	—	(15,734)

Cash flows from financing activities:
Borrowings	39,000	—	—	—	39,000
Repayments	(54,000)	(155)	—	—	(54,155)
Repurchase of parent company stock	(1,984)	—	—	—	(1,984)
Proceeds from sale of stock	138	—	—	—	138
Intercompany receipts (advances)	76,599	(69,016)	(7,583)	—	—

Cash flows provided by (used for) financing activities	59,753	(69,171)	(7,583)	—	(17,001)

Effect of exchange rate changes in cash	—	(176)	(248)	—	(424)
Net increase (decrease) in cash and cash equivalents	—	8,403	434	—	8,837
Cash and cash equivalents, beginning of year	—	3,976	1,712	—	5,688

Cash and cash equivalents, end of year	$—	$12,379	$2,146	$—	$ 14,525

ACCELLENT INC.

Notes to Consolidated Financial Statements—(Continued)

Condensed Consolidating Statements of Cash Flows

Year ended December 31, 2007 (in 000s)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used for) provided by operating activities	$(67,745)	$69,484	$6,479	$—	$8,218

Cash flows from investing activities:
Capital expenditures	(151)	(20,870)	(2,931)	—	(23,952)
Proceeds form sale of equipment	—	142	4	—	146

Net cash used in investing activities	(151)	(20,728)	(2,927)	—	(23,806)

Cash flows from financing activities:
Borrowings	74,000	—	—	—	74,000
Repayments	(54,230)	167	—	—	(54,063)
Deferred financing fees	(1,657)	—	—	—	(1,657)
Intercompany advances	49,783	(45,651)	(4,132)	—	—

Cash flows provided by (used for) financing activities	67,896	(45,484)	(4,132)	—	18,280

Effect of exchange rate changes in cash	—	11	239	—	250
Net increase (decrease) in cash and cash equivalents	—	3,283	(341)	—	2,942
Cash and cash equivalents, beginning of year	—	693	2,053	—	2,746

Cash and cash equivalents, end of year	$—	$3,976	$1,712	$—	$5,688

ACCELLENT INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

For the Years ended December 31, 2009, 2008 and 2007

(in thousands)

Amounts in Thousands	Balance at Beginning of Period	Additions Charged/ Adjustments credited to Expense	Other	Amounts Written Off	Balance at End of Period
Allowance for doubtful accounts
Year ended December 31, 2009	$534	$712	$—	$(136)	$1,110
Year ended December 31, 2008	$568	$259	$—	$(293)	$534
Year ended December 31, 2007	$851	$(64)	$—	$(219)	$568

Amounts in Thousands	Balance at Beginning of Period	Additions Charged to Net Sales	Other	Returns Processed	Balance at End of Period
Reserve for sales returns:
Year ended December 31, 2009	$620	$5,819	$—	$(5,211)	$1,228
Year ended December 31, 2008	$644	$6,689	$—	$(6,713)	$620
Year ended December 31, 2007	$1,062	$6,548	$—	$(6,966)	$644

ACCELLENT INC.

Unaudited Condensed Consolidated Balance Sheets

As of December 31, 2009 and June 30, 2010

(in thousands, except share and per share data)

	December 31, 2009	June 30, 2010
Assets
Current assets:
Cash and cash equivalents	$33,785	$34,220
Accounts receivable, net of allowances of $2,338 and $2,397 as of December 31, 2009 and June 30, 2010, respectively	44,815	54,215
Inventory	55,571	64,338
Prepaid expenses and other current assets	4,008	3,828

Total current assets	138,179	156,601

Property, plant and equipment, net	117,976	116,537
Goodwill	629,854	629,854
Other intangible assets, net	179,566	172,096
Deferred financing costs and other assets, net	13,400	17,255

Total assets	$1,078,975	$1,092,343

Liabilities and Stockholder’s equity
Current liabilities:
Current portion of long-term debt	$7	$6
Accounts payable	23,910	24,631
Accrued payroll and benefits	6,701	11,041
Accrued interest	4,336	17,369
Accrued expenses and other current liabilities	16,201	17,096
Liability for derivative instrument	4,511	2,225

Total current liabilities	55,666	72,368

Long-term debt	684,650	690,842
Other liabilities	32,143	32,474

Total liabilities	772,459	795,684

Commitments and contingencies (Note 11)
Stockholder’s equity:
Common stock, par value $0.01 per share, 50,000,000 shares authorized; 1,000 shares issued and outstanding at December 31, 2009 and June 30, 2010	—	—
Additional paid-in capital	635,368	636,683

Accumulated other comprehensive income (loss)	1,985	(3,157)

Accumulated deficit	(330,837)	(336,867)

Total stockholder’s equity	306,516	296,659

Total liabilities and stockholder’s equity	$1,078,975	$1,092,343

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ACCELLENT INC.

Unaudited Condensed Consolidated Statements of Operations

For the three and six months ended June 30, 2009 and 2010

(in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2010	June 30, 2009	June 30, 2010
Net sales	$123,909	$127,097	$250,258	$249,777
Cost of sales (exclusive of amortization)	88,997	89,769	180,461	180,175

Gross profit	34,912	37,328	69,797	69,602

Operating expenses:
Selling, general and administrative expenses	12,581	14,101	26,296	27,352
Research and development expenses	697	678	1,377	1,356
Restructuring charges	1,145	—	2,481	—
Amortization of intangible assets	3,735	3,735	7,470	7,470
Loss (gain) on disposal of property and equipment	315	(13)	355	(13)

Total operating expenses	18,473	18,501	37,979	36,165

Income from operations	16,439	18,827	31,818	33,437

Other (expense) income, net:
Interest expense, net	(14,281)	(18,859)	(29,284)	(36,283)
Loss on debt extinguishment	—	(215)	—	(6,005)
Other (expense) income, net	(2,067)	3,229	(1,111)	5,495

Total other (expense) income, net	(16,348)	(15,845)	(30,395)	(36,793)

Income (loss) before income taxes	91	2,982	1,423	(3,356)

Provision for income taxes	1,323	1,193	2,046	2,674

Net (loss) income	$(1,232)	$1,789	$(623)	$(6,030)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ACCELLENT INC.

Unaudited Condensed Consolidated Statements of Cash Flows

For the six months ended June 30, 2009 and 2010

(in thousands)

	June 30, 2009	June 30, 2010
Cash flows from operating activities:
Net loss	$(623)	$(6,030)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18,356	18,629
Amortization of debt discounts and deferred financing charges	2,098	1,924
Change in allowance for bad debts	—	(27)
Restructuring charges, net of payments	591	—
Deferred income tax expense	1,462	1,472
Non-cash compensation expense	652	289
Change in fair value of derivative instruments	593	(2,286)
Loss (gain) on disposal of property and equipment	355	(13)
Loss on debt extinguishment	—	6,005

Changes in operating assets and liabilities:
Accounts receivable	(230)	(9,806)
Inventories	9,692	(9,158)
Prepaid expenses and other current assets	(1,747)	196
Accounts payable and accrued expenses	(2,573)	15,118

Net cash provided by operating activities	28,626	16,313

Cash flows from investing activities:
Capital expenditures	(6,875)	(10,177)
Proceeds from sale of property and equipment	12	21

Net cash used in investing activities	(6,863)	(10,156)

Cash flows from financing activities:
Proceeds from borrowings on long-term debt, net	—	397,396
Principal payments on long-term debt and capital lease obligations	(22,380)	(391,603)
Proceeds from sale of parent company stock	812	600
Proceeds from exercise of options in parent company stock	—	82
Payment of debt issuance costs	—	(11,839)
Repurchase of parent company stock	(16)	—

Net cash used in financing activities	(21,584)	(5,364)

Effect of exchange rate changes on cash and cash equivalents:	(30)	(358)

Increase in cash and cash equivalents	149	435
Cash and cash equivalents at beginning of period	14,525	33,785

Cash and cash equivalents at end of period	$14,674	$34,220

Supplemental disclosure of cash flow information:
Cash paid for interest	$27,821	$21,229
Cash paid for income taxes	$781	$557

Supplemental disclosure of non-cash investing and financing activities:
Property and equipment purchases unpaid and included in accounts payable	$834	$1,122
Non-cash exercise of employee stock options in parent company stock	$—	$123

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ACCELLENT INC.

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2010

1. Summary of significant accounting policies

Basis of Presentation

The unaudited condensed consolidated financial statements include the accounts of Accellent Inc. and its wholly owned subsidiaries (collectively, the “Company”). All intercompany transactions have been eliminated.

We have prepared the accompanying unaudited condensed consolidated financial statements pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. We have prepared the accompanying unaudited condensed consolidated financial statements on the same basis as the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and in the opinion of management, these financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of the interim periods presented. The operating results for the interim periods presented are not necessarily indicative of the results expected for the full fiscal year. These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

There have been no significant changes in the application of our significant accounting policies that were disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, nor were there any significant changes resulting from the adoption of new accounting pronouncements.

Customer Concentration

During the three months ended June 30, 2009 and 2010, our ten largest customers accounted for approximately 67% and 64% of our consolidated net sales, respectively. Three customers each accounted for 10% or more of our consolidated net sales during the three months ended June 30, 2009 and two customers each accounted for 10% or more of our consolidated net sales during the three months ended June 30, 2010.

During the six months ended June 30, 2009 and 2010, our ten largest customers accounted for approximately 66% and 65% of our consolidated net sales, respectively. Three customers each accounted for 10% or more of our consolidated net sales during the six months ended June 30, 2009 and two customers each accounted for 10% or more of our consolidated net sales during the six months ended June 30, 2010.

Actual percentages of net sales from each 10% or more customers were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
Customer A	19%	18%	19%	19%
Customer B	14%	16%	14%	16%
Customer C	12%	—	11%	—

Reclassification

Certain amounts in the unaudited condensed consolidated statements of operations for the three and six months ended June 30, 2009 have been reclassified to conform to the current year presentation. Specifically, losses on the disposal of property and equipment totaling approximately $162,000 and $202,000 for the three and six months ended June 30, 2009 were previously reported within “other (expense) income, net” and

ACCELLENT INC.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

June 30, 2010

approximately $153,000 for the three months ended June 30, 2009 was previously reported as a component of depreciation expense within “Cost of sales (exclusive of amortization)”. These losses are now properly reported in “Loss (gain) on disposal of property and equipment” in the accompanying unaudited condensed consolidated statements of operations. These amounts were not material for the three and six months ended June 30, 2009.

2. Inventory

Inventory consisted of the following at December 31, 2009 and June 30, 2010 (in thousands):

	December 31, 2009	June 30, 2010
Raw materials	$16,249	$15,239
Work-in-process	21,240	30,005
Finished goods	18,082	19,094

Total	$55,571	$64,338

3. Goodwill and intangible assets

Goodwill is the amount by which the cost of acquired net assets in a business combination exceeds the fair value of the net identifiable assets acquired. Intangible assets include the value ascribed to trade names and trademarks, developed technology and know-how, as well as customer contracts and relationships obtained in connection with business combinations.

The Company has elected October 31st as its annual impairment assessment date for goodwill and its indefinite lived intangible assets and performs additional impairment tests should a triggering event occur. No impairment charges were recorded for goodwill and indefinite lived intangible assets during the three and six months ended June 30, 2009 and 2010.

The Company reports all amortization expense related to finite lived intangible assets separately within its unaudited condensed consolidated statement of operations. For the three and six months ended June 30, 2009 and 2010, the Company recorded amortization expense related to intangible assets as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2010	June 30, 2009	June 30, 2010
Cost of sales	$497	$497	$994	$994
Selling, general and administrative	3,238	3,238	6,476	6,476

Total	$3,735	$3,735	$7,470	$7,470

Intangible assets consisted of the following at December 31, 2009 (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology and know how	$16,991	$(8,210)	$8,781
Customer contracts and relationships	197,575	(56,190)	141,385
Trade names and trademarks	29,400	—	29,400

Total intangible assets	$243,966	$(64,400)	$179,566

ACCELLENT INC.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

June 30, 2010

Intangible assets consisted of the following at June 30, 2010 (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology and know how	$16,991	$(9,204)	$7,787
Customer contracts and relationships	197,575	(62,666)	134,909
Trade names and trademarks	29,400	—	29,400

Total intangible assets	$243,966	$(71,870)	$172,096

Estimated intangible asset amortization expense for the remainder of 2010 totals approximately $7.5 million. Estimated intangible asset amortization expense in each of 2011, 2012 and 2013 approximates $14.9 million. Estimated intangible asset amortization expense approximates $13.8 million in 2014 and $13.0 million in 2015.

At December 31, 2009 and June 30, 2010, the remaining weighted average amortization periods for the Company’s finite lived intangible assets were as follows:

	Remaining weighted - average amortization period
	December 31, 2009	June 30, 2010
Finite lived intangible asset
Developed technology and know how	4.4	3.9
Customer contracts and relationships	10.9	10.4
Total finite lived intangible asset	10.5	10.1

4. Long-term debt

Long-term debt consisted of the following at December 31, 2009 and June 30, 2010 (in thousands):

	December 31, 2009	June 30, 2010
Senior secured notes maturing on February 1, 2017, interest at 8.375%	$—	$400,000
Senior subordinated notes maturing on December 1, 2013, interest at 10.5%	305,000	295,000
Term loan, interest at 2.51% at December 31, 2009	381,624	—
Capital lease obligations	10	6

Total debt	686,634	695,006
Less—unamortized discount	(1,977)	(4,158)
Less—current portion	(7)	(6)

Long term debt, excluding current portion	$684,650	$690,842

In January 2010, the Company repaid the existing balance of its then outstanding term loan totaling $381.6 million plus accrued interest unpaid thereon through the closing date (January 29, 2010) with the proceeds from the sale of $400 million of Senior Secured Notes (the “Senior Secured Notes”) (the “Refinancing”). The Senior Secured Notes were sold at a discount to face value, or 99.349% of their face value. The aggregate discount

ACCELLENT INC.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

June 30, 2010

totaled $2.6 million. The discount is being amortized to earnings using the effective interest method over the life of the Senior Secured Notes, or through February 2017, and is being recorded as non-cash interest within “Interest expense, net” in the accompanying unaudited condensed consolidated statements of operations.

In connection with the Refinancing, the Company terminated its existing revolving credit facility, and replaced it with a new asset-based revolving credit facility (the “ABL Revolver”) that provides for up to $75.0 million of borrowing capacity, subject to customary borrowing base limitations. There were no amounts outstanding under the terminated revolving credit facility at the time of the Refinancing.

The Company incurred approximately $12.1 million of fees which were paid to unrelated third parties in connection with the Refinancing. These costs were recorded as deferred financing fees. At the closing date, deferred financing fees totaling approximately $14.4 million and accumulated amortization thereon of approximately $8.6 million related to the then outstanding term loan and revolving credit facility were charged to expense in connection with the Refinancing. The resulting loss on debt extinguishment totaled approximately $5.8 million and is included within “Other (expense) income, net” in the accompanying unaudited condensed consolidated statement of operations for the six months ended June 30, 2010.

The Senior Secured Notes were initially sold in a private placement and are governed by an indenture. In connection with the sale of the Senior Secured Notes, the Company entered into a Registration Rights Agreement, pursuant to which, the Company filed a registration statement with the SEC on Form S-4, offering to exchange all of the then outstanding Senior Secured Notes (the “outstanding notes”) for an equal principal amount of notes, that have been registered under the Securities Act of 1933, as amended (the “exchange notes”). The registration statement was declared effective on July 14, 2010, and the exchange offer launched on the same day. The terms of the exchange notes are substantially identical to the outstanding notes, except the exchange notes will be freely tradable. The exchange notes will evidence the same debt as the outstanding notes, and will be issued under and entitled to the benefits of the same indenture as the outstanding notes. On August 10, 2010, the offer to exchange was extended through August 17, 2010. We do not expect the total costs related to the exchange to be material.

The Senior Secured Notes bear interest at 8.375% per annum and mature in 2017. Interest is payable semi-annually on August 1 and February 1. Prior to February 1, 2013, the Company may redeem the Senior Secured Notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus a make-whole premium. Additionally, during any 12-month period commencing on the issue date, the Company may redeem up to 10% of the aggregate principal amount of the notes at a redemption price equal to 103.00% of the principal amount thereof plus accrued and unpaid interest, if any. The Company may also redeem any of the Senior Secured Notes at any time on or after February 1, 2013, in whole or in part, at the redemption prices plus accrued and unpaid interest, if any, to the date of redemption. In addition, prior to February 1, 2013, the Company may redeem up to 35% of the aggregate principal amount of the Senior Secured Notes issued under the indenture with the net proceeds of certain equity offerings, provided at least 65% of the aggregate principal amount of the Senior Secured Notes remains outstanding immediately after such redemption. Upon a change of control, the Company will be required to make an offer to purchase each holder’s Senior Secured Note at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

The Senior Secured Notes are subject to certain restrictions. The Senior Secured Notes and related guarantees are the Company’s and guarantors’ senior secured obligations and 1) rank senior in right of payment to any existing and future subordinated and unsecured indebtedness, including the Company’s existing senior subordinated notes; and 2) rank equally in right of payment with all of the Company’s and guarantors’ existing and future senior indebtedness, including amounts outstanding under the ABL Revolver and the Senior Secured

ACCELLENT INC.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

June 30, 2010

Notes. The Company’s obligations under the Senior Secured Notes are jointly and severally guaranteed on a senior secured basis by the Company and all of the Company’s domestic subsidiaries (refer to Note 14). All obligations under the Senior Secured Notes, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the Company’s assets and the assets of the guarantors.

Coincident with the issuance of the Senior Secured Notes in January 2010, the Company entered into the “ABL Revolver” pursuant to a credit agreement among the Company and a syndicate of financial institutions. The ABL Revolver provides for revolving credit financing of up to $75.0 million, subject to borrowing base availability, and matures in January 2015. The borrowing base at any time is limited to a percentage of eligible accounts receivable and inventories. Borrowings under the ABL Revolver bear interest at a rate per annum equal to, at the Company’s option: either (a) a base rate determined by reference to the highest of (1) the prime rate of the administrative agent, (2) the federal funds effective rate plus   1/2 of 1% and (3) the LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for a three month interest period plus 1%; or (b) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin set at 2.25% per annum with respect to base rate borrowings and 3.25% per annum with respect to LIBOR borrowings. In addition to interest on any outstanding principal under the ABL Revolver, the Company is required to pay a commitment fee of 0.50% per annum related to unutilized commitments. The Company must also pay customary administrative agency fees and customary letter of credit fees equal to the applicable margin on LIBOR loans. All outstanding loans under the ABL Revolver are due and payable in full in January 2015. All obligations under the ABL Revolver are unconditionally guaranteed jointly and severally on a senior secured basis by all the Company’s existing and subsequently acquired or organized, direct or indirect U.S. restricted subsidiaries and in any event by all subsidiaries that guarantee the Senior Secured Notes (refer to Note 14). All obligations under the ABL Revolver, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the Company’s assets and the assets of the guarantors.

The indenture that governs our Senior Secured Notes and the credit agreement that governs our ABL Revolver, contain restrictions on our ability, and the ability of our subsidiaries: to (i) incur additional indebtedness or issue preferred stock; (ii) repay subordinated indebtedness prior to its stated maturity; (iii) pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments; (iv) make certain investments; (v) sell certain assets; (vi) create liens; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and (viii) enter into certain transactions with our affiliates.

In addition, under the ABL Revolver, if our borrowing availability falls below 15% of the lesser of (i) the commitment amount and (ii) the borrowing base for 5 consecutive business days, the Company will be required to satisfy and maintain a fixed charge coverage ratio not less than 1.1 to 1 until the first day thereafter on which excess availability has been greater than 15% of the lesser of (i) the commitment amount and (ii) the borrowing base for 30 consecutive days. A breach of any of these restrictions or failure to satisfy the fixed charge coverage ratio requirement, should we be in such a scenario, could result in an event of default under the indenture that governs our Senior Secured Notes, the credit agreement that governs our ABL Revolver, or both, in which case all amounts outstanding could become immediately due and payable.

In connection with the Refinancing, our interest rate swap agreement was amended as to the counter-party and the fixed rate of interest we pay increased to 4.981%. All other terms remained consistent.

At June 30, 2010, there were no amounts outstanding under the ABL Revolver and our aggregate borrowing capacity was $35.7 million, after giving effect to outstanding letters of credit totaling $10.9 million and the amount of the swap liability reflected as a pari passu borrowing on the ABL Revolver.

ACCELLENT INC.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

June 30, 2010

In June 2010, the Company purchased $10.0 million par value of its Senior Subordinated Notes at a price of 99.8% plus accrued interest thereon, for a total of approximately $10.0 million dollars. Subsequent to the purchase, the notes were cancelled. In connection with the purchase and subsequent cancellation, the Company incurred a loss on debt extinguishment of approximately $0.2 million which is included within “Other (expense) income, net” in the accompanying unaudited condensed consolidated statements of operations.

5. Derivative instruments

The Company maintains an interest rate swap agreement (the “swap” or the “swap agreement”) that, through January 29, 2010, the closing date of the Refinancing, was used to mitigate its exposure to changes in cash flows from movements in variable interest rates on its long term debt. During the six months ended June 30, 2009, the Company also maintained an interest collar agreement used to mitigate its exposure to changes in cash flows from movements in variable interest rates on its long term debt.

The interest rate swap agreement was designated as a cash flow hedge effective November 30, 2006. The Company has used the dollar off-set method for measuring hedge effectiveness, the application of which included the Hypothetical Derivative Method. Upon designation as a cash flow hedge, changes in the fair value of the interest rate swap that related to the effective portion of the cash flow hedge were recorded in accumulated other comprehensive (loss) income and reclassified into earnings as the underlying hedged cash flows affected earnings. Changes in the fair value of the interest rate swap related to the ineffective portion of the cash flow hedge were recorded in other expense, net. Through June 30, 2009, every three months, coincident with the reset of the variable rate on the Company’s long-term debt, an amount was reclassified from accumulated other comprehensive (loss) income to earnings as a result of realized gains or losses from the quarterly contractual settlements on the cash flow hedging instrument. In addition, when we determined the cash flow hedge did not meet our policy for measuring historical effectiveness at July 1, 2008, we began amortizing to other expense, net, the accumulated loss attributed to historical effectiveness.

At December 31, 2009 and June 30, 2010, the notional amount of our swap agreement was $150.0 million and $125.0 million, respectively, and it will expire on November 27, 2010. In connection with the Refinancing, the swap was amended as to the counter-party and we are required to collateralize the fair value of the swap with our ABL Revolver. Through maturity, we will receive variable rate payments (equal to the three-month LIBOR rate) and are obligated to pay fixed interest rate payments at 4.981% of the notional amount outstanding. Prior to the Refinancing, we were obligated to pay fixed interest rate payments at 4.85% of the notional amount outstanding.

Our interest rate swap agreement was designated as a cash flow hedge during the six months ended June 30, 2009, however it was de-designated in the third quarter of 2009 when it was determined that the hedged forecasted transactions were no longer likely to occur due to the Refinancing (refer to Note 4). Accordingly, during the three and six months ended June 30, 2010 the Company has not applied hedge accounting to the interest rate swap agreement. Therefore, the derivative mark-to-market adjustments of $1.4 million and $2.3 million for the three and six months ended June 30, 2010 have been recorded as a gain within “Other (expense) income, net” in the accompanying unaudited condensed consolidated statements of operations.

The following table summarizes the balance sheet presentation of our derivative instrument (in thousands):

	December 31, 2009		June 30, 2010
	Balance Sheet Location	Fair Value (in thousands)	Balance Sheet Location	Fair Value (in thousands)
Interest rate swap contract not designated as a hedging instrument	Current liabilities	$4,511	Current liabilities	$2,225

ACCELLENT INC.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

June 30, 2010

The following table summarizes the activity related to our interest rate swap contract and our interest rate collar agreement during the periods where they were not designated as hedging instruments during the three and six months ended June 30, 2009 and 2010 (in thousands):

	Location of gain recognized in statement of operations on derivative instrument	Amount of gain recognized in earnings
Derivative Instrument		Three months ended June 30, 2009	Three months ended June 30, 2010	Six months ended June 30, 2009	Six months ended June 30, 2010

Interest rate swap contract	Other (expense) income, net	$—	$1,377	$—	$2,286

Interest rate collar agreement	Other (expense) income, net	—	—	285	—

The following table summarizes the activity related to the interest rate swap contract during the periods when it was designated as a hedging instrument during the three and six months ended June 30, 2009 (in thousands):

	Amount of gain recognized in OCI (Effective portion)		Amount of loss reclassified from AOCI (Prior effective portion)		Amount of gain reclassified from AOCI (Effective portion)		Amount of gain reclassified from AOCI (Ineffective portion)
	Three months ended June 30, 2009	Six months ended June 30, 2009	Three months ended June 30, 2009	Six months ended June 30, 2009	Three months ended June 30, 2009	Six months ended June 30, 2009	Three months ended June 30, 2009	Six months ended June 30, 2009

Interest rate swap contract	$209	$1,039	$(412)	$(907)	$607	$1,076	$4	$29

The following table summarizes the change in the Company’s liability for its interest rate swap contract and interest rate collar agreement for the three and six months ended June 30, 2009 and 2010 (in thousand’s):

	Three months ended		Six months ended
	June 30, 2009	June 30, 2010	June 30, 2009	June 30, 2010
Liability balance at beginning of period	$6,860	$3,602	$7,974	$4,511
Cash paid to settle derivative liabilities	(1,333)	(1,452)	(3,018)	(3,270)
Net realized loss included in other (expense) income, net	2,993	75	2,734	984
Unrealized gain included in accumulated other comprehensive income (loss), net	(1,869)	—	(1,039)	—

Liability balance at June 30	$6,651	$2,225	$6,651	$2,225

The June 30, 2009 unaudited condensed consolidated balance sheet is not presented herein, however we have presented the rollforward and June 30, 2009 liability balance in order to show comparable period information. Cash paid to settle derivative liabilities has been reported as a component of interest expense, net in the accompanying unaudited condensed consolidated statements of operations for the three and six months ended June 30, 2009 and 2010.

ACCELLENT INC.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

June 30, 2010

6. Restructuring charges

Summary of restructuring actions

For the three and six months ended June 30, 2009, the Company recognized restructuring charges related to initiatives including a facility closure and reductions in force, as detailed below. For the three and six months ended June 30, 2010, the Company undertook no restructuring activities.

The following tables summarize the recorded liabilities and activity related to restructuring actions during the six months ended June 30, 2009 and June 30, 2010 (in thousands):

	Employee costs	Other exit costs	Total
Balance at January 1, 2009	$400	$69	$469
Restructuring charges	2,381	100	2,481
Payments	(1,890)	—	(1,890)

Balance at June 30, 2009	$891	$169	$1,060

	Employee costs	Other exit costs	Total
Balance at January 1, 2010	$1,525	$72	$1,597
Payments	(1,318)	—	(1,318)

Balance at June 30, 2010	$207	$72	$279

Accrued restructuring costs at June 30, 2010 are expected to be paid in cash within twelve months and are therefore classified as current liabilities within accrued expenses and other current liabilities in the accompanying unaudited condensed consolidated balance sheet at June 30, 2010.

Q2 2009 Reductions in Force and Facility Closure

During the three months ended June 30, 2009, the Company eliminated 38 positions in its administrative functions as part of a company wide effort to reduce costs and streamline operations. All affected employees were offered one time termination benefits, which included individually determined severance arrangements and, in certain instances, retention bonuses, if they remained with the Company through their proposed termination date. The total one-time termination benefits amounted to approximately $1.1 million and were recorded over the employees’ remaining service period as employees were required to stay through their termination date to receive benefits. During the three months ended June 30, 2009, the Company recorded $0.4 million of costs related to these one-time termination benefits. This restructuring action is complete as June 30, 2010 subject to payment of remaining obligations.

During the three months ended June 30, 2009, the Company eliminated 29 positions across its manufacturing function as part of a company wide effort to reduce costs. All affected employees were offered individually determined severance arrangements. As a result of this action, the Company recorded $0.3 million in restructuring charges during the three months ended June 30, 2009. This restructuring action is complete as June 30, 2010.

During the three months ended June 30, 2009, the Company announced a plan to close its manufacturing facility in Huntsville, Alabama. The facility was closed in October 2009. In connection with the closure, the

ACCELLENT INC.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

June 30, 2010

Company provided both retention bonuses and individually determined severance benefits to affected employees. One-time termination benefits totaled approximately $1.6 million and were recorded over the employees’ remaining service period as employees were required to stay through their termination date to receive the benefits. During the three months ended June 30, 2009, the Company recorded $0.3 million of costs related to these one-time termination benefits. In addition, the Company recorded $0.1 million of other costs related to the closing and the consolidation of its operations with other Company facilities during the three months ended June 30, 2009. This restructuring action is complete as June 30, 2010 subject to payment of remaining obligations.

Q1 2009 Reduction in Force

During the three month period ended March 31, 2009, the Company eliminated 207 positions across both manufacturing and administrative functions as part of a company wide effort to reduce costs and streamline operations. All affected employees were offered individually determined severance arrangements. As a result of this action, the Company recorded $1.3 million in restructuring charges during the six months ended June 30, 2009. This restructuring action is complete as June 30, 2010.

7. Stock-based compensation

Employee stock-based compensation

The Company maintains a 2005 Equity Plan for Key Employees of Accellent Holdings Corp. (the “2005 Equity Plan”), which provides for grants of incentive stock options, nonqualified stock options, restricted stock units and stock appreciation rights. Vesting is determined in the applicable stock option agreement and generally occurs either in equal installments over five years from the date of grant (“Time-Based”), or upon achievement of certain performance targets, over a five-year period (“Performance-Based”). Targets underlying the vesting of Performance Based shares are generally achieved upon the attainment of a specified level of Adjusted EBITDA, as defined in the indenture governing the Company’s Senior Secured Notes, measured each calendar year. The vesting requirements for Performance Based shares permit a catch-up of vesting should the target not be achieved in a calendar year but achieved in a subsequent calendar year, over the five year vesting period. In addition, as a result of the acquisition of the Company in 2005, the Company exchanged fully vested stock options to acquire common shares of the Company for 4,901,107 fully vested stock options, or “Roll-Over” options, of Accellent Holdings Corp. which are recorded as a liability until such options are exercised, forfeited, expired or settled.

The table below summarizes the activity relating to the Roll-Over options during the three and six months ended June 30, 2009 and 2010:

	Three months ended				Six months ended
	June 30, 2009		June 30, 2010		June 30, 2009		June 30, 2010
	Liability (in thousands)	Roll-Over Shares Outstanding	Liability (in thousands)	Roll-Over Shares Outstanding	Liability (in thousands)	Roll-Over Shares Outstanding	Liability (in thousands)	Roll-Over Shares Outstanding
Balance at beginning of period	$1,106	619,466	$1,024	576,390	$1,100	619,466	$1,024	576,390
Shares repurchased	(16)	(8,970)	—	—	(16)	(8,970)	—	—
Shares exercised	(35)	(20,364)	(385)	(220,099)	(35)	(20,364)	(385)	(220,099)
Shares forfeited	(24)	(13,742)	—	—	(24)	(13,742)	—	—
Change in fair value	(2)	—	(2)	—	4	—	(2)	—

Balance at end of period	$1,029	576,390	$637	356,291	$1,029	576,390	$637	356,291

ACCELLENT INC.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

June 30, 2010

The June 30, 2009 unaudited condensed consolidated balance sheet is not presented herein, however we have presented the rollforward and June 30, 2009 liability balance in order to show comparable period information.

Our stock-based compensation expense is based on the fair value of stock-based awards measured at the grant date that is recognized over the relevant service period and includes any adjustments to the fair value of the Company’s liability related to the Roll-Over options. For stock based awards the Company estimates the fair value of each award on the date of grant using the Black-Scholes option valuation model. For Roll-Over options, the Company estimates their fair value at each balance sheet reporting date. The Black-Scholes option pricing model incorporates assumptions regarding stock price volatility, the expected life of the option, a risk-free interest rate, dividend yield, and an estimate of the fair value of Accellent Holdings Corp. common stock. The fair value of Accellent Holdings Corp.’s common stock is determined by the Board of Directors of Accellent Holdings Corp. utilizing a market based approach. The volatility of Accellent Holdings Corp.’s is estimated utilizing a weighted average stock price volatility of our publicly traded peer companies, adjusted for the Company’s financial performance and the risks associated with the illiquid nature of Accellent Holdings Corp. common stock. The expected life of an option is estimated based on past exercise experience and our estimate of projected employee turnover.

During the three months ended June 30, 2010, the Company granted stock options to purchase approximately 2.6 million shares to employees, including 2.5 million shares awarded to the Company’s CEO. Of the total shares awarded, 1.3 million were Performance Based shares and 1.3 million were Time Based shares. These awards had a weighted average grant date fair value of $3.00 per share.

The following tables summarize the classification of stock-based compensation as reflected in the unaudited condensed consolidated statements of operations and the recorded stock compensation by type of award for the three and six months ended June 30, 2009 and 2010 (in thousands):

Classification of expense related to stock awards:

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2010	June 30, 2009	June 30, 2010
Cost of sales	$38	$28	$41	$71
Selling, general and administrative	478	201	563	173

Total	$516	$229	$604	$244

Stock-based compensation expense related to stock awards by type of award:

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2010	June 30, 2009	June 30, 2010
Time based vesting awards	$165	$109	$202	$19
Performance based vesting awards	331	94	331	171
Restricted stock awards	46	28	91	56
Roll-over options	(26)	(2)	(20)	(2)

Total expense	$516	$229	$604	$244

ACCELLENT INC.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

June 30, 2010

At June 30, 2010, the Company determined that attainment of certain of the 2010 targets necessary for Performance Based stock awards to vest is probable. Accordingly the Company has recorded stock compensation expense related to performance shares of $0.1 million and $0.2 million, respectively, during the three and six months ended June 30, 2010. At June 30 2009, the Company determined that attainment of certain of the 2009 targets necessary for Performance Based stock awards to vest was probable. Accordingly, the Company recorded $0.3 million of expense related to performance shares during the three and six months ended June 30, 2009.

The total unvested Performance Based shares and their aggregate fair value are 2,601,716 and 2,900,493 and $3.2 million and $3.4 million at June 30, 2009 and 2010, respectively. The total unvested Time Based shares and their aggregate fair value are 2,249,515 and 2,343,421 and $2.6 million and $2.6 million at June 30, 2009 and 2010, respectively. The total unvested Restricted Stock awards and their aggregate fair value are 204,500 and 91,333 and $0.6 million and $0.3 million at June 30, 2009 and 2010, respectively.

Non-employee stock-based compensation

During the three and six months ended June 30, 2009 and 2010, the Company recorded approximately $18,000 and $48,000, and $22,000 and $45,000, respectively, of non-employee stock-based compensation related to fees paid to members of the Company’s Board of Directors.

8. Income taxes

The Company provides for deferred income taxes resulting from temporary differences between financial and taxable income as well as current taxes attributable to the states and foreign jurisdictions in which we are required to pay income taxes. The Company records valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. The Company has not provided for U.S. income taxes on the undistributed earnings of non-U.S. subsidiaries, as these earnings have been permanently reinvested or would be offset by foreign tax credits.

Income tax expense for the three and six months ended June 30, 2009 was $1.3 million and $2.0 million and included $1.0 million and $1.4 million of deferred income tax expense for differences in the book and tax treatment of goodwill and $0.3 million and $0.6 million in state and foreign income taxes.

Income tax expense for the three and six months ended June 30, 2010 was $1.2 million and $2.7 million and included $0.7 million and $1.5 million of deferred income tax expense for differences in the book and tax treatment of goodwill and $0.5 million and $1.2 million in state and foreign income taxes.

The Company believes that it is more likely than not that it will not recognize the benefits of its domestic federal and state deferred tax assets. As a result, the Company continues to provide a full valuation allowance to those deferred tax assets. The Company’s deferred tax assets are not offset by the tax liabilities related to non-deductible goodwill when determining the need for a valuation allowance. The Company has $23.2 million and $24.7 million of net deferred tax liabilities included in other liabilities in the accompanying unaudited condensed consolidated balance sheets as of December 31, 2009 and June 30, 2010, respectively, relating to goodwill basis differences.

The Company is subject to income taxes in the U.S. Federal jurisdiction, and various state and foreign jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax law and regulations and require significant judgment to apply. With exception to one state jurisdiction, the Company is not currently under any examination by U.S. Federal, state and local, or non-U.S. tax authorities. The tax years ended December 31, 2005 through 2009 remain subject to examination by major tax jurisdictions. However,

ACCELLENT INC.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

June 30, 2010

since the Company has net operating loss carryforwards, which may be utilized in future years to offset taxable income, those years may also be subject to review by relevant taxing authorities if utilized, notwithstanding that the statutory period for assessment may have closed.

9. Related party transactions

The Company maintains a management services agreement with its principal equity owner, Kohlberg, Kravis, Roberts & Co., (“KKR”) pursuant to which KKR will provide certain structuring, consulting and management advisory services. During the three and six months ended June 30, 2009, the Company incurred management fees and related expenses pursuant to this agreement of $0.3 million and $0.6 million, respectively. During the three and six months ended June 30, 2010, the Company incurred management fees and related expenses pursuant to this agreement of $0.3 million and $0.6 million, respectively. As of December 31, 2009 and June 30, 2010, the Company owed KKR $0.3 million and $0.6 million, respectively, for unpaid management fees which are included in accrued expenses and other current liabilities in the accompanying unaudited condensed consolidated balance sheets. The Company has also historically utilized the services of Capstone Consulting LLC (“Capstone”), an entity affiliated with KKR. During the three and six months ended June 30, 2010, the Company incurred consulting fees and related expenses of $0.2 million and $0.4 million, respectively. There were no such fees incurred during the three and six months ended June 30, 2009. At December 31, 2009 the Company owed Capstone $0.3 million. At June 30, 2010, the Company owed Capstone $0.6 million.

In addition to the above, entities affiliated with KKR Asset Management LLC, an affiliate of KKR, owned approximately $36.0 million par value of our Senior Secured Notes at June 30, 2010, and approximately $35.4 million par value and $51.7 million par value of our Senior Subordinated Notes at December 31, 2009 and June 30, 2010, respectively.

The Company sells products to Biomet, Inc., which in September 2007 became privately owned by a consortium of private equity sponsors, including KKR. Net sales to Biomet, Inc. during the three and six months ended June 30, 2009 totaled $0.4 million and $0.8 million, respectively. Net sales to Biomet, Inc. during the three and six months ended June 30, 2010 totaled $0.1 million and $0.3 million, respectively. At December 31, 2009 and June 30, 2010, accounts receivable from Biomet aggregated $0.2 million and $0.1 million, respectively.

The Company utilizes the services of SunGard Data Systems, Inc. (“SunGard”), a provider of software and information processing solutions, which is privately owned by a consortium of private equity sponsors, including KKR and Bain Capital. The Company maintains an agreement with SunGard to provide information systems hosting services for the Company. The Company incurred approximately $0.1 million and $0.2 million in fees in connection with this agreement for the three and six months ended June 30, 2010. There were no such fees incurred during the three and six months ended June 30, 2009.

10. Fair value measurements

The Company determines fair value utilizing a fair value hierarchy that ranks the quality and reliability of the information used to determine fair value. In general, fair values determined using Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Fair values determined using Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Level 3 inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

The Company uses the Black-Scholes option pricing model to value its liability for Roll-Over option awards. A roll-forward of the change in fair value of this financial instrument and information regarding the inputs used in the Black-Scholes model, that are determined by management, that is used to derive the Roll-Over

ACCELLENT INC.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

June 30, 2010

options fair value is included in Note 7. The Company’s interest rate swap contract is valued using a discounted cash flow model that takes into account the present value of future cash flows under the terms of the contract utilizing market information as of the reporting date pertaining to forward LIBOR rates and an estimate of the Company’s credit risk determined by management utilizing industry benchmark credit indices and market values for the Company’s debt securities.

At December 31, 2009, the Company maintained short-term investments in an overnight sweep account. The fair value of these investments approximated their carrying value due to their short term nature. There are no such investments at June 30, 2010.

The following tables provide a summary of financial assets and liabilities recorded at fair value at December 31, 2009 and June 30, 2010:

		Fair Value Measurements at December 31, 2009 determined using
	Total Carrying Value at December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash equivalents	$2,693	$2,693	$—	$—

Liability for Roll-Over options	1,024	—	—	1,024

Liability for derivative instrument	4,511	—	—	4,511

		Fair Value Measurements at June 30, 2010 determined using
	Total Carrying Value at June 30, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liability for Roll-Over options	$637	—	—	$637
Liability for derivative instrument	2,225	—	—	2,225

For other instruments, the estimated fair value has been determined by the Company using available market information. The methods and assumptions used to estimate the fair value of each class of financial instruments is as set forth below.

•

Accounts receivable and accounts payable: The carrying amounts of these items are a reasonable estimate of their fair values at December 31, 2009 and June 30, 2010 based on the short-term nature of these items.

•

Borrowings under the Amended Credit Agreement: Borrowings under the Amended Credit Agreement had variable rates that reflected currently available terms and conditions for similar debt. The carrying amount of this debt at December 31, 2009 is a reasonable estimate of its fair value.

•

Borrowings under the Senior Secured Notes due 2017—Borrowings under the Senior Secured Notes due 2017 have a fixed rate. The Company intends to carry the Notes until their maturity. At June 30, 2010, the fair value of the Senior Secured Notes – 2017, based on the issue price on January 29, 2010, was approximately 99.4% or $397.4 million compared to the carrying value of $397.5 million.

•

Borrowings under the Senior Subordinated Notes due 2013—Borrowings under the Senior Subordinated Notes due 2013 have a fixed rate. The Company intends to carry the Notes until their maturity. At December 31, 2009 and June 30, 2010, the fair value of the Senior Subordinated Notes – 2013, based on quoted market prices for them, was 95%, or $289 million and 99.6%, or $294 million, respectively, compared to their carrying value $303.0 and $293.3 million at December 31, 2009 and June 30, 2010, respectively.

ACCELLENT INC.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

June 30, 2010

11. Commitments and Contingencies

The Company is subject to various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. While the outcome of these claims cannot be predicted with certainty, management does not believe that the outcome of any of these legal matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

12. Comprehensive income (loss)

Comprehensive income (loss) represents net (loss) income plus the results of any changes in stockholder’s equity related to currency translation and changes in the carrying value of the effective portion of interest rate hedging instruments. For the three and six months ended June 30, 2009 and 2010, the Company recorded comprehensive income (loss) as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2010	June 30, 2009	June 30, 2010
Net (loss) income	$(1,232)	$1,789	$(623)	$(6,030)
Effect of interest rate hedging instruments	617	—	1,916	—
Cumulative translation adjustments	2,506	(3,063)	602	(5,142)

Comprehensive income (loss)	$1,891	$(1,274)	$1,895	$(11,172)

13. Environmental matters

The Pennsylvania Department of Environmental Protection (“DEP”) has filed a petition for review with the U.S. Court of Appeals for the District of Columbia Circuit challenging recent amendments to the U.S. Environmental Protection Agency (“EPA”) National Air Emissions Standards for hazardous air pollutants from halogenated solvent cleaning operations. These revised standards exempt three industry sectors (aerospace, narrow tube manufacturers and facilities that use continuous web-cleaning and halogenated solvent cleaning machines) from facility emission limits for TCE and other degreaser emissions. The EPA has agreed to reconsider the exemption. Our Collegeville facility meets current EPA control standards for TCE emissions and is exempt from the new lower TCE emission limit since we manufacture narrow tubes. Nevertheless, we are implementing a process that will reduce our TCE emissions generated by our Collegeville facility. However, this process will not reduce our TCE emissions to the levels expected to be required should a new standard become law.

At December 31, 2009 and June 30, 2010, the Company had a long-term liability of approximately $3.3 million primarily related to environmental remediation obligations at our Collegeville site. The Company has prepared estimates of its potential liability based on available information. Changes in EPA standards, improvement in cleanup technology and discovery of additional information, however, could affect the estimated costs associated with these matters in the future.

14. Supplemental guarantor condensed consolidating financial statements

In connection with our issuance of the Senior Subordinated Notes and Senior Secured Notes (refer to Note 4) (collectively the “Notes”), all of our domestic subsidiaries (the “Subsidiary Guarantors”) which are 100% owned guaranteed on a joint and several, full and unconditional basis, the repayment by Accellent Inc. of such Notes. Certain foreign subsidiaries of Accellent Inc. (the “Non-Guarantor Subsidiaries”) have not guaranteed the Notes.

ACCELLENT INC.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

June 30, 2010

The following tables present the unaudited condensed consolidating statements of operations for the three and six months ended June 30, 2009 and 2010, the unaudited condensed consolidating balance sheets as of December 31, 2009 and June 30, 2010, and the unaudited condensed consolidating statements of cash flows for the six months ended June 30, 2009 and 2010, of Accellent Inc. (the “Parent”), the Subsidiary Guarantors and the Non-Guarantor Subsidiaries.

Unaudited Condensed Consolidating Statements of Operations —

Three months ended June 30, 2009 (in thousands):

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$118,370	$5,822	$(283)	$123,909
Cost of sales (exclusive of amortization)	—	85,217	4,063	(283)	88,997
Selling, general and administrative expenses	18	11,898	665	—	12,581
Research and development expenses	—	504	193	—	697
Restructuring charges	—	1,145	—	—	1,145
Amortization of intangibles	3,735	—	—	—	3,735
Loss on disposal of property and equipment	—	270	45	—	315

(Loss) income from operations	(3,753)	19,336	856	—	16,439
Interest expense, net	(14,277)	(4)	—	—	(14,281)
Other expense, net	(408)	(682)	(977)	—	(2,067)
Equity in earnings (losses) of affiliates	17,206	(236)	—	(16,970)	—
Provision for income taxes	—	(1,208)	(115)	—	(1,323)

Net (loss) income	$(1,232)	$17,206	$(236)	$(16,970)	$(1,232)

Unaudited Condensed Consolidating Statements of Operations —

Three months ended June 30, 2010 (in thousands):

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$121,192	$6,104	$(199)	$127,097
Cost of sales (exclusive of amortization)	—	86,048	3,920	(199)	89,769
Selling, general and administrative expenses	23	13,397	681	—	14,101
Research and development expenses	—	487	191	—	678
Amortization of intangibles	3,735	—	—	—	3,735
Gain on disposal of property and equipment	—	(13)	—	—	(13)

(Loss) income from operations	(3,758)	21,273	1,312	—	18,827
Interest expense, net	(18,839)	(20)	—	—	(18,859)
Loss on debt extinguishment	(215)	—	—	—	(215)
Other income (expense), net	1,377	(210)	2,062	—	3,229
Equity in earnings of affiliates	23,224	3,028	—	(26,252)	—
Provision for income taxes	—	(847)	(346)	—	(1,193)

Net income	$1,789	$23,224	$3,028	$(26,252)	$1,789

ACCELLENT INC.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

June 30, 2010

Unaudited Condensed Consolidating Statements of Operations —

Six months ended June 30, 2009 (in thousands):

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$238,208	$12,556	$(506)	$250,258
Cost of sales (exclusive of amortization)	—	172,606	8,361	(506)	180,461
Selling, general and administrative expenses	48	24,906	1,342	—	26,296
Research and development expenses	—	1,003	374	—	1,377
Restructuring charges	—	2,481	—	—	2,481
Amortization of intangibles	7,470	—	—	—	7,470
Loss on disposal of property and equipment	—	310	45	—	355

(Loss) income from operations	(7,518)	36,902	2,434	—	31,818
Interest (expense) income, net	(29,278)	(7)	1	—	(29,284)
Other (expense) income, net	(593)	(667)	149	—	(1,111)
Equity in earnings of affiliates	36,766	2,052	—	(38,818)	—
Provision for income taxes	—	(1,514)	(532)	—	(2,046)

Net (loss) income	$(623)	$36,766	$2,052	$(38,818)	$(623)

Unaudited Condensed Consolidating Statements of Operations —

Six months ended June 30, 2010 (in thousands):

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$238,085	$12,120	$(428)	$249,777
Cost of sales (exclusive of amortization)	—	172,582	8,021	(428)	180,175
Selling, general and administrative expenses	45	25,917	1,390	—	27,352
Research and development expenses	—	977	379	—	1,356
Amortization of intangibles	7,470	—	—	—	7,470
Gain on disposal of property and equipment	—	(13)	—	—	(13)

(Loss) income from operations	(7,515)	38,622	2,330	—	33,437
Interest expense, net	(36,248)	(36)	1	—	(36,283)
Loss on debt extinguishment	(6,005)	—	—	—	(6,005)
Other income (expense), net	2,285	(111)	3,321	—	5,495
Equity in earnings of affiliates	41,453	5,023	—	(46,476)	—
Provision for income taxes	—	(2,045)	(629)	—	(2,674)

Net (loss) income	$(6,030)	$41,453	$5,023	$(46,476)	$(6,030)

ACCELLENT INC.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

June 30, 2010

Unaudited Condensed Consolidating Balance Sheets

December 31, 2009 (in thousands)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$31,739	$2,046	$—	$33,785
Accounts receivable, net	—	42,571	2,514	(270)	44,815
Inventory	—	53,096	2,475	—	55,571
Prepaid expenses and other current assets	111	3,717	180	—	4,008

Total current assets	111	131,123	7,215	(270)	138,179
Property, plant and equipment, net	—	107,918	10,058	—	117,976
Intercompany advances receivable	—	148,914	19,734	(168,648)	—
Investment in subsidiaries	348,883	31,665	—	(380,548)	—
Goodwill	629,854	—	—	—	629,854
Other intangible assets, net	179,566	—	—	—	179,566
Deferred financing costs and other assets, net	12,251	896	253	—	13,400

Total assets	$1,170,665	$420,516	$37,260	$(549,466)	$1,078,975

Current portion of long-term debt	$—	$7	$—	$—	$7
Accounts payable	10	22,992	961	(53)	23,910
Accrued expenses and other current liabilities	8,836	20,375	2,559	(21)	31,749

Total current liabilities	8,846	43,374	3,520	(74)	55,666
Long-term debt	684,650	—	—	—	684,650
Intercompany advances payable	168,844	—	—	(168,844)	—
Other liabilities	1,809	28,259	2,075	—	32,143

Total liabilities	864,149	71,633	5,595	(168,918)	772,459
Equity	306,516	348,883	31,665	(380,548)	306,516

Total liabilities and equity	$1,170,665	$420,516	$37,260	$(549,466)	$1,078,975

ACCELLENT INC.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

June 30, 2010

Unaudited Condensed Consolidating Balance Sheets

June 30, 2010 (in thousands):

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$32,460	$1,760	$—	$34,220
Accounts receivable, net	—	52,164	2,522	(471)	54,215
Inventories	—	61,947	2,391	—	64,338
Prepaid expenses and other current assets	19	3,698	111	—	3,828

Total current assets	19	150,269	6,784	(471)	156,601
Property, plant and equipment, net	—	108,123	8,414	—	116,537
Intercompany advances receivable	—	172,722	22,178	(194,900)	—
Investment in subsidiaries	385,195	31,832	—	(417,027)	—
Goodwill	629,854	—	—	—	629,854
Other intangible assets, net	172,096	—	—	—	172,096
Deferred financing costs and other assets, net	16,775	224	256	—	17,255

Total assets	$1,203,939	$463,170	$37,632	$(612,398)	$1,092,343

Current portion of long-term debt	$—	$6	$—	$—	$6
Accounts payable	73	23,623	1,150	(215)	24,631
Accrued expenses and other current liabilities	19,915	24,965	2,847	4	47,731

Total current liabilities	19,988	48,594	3,997	(211)	72,368
Long-term debt	690,842	—	—	—	690,842
Other long-term liabilities	1,291	29,381	1,803	(1)	32,474
Intercompany advances payable	195,159	—	—	(195,159)	—

Total liabilities	907,280	77,975	5,800	(195,371)	795,684
Equity	296,659	385,195	31,832	(417,027)	296,659

Total liabilities and equity	$1,203,939	$463,170	$37,632	$(612,398)	$1,092,343

ACCELLENT INC.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

June 30, 2010

Unaudited Condensed Consolidating Statements of Cash Flows—

Six months ended June 30, 2009 (in thousands):

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(26,858)	$52,183	$3,301	$—	$28,626

Cash flows from investing activities:
Capital expenditures	—	(5,872)	(1,003)	—	(6,875)
Proceeds from sale of equipment	—	12	—	—	12

Net cash used in investing activities	—	(5,860)	(1,003)	—	(6,863)

Cash flows from financing activities:
Principal payments on long-term debt	(22,376)	(4)	—	—	(22,380)
Intercompany receipts (advances)	48,438	(46,330)	(2,108)	—	—
Proceeds from sale of parent company stock	812	—	—	—	812
Repurchase of parent company stock	(16)	—	—	—	(16)

Cash flows provided by (used in) financing activities	26,858	(46,334)	(2,108)	—	(21,584)

Effect of exchange rate changes in cash	—	65	(95)	—	(30)

Net increase in cash and cash equivalents	—	54	95	—	149
Cash and cash equivalents, beginning of period	—	12,379	2,146	—	14,525

Cash and cash equivalents, end of period	$—	$12,433	$2,241	$—	$14,674

ACCELLENT INC.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

June 30, 2010

Unaudited Condensed Consolidating Statements of Cash Flows—

Six months ended June 30, 2010 (in thousands):

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(20,887)	$34,172	$3,028	$—	$16,313

Cash flows from investing activities:

Capital expenditures	—	(9,621)	(556)	—	(10,177)
Proceeds from sale of equipment	—	21	—	—	21

Net cash used in investing activities	—	(9,600)	(556)	—	(10,156)

Cash flows from financing activities:
Proceeds from borrowings on long-term debt	397,396	—	—	—	397,396
Principal payments on long-term debt	(391,599)	(4)	—	—	(391,603)
Intercompany receipts (advances)	26,247	(23,803)	(2,444)	—	—
Proceeds from exercise of options in parent company stock	82	—	—	—	82
Proceeds from sale of parent company stock	600	—	—	—	600
Payment of deferred financing fees	(11,839)	—	—	—	(11,839)

Cash flows provided by (used in) financing activities	20,887	(23,807)	(2,444)	—	(5,364)

Effect of exchange rate changes in cash	—	(44)	(314)	—	(358)

Net increase (decrease) in cash and cash equivalents	—	721	(286)	—	435
Cash and cash equivalents, beginning of period	—	31,739	2,046	—	33,785

Cash and cash equivalents, end of period	$—	$32,460	$1,760	$—	$34,220

ACCELLENT INC.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

June 30, 2010

15. Changes in Stockholder’s Equity

The following table summarizes the changes in stockholder’s equity during the six months ended June 30, 2010:

	Shares	Amount	Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated (deficit)	Total Stockholder’s Equity

Balance, January 1, 2010	1,000	$—	$635,368	$1,985	$(330,837)	$306,516
Comprehensive loss:
Net loss	—	—	—	—	(6,030)	(6,030)

Cumulative translation adjustment	—	—	—	(5,142)	—	(5,142)

Total comprehensive loss						$(11,172)

Stock issuance	—	—	600	—	—	600
Vesting of restricted stock	—	—	56	—	—	56
Exercise of employee stock options	—	—	467	—	—	467
Stock-based compensation	—	—	192	—	—	192

Balance, June 30, 2010	1,000	$—	$636,683	$(3,157)	$(336,867)	$296,659

8 3/8% Senior Secured Notes due 2017

PROSPECTUS

II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The exchange and registration rights agreement relating to the securities of the registrants being registered hereby provides that Accellent Inc. will bear certain expenses in connection with the sale of the notes and guarantees being registered hereby. These expenses include printer expenses and legal and accounting fees in an approximate estimated aggregate amount of $0.2 million.

Item 14.	Indemnification of Directors and Officers.

California Registrants

American Technical Molding, Inc. and Micro-Guide, Inc. are incorporated under the laws of California.

Section 317 of the California General Corporation Law sets forth the provisions pertaining to the indemnification of corporate “agents.” For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of the corporation in such capacity with respect to any other corporation, partnership, join venture, trust or other enterprise. Indemnification for expenses, including amounts paid on settling or otherwise disposing of a threatened or pending action or defending against the same, can be made in certain circumstances by action of the company through:

(i) a majority vote of a quorum of the corporation’s Board of Directors consisting of directors who are not party to the proceedings;

(ii) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or

(iii) such court in which the proceeding is or was pending upon application by designated parties.

Under certain circumstances, an agent can be indemnified, even when found liable. Indemnification is mandatory where the agent’s defense is successful on the merits. The law allows a corporation to make advances of expenses for certain actions upon the receipt of an undertaking that the agent will reimburse the corporation if the agent is found liable. The indemnification provided by Section 317 for acts while serving as a director or officer of the corporation, but not involving breach of duty to the corporation and its shareholders, shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw to the extent authorized by the corporation’s articles of the corporation.

The Restated Article of Incorporation of American Technical Molding, Inc. eliminates the liability of the directors of the corporation for monetary damages to the fullest extent permissible under California law. It also states that the corporation is authorized to provide indemnification of agents (as defined in Section 317) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317, subject to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law. Section 204 provides, among others, that such a provision may not eliminate or limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders, and (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders.

The bylaws of Micro-Guide, Inc. provide, in relevant part, that the corporation has the authority, to the maximum extent permitted by the California General Corporation Law, to indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the corporation. The corporation also has the authority, to the maximum extent permitted by the California General Corporation Law, to advance expenses incurred by any agent of the corporation in defending any proceeding. The corporation has the power to enter into binding agreements with its agents to provide such indemnification as described. However, the bylaws also provide that nothing in it shall be construed either to allow indemnification of any agent for any acts or omissions or transactions from which such agent may not be indemnified under applicable California law or to deny indemnification when applicable California law requires indemnification.

Colorado Registrants

National Wire & Stamping, Inc. is incorporated under the laws of Colorado.

Sections 7-109-102 through 7-109-110 of the Colorado Business Corporation Act (the “Act”) grant the registrants’ broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the registrant, provided with respect to conduct in an official capacity with the registrant, the person acted in good faith and in a manner he reasonably believed to be in the best interests of the registrant, with respect to all other conduct, the person believed the conduct to be at least not opposed to the best interests of the registrant, and with respect to any criminal action or proceeding, the person had no reasonable cause to believe his conduct was unlawful.

Indemnification is limited to reasonable expenses incurred in connection with the proceeding. No indemnification may be made (i) in connection with a proceeding by or in the right of the registrant in which the person was adjudged liable to the registrant; or (ii) in connection with any other proceedings charging that the person derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the person was judged liable on the basis that he derived an improper personal benefit, unless and only to the extent the court in which such action was brought or another court of competent jurisdiction determines upon application that, despite such adjudication, but in view of all relevant circumstances, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the registrant is required by the Act to indemnify him against reasonable expenses.

Delaware Registrants

MedSource Technologies, Newton Inc., MedSource Technologies Pittsburgh, Inc. and UTI Holding Company are incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The Certificate of Incorporation of MedSource Technologies Pittsburgh, Inc. and of MedSource Technologies, Newton Inc. each indemnifies, to the fullest extent permitted by Section 145, as amended and supplemented from time to time, any and all persons whom each corporation shall have power to indemnify under Section 145 from and against any and all expenses, liabilities or other matters referred to in or covered by the section, and the indemnification provided for continues as to a person who has ceased to be director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such person. The Certificate of Incorporation of UTI Holding Company states that no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director pursuant to Section 102(b)(7) with the exceptions as set forth above. The bylaws of UTI Holding Company further states that each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the corporation or otherwise (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be indemnified and held harmless by the corporation to the fullest extent authorized by, and subject to the conditions and procedures set forth in the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the corporation. Persons who are not directors or officers of the corporation and are not so serving at the request of the corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the corporation. Such indemnification also extends to the right to the payment of the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any such proceeding in advance of its final disposition with certain exceptions and undertaking requirements.

Brimfield Acquisition, LLC, Brimfield Precision, LLC, CE Huntsville, LLC, Kelco Acquisition LLC, MedSource Technologies Holdings, LLC, MedSource Technologies, LLC, MedSource Trenton LLC, Portlyn, LLC, Thermat Acquisition, LLC and UTI Holdings, LLC are registered under the laws of Delaware.

Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager of the limited liability company from and against any and all claims and demands whatsoever.

Maryland Registrant

Accellent Inc. is incorporated under the laws of Maryland.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

(i) actual receipt of an improper benefit or profit in money, property or services; or

(ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Article Tenth of the Third Articles of Amendment and Restatement, as amended, of Accellent Inc. provides that the liability of any director or officer of the registrant to the registrant or its stockholders for money damages shall be limited to the sum of ten dollars, provided nothing in Article Tenth shall limit the liability of a director or officer (i) to the extent that it is proved that such person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money property or services actually received, or (ii) to the extent that a judgment or other final adjudication, adverse to such person is entered in a proceeding based on a finding in the proceeding that such person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Article VI of the bylaws of Accellent Inc. provides that the registrant shall indemnify, to the fullest extent permitted by the laws of the State of Maryland, any present or former director or officer of the registrant, or any person who serves or served another corporation, partnership, joint venture, trust or other enterprise in one of such capacities at the request of the registrant, who, by reason of such position, was, is, or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

(i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or

(ii) the director or officer actually received an improper personal benefit in money, property or services; or

(iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

(i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

(ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The registrant maintains directors’ and officers’ liability insurance which insures against liabilities that directors or officers of the registrant may incur in such capacities.

Nevada Registrant

Spectrum Manufacturing, Inc. is incorporated under the laws of Nevada.

Chapter 78 of the Nevada Revised Statutes (“NRS”) allows directors and officers to be indemnified against liabilities they may incur while serving in such capacities. Under the applicable statutory provisions, the registrant may indemnify its directors or officers who were or are a party or are threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that they are or were directors or officers of the corporation, or are or were serving at the request of the corporation as directors or officers of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by them in connection with the action, suit, or proceeding, unless it is ultimately determined by a court of competent jurisdiction that they breached their fiduciary duties by intentional misconduct, fraud, or a knowing violation of law or did not act in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In addition, the applicable statutory provisions mandate that the registrant indemnify its directors and officers who have been successful on the merits or otherwise in defense of any action, suit, or proceeding against expenses, including attorneys’ fees, actually and reasonably incurred by them in connection with the defense. The registrant will advance expenses incurred by directors or officers in defending any such action, suit, or proceeding upon receipt of written confirmation from such officers or directors that they have met certain standards of conduct and an undertaking by or on behalf of such officers or directors to repay such advances if it is ultimately determined that they are not entitled to indemnification by the registrant.

The Article of Incorporation of the registrant provides that the corporation shall, to the fullest extent permitted by the General Corporation Law of Nevada, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Law, and that such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity which holding such office, and shall continue as to a person who has ceased to be a director, office, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

New York Registrant

Venusa, Ltd. is incorporated under the laws of New York.

Sections 202(a)(10) and 722 of the New York Business Corporations Law permits a corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding ( other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation serves or served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or serves or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Certificate of Incorporation of Venusa, Ltd. also provides for indemnification to the full extent permitted by Section 721 et.seq. and Section 202(a)(10) of the New York Business Corporations Law, as amended from time to time.

Tennessee Registrant

Machining Technology Group, LLC is registered under the laws of Tennessee.

Section 48-249-115 of the Tennessee Revised Limited Liability Company Act provides that an LLC may indemnify any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director of a director-managed LLC, a manager of a manager-managed LLC, a member of a member-managed LLC or an individual who, while a director of a director-managed LLC, a manager of a manager-managed LLC, or a member of a member-managed LLC, is or was serving at the LLC’s request as a director, manager, officer, partner, trustee, employee or agent of another LLC, corporation, partnership, joint venture, trust or other enterprise or employee benefit plan (a “Responsible Person”). Indemnification is authorized upon a determination that the person to be indemnified has met the requisite standard of conduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the Responsible Person did not meet the standard of conduct required. An LLC may not indemnify a Responsible Person: (i) in connection with a proceeding by or in the right of the LLC in which the Responsible Person was adjudged liable to the LLC; or (ii) in connection with any other proceeding charging improper personal benefit to such Responsible Person, whether or not involving action in such person’s official capacity, in which such person was adjudged liable on the basis that personal benefit was improperly received by such person. A person who has been successful on the merits or otherwise in the defense of any suit or matter covered by the indemnification statute shall be indemnified against expenses (including attorneys’ fees) reasonably incurred by him in connection therewith. Expenses incurred in defense may be paid in advance upon receipt by the LLC of a written affirmation by the Responsible Person of his good faith belief that he has met the requisite standard of conduct, a written undertaking by or on behalf of such person to repay such advance if it is ultimately determined that he did not meet the standard of conduct, and a determination that the facts then known to those making the determination would not preclude indemnification under the statute. A court of competent jurisdiction, unless the LLC’s governing documents provide otherwise, upon application by the Responsible Person, may order that such person be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such person is fairly and reasonably entitled to indemnification, whether or not such person met the requisite standard of conduct, was adjudged liable in a proceeding by or in the right of the LLC, or was adjudged liable on the basis that personal benefit was improperly received by him. A determination that a Responsible Person is entitled to indemnification by the LLC shall be made by the board of directors in the case of a director-managed LLC, by the managers of a manager-managed LLC, or by the members of a member-managed LLC by a majority vote of a quorum consisting of directors, managers or members who were not parties to such action, suit or proceeding; or if such a quorum cannot be obtained, by a majority vote of a committee designated by the board of directors in the case of a director-managed LLC, by the managers of a manager-managed LLC, or by the members of a member-managed LLC, consisting solely of two or more directors, managers or members, as applicable, who are not parties to the action; or by special legal counsel selected by the board of directors of a director-managed LLC, by the managers of a manager-managed LLC, or by the members of a member-managed LLC; or by a majority vote of the members of a director-managed LLC or a manager-managed LLC who are not parties to such action, suit or proceeding. Such indemnification and advancement of expenses provisions are not exclusive of any other right that a Responsible Person may have; provided that no indemnification may be made to or on behalf of any Responsible Person if a judgment or other final adjudication adverse to the Responsible Person establishes such person’s liability: (i) for any breach of the duty of loyalty to the LLC or its members; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; or (iii) for unlawful distributions under Section 48-249-307 of the Tennessee Revised Limited Liability Company Act. The LLC may indemnify and advance expenses to an officer, employee, independent contractor or agent of the LLC to the same extent as a Responsible Person. The LLC may purchase insurance on behalf of any person entitled to indemnification by the LLC against any liability incurred in an official capacity regardless of whether the person could be indemnified under the statute.

The operating agreement of Machining Technology Group, LLC provides that the company shall indemnify and hold harmless, to the full extent permitted by the Tennessee Revised Limited Liability Company Act, its member and any partner, shareholder, director, officer, manager, agent, affiliate and professional or other advisor of the member (collectively, the “Indemnified Persons”), from and against any and all loss, damage, expense (including without limitation fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability by reason of anything any Indemnified Person does or refrains from doing for, or in connection with the business or affairs of, the company (including any loss, damage, expense or liability caused by or attributable to the ordinary or simple negligence, as opposed to gross negligence, of the Indemnified Person), except to the extent that the loss, damage, expense or liability results primarily from the Indemnified Person’s gross negligence or willful breach of a material provision of the operating agreement which in either event causes actual, material damage to the company.

Virginia Registrant

Noble-Met LLC is registered under the laws of Virginia.

Section 13.1-1009(16) of the Virginia Limited Liability Company Act permits a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, and to pay for or reimburse any member or manager or other person for reasonable expenses incurred by such a person who is a party to a proceeding in advance of final disposition of the proceeding.

The limited liability company agreement of Noble-Met LLC indemnifies and holds harmless the member, the manager, and any officers, employees and agents of the company or the member (individually, in each case, an “Indemnitee”), to the fullest extent permitted by law, from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including attorney’s fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, whether civil or criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising out of or incidental to the business or activities of or relating to the company, regardless of whether the Indemnitee continues to be the member, the manager, or officer, employee, agent, at the time any such liability or expense is paid or incurred; provided, however, that the provision does not eliminate or limit the liability of an Indemnitee for any breach of the Indemnitee’s duty of loyalty to the company or the member, or for acts or omissions which involve intentional misconduct, gross negligence, or a knowing violation of law.

Item 15.	Recent Sales of Unregistered Securities.

On January 29, 2010, we issued the notes, which were effected without registration in reliance on (1) the exemptions afforded by Rule 144A promulgated under the Securities Act, for private resales of securities to qualified institutional buyers and (2) Regulation S promulgated under the Securities Act, relating to the offering of securities outside of the United States. The initial purchasers for the private placement were Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC, UBS Securities LLC and KKR Capital Markets LLC. The aggregate offering price was 99.349% of the aggregate principal amount of the notes. The aggregate discount for initial purchasers was 1.987% of the aggregate principal amount of the notes.

We do not maintain any equity compensation plans under which our equity securities are authorized for issuance.

Item 16.	Exhibits and Financial Statement Schedules.

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

2.1	Agreement and Plan of Merger, dated as of October 7, 2005, by and between Accellent Inc. and Accellent Acquisition Corp. (incorporated by reference to Exhibit 99.2 to Accellent Corp.’s Current Report on Form 8-K, filed on October 11, 2005 (file number 333-118675))

2.2	Voting Agreement, dated as of October 7, 2005, by and among Accellent Inc., Accellent Acquisition Corp. and certain stockholders of Accellent Inc. (incorporated by reference to Exhibit 99.3 to Accellent Corp.’s Current Report on Form 8-K, filed on October 11, 2005 (file number 333-118675))

3.1	Third Articles of Amendment and Restatement of Accellent Inc., as amended (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to Accellent Inc.’s Registration Statement on Form S-4, filed on January 26, 2006 (file number 333-130470))

3.2	Amended and Restated Bylaws of Accellent Inc. (incorporated by reference to Exhibit 3.2 to Accellent Inc.’s Registration Statement on Form S-4, filed on December 19, 2005 (file number 333-130470))

3.3

Combined Statement of Conversion and Articles of Organization of Accellent LLC (incorporated by reference to Exhibit 3.3 to Accellent Inc.’s Registration Statement on Form S-4, filed on

June 28, 2010 (file number 333 -167825))

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

3.4	Amended and Restated Operating Agreement of Accellent LLC (incorporated by reference to Exhibit 3.4 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333 -167825))

3.5	Restated Articles of Incorporation of American Technical Molding, Inc. (incorporated by reference to Exhibit 3.11 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.6	Restated Bylaws of American Technical Molding, Inc. (incorporated by reference to Exhibit 3.12 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.7	Certificate of Formation of Brimfield Acquisition, LLC (incorporated by reference to Exhibit 3.7 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.8	Limited Liability Company Agreement of Brimfield Acquisition, LLC (incorporated by reference to Exhibit 3.8 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.9	Certificate of Formation of Brimfield Precision, LLC, as amended (incorporated by reference to Exhibit 3.23 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.10	Limited Liability Company Agreement of Brimfield Precision, LLC (incorporated by reference to Exhibit 3.24 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.11	Certificate of Formation of CE Huntsville, LLC (incorporated by reference to Exhibit 3.11 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.12	Limited Liability Company Agreement of CE Huntsville, LLC (incorporated by reference to Exhibit 3.12 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.13	Combined Statement of Conversion and Articles of Organization of G&D, LLC (incorporated by reference to Exhibit 3.13 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.14	Operating Agreement of G&D, LLC (incorporated by reference to Exhibit 3.14 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.15	Certificate of Formation of Kelco Acquisition LLC (incorporated by reference to Exhibit 3.25 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.16	Amended and Restated Limited Liability Company Agreement of Kelco Acquisition LLC (incorporated by reference to Exhibit 3.26 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.17	Articles of Organization of Machining Technology Group, LLC, as amended (incorporated by reference to Exhibit 3.17 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.18	Operating Agreement of Machining Technology Group, LLC (incorporated by reference to Exhibit 3.18 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

3.19	Certificate of Formation of MedSource Technologies Holdings, LLC (incorporated by reference to Exhibit 3.19 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.20	Limited Liability Company Agreement of MedSource Technologies Holdings, LLC (incorporated by reference to Exhibit 3.20 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.21	Certificate of Formation of MedSource Technologies, LLC (incorporated by reference to Exhibit 3.19 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.22	Limited Liability Company Agreement of MedSource Technologies, LLC (incorporated by reference to Exhibit 3.20 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.23	Certificate of Incorporation of MedSource Technologies Pittsburgh, Inc., as amended (incorporated by reference to Exhibit 3.39 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.24	Bylaws of MedSource Technologies Pittsburgh, Inc. (incorporated by reference to Exhibit 3.40 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.25	Certificate of Incorporation of MedSource Technologies, Newton Inc., as amended (incorporated by reference to Exhibit 3.37 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.26	Bylaws of MedSource Technologies, Newton Inc., as amended (incorporated by reference to Exhibit 3.38 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.27	Certificate of Formation of MedSource Trenton LLC (incorporated by reference to Exhibit 3.27 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.28	Limited Liability Company Agreement of MedSource Trenton LLC (incorporated by reference to Exhibit 3.28 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.29	Articles of Incorporation of Micro-Guide, Inc., as amended (incorporated by reference to Exhibit 3.15 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.30	Amended and Restated Bylaws of Micro-Guide, Inc. (incorporated by reference to Exhibit 3.16 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.31	Articles of Incorporation of National Wire & Stamping, Inc., as amended (incorporated by reference to Exhibit 3.43 to Amendment No. 1 to Accellent Corp.’s Registration Statement on Form S-4, filed on October 26, 2004 (file number 333-118675))

3.32	Bylaws of National Wire & Stamping, Inc. (incorporated by reference to Exhibit 3.44 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.33	Articles of Organization of Noble-Met LLC (incorporated by reference to Exhibit 3.33 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.34	Limited Liability Company Agreement of Noble-Met LLC (incorporated by reference to Exhibit 3.34 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

3.35	Certificate of Formation of Portlyn, LLC, as amended (incorporated by reference to Exhibit 3.29 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.36	Limited Liability Company Agreement of Portlyn, LLC (incorporated by reference to Exhibit 3.30 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.37	Articles of Incorporation of Spectrum Manufacturing, Inc. (incorporated by reference to Exhibit 3.9 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.38	Bylaws of Spectrum Manufacturing, Inc. (incorporated by reference to Exhibit 3.10 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.39	Certificate of Formation of Thermat Acquisition, LLC (incorporated by reference to Exhibit 3.39 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.40	Limited Liability Company Agreement of Thermat Acquisition, LLC (incorporated by reference to Exhibit 3.40 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.41	Certificate of Incorporation of UTI Holding Company (incorporated by reference to Exhibit 3.13 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.42	Bylaws of UTI Holding Company (incorporated by reference to Exhibit 3.14 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.43	Certificate of Formation of UTI Holdings, LLC (incorporated by reference to Exhibit 3.43 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.44	Limited Liability Company Agreement of UTI Holdings, LLC (incorporated by reference to Exhibit 3.44 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.45	Certificate of Formation of Venusa, Ltd. (incorporated by reference to Exhibit 3.17 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.46	By-Laws of Venusa, Ltd. (incorporated by reference to Exhibit 3.18 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

4.1	Indenture, dated as of November 22, 2005, among Accellent Inc., the subsidiary guarantors named therein and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to Accellent Corp.’s Current Report on Form 8-K, filed on November 29, 2005 (file number 333-118675)).

4.2	Exchange and Registration Rights Agreement, dated November 22, 2005, among Accellent Inc., the subsidiary guarantors named therein and Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Bear, Stearns & Co. Inc. (incorporated by reference to Exhibit 4.2 to Accellent Corp.’s Current Report on Form 8-K, filed on November 29, 2005 (file number 333-118675)).

4.3	Indenture, dated as of January 29, 2010, among Accellent Inc., the subsidiary guarantors party thereto and The Bank of New York Mellon, as trustee and collateral agent (incorporated by reference to Exhibit 4.1 to Accellent Inc.’s Current Report on Form 8-K, filed on February 3, 2010 (file number 333-130470)).

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

4.4	Exchange and Registration Rights Agreement, dated as of January 29, 2010, among Accellent Inc., the guarantors party thereto and Credit Suisse Securities (USA) LLC, as representative of the several initial purchasers (incorporated by reference to Exhibit 4.2 to Accellent Inc.’s Current Report on Form 8-K, filed on February 3, 2010 (file number 333-130470)).

4.5	Pledge Agreement, dated as of January 29, 2010, among Accellent Inc., the subsidiaries named therein, and the Bank of New York Mellon, as notes collateral agent. (incorporated by reference to Exhibit 4.5 to Accellent Inc.’s Annual Report on Form 10-K, filed on March 31, 2010 (file number 333-130470)).

4.6	Security Agreement, dated as of January 29, 2010, among Accellent Inc., the subsidiaries named therein, and the Bank of New York, as notes collateral agent. (incorporated by reference to Exhibit 4.6 to Accellent Inc.’s Annual Report on Form 10-K, filed on March 31, 2010 (file number 333-130470)).

4.7	Form of 8 3/8% Senior Secured Notes due 2017 (included in Exhibit 4.3)

5.1*	Opinion of Simpson Thacher & Bartlett LLP

5.2*	Opinion of Bass, Berry & Sims PLC

5.3*	Opinion of Hogan Lovells US LLP

5.4*	Opinion of Snell & Wilmer L.L.P.

5.5*	Opinion of Venable LLP

10.1	Credit Agreement, dated November 22, 2005, among Accellent Acquisition Corp., Accellent Merger Sub Inc., Accellent Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Credit Suisse First Boston, as syndication agent and Lehman Commercial Paper Inc., as documentation agent (incorporated by reference to Exhibit 10.1 to Accellent Corp.’s Current Report on Form 8-K, filed on November 29, 2005 (file number 333-118675)).

10.2	Amendment No. 1 to Credit Agreement, dated April 27, 2007, among Accellent Acquisition Corp., Accellent Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative and collateral agent (incorporated by reference to Ex. 99.1 to Accellent Inc.’s Current Report on Form 8-K, filed on April 30, 2007 (file number 333-130470)).

10.3	Guarantee, dated as of November 22, 2005, among Accellent Acquisition Corp., the subsidiaries named therein and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.2 to Accellent Corp.’s Current Report on Form 8-K, filed on November 29, 2005 (file number 333-130470)).

10.4	Pledge Agreement, dated as of November 22, 2005, among Accellent Acquisition Corp., Accellent Merger Sub Inc., Accellent Inc., the subsidiaries named therein and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.3 to Accellent Corp.’s Current Report on Form 8-K, filed on November 29, 2005 (file number 333-130470)).

10.5	Security Agreement, dated as of November 22, 2005, among Accellent Holdings Corp., Accellent Merger Sub Inc., Accellent Inc., the subsidiaries named therein and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.4 to Accellent Corp.’s Current Report on Form 8-K, filed on November 29, 2005 (file number 333-130470)).

10.6**	2005 Equity Plan for Key Employees of Accellent Holdings Corp. and Its Subsidiaries and Affiliates (incorporated by reference to Exhibit 10.5 to Accellent Inc.’s Registration Statement on Form S-4, filed on December 19, 2005 (file number 333-130470)).

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

10.7	Management Services Agreement, dated November 22, 2005, between Accellent Inc. and Kohlberg Kravis Roberts & Co. L.P. (incorporated by reference to Exhibit 10.6 to Accellent Inc.’s Registration Statement on Form S-4, filed on December 19, 2005 (file number 333-130470)).

10.8**	Form of Rollover Agreement, dated November 22, 2005, between Accellent Holdings Corp. and certain members of management (incorporated by reference to Exhibit 10.7 to Accellent Inc.’s Registration Statement on Form S-4, filed on December 19, 2005 (file number 333-130470)).

10.9**	Form of Management Stockholder’s Agreement, dated November 22, 2005, between Accellent Holdings Corp. and certain members of management (incorporated by reference to Exhibit 10.8 to Accellent Inc.’s Registration Statement on Form S-4, filed on December 19, 2005 (file number 333-130470)).

10.10**	Form of Sale Participation Agreement, dated November 22, 2005, between Accellent Holdings LLC and certain members of management (incorporated by reference to Exhibit 10.9 to Accellent Inc.’s Registration Statement on Form S-4, filed on December 19, 2005 (file number 333-130470)).

10.11	Registration Rights Agreement, dated November 22, 2005, between Accellent Holdings Corp. and Accellent Holdings LLC (incorporated by reference to Exhibit 10.10 to Accellent Inc.’s Registration Statement on Form S-4, filed on December 19, 2005 (file number 333-130470)).

10.12	Stock Subscription Agreement, dated November 16, 2005, between Bain Capital Integral Investors LLC and Accellent Holdings Corp. (incorporated by reference to Exhibit 10.11 to Accellent Inc.’s Registration Statement on Form S-4, filed on December 19, 2005 (file number 333-130470)).

10.13	Stockholders’ Agreement, dated as of November 16, 2005 by and among Accellent Holdings Corp., Bain Capital Integral Investors, LLC, BCIP TCV, LLC and Accellent Holdings LLC (incorporated by reference to Exhibit 10.12 to Accellent Inc.’s Registration Statement on Form S-4, filed on December 19, 2005 (file number 333-130470)).

10.14	Interest Purchase Agreement, dated as of October 6, 2005, by and among Accellent Corp., Gary Stavrum and Timothy Hanson, the members of Machining Technology Group, LLC (incorporated by reference to Exhibit 10.17 to Accellent Inc.’s Registration Statement on Form S-4, filed on December 19, 2005 (file number 333-130470)).

10.15**	Accellent Inc. Supplemental Executive Retirement Pension Program (incorporated by reference to Exhibit 10.11 to Accellent Inc.’s Registration Statement on Form S-1, filed on February 14, 2001).

10.16**	Form of Stock Option Agreement, dated November 22, 2005, between Accellent Holdings Corp. and certain members of management (incorporated by reference to Exhibit 10.25 to Amendment No. 1 to Accellent Inc.’s Registration Statement on Form S-4, filed on January 26, 2006 (file number 333-130470)).

10.17**	Accellent Holdings Corp. Directors’ Deferred Compensation Plan (incorporated by reference to Exhibit 10.26 to Amendment No. 1 to Accellent Inc.’s Registration Statement on Form S-4, filed on January 26, 2006 (file number 333-130470)).

10.18**	Employment Agreement, dated December 1, 2005, between Accellent Corp. and Jeffrey M. Farina (incorporated by reference to Exhibit 10.29 to Accellent Inc.’s Annual Report on Form 10-K, filed on March 13, 2007 (file number 333-130470))

10.19**	Employment Agreement, dated October 9, 2007, between Accellent Inc. and Robert E. Kirby (incorporated by reference to Exhibit 99.2 to Accellent Inc.’s Current Report on Form 8-K, filed on October 11, 2007 (file number 333-130470)).

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

10.20**	First Amendment to the Employment Agreement, dated March 31, 2008, between Accellent Inc. and Robert E. Kirby (incorporated by reference to Exhibit 10. 24 to Accellent Inc.’s Annual Report on Form 10-K, filed on March 31, 2008 (file number 333-130470)).

10.21**	Employment Agreement, dated September 4, 2007, between Accellent Inc. and Jeremy Friedman (incorporated by reference to Exhibit 99.2 to Accellent Inc.’s Current Report on Form 8-K, filed on September 6, 2007 (file number 333-130470)).

10.22**	First Amendment to the Employment Agreement, dated March 31, 2008, between Accellent Inc. and Jeremy Friedman (incorporated by reference to Exhibit 10. 26 to Accellent Inc.’s Annual Report on Form 10-K, filed on March 31, 2008 (file number 333-130470)).

10.23	Employment Agreement, dated January 15, 2010, between Accellent Inc. and Dean D. Schauer (incorporated by reference to Exhibit 10.23 to Accellent Inc.’s Annual Report on Form 10-K, filed on March 31, 2010 (file number 333-130470)).

10.24	Employment Agreement, dated April 23, 2010, between Accellent Inc. and Donald J. Spence (incorporated by reference to Exhibit 99.2 to Accellent Inc.’s Current Report on Form 8-K, filed on April 26, 2010 (filed number 333-130470)).

10.25	Credit Agreement, dated as of January 29, 2010, among Accellent Inc., as Borrower, the Several Lenders from time to time parties thereto, Wells Fargo Capital Finance, LLC, as Administrative Agent and Collateral Agent and Wells Fargo Capital Finance, LLC, as Lead Arranger and Bookrunner (incorporated by reference to Exhibit 10.1 to Accellent Inc.’s Current Report on Form 8-K, filed on February 3, 2010 (file number 333-130470)).

10.26	Guarantee, dated as of January 29, 2010, among the subsidiaries named therein and Wells Fargo Capital Finance, LLC, as collateral agent (incorporated by reference to Exhibit 10.25 to Accellent Inc.’s Annual Report on Form 10-K, filed on March 31, 2010 (file number 333-130470)).

10.27	Pledge Agreement, dated as of January 29, 2010, among Accellent Inc., the subsidiaries named therein, and Wells Fargo Capital Finance, LLC, as collateral agent (incorporated by reference to Exhibit 10.26 to Accellent Inc.’s Annual Report on Form 10-K, filed on March 31, 2010 (file number 333-130470)).

10.28	Security Agreement, dated as of January 29, 2010, among Accellent Inc., the subsidiaries named therein, and Wells Fargo Capital Finance, LLC, as collateral agent (incorporated by reference to Exhibit 10.27 to Accellent Inc.’s Annual Report on Form 10-K, filed on March 31, 2010 (file number 333-130470)).

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to Accellent Inc.’s Annual Report on Form 10-K, filed on March 31, 2010 (file number 333-130470)).

21.1	Subsidiaries of Accellent Inc. (incorporated by reference to Exhibit 21.1 to Accellent Inc.’s Annual Report on Form 10-K, filed on March 31, 2010 (file number 333-130470)).

23.1*	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto)

23.2*	Consent of Bass, Berry & Sims PLC (included as part of its opinion filed as Exhibit 5.2 hereto)

23.3*	Consent of Hogan Lovells US LLP (included as part of its opinion filed as Exhibit 5.3 hereto)
23.4*	Consent of Snell & Wilmer L.L.P. (included as part of its opinion filed as Exhibit 5.4 hereto)

23.5*	Consent of Venable LLP (included as part of its opinion filed as Exhibit 5.5 hereto)

23.6*	Consent of Deloitte & Touche LLP

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

24.1*	Power of Attorney (included in signature pages of this registration statement).

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon as trustee under the Indenture, dated January 29, 2010, among Accellent Inc., the subsidiary guarantors party thereto and The Bank of New York Mellon, as trustee and collateral agent.

*	Filed herewith.
**	Management contract or compensatory plan or arrangement required to be filed (and/or incorporated by reference) as an exhibit to this prospectus.

Item 17.	Undertakings.

(a)	Each of the undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)

that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Massachusetts, on this 18th day of October, 2010.

ACCELLENT INC.

/S/ CRAIG CAMPBELL
Name:	Craig Campbell
Title:	Vice President, Chief Accounting Officer & Corporate Controller

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Jeremy A. Friedman and Craig Campbell , or any of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, any Registration Statement on Form S-1 and any amendments including post-effective amendments thereto related to the 8 3/8% Senior Secured Notes due 2017 (the “Notes”) and any other notes described therein, as contemplated under the Exchange and Registration Rights Agreements, dated January 29, 2010, among Accellent Inc., the subsidiary guarantors party thereto and the initial purchasers of the Notes, and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the Notes pursuant to such Registration Statement which amendments may make such changes in such Registration Statement, as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DONALD J. SPENCE Donald J. Spence	President, Chief Executive Officer, Director (Principal Executive Officer)	October 18, 2010

/S/ JEREMY A. FRIEDMAN Jeremy A. Friedman	Chief Financial Officer, Executive Vice President, Treasurer, Secretary (Principal Financial and Accounting Officer)	October 18, 2010

/S/ KENNETH W. FREEMAN Kenneth W. Freeman	Chairman of the Board	October 18, 2010

Signature	Title	Date

/S/ JAMES C. MOMTAZEE James C. Momtazee	Director	October 18, 2010

/S/ CHRIS GORDON Chris Gordon	Director	October 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Massachusetts, on this 18th day of October, 2010.

ACCELLENT LLC

By:	Accellent Inc., its Sole Member

/S/ CRAIG CAMPBELL
Name:	Craig Campbell
Title:	Vice President, Chief Accounting Officer & Corporate Controller of Accellent Inc.

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Jeremy A. Friedman and Craig Campbell, or any of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, any Registration Statement on Form S-1 and any amendments including post-effective amendments thereto related to the 8 3/8% Senior Secured Notes due 2017 (the “Notes”) and any other notes described therein, as contemplated under the Exchange and Registration Rights Agreements, dated January 29, 2010, among Accellent Inc., the subsidiary guarantors party thereto and the initial purchasers of the Notes, and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the Notes pursuant to such Registration Statement, which amendments may make such changes in such Registration Statement, as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DONALD J. SPENCE Donald J. Spence	President (Principal Executive Officer)	October 18, 2010

/S/ JEREMY A. FRIEDMAN Jeremy A. Friedman	Vice President and Treasurer (Principal Financial Officer)	October 18, 2010

/S/ CRAIG CAMPBELL Craig Campbell	Vice President and Assistant Treasurer (Principal Accounting Officer)	October 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Massachusetts, on this 18th day of October, 2010.

CE Huntsville, LLC G&D, LLC Machining Technology Group, LLC MedSource Technologies Holdings, LLC Noble-Met LLC UTI Holdings, LLC

By:	Accellent LLC, its Sole Member

/S/ CRAIG CAMPBELL
Name:	Craig Campbell
Title:	Vice President and Assistant Treasurer of Accellent LLC

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Jeremy A. Friedman and Craig Campbell, or any of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, any Registration Statement on Form S-1 and any amendments including post-effective amendments thereto related to the 8 3/8% Senior Secured Notes due 2017 (the “Notes”) and any other notes described therein, as contemplated under the Exchange and Registration Rights Agreements, dated January 29, 2010, among Accellent Inc., the subsidiary guarantors party thereto and the initial purchasers of the Notes, and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the Notes pursuant to such Registration Statement, which amendments may make such changes in such Registration Statement, as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DONALD J. SPENCE Donald J. Spence	President (Principal Executive Officer)	October 18, 2010

/S/ JEREMY A. FRIEDMAN Jeremy A. Friedman	Vice President and Treasurer (Principal Financial Officer)	October 18, 2010

/S/ CRAIG CAMPBELL Craig Campbell	Vice President and Assistant Treasurer (Principal Accounting Officer)	October 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Massachusetts, on this 18th day of October, 2010.

American Technical Molding, Inc. MedSource Technologies, Newton Inc. MedSource Technologies Pittsburgh, Inc. Spectrum Manufacturing, Inc. UTI Holding Company Venusa, Ltd.

/S/ CRAIG CAMPBELL
Name:	Craig Campbell
Title:	Vice President, Assistant Treasurer and Director

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Jeremy A. Friedman and Craig Campbell, or any of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, any Registration Statement on Form S-1 and any amendments including post-effective amendments thereto related to the 8 3/8% Senior Secured Notes due 2017 (the “Notes”) and any other notes described therein, as contemplated under the Exchange and Registration Rights Agreements, dated January 29, 2010, among Accellent Inc., the subsidiary guarantors party thereto and the initial purchasers of the Notes, and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the Notes pursuant to such Registration Statement, which amendments may make such changes in such Registration Statement, as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DONALD J. SPENCE Donald J. Spence	President and Director (Principal Executive Officer)	October 18, 2010

/S/ JEREMY A. FRIEDMAN Jeremy A. Friedman	Vice President, Treasurer and Director (Principal Financial Officer)	October 18, 2010

/S/ CRAIG CAMPBELL Craig Campbell	Vice President, Assistant Treasurer and Director (Principal Accounting Officer)	October 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Massachusetts, on this 18th day of October, 2010.

MedSource Technologies, LLC

By:	MedSource Technologies Holdings, LLC, its Sole Member

/S/ CRAIG CAMPBELL
Name:	Craig Campbell
Title:	Vice President and Assistant Treasurer of MedSource Technologies Holdings, LLC

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Jeremy Friedman and Craig Campbell, or any of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, any Registration Statement on Form S-1 and any amendments including post-effective amendments thereto related to the 8 3/8% Senior Secured Notes due 2017 (the “Notes”) and any other notes described therein, as contemplated under the Exchange and Registration Rights Agreements, dated January 29, 2010, among Accellent Inc., the subsidiary guarantors party thereto and the initial purchasers of the Notes, and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the Notes pursuant to such Registration Statement, which amendments may make such changes in such Registration Statement, as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DONALD J. SPENCE Donald J. Spence	President (Principal Executive Officer)	October 18, 2010

/S/ JEREMY A. FRIEDMAN Jeremy A. Friedman	Vice President and Treasurer (Principal Financial Officer)	October 18, 2010

/S/ CRAIG CAMPBELL Craig Campbell	Vice President and Assistant Treasurer (Principal Accounting Officer)	October 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Massachusetts, on this 18th day of October, 2010.

Brimfield Acquisition, LLC Brimfield Precision, LLC Kelco Acquisition LLC MedSource Trenton LLC Portlyn, LLC Thermat Acquisition, LLC

By:	MedSource Technologies, LLC, its Sole Member

/S/ CRAIG CAMPBELL
Name:	Craig Campbell
Title:	Vice President and Assistant Treasurer of MedSource Technologies, LLC

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Jeremy A. Friedman and Craig Campbell, or any of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, any Registration Statement on Form S-1 and any amendments including post-effective amendments thereto related to the 8 3/8% Senior Secured Notes due 2017 (the “Notes”) and any other notes described therein, as contemplated under the Exchange and Registration Rights Agreements, dated January 29, 2010, among Accellent Inc., the subsidiary guarantors party thereto and the initial purchasers of the Notes, and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the Notes pursuant to such Registration Statement, which amendments may make such changes in such Registration Statement, as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DONALD J. SPENCE Donald J. Spence	President (Principal Executive Officer)	October 18, 2010

/S/ JEREMY A. FRIEDMAN Jeremy A. Friedman	Vice President and Treasurer (Principal Financial Officer)	October 18, 2010

/S/ CRAIG CAMPBELL Craig Campbell	Vice President and Assistant Treasurer (Principal Accounting Officer)	October 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Massachusetts, on this 18th day of October, 2010.

Micro-Guide, Inc. National Wire & Stamping, Inc.

/S/ CRAIG CAMPBELL
Name:	Craig Campbell
Title:	Vice President, Assistant Treasurer and Director

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Jeremy A. Friedman and Craig Campbell, or any of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, any Registration Statement on Form S-1 and any amendments including post-effective amendments thereto related to the 8 3/8% Senior Secured Notes due 2017 (the “Notes”) and any other notes described therein, as contemplated under the Exchange and Registration Rights Agreements, dated January 29, 2010, among Accellent Inc., the subsidiary guarantors party thereto and the initial purchasers of the Notes, and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the Notes pursuant to such Registration Statement, which amendments may make such changes in such Registration Statement, as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DONALD J. SPENCE Donald J. Spence	President and Director (Principal Executive Officer)	October 18, 2010

/S/ JEREMY A. FRIEDMAN Jeremy A. Friedman	Vice President, Treasurer and Director (Principal Financial Officer)	October 18, 2010

/S/ CRAIG CAMPBELL Craig Campbell	Vice President, Assistant Treasurer and Director (Principal Accounting Officer)	October 18, 2010

/S/ JEFFREY FARINA Jeffrey Farina	Director	October 18, 2010

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

2.1	Agreement and Plan of Merger, dated as of October 7, 2005, by and between Accellent Inc. and Accellent Acquisition Corp. (incorporated by reference to Exhibit 99.2 to Accellent Corp.’s Current Report on Form 8-K, filed on October 11, 2005 (file number 333-118675)).

2.2	Voting Agreement, dated as of October 7, 2005, by and among Accellent Inc., Accellent Acquisition Corp. and certain stockholders of Accellent Inc. (incorporated by reference to Exhibit 99.3 to Accellent Corp.’s Current Report on Form 8-K, filed on October 11, 2005 (file number 333-118675)).

3.1	Third Articles of Amendment and Restatement of Accellent Inc., as amended (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to Accellent Inc.’s Registration Statement on Form S-4, filed on January 26, 2006 (file number 333-130470)).

3.2	Amended and Restated Bylaws of Accellent Inc. (incorporated by reference to Exhibit 3.2 to Accellent Inc.’s Registration Statement on Form S-4, filed on December 19, 2005 (file number 333-130470))

3.3	Combined Statement of Conversion and Articles of Organization of Accellent LLC (incorporated by reference to Exhibit 3.3 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.4	Amended and Restated Operating Agreement of Accellent LLC (incorporated by reference to Exhibit 3.4 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.5	Restated Articles of Incorporation of American Technical Molding, Inc. (incorporated by reference to Exhibit 3.11 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.6	Restated Bylaws of American Technical Molding, Inc. (incorporated by reference to Exhibit 3.12 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.7	Certificate of Formation of Brimfield Acquisition, LLC (incorporated by reference to Exhibit 3.7 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.8	Limited Liability Company Agreement of Brimfield Acquisition, LLC (incorporated by reference to Exhibit 3.8 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.9	Certificate of Formation of Brimfield Precision, LLC, as amended (incorporated by reference to Exhibit 3.23 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.10	Limited Liability Company Agreement of Brimfield Precision, LLC (incorporated by reference to Exhibit 3.24 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.11	Certificate of Formation of CE Huntsville, LLC (incorporated by reference to Exhibit 3.11 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.12	Limited Liability Company Agreement of CE Huntsville, LLC (incorporated by reference to Exhibit 3.12 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

3.13	Combined Statement of Conversion and Articles of Organization of G&D, LLC (incorporated by reference to Exhibit 3.13 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.14	Operating Agreement of G&D, LLC (incorporated by reference to Exhibit 3.14 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.15	Certificate of Formation of Kelco Acquisition LLC (incorporated by reference to Exhibit 3.25 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.16	Amended and Restated Limited Liability Company Agreement of Kelco Acquisition LLC (incorporated by reference to Exhibit 3.26 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.17

Articles of Organization of Machining Technology Group, LLC, as amended (incorporated by reference to Exhibit 3.17 to Accellent Inc.’s Registration Statement on Form S-4, filed on

June 28, 2010 (file number 333-167825))

3.18

Operating Agreement of Machining Technology Group, LLC (incorporated by reference to Exhibit 3.18 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010

(file number 333-167825))

3.19	Certificate of Formation of MedSource Technologies Holdings, LLC (incorporated by reference to Exhibit 3.19 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.20	Limited Liability Company Agreement of MedSource Technologies Holdings, LLC (incorporated by reference to Exhibit 3.20 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.21	Certificate of Formation of MedSource Technologies, LLC (incorporated by reference to Exhibit 3.19 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.22	Limited Liability Company Agreement of MedSource Technologies, LLC (incorporated by reference to Exhibit 3.20 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.23	Certificate of Incorporation of MedSource Technologies Pittsburgh, Inc., as amended (incorporated by reference to Exhibit 3.39 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.24	Bylaws of MedSource Technologies Pittsburgh, Inc. (incorporated by reference to Exhibit 3.40 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.25	Certificate of Incorporation of MedSource Technologies, Newton Inc., as amended (incorporated by reference to Exhibit 3.37 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.26	Bylaws of MedSource Technologies, Newton Inc., as amended (incorporated by reference to Exhibit 3.38 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.27	Certificate of Formation of MedSource Trenton LLC (incorporated by reference to Exhibit 3.27 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

3.28	Limited Liability Company Agreement of MedSource Trenton LLC (incorporated by reference to Exhibit 3.28 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.29	Articles of Incorporation of Micro-Guide, Inc., as amended (incorporated by reference to Exhibit 3.15 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.30	Amended and Restated Bylaws of Micro-Guide, Inc. (incorporated by reference to Exhibit 3.16 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.31	Articles of Incorporation of National Wire & Stamping, Inc., as amended (incorporated by reference to Exhibit 3.43 to Amendment No. 1 to Accellent Corp.’s Registration Statement on Form S-4, filed on October 26, 2004 (file number 333-118675))

3.32	Bylaws of National Wire & Stamping, Inc. (incorporated by reference to Exhibit 3.44 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.33	Articles of Organization of Noble-Met LLC (incorporated by reference to Exhibit 3.33 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.34	Limited Liability Company Agreement of Noble-Met LLC (incorporated by reference to Exhibit 3.34 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.35	Certificate of Formation of Portlyn, LLC, as amended (incorporated by reference to Exhibit 3.29 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.36	Limited Liability Company Agreement of Portlyn, LLC (incorporated by reference to Exhibit 3.30 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.37	Articles of Incorporation of Spectrum Manufacturing, Inc. (incorporated by reference to Exhibit 3.9 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.38	Bylaws of Spectrum Manufacturing, Inc. (incorporated by reference to Exhibit 3.10 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.39	Certificate of Formation of Thermat Acquisition, LLC (incorporated by reference to Exhibit 3.39 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.40	Limited Liability Company Agreement of Thermat Acquisition, LLC (incorporated by reference to Exhibit 3.40 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.41	Certificate of Incorporation of UTI Holding Company (incorporated by reference to Exhibit 3.13 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.42	Bylaws of UTI Holding Company (incorporated by reference to Exhibit 3.14 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.43	Certificate of Formation of UTI Holdings, LLC (incorporated by reference to Exhibit 3.43 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

3.44	Limited Liability Company Agreement of UTI Holdings, LLC (incorporated by reference to Exhibit 3.44 to Accellent Inc.’s Registration Statement on Form S-4, filed on June 28, 2010 (file number 333-167825))

3.45	Certificate of Formation of Venusa, Ltd. (incorporated by reference to Exhibit 3.17 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

3.46	By-Laws of Venusa, Ltd. (incorporated by reference to Exhibit 3.18 to Accellent Corp.’s Registration Statement on Form S-4, filed on August 30, 2004 (file number 333-118675))

4.1	Indenture, dated as of November 22, 2005, among Accellent Inc., the subsidiary guarantors named therein and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to Accellent Corp.’s Current Report on Form 8-K, filed on November 29, 2005 (file number 333-118675)).

4.2	Exchange and Registration Rights Agreement, dated November 22, 2005, among Accellent Inc., the subsidiary guarantors named therein and Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Bear, Stearns & Co. Inc. (incorporated by reference to Exhibit 4.2 to Accellent Corp.’s Current Report on Form 8-K, filed on November 29, 2005 (file number 333-118675)).

4.3	Indenture, dated as of January 29, 2010, among Accellent Inc., the subsidiary guarantors party thereto and The Bank of New York Mellon, as trustee and collateral agent (incorporated by reference to Exhibit 4.1 to Accellent Inc.’s Current Report on Form 8-K, filed on February 3, 2010 (file number 333-130470)).

4.4	Exchange and Registration Rights Agreement, dated as of January 29, 2010, among Accellent Inc., the guarantors party thereto and Credit Suisse Securities (USA) LLC, as representative of the several initial purchasers (incorporated by reference to Exhibit 4.2 to Accellent Inc.’s Current Report on Form 8-K, filed on February 3, 2010 (file number 333-130470)).

4.5	Pledge Agreement, dated as of January 29, 2010, among Accellent Inc., the subsidiaries named therein, and the Bank of New York Mellon, as notes collateral agent. (incorporated by reference to Exhibit 4.5 to Accellent Inc.’s Annual Report on Form 10-K, filed on March 31, 2010 (file number 333-130470)).

4.6	Security Agreement, dated as of January 29, 2010, among Accellent Inc., the subsidiaries named therein, and the Bank of New York, as notes collateral agent. (incorporated by reference to Exhibit 4.6 to Accellent Inc.’s Annual Report on Form 10-K, filed on March 31, 2010 (file number 333-130470)).

4.7	Form of 8 3/8% Senior Secured Notes due 2017 (included in Exhibit 4.3)

5.1*	Opinion of Simpson Thacher & Bartlett LLP

5.2*	Opinion of Bass, Berry & Sims PLC

5.3*	Opinion of Hogan Lovells US LLP

5.4*	Opinion of Snell & Wilmer L.L.P.

5.5*	Opinion of Venable LLP

10.1	Credit Agreement, dated November 22, 2005, among Accellent Acquisition Corp., Accellent Merger Sub Inc., Accellent Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Credit Suisse First Boston, as syndication agent and Lehman Commercial Paper Inc., as documentation agent (incorporated by reference to Exhibit 10.1 to Accellent Corp.’s Current Report on Form 8-K, filed on November 29, 2005 (file number 333-118675)).

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

10.2	Amendment No. 1 to Credit Agreement, dated April 27, 2007, among Accellent Acquisition Corp., Accellent Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative and collateral agent (incorporated by reference to Ex. 99.1 to Accellent Inc.’s Current Report on Form 8-K, filed on April 30, 2007 (file number 333-130470)).

10.3	Guarantee, dated as of November 22, 2005, among Accellent Acquisition Corp., the subsidiaries named therein and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.2 to Accellent Corp.’s Current Report on Form 8-K, filed on November 29, 2005 (file number 333-130470)).

10.4	Pledge Agreement, dated as of November 22, 2005, among Accellent Acquisition Corp., Accellent Merger Sub Inc., Accellent Inc., the subsidiaries named therein and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.3 to Accellent Corp.’s Current Report on Form 8-K, filed on November 29, 2005 (file number 333-130470)).

10.5	Security Agreement, dated as of November 22, 2005, among Accellent Holdings Corp., Accellent Merger Sub Inc., Accellent Inc., the subsidiaries named therein and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.4 to Accellent Corp.’s Current Report on Form 8-K, filed on November 29, 2005 (file number 333-130470)).

10.6**	2005 Equity Plan for Key Employees of Accellent Holdings Corp. and Its Subsidiaries and Affiliates (incorporated by reference to Exhibit 10.5 to Accellent Inc.’s Registration Statement on Form S-4, filed on December 19, 2005 (file number 333-130470)).

10.7	Management Services Agreement, dated November 22, 2005, between Accellent Inc. and Kohlberg Kravis Roberts & Co. L.P. (incorporated by reference to Exhibit 10.6 to Accellent Inc.’s Registration Statement on Form S-4, filed on December 19, 2005 (file number 333-130470)).

10.8**	Form of Rollover Agreement, dated November 22, 2005, between Accellent Holdings Corp. and certain members of management (incorporated by reference to Exhibit 10.7 to Accellent Inc.’s Registration Statement on Form S-4, filed on December 19, 2005 (file number 333-130470)).

10.9**	Form of Management Stockholder’s Agreement, dated November 22, 2005, between Accellent Holdings Corp. and certain members of management (incorporated by reference to Exhibit 10.8 to Accellent Inc.’s Registration Statement on Form S-4, filed on December 19, 2005 (file number 333-130470)).

10.10**	Form of Sale Participation Agreement, dated November 22, 2005, between Accellent Holdings LLC and certain members of management (incorporated by reference to Exhibit 10.9 to Accellent Inc.’s Registration Statement on Form S-4, filed on December 19, 2005 (file number 333-130470)).

10.11	Registration Rights Agreement, dated November 22, 2005, between Accellent Holdings Corp. and Accellent Holdings LLC (incorporated by reference to Exhibit 10.10 to Accellent Inc.’s Registration Statement on Form S-4, filed on December 19, 2005 (file number 333-130470)).

10.12	Stock Subscription Agreement, dated November 16, 2005, between Bain Capital Integral Investors LLC and Accellent Holdings Corp. (incorporated by reference to Exhibit 10.11 to Accellent Inc.’s Registration Statement on Form S-4, filed on December 19, 2005 (file number 333-130470)).

10.13	Stockholders’ Agreement, dated as of November 16, 2005 by and among Accellent Holdings Corp., Bain Capital Integral Investors, LLC, BCIP TCV, LLC and Accellent Holdings LLC (incorporated by reference to Exhibit 10.12 to Accellent Inc.’s Registration Statement on Form S-4, filed on December 19, 2005 (file number 333-130470)).

10.14	Interest Purchase Agreement, dated as of October 6, 2005, by and among Accellent Corp., Gary Stavrum and Timothy Hanson, the members of Machining Technology Group, LLC (incorporated by reference to Exhibit 10.17 to Accellent Inc.’s Registration Statement on Form S-4, filed on December 19, 2005 (file number 333-130470)).

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

10.15**	Accellent Inc. Supplemental Executive Retirement Pension Program (incorporated by reference to Exhibit 10.11 to Accellent Inc.’s Registration Statement on Form S-1, filed on February 14, 2001).

10.16**	Form of Stock Option Agreement, dated November 22, 2005, between Accellent Holdings Corp. and certain members of management (incorporated by reference to Exhibit 10.25 to Amendment No. 1 to Accellent Inc.’s Registration Statement on Form S-4, filed on January 26, 2006 (file number 333-130470)).

10.17**	Accellent Holdings Corp. Directors’ Deferred Compensation Plan (incorporated by reference to Exhibit 10.26 to Amendment No. 1 to Accellent Inc.’s Registration Statement on Form S-4, filed on January 26, 2006 (file number 333-130470)).

10.18**	Employment Agreement, dated December 1, 2005, between Accellent Corp. and Jeffrey M. Farina (incorporated by reference to Exhibit 10.29 to Accellent Inc.’s Annual Report on Form 10-K, filed on March 13, 2007 (file number 333-130470))

10.19**	Employment Agreement, dated October 9, 2007, between Accellent Inc. and Robert E. Kirby (incorporated by reference to Exhibit 99.2 to Accellent Inc.’s Current Report on Form 8-K, filed on October 11, 2007 (file number 333-130470)).

10.20**	First Amendment to the Employment Agreement, dated March 31, 2008, between Accellent Inc. and Robert E. Kirby (incorporated by reference to Exhibit 10. 24 to Accellent Inc.’s Annual Report on Form 10-K, filed on March 31, 2008 (file number 333-130470)).

10.21**	Employment Agreement, dated September 4, 2007, between Accellent Inc. and Jeremy Friedman (incorporated by reference to Exhibit 99.2 to Accellent Inc.’s Current Report on Form 8-K, filed on September 6, 2007 (file number 333-130470)).

10.22**	First Amendment to the Employment Agreement, dated March 31, 2008, between Accellent Inc. and Jeremy Friedman (incorporated by reference to Exhibit 10. 26 to Accellent Inc.’s Annual Report on Form 10-K, filed on March 31, 2008 (file number 333-130470)).

10.23	Employment Agreement, dated January 15, 2010, between Accellent Inc. and Dean D. Schauer (incorporated by reference to Exhibit 10.23 to Accellent Inc.’s Annual Report on Form 10-K, filed on March 31, 2010 (file number 333-130470)).

10.24	Employment Agreement, dated April 23, 2010, between Accellent Inc. and Donald J. Spence (incorporated by reference to Exhibit 99.2 to Accellent Inc.’s Current Report on Form 8-K, filed on April 26, 2010 (filed number 333-130470)).

10.25	Credit Agreement, dated as of January 29, 2010, among Accellent Inc., as Borrower, the Several Lenders from time to time parties thereto, Wells Fargo Capital Finance, LLC, as Administrative Agent and Collateral Agent and Wells Fargo Capital Finance, LLC, as Lead Arranger and Bookrunner (incorporated by reference to Exhibit 10.1 to Accellent Inc.’s Current Report on Form 8-K, filed on February 3, 2010 (file number 333-130470)).

10.26	Guarantee, dated as of January 29, 2010, among the subsidiaries named therein and Wells Fargo Capital Finance, LLC, as collateral agent (incorporated by reference to Exhibit 10.25 to Accellent Inc.’s Annual Report on Form 10-K, filed on March 31, 2010 (file number 333-130470)).

10.27	Pledge Agreement, dated as of January 29, 2010, among Accellent Inc., the subsidiaries named therein, and Wells Fargo Capital Finance, LLC, as collateral agent (incorporated by reference to Exhibit 10.26 to Accellent Inc.’s Annual Report on Form 10-K, filed on March 31, 2010 (file number 333-130470)).

10.28	Security Agreement, dated as of January 29, 2010, among Accellent Inc., the subsidiaries named therein, and Wells Fargo Capital Finance, LLC, as collateral agent (incorporated by reference to Exhibit 10.27 to Accellent Inc.’s Annual Report on Form 10-K, filed on March 31, 2010 (file number 333-130470)).

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to Accellent Inc.’s Annual Report on Form 10-K, filed on March 31, 2010 (file number 333-130470)).

21.1	Subsidiaries of Accellent Inc. (incorporated by reference to Exhibit 21.1 to Accellent Inc.’s Annual Report on Form 10-K, filed on March 31, 2010 (file number 333-130470)).

23.1*	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto)

23.2*	Consent of Bass, Berry & Sims PLC (included as part of its opinion filed as Exhibit 5.2 hereto)

23.3*	Consent of Hogan Lovells US LLP (included as part of its opinion filed as Exhibit 5.3 hereto)

23.4*	Consent of Snell & Wilmer L.L.P. (included as part of its opinion filed as Exhibit 5.4 hereto)

23.5*	Consent of Venable LLP (included as part of its opinion filed as Exhibit 5.5 hereto)

23.6*	Consent of Deloitte & Touche LLP

24.1*	Power of Attorney (included in signature pages of this registration statement).

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon as trustee under the Indenture, dated January 29, 2010, among Accellent Inc., the subsidiary guarantors party thereto and The Bank of New York Mellon, as trustee and collateral agent.

*	Filed herewith.
**	Management contract or compensatory plan or arrangement required to be filed (and/or incorporated by reference) as an exhibit to this prospectus.